     As filed with the Securities and Exchange Commission on March 28, 2002

                                                      REGISTRATION NO. 333-71422
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 6

                                       TO

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         GILAT SATELLITE NETWORKS LTD.
             (Exact name of Registrant as specified in its charter)

                                     ISRAEL
                        (State or other jurisdiction of
                         incorporation or organization)
                                      3663
                          (Primary Standard Industrial
                          Classification Code Number)
                                 NOT APPLICABLE
                                 (IRS Employer
                             Identification Number)

                         GILAT SATELLITE NETWORKS LTD.
                      GILAT HOUSE, 21 YEGIA KAPAYIM STREET
                     KIRAT ARYE, PETAH TIKVA 49130, ISRAEL
                                (972) 3-925-2000
 (Name, address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         GILAT SATELLITE NETWORKS, INC.
                              1651 OLD MEADOW ROAD
                             MCLEAN, VIRGINIA 22102
                                 (703) 734-9401
           (Name, address and telephone number of agent for service)
                                   COPIES TO:

                             STEVEN G. TEPPER, ESQ.
                                ARNOLD & PORTER
                                399 PARK AVENUE
                         NEW YORK, NEW YORK 10022-4690
                                 (212) 715-1000
                              JONATHAN KLEIN, ESQ.
                       PIPER MARBURY RUDNICK & WOLFE LLP
                          1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 835-6000
                            GENE KLEINHENDLER, ADV.
                      GROSS, KLEINHENDLER, HODAK, HALEVY,
                                GREENBERG & CO.
                               ONE AZRIELI CENTER
                             TEL AVIV 67021, ISRAEL
                                (972) 3-607-4444

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As described herein, the exchange offer will be made in connection with an acquisition that will be submitted to the stockholders of rStar Corporation for approval. The exchange offer has not commenced. The exchange offer will only commence upon distribution of the prospectus and exchange offer materials simultaneously with the distribution of proxy materials to rStar stockholders.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS OFFER TO EXCHANGE/PROSPECTUS MAY CHANGE. RSTAR AND GILAT CANNOT COMPLETE THE EXCHANGE OFFER AND ISSUE THE GILAT ORDINARY SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS OFFER TO EXCHANGE/PROSPECTUS IS NOT AN OFFER TO SELL GILAT ORDINARY SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE GILAT ORDINARY SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


         PRELIMINARY OFFER TO EXCHANGE/PROSPECTUS DATED MARCH 28, 2002.


                               rSTAR CORPORATION

                         GILAT SATELLITE NETWORKS LTD.

                               OFFER TO EXCHANGE

                  UP TO 6,315,789 SHARES OF rSTAR COMMON STOCK

                                      FOR

                                      CASH

                                      AND

                ORDINARY SHARES OF GILAT SATELLITE NETWORKS LTD.


     THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 30, 2002 UNLESS THE EXCHANGE OFFER IS EXTENDED. SHARES OF rSTAR COMMON STOCK TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.


     rStar invites its stockholders to tender shares of its common stock for
0.0738 of an ordinary share of Gilat Satellite Networks Ltd. and cash consideration in an amount between $0.32 and $1.58 in cash, per share. The amount of the cash consideration will be calculated pursuant to a formula described in the exchange offer, which is based upon the average closing price for the Gilat ordinary shares over a period of time ending before the expiration of the exchange offer.

     rStar will exchange up to a maximum of 6,315,789 shares of its common stock. If more than 6,315,789 shares of rStar common stock are tendered, rStar will exchange such shares on a pro rata basis in accordance with the proration provisions described in the exchange offer.

     rStar and its majority stockholder Gilat, entered into an acquisition agreement, pursuant to which rStar agreed, among other things, to conduct the exchange offer. Gilat granted rStar an option to purchase up to 466,015 Gilat ordinary shares that are being offered, along with cash, to rStar stockholders in exchange for their shares of rStar common stock. rStar intends to exercise this option upon the closing of the exchange offer.


     Gilat ordinary shares are quoted on the Nasdaq National Market under the symbol "GILTF" and shares of rStar common stock are quoted on the Nasdaq National Market under the symbol "RSTR." As of March 27, 2002, the last reported closing price for Gilat ordinary share was $3.50 per share and the last reported closing price for rStar common stock was $0.61 per share.



     rStar has commenced the exchange offer as of the date of this offer to exchange/prospectus. However, on April 1, 2002, the exchange offer will be temporarily suspended until such time as rStar mails to its stockholders an amendment to this offer to exchange/prospectus containing Gilat's audited financial statements for the year ended December 31, 2001. During the period for which the exchange offer is suspended, tenders of shares of rStar common stock will not be accepted.


     SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF IMPORTANT FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Gilat ordinary shares to be issued under this offer to exchange/prospectus or passed upon the adequacy or accuracy of this offer to exchange/prospectus. Any representation to the contrary is a criminal offense.


       This offer to exchange/prospectus is dated                     , 2002.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER..............    1
WHERE YOU CAN FIND MORE INFORMATION.........................    6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    6
SUMMARY.....................................................    8
  THE COMPANIES.............................................    8
  THE EXCHANGE OFFER AND RELATED TRANSACTIONS...............    9
  THE EXCHANGE OFFER........................................   10
  OPINION OF CIBC WORLD MARKETS CORP. ......................   12
  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.............   12
  REGULATORY MATTERS........................................   13
  ACCOUNTING TREATMENT......................................   13
  COMPARATIVE RIGHTS OF STOCKHOLDERS OF RSTAR AND GILAT.....   13
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS....   14
SELECTED FINANCIAL INFORMATION..............................   15
  SELECTED FINANCIAL DATA OF GILAT..........................   15
  SELECTED FINANCIAL DATA OF RSTAR..........................   17
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA.........   18
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   19
  RECENT SHARE PRICE........................................   19
  DIVIDENDS.................................................   19
RISK FACTORS................................................   21
  RISKS RELATED TO THE EXCHANGE OFFER.......................   21
  RISKS RELATED TO GILAT....................................   22
BACKGROUND OF THE EXCHANGE OFFER AND RELATED TRANSACTIONS...   32
  PAST CONTACTS BETWEEN RSTAR AND GILAT.....................   32
  NEGOTIATIONS BETWEEN RSTAR AND GILAT......................   34
REASONS FOR THE EXCHANGE OFFER AND THE RELATED
  TRANSACTIONS..............................................   42
  REASONS FOR GILAT'S BOARD RECOMMENDATION; FACTORS
     CONSIDERED.............................................   42
  REASONS FOR RSTAR'S BOARD APPROVAL AND RECOMMENDATION;
     FACTORS CONSIDERED.....................................   44
OPINION OF CIBC WORLD MARKETS CORP..........................   47
THE EXCHANGE OFFER..........................................   53
  BASIC TERMS...............................................   53
  EXTENSION, TERMINATION, AMENDMENT AND TEMPORARY
     SUSPENSION.............................................   56
  EXCHANGE OF SHARES OF RSTAR COMMON STOCK AND DELIVERY OF
     THE CONSIDERATION......................................   57
  FRACTIONAL SHARES OF GILAT ORDINARY SHARES................   58
  WITHDRAWAL RIGHTS.........................................   58
  PROCEDURE FOR TENDERING SHARES OF RSTAR COMMON STOCK......   59
  PURPOSE OF THE EXCHANGE OFFER.............................   62
  ISSUES CONCERNING LIQUIDITY, LISTING AND REGISTRATION OF
     RSTAR COMMON STOCK.....................................   63
  CONDITIONS TO THE EXCHANGE OFFER..........................   65
  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...............   67
  SOURCE AND AMOUNT OF FUNDS................................   67
  FEES AND EXPENSES.........................................   68
  ACCOUNTING TREATMENT......................................   69
  MISCELLANEOUS.............................................   69
TAXATION....................................................   69
  TAX CONSEQUENCES TO HOLDERS OF SHARES OF RSTAR COMMON
     STOCK..................................................   70
  TAX CONSEQUENCES OF HOLDING GILAT ORDINARY SHARES.........   71
  ISRAELI TAXATION..........................................   73
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS............   73
  GILAT.....................................................   73
  THE VOTING AGREEMENT......................................   74
  RSTAR EMPLOYMENT AGREEMENTS...............................   74

THE ACQUISITION AGREEMENT...................................   74
  THE EXCHANGE OFFER........................................   74
  THE OPTION FOR GILAT ORDINARY SHARES......................   75
  THE STARBAND LATIN AMERICA ACQUISITION....................   75
  THE VOTING AGREEMENT......................................   79
  RSTAR BOARD OF DIRECTORS..................................   79
  REPRESENTATIONS AND WARRANTIES............................   79
  CONDUCT OF THE BUSINESS OF STARBAND LATIN AMERICA PENDING
     THE CLOSING OF THE STARBAND LATIN AMERICA
     ACQUISITION............................................   80
  CONDUCT OF RSTAR PENDING THE CLOSING OF THE STARBAND LATIN
     AMERICA ACQUISITION....................................   80
  REVIEW OF RSTAR'S EXPENDITURES............................   81
  CONDITIONS TO CLOSING THE STARBAND LATIN AMERICA
     ACQUISITION............................................   81
  ADDITIONAL COVENANTS AND AGREEMENTS.......................   83
  CONDUCT OF THE PARTIES AFTER THE CLOSING OF THE STARBAND
     LATIN AMERICA ACQUISITION..............................   84
  TERMINATION OF THE ACQUISITION AGREEMENT..................   85
  AMENDMENT.................................................   86
  THE MASTER SERVICES AND SUPPLY AGREEMENT..................   86
CERTAIN INFORMATION REGARDING GILAT.........................   87
  GENERAL...................................................   87
  DIRECTORS AND EXECUTIVE OFFICERS OF GILAT.................   88
  INTERESTS OF GILAT'S DIRECTORS AND EXECUTIVE OFFICERS.....   92
CERTAIN INFORMATION REGARDING RSTAR.........................   93
  GENERAL...................................................   93
  RSTAR'S DISCONTINUED EDUCATION BUSINESS...................   94
  MARKET OPPORTUNITY........................................   95
  RSTAR'S STRATEGY..........................................   97
  PRODUCTS AND SERVICES.....................................   98
  PRINCIPAL MARKETS AND CUSTOMERS...........................   99
  INFRASTRUCTURE AND TECHNOLOGY.............................  100
  COMPETITION...............................................  100
  INTELLECTUAL PROPERTY.....................................  101
  EMPLOYEES.................................................  102
  DESCRIPTION OF PROPERTIES.................................  102
  LEGAL PROCEEDINGS.........................................  102
RSTAR OPERATING FINANCIAL REVIEW AND PROSPECTS..............  103
  OVERVIEW..................................................  103
  RESULTS OF OPERATIONS.....................................  105
  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
     RISK...................................................  108
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND
  MANAGEMENT OF RSTAR.......................................  109
DESCRIPTION OF GILAT'S SHARE CAPITAL........................  111
COMPARISON OF RIGHTS OF RSTAR STOCKHOLDERS AND GILAT
  STOCKHOLDERS..............................................  112
  SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS.........  112
  DIRECTOR QUALIFICATIONS...................................  113
  REMOVAL OF DIRECTORS; VACANCIES...........................  113
  SPECIAL MEETING OF STOCKHOLDERS...........................  114
  ACTION BY WRITTEN CONSENT OF STOCKHOLDERS.................  114
  VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS....  115
  BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS........  115
  STOCKHOLDER SUITS.........................................  117
  DISSENTERS' RIGHTS........................................  117
  DIVIDENDS.................................................  118
  AMENDMENTS TO CHARTER AND BY-LAWS.........................  118
  DIRECTOR LIABILITY........................................  119

  FIDUCIARY DUTIES OF DIRECTORS.............................  119
  RIGHTS OF INSPECTION......................................  120
  INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS.........  120
  QUORUM OF STOCKHOLDERS....................................  121
LEGAL MATTERS...............................................  121
EXPERTS.....................................................  121
INDEX TO FINANCIAL STATEMENTS...............................  F-1


ANNEX A: SECOND AMENDED AND RESTATED ACQUISITION AGREEMENT, DATED DECEMBER 31,
         2001, AMONG RSTAR CORPORATION, GILAT TO HOME LATIN AMERICA (HOLLAND) N.V. AND GILAT SATELLITE NETWORKS LTD.

ANNEX B: OPINION OF CIBC WORLD MARKETS CORP. DATED SEPTEMBER 7, 2001

     THIS OFFER TO EXCHANGE/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GILAT FROM DOCUMENTS FILED WITH THE SEC THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS OFFER TO EXCHANGE/PROSPECTUS. YOU CAN OBTAIN THESE DOCUMENTS UPON WRITTEN OR ORAL REQUEST TO THE INFORMATION AGENT FOR THE EXCHANGE OFFER, GEORGESON SHAREHOLDER, 111 COMMERCE ROAD, CARLSTADT, NEW JERSEY 07072-2586, (866)821-0667, AND THROUGH THE SEC OR THE SEC'S INTERNET WEB SITE. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 6.


     DOCUMENTS INCORPORATED BY REFERENCE, EXCLUDING ALL EXHIBITS, ARE AVAILABLE TO SECURITY HOLDERS WITHOUT CHARGE, EXCEPT THAT IF AN EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE/ PROSPECTUS, THE EXHIBIT WILL ALSO BE PROVIDED WITHOUT CHARGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE EXPIRATION OF THE EXCHANGE OFFER, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN APRIL 22, 2002.

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

     The following summarizes the principal terms, conditions and other provisions of the exchange offer. rStar and Gilat urge you to read the section entitled "The Exchange Offer" and the Letter of Transmittal accompanying this offer to exchange/prospectus in their entirety.

Q:  WHO IS OFFERING TO EXCHANGE MY SHARES?

A: rStar is offering to exchange up to 6,315,789 shares of rStar common stock for a combination of cash and Gilat ordinary shares. rStar entered into an acquisition agreement with its majority stockholder Gilat, under which rStar has agreed to acquire all of the capital stock of StarBand Latin America (Holland) B.V., as subsidiary of Gilat, and also agreed to make this offer to exchange shares of rStar common stock for cash and Gilat ordinary shares.

Q:  WHAT OTHER TRANSACTION AM I BEING ASKED TO CONSIDER?


A: rStar stockholders of record as of March 22, 2002 are also being asked to approve the acquisition agreement between rStar and Gilat and the transactions contemplated by the acquisition agreement, including the StarBand Latin America acquisition and the exchange offer. The details of the StarBand Latin America acquisition are provided in rStar's proxy statement, dated March 28, 2002, which is being delivered to rStar stockholders together with this offer to exchange/prospectus.


Q:  HOW MANY SHARES OF rSTAR COMMON STOCK ARE BEING SOUGHT IN THE EXCHANGE
OFFER?


A: rStar is seeking to exchange up to 6,315,789 shares of rStar common stock, par value $0.01 per share, other than shares of rStar common stock held directly or indirectly by Gilat. These shares represent approximately 10% of the total number of shares of rStar common stock outstanding and 29% of the outstanding shares of rStar common stock not held by Gilat or its corporate affiliates, based upon the total number of shares of rStar common stock outstanding as of March 27, 2002.


Q:  WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF rSTAR COMMON STOCK?

A: For each share of rStar common stock that you validly tender in the exchange offer, you will receive from rStar:


     - 0.0738 of a Gilat ordinary share. Based upon the last reported closing price for the Gilat ordinary shares on the Nasdaq National Market on March 27, 2002, this fraction of a Gilat ordinary share has a value of approximately $0.26; and


     - cash consideration in an amount between $0.32 and $1.58 per share, calculated pursuant to the formula described below.

     You are urged to obtain current market quotations for your shares of rStar common stock and for Gilat ordinary shares.

     You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

     You will not receive any fractional Gilat ordinary shares pursuant to the exchange offer. Instead you will receive cash in an amount equal to the product obtained by multiplying (x) the fractional interest of Gilat ordinary shares that you would otherwise be entitled to receive pursuant to the exchange offer by (y) the average of the closing price of Gilat ordinary shares as reported on the Nasdaq National Market for the five consecutive trading days ending on the trading day immediately prior to the date on which rStar accepts tendered shares in the exchange offer.

Q:  HOW CAN I FIND THE FINAL VALUE OF THE CASH CONSIDERATION?

A: You will receive between $0.32 and $1.58 in cash for each share of rStar common stock that you tender in the exchange offer. The cash consideration will be calculated pursuant to a formula that depends upon the average closing price for a Gilat ordinary share reported on the Nasdaq National

    Market for the 10-day trading period ending on the fifth trading day before the expiration of the exchange offer. Generally, according to the formula:

     - If the average trading price for Gilat ordinary shares equals $12.00, the cash consideration per share of rStar common stock will equal $0.95;

     - If the average trading price for Gilat ordinary shares is less than $12.00, the cash consideration per share will increase from $0.95 by approximately $0.074 for every one dollar that the average trading price for Gilat ordinary shares is less than $12.00. However, in no event will the cash consideration be more than $1.58 per share of rStar common stock; and

     - If the average trading price for Gilat ordinary shares is more than $12.00, the cash consideration per share will decrease from $0.95 by approximately $0.074 for every one dollar that the average trading price for Gilat ordinary shares is more than $12.00. However, in no event will the cash consideration be less than $0.32 per share of rStar common stock.

     The following table illustrates the cash consideration, calculated in accordance with the rules described above, that would be payable in the exchange offer for each share of rStar common stock validly tendered in the exchange offer, if the 10-day average closing price for a Gilat ordinary share ending five trading days before the expiration of the exchange offer were within a range of $1.00 to $23.00 per share, at $1.00 intervals:

                                       CASH CONSIDERATION PER SHARE,
AVERAGE GILAT ORDINARY SHARE VALUE   ROUNDED TO THE NEAREST WHOLE CENT
----------------------------------   ---------------------------------
1.00..........$......                              $1.58
 2.00.........$......                              $1.58
 3.00.........$......                              $1.58
 4.00.........$......                              $1.54
 5.00.........$......                              $1.47
 6.00.........$......                              $1.39
 7.00.........$......                              $1.32
 8.00.........$......                              $1.25
 9.00.........$......                              $1.17
10.00.........$......                              $1.10
11.00.........$......                              $1.02
12.00.........$......                              $0.95
13.00.........$......                              $0.88
14.00.........$......                              $0.80
15.00.........$......                              $0.73
16.00.........$......                              $0.65
17.00.........$......                              $0.58
18.00.........$......                              $0.51
19.00.........$......                              $0.43
20.00.........$......                              $0.36
21.00.........$......                              $0.32
22.00.........$......                              $0.32
23.00.........$......                              $0.32


     The average closing market price for the Gilat ordinary shares for the 10-day trading period preceding the fifth day prior to the date of this offer to exchange/prospectus was approximately $3.86.

     Therefore, if the exchange offer expired today, based upon the table and formula described above, each share of rStar common stock tendered in the exchange offer would receive cash consideration equal to approximately $1.55 per share.


     For more information regarding the formula pursuant to which the cash consideration will be calculated, as well as some illustrative examples regarding the calculation of the per share cash consideration, see "The Exchange Offer -- Basic Terms -- The Consideration."

Q:  WILL RSTAR AND GILAT NOTIFY ME OF THE FINAL VALUE OF THE CASH CONSIDERATION?

A: Yes. Before 9:00 A.M., New York City time, on the fourth trading day before the exchange offer expires, rStar and Gilat will issue a press release announcing the final value of the cash consideration offered in exchange for each share of rStar common stock, as well as the average closing price for the Gilat ordinary share reported on the Nasdaq National Market over the 10-day trading period ending on the fifth trading day prior to the expiration of the exchange offer. The press release will also announce the value of 0.0738 of a Gilat ordinary share based upon the last reported closing price for Gilat ordinary shares reported on the Nasdaq National Market prior to the issuance of the press release. rStar and Gilat will file the press release with the SEC.

     In addition, you may call Georgeson Shareholder, the information agent for the exchange offer, for the average trading price for Gilat ordinary shares and the final value of the cash consideration. The contact information for the information agent is included on the back cover page of this offer to exchange/prospectus.

Q:  HOW MANY SHARES MAY I TENDER?

A: You may tender all of the shares of rStar common stock you own. However, if more than 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn prior to the expiration of the exchange offer, rStar will exchange shares on a pro rata basis. This means that all of the shares you tender may not be accepted. For more information regarding the proration provisions, see the discussion under "The Exchange Offer -- Basic Terms; Proration."

Q:  HOW LONG DO I HAVE TO TENDER MY SHARES?


A: You may tender your shares until the exchange offer expires. The exchange offer is presently scheduled to expire on April 30, 2001, at 12:00 midnight, New York City time. However, on April 1, 2002 the exchange offer will be temporarily suspended until such time as rStar mails to its stockholders an amendment to this offer to exchange/prospectus containing Gilat's audited financial statements for the year ended December 31, 2001. During the period for which the exchange offer is suspended, tenders of shares of rStar common stock will not be accepted. In addition, the expiration date for the exchange offer will be extended to a date at least ten business days after the date that the amendment containing Gilat's audited financial statements for the year ended December 31, 2001 is mailed to rStar stockholders. For more information regarding this temporary suspension, see "The Exchange Offer -- Extension, Termination, Amendment and Temporary Suspension."



     rStar may also, with Gilat's consent, choose to the extend the exchange offer at any time for reasons unrelated to the suspension of the exchange offer. However, except as described above, rStar cannot assure you that it will extend the exchange offer or, if it is extended, for how long.


Q:  HOW WILL I BE NOTIFIED IF RSTAR EXTENDS THE EXCHANGE OFFER?


A: If a decision is made to extend the exchange offer, rStar will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer. See "The Exchange Offer -- Extension, Termination, Amendment, and Temporary Suspension."

Q:  HOW DO I TENDER MY SHARES?

A: To tender your shares, prior to the expiration of the exchange offer, you should do one of the following:

     - if you hold your shares in your own name, you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the exchange agent for the exchange offer, at one of the addresses appearing on the back cover page of this offer to exchange/prospectus prior to the expiration of the exchange offer; or

     - if you hold your shares in "street name" through a broker, you may direct your broker to tender your shares through the book-entry transfer procedures of The Depositary Trust Company. The exchange agent must receive a confirmation of receipt of your shares of rStar common stock by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

     - if your stock certificates are not immediately available or you cannot comply with the book-entry transfer procedure before the expiration date, you must comply with the guaranteed delivery procedures outlined in "The Exchange Offer -- Procedure for Tendering Shares of rStar Common
       Stock -- Guaranteed Delivery."

     You may also contact Georgeson Shareholder, the information agent for this exchange offer, or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to exchange/prospectus. See also the instructions to the Letter of Transmittal.

Q: ONCE I HAVE TENDERED MY SHARES IN THE EXCHANGE OFFER, MAY I WITHDRAW MY TENDERED SHARES?


A: Yes. You may withdraw your tendered shares of rStar common stock at any time before 12:00 midnight, New York City time on April 30, 2002, unless rStar extends the exchange offer, in which case you may withdraw your shares of rStar common stock until the expiration of the exchange offer as extended. If rStar has not accepted for exchange the shares of rStar common stock that you have tendered in the exchange offer, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on May 22, 2002. See "The Exchange Offer -- Withdrawal Rights."


Q:  HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

A: You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal, with the required information, to the exchange agent for the exchange offer at one of the addresses appearing on the back cover page of this offer to exchange/prospectus. See "The Exchange Offer -- Withdrawal Rights."

Q:  IF I DECIDE NOT TO TENDER, HOW WILL THE EXCHANGE OFFER AFFECT MY SHARES?

A: - The exchange of shares pursuant to this exchange offer will reduce the number of shares of rStar common stock that might otherwise trade publicly and may reduce the number of rStar stockholders, which could adversely affect the liquidity and market value of the remaining shares of rStar common stock held by the public.

     - Upon completion of the exchange offer, assuming that the maximum number of shares are tendered in the exchange offer, Gilat will beneficially hold approximately 85% of the outstanding shares of rStar common stock.

     - The exchange offer does not entitle you to appraisal or dissenters' rights with respect to your shares of rStar common stock.

     Note that rStar received notice on January 23, 2002 from the Nasdaq Listing Review Council that its common stock may be delisted because it failed to obtain stockholder approval of its May 2001 transaction with Spacenet Inc., a wholly-owned subsidiary of Gilat, in accordance with the Nasdaq Marketplace Rules. The Nasdaq Listing Review Council also has the right to and may review rStar's other listing qualifications. rStar common stock may also be delisted because rStar is currently not in compliance with Nasdaq Marketplace Rules regarding the holding of timely stockholders meetings.

     rStar intends to satisfy such requirements through the delivery, along with this offer to exchange/prospectus, of its proxy statement, which provides notice of the Annual Meeting of rStar Stockholders to be held on April 30, 2002. On February 14, 2002, rStar received notice from the Nasdaq National Market that its common stock could be delisted because the price of rStar common stock failed to satisfy the minimum bid price requirements for continued listing on the Nasdaq National Market. For more information regarding the possible delisting of rStar common stock, see "The Exchange Offer -- Issues Concerning Liquidity, Listing and Registration of rStar Common Stock -- rStar's Receipt of Nasdaq Delisting Notice."


Q:  WHAT DOES rSTAR'S BOARD OF DIRECTORS THINK OF THE EXCHANGE OFFER?

A: rStar's Board of Directors, based upon, among other things, the recommendation of a special committee comprised of independent directors, has approved the acquisition agreement and has determined that the transactions contemplated by the acquisition agreement, including the exchange offer, are fair to, and in the best interests of, rStar stockholders.

     However, none of rStar, its Board of Directors or any other person is making any recommendation as to whether you should tender or refrain from tendering your shares of rStar common stock.

     You must decide whether to tender your shares of rStar common stock and, if so, how many shares of rStar common stock to tender. You should discuss whether to tender your shares of rStar common stock with your broker or other financial advisor.

                      WHERE YOU CAN FIND MORE INFORMATION

     rStar and Gilat are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with those requirements, file annual reports and other information with the United States Securities & Exchange Commission ("SEC"). However, as a foreign registrant, Gilat and its stockholders are exempt from some of the Exchange Act reporting requirements. The reporting requirements that do not apply to Gilat or its stockholders include proxy solicitations rules, the short-swing insider profit disclosure rules of Section 16 of the Exchange Act and the rules regarding filing quarterly reports with the SEC, which are required to be filed only if required in Gilat's home country.

     You may read and copy any reports, statements or other information that Gilat or rStar file with the SEC at the SEC's public reference rooms at the following locations:

  Public Reference Room            Chicago Regional Office
  450 Fifth Street, N W            Citicorp Center
  Room 1024                        500 West Madison Street
  Washington, DC 20549             Suite 1400
                                   Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from commercial document retrieval services. Some of these documents are also available at the Internet web site maintained by the SEC at "http://www.sec.gov." Since Gilat does not file documents with the SEC electronically, its SEC filings are generally unavailable on the SEC's web site. rStar, however, does file electronically.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Gilat originally filed a registration statement on Form F-4 on October 11, 2001, to register with the SEC the Gilat ordinary shares to be issued to rStar stockholders in the exchange offer. This offer to exchange/prospectus is a part of that registration statement and constitutes a prospectus of Gilat, in addition to being an offer to exchange of both rStar and Gilat. In addition on February 14, 2002, rStar and Gilat filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act to furnish certain information about the exchange offer. You may obtain copies of the Form F-4 and the Schedule TO (and any amendments and supplements to those documents) in the manner described above. As allowed by SEC rules, this document does not contain all the information you can find in Gilat's registration statement or the exhibits to the registration statement.


     The SEC allows Gilat to "incorporate by reference" information into this offer to exchange/prospectus, which means that:

     - incorporated documents are considered part of this offer to exchange/prospectus;

     - Gilat can disclose important information to you by referring you to those documents;

     - information in this offer to exchange/prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this offer to exchange/prospectus;

     - information in a document incorporated by reference in this offer to exchange/prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this offer to exchange/prospectus; and

     - information that Gilat files with the SEC after the date of this offer to exchange/prospectus that is incorporated by reference in this offer to exchange/prospectus automatically updates and supersedes this offer to exchange/prospectus.

     This offer to exchange/prospectus incorporates by reference the documents and financial statements set forth below, except to the extent modified or superseded by this offer to exchange/prospectus, that have been previously filed with the SEC. These documents and financial statements contain important information about rStar and Gilat and their financial condition.

GILAT (FILE NO. 0-21218)

     - Annual Report on Form 20-F/A for the fiscal year ended December 31, 2000, which includes the interim financial statements of Gilat for the six-month period ended June 30, 2001; and


     - Current Reports of Foreign Private Issuer on Form 6-K, filed on May 17, 2001; July 13, 2001, August 16, 2001, October 3, 2001, November 19, 2001,
       January 16, 2002, February 26, 2002, March 6, 2002 and March 13, 2002.


     This offer to exchange/prospectus may also incorporate by reference additional documents that Gilat may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any Form 6-K filed by Gilat which so provides, from the date of this offer to exchange/prospectus to the date that shares of rStar common stock are accepted for exchange pursuant to the offer or the date that the offer is terminated. This offer to exchange/prospectus does not incorporate by reference the claims regarding the safe harbor for forward-looking statements contained in Gilat's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2000.


     You can obtain any of the documents incorporated by reference through the information agent for the offer, Georgeson Shareholder at, 111 Commerce Road Carlstadt, New Jersey 07072-2586, (866) 821-0667, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available without charge, excluding all exhibits, except that if an exhibit is specifically incorporated by reference in this offer to exchange/prospectus, the exhibit will also be provided without charge. In order to receive timely delivery of the documents before the expiration of the exchange offer, you should make your request no later than April 22, 2002. If you request any of the incorporated documents from the information agent, the information agent will mail them to you by first class mail, or another equally prompt means of delivery, within one business day after the information agent receives your request.



     You should rely only on the information contained in this offer to exchange/prospectus or to which rStar and Gilat have referred you. Neither rStar nor Gilat has authorized anyone to provide you with information or make any representation on behalf of rStar or Gilat in connection with this exchange offer other than those contained in this offer to exchange/prospectus or in the related Letter of Transmittal. This offer to exchange/prospectus is dated March 28, 2002, and you should not assume that the information contained in this offer to exchange/prospectus is accurate as of any date other than the date of this document.

                                    SUMMARY

     The following is a brief summary of information contained in this offer to exchange/prospectus. You should carefully read this entire offer to exchange/prospectus and the other documents to which this offer to exchange/prospectus refers you in order to fully understand the exchange offer. See "Where You Can Find More Information" on page 6.

THE COMPANIES

  GILAT SATELLITE NETWORKS LTD.

     Gilat Satellite Networks Ltd. is a leading provider of products and services for satellite-based communications networks based on very small aperture terminals, referred to in the network communications industry as VSATs. These small units, which attach to personal computers, enable the transmission of data, voice and images to and from certain satellites.

     Gilat was incorporated in Israel in 1987. Gilat's corporate headquarters, executive offices and research and development, engineering and manufacturing facilities are located at Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel. The telephone number is (972) 3-925-2000.

     Currently, Gilat is the beneficial owner of approximately 65.5% of the outstanding shares of rStar common stock.


     For the fiscal year-ended December 31, 2000, Gilat's total revenue was $504,562,000 and its net loss for the year-end was $19,435,000. For the six-month period ended June 30, 2001, Gilat's revenue was $218,641,000 and its net loss was $73,358,000. For more information on Gilat, see "Certain Information Regarding Gilat" beginning on page 87.


     Under applicable federal securities laws, Gilat is deemed to be making the exchange offer along with rStar because (1) Gilat is the majority stockholder of rStar and (2) as described below, Gilat is providing rStar, via the option, up to 466,105 Gilat ordinary shares for the exchange offer, in exchange for which rStar will issue to Gilat that number of shares of rStar common stock equal to 60% of the shares validly tendered in the exchange offer.

  rSTAR CORPORATION

     rStar is a Delaware corporation, headquartered in San Ramon, California. rStar was founded in June 1997 and until March 2001, operated under the name ZapMe! Corporation. rStar develops, provides and manages satellite-based networks for large-scale deployment across user communities of interest. rStar's core products include remote high-speed Internet access, data delivery, high-quality video and networking services distributed through its satellite broadband Internet gateway and bi-directional solutions exclusively in the United States. rStar's technology assures instantaneous, consistent, secure and reliable delivery of content within the rStar network.

     rStar is headquartered at 3000 Executive Parkway, Suite 150, San Ramon, California 94583 and its phone number is (925) 543-0300.


     For the fiscal year-ended December 31, 2001, rStar did not have any revenues and had a net loss of $27,371,000. For more information regarding rStar, see "Certain Information Regarding rStar" beginning on page 93.


     Under applicable federal securities laws, rStar is deemed to be an underwriter for the Gilat ordinary shares, because it holds an option from Gilat to purchase up to 466,105 Gilat ordinary shares that it will distribute to rStar stockholders in exchange for their shares of rStar common stock, as described in this offer to exchange/prospectus.

THE EXCHANGE OFFER AND RELATED TRANSACTIONS

     rStar entered into an acquisition agreement with its majority stockholder Gilat. The acquisition agreement contemplates two transactions:

     - rStar will acquire StarBand Latin America from Gilat in exchange for 43,103,448 shares of rStar common stock; and

     - rStar will make an offer to exchange up to 6,315,789 shares of rStar common stock, for a combination of cash and Gilat ordinary shares. rStar currently does not own any Gilat ordinary shares. In connection with the exchange offer, Gilat will grant rStar an option to acquire up to 466,105 Gilat ordinary shares that will be offered to rStar stockholders in exchange for the shares of rStar common stock. Under the option, in consideration for providing rStar the Gilat ordinary shares, rStar will issue to Gilat that number of shares of rStar common stock equal to 60% of the number of shares tendered in the exchange offer. The cash consideration that is offered to rStar stockholders in exchange for shares of rStar common stock will be paid from rStar's cash reserves. The cash consideration is calculated pursuant to a formula described in this offer to exchange/ prospectus, that depends upon the average trading price of the Gilat ordinary shares over a period of time ending before the expiration of the exchange offer.

     The closing of the exchange offer is subject to, among other things, the closing of rStar's acquisition of StarBand Latin America. In other words, if the StarBand Latin America acquisition is not completed, rStar cannot complete the exchange offer.

  rStar Stockholder Approval of the Acquisition Agreement


     Moreover, under the acquisition agreement, rStar cannot acquire StarBand Latin America or complete the exchange offer unless, among other conditions, it obtains rStar stockholder approval of the acquisition agreement and the transactions it contemplates, including the exchange offer and rStar's acquisition of StarBand Latin America. In accordance with applicable federal securities laws, proxy materials are being sent separately to rStar stockholders of record as of March 22, 2002 to obtain the necessary approval. Only rStar stockholders of record as of March 22, 2002 may vote to approve the acquisition agreement and the transactions it contemplates. Note that if you are a rStar stockholder of record as of March 22, 2002, you may vote on the approval of the acquisition agreement, even if you subsequently tender all of your shares of rStar common stock in the exchange offer and all of your shares are accepted for exchange by rStar.


     Gilat and three of rStar's directors, collectively holding approximately 81.6% of the outstanding shares of rStar common stock, entered into a voting agreement under which each of them agreed to vote their shares in favor of the acquisition agreement and the transactions it contemplates. Therefore, rStar expects to obtain the necessary stockholder approval which will enable it to complete the acquisition of StarBand Latin America and the exchange offer.

  The StarBand Latin America Acquisition

     Using Gilat's proprietary technology, the StarBand Latin America business, as currently conducted, primarily offers satellite-based telephony services throughout Latin America. It has also recently introduced satellite-based services for high-speed Internet access through networks in Brazil, Argentina, Peru and Colombia. rStar's Board of Directors, based upon the recommendation of a special committee of independent directors, approved the acquisition of StarBand Latin America because it believes that this transaction will enable rStar to enter into a market that has a great deal of potential and will create better value for rStar stockholders.

     The acquisition agreement between Gilat and rStar also provides that rStar make a special cash distribution to its stockholders if the StarBand Latin American business fails to meet certain earnings targets for each of the one-year periods ending June 30, 2003 and June 30, 2004. rStar estimates, based upon the number of shares of rStar common stock that it expects will be outstanding immediately following rStar's acquisition of StarBand Latin America and the closing of the exchange offer, that the maximum special cash distribution payable by rStar would represent, in the aggregate, approximately $0.63 per share of rStar common stock. Conversely, if the StarBand Latin America business exceeds the earning targets for the one-year periods ending June 30, 2003 and June 30, 2004, rStar will issue to Gilat a maximum of approximately 10.7 million shares, in the aggregate, of rStar common stock.

     The determination of whether the StarBand Latin America business meets the applicable earnings targets and the amount, if any, of the special cash distribution, corresponds to the net profit/loss of the StarBand Latin America business during those one-year periods. If, for example, the earnings target in the acquisition agreement were measured as of the one-year period ended June 30, 2001, rStar stockholders, other than Gilat, would be entitled to a special cash distribution of $5 million, in the aggregate, because the StarBand Latin America business had a net loss of $3,360,000 during that period, which fails to satisfy the required earnings target. Although the StarBand Latin America business currently has a net loss, there is no assurance that for the one-year periods ended June 30, 2003 or June 30, 2004, the StarBand Latin America business will suffer a similar loss or any loss at all, in which case rStar stockholders may not be entitled to any special cash distribution.

     For more information regarding the StarBand Latin America acquisition, see the discussion under "The Acquisition Agreement -- The StarBand Latin America Acquisition." Additional information regarding the acquisition is also provided in rStar's proxy statement delivered together with this offer to exchange/prospectus.

THE EXCHANGE OFFER

     Upon completion of its acquisition of StarBand Latin America, rStar's business will commit a significant portion of its resources and technical expertise to the Latin American market for voice and data services, which differs from the business that rStar currently conducts in the United States. rStar also does not currently operate outside the United States. As a result, and in order to provide an immediate benefit to the non-Gilat stockholders, rStar and Gilat agreed to allow stockholders the opportunity to reduce their exposure to the risks and uncertainties of rStar's new business model by tendering their shares of rStar common stock in the exchange offer.

     You should note, however, that if you tender all of your shares of rStar common stock in the exchange offer, and all of your shares are accepted by rStar for exchange, you will not be able to participate in any future benefit associated with being an rStar stockholder, including the special cash distribution that may be payable to rStar stockholders if the StarBand Latin America business, as discussed above, fails to meet certain earnings targets.

     Set forth below is an illustrative flow chart reflecting the structure of the StarBand Latin America acquisition and exchange offer:

[TRANSACTIONS FLOW CHARTS]

GILAT'S OWNERSHIP OF RSTAR COMMON STOCK

     As of the date of this offer to exchange/prospectus, Gilat beneficially owns approximately 65.5% of the outstanding shares of rStar common stock. It is expected that after the completion of the StarBand Latin America acquisition and exchange offer, Gilat's beneficial ownership of the outstanding shares of rStar common stock will increase to approximately 85%. Gilat's beneficial ownership of the outstanding rStar common stock could increase further to approximately 86.5% if the StarBand Latin American business achieves certain earnings targets over the next two and a half years.

     Conversely, non-Gilat stockholders currently own approximately 34.5% of the outstanding shares of rStar common stock. Upon completion of the StarBand Latin America acquisition and the exchange offer, it is expected that such ownership will decrease to approximately 15% of the outstanding rStar common stock. If the StarBand Lain America business achieves the earnings targets and the maximum number of additional shares of rStar common stock are issued to Gilat, the non-Gilat stockholders' ownership of the outstanding rStar common stock could decrease further to approximately 13.5%.

     Attached to this offer to exchange/prospectus as Annex A is the acquisition agreement. Please read the acquisition agreement because it is the legal document that governs, among other things, the exchange offer and rStar's acquisition of StarBand Latin America. The acquisition agreement was originally executed on April 23, 2001 and amended and restated on September 7, 2001 and December 31, 2001. The acquisition agreement, as amended and restated on September 7, 2001, is referred to as the first amended acquisition agreement and the acquisition agreement, as amended and restated on December 31, 2001, is referred to as the second amended acquisition agreement. Unless specifically stated, all references to the acquisition agreement are intended to mean the second amended acquisition agreement attached as Annex A.

OPINION OF CIBC WORLD MARKETS CORP. (SEE PAGE 47)

     In connection with its evaluation of the first amended acquisition agreement dated September 7, 2001, a special committee consisting of independent directors of rStar received a written opinion, dated September 7, 2001, from CIBC World Markets Corp. as to the fairness, from a financial point of view and as of that date, of the consideration to be received by the holders of rStar common stock, other than Gilat and its affiliates, in the exchange offer as provided for in the first amended acquisition agreement. CIBC World Markets was not requested to, and it did not, update its opinion in connection with the special committee's evaluation of the second amended acquisition agreement dated December 31, 2001 which provided for, among other things, an adjustment to the exchange offer consideration given that the exchange offer consideration, as revised in the second amended acquisition agreement, provided for aggregate consideration to the rStar stockholders consistent with the financial terms revised and approved by the rStar board of directors and special committee on September 7, 2001.

     The full text of CIBC World Markets' written opinion dated September 7, 2001 to the special committee is attached as Annex B to this offer to exchange/prospectus. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. CIBC WORLD MARKETS' OPINION DOES NOT ADDRESS ANY ASPECT OF THE EXCHANGE OFFER OTHER THAN THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE OFFER CONSIDERATION PROVIDED FOR IN THE FIRST AMENDED ACQUISITION AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER SHARES IN THE EXCHANGE OFFER OR AS TO ANY OTHER MATTERS RELATING TO THE EXCHANGE OFFER OR RELATED TRANSACTIONS.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 69)


     Generally, the receipt of Gilat ordinary shares and cash in exchange for your shares of rStar common stock will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local or foreign income or other tax laws. Also, if you do not complete and sign the Substitute Form W-9 included with the Letter of Transmittal you may be subject to "backup withholding" of U.S. federal income tax.

REGULATORY MATTERS

     Other than the SEC declaring effective Gilat's registration statement of which this offer to exchange/prospectus is a part, neither rStar nor Gilat believes that any additional material governmental filings are required with respect to the exchange offer.


ACCOUNTING TREATMENT (SEE PAGE 69)


     Gilat will account for the exchange offer and the StarBand Latin America acquisition as a purchase of an additional interest in rStar for financial reporting purposes.


COMPARATIVE RIGHTS OF STOCKHOLDERS OF RSTAR AND GILAT (SEE PAGE 112)


     Gilat ordinary shares are being offered along with cash for your shares of rStar common stock tendered pursuant to the exchange offer. Because rStar is a corporation organized under the laws of Delaware and Gilat is a corporation organized under the laws of Israel, there are differences between the rights of rStar stockholders and the rights of Gilat stockholders.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This offer to exchange/prospectus contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause the future results and stockholder value of rStar and/or Gilat to differ materially from those expressed in these statements. The actual actions or results of rStar and/or Gilat may differ materially from those expected or anticipated in the forward-looking statements.

     The safe harbor provided by the Private Securities Litigation Reform Act of 1995 is not available for forward-looking statements made in the context of the exchange offer. In making these statements, rStar and Gilat believe that their expectations are based on reasonable assumptions. Yet you should understand that the following important factors (some of which are beyond Gilat's and rStar's control), in addition to those discussed elsewhere in this offer to exchange/prospectus and in the documents that rStar and Gilat have incorporated by reference, could affect the future results of each of them. These factors could also cause the results or other outcomes to differ materially from those expressed in the forward-looking statements of rStar and Gilat:

     - developments and market trends in satellite-delivered Internet access, television or telephone market particularly in Latin America;

     - the limited experience of rStar and Gilat in the Latin American market;

     - technological developments, particularly relating to Internet and satellite technology;

     - the timing and success of business development efforts of rStar and Gilat;

     - the anticipated growth strategies for rStar and Gilat;

     - ability of rStar to perform well under its new business model;

     - the level of competition Gilat and rStar experience in their respective businesses and its effect on the pricing of their respective goods and services;

     - acceptance by businesses of the Internet as a medium for communicating with their customers, vendors and other business partners particularly in Latin America;

     - future expenditures of Gilat and rStar for capital projects and their available financial resources;

     - the ability of rStar and Gilat to continue to control costs and maintain quality;

     - the direct or indirect effects on rStar's and Gilat's business resulting from the terrorist incidents on September 11, 2001;

     - general economic, business and social conditions both in the United States and in Latin America; and

     - other uncertainties, all of which are difficult to predict and many of which are beyond the control of rStar and Gilat.

     Neither rStar nor Gilat undertakes any obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                         SELECTED FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA OF GILAT


     The tables below present portions of Gilat's financial statements and are not complete. rStar stockholders should read the following selected financial data together with Item 5: "Operating and Financial Review and Prospects" and the consolidated financial statements and related notes included in Item 18 of Gilat's Annual Report on Form 20-F/A, filed with the SEC on March 27, 2002. Gilat's selected consolidated statement of operations data and the consolidated balance sheet data set forth below with respect to the years ended December 31, 1996, 1997, 1998, 1999 and 2000 as of December 31, 1996, 1997, 1998, 1999 and
2000 have been prepared in accordance with U.S. GAAP and have been derived from Gilat's audited financial statements included in Gilat's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2000, filed with the SEC on March 27, 2002. The selected consolidated statement of operations data set forth below with respect to the six-month periods ended June 30, 2000 and 2001 and the consolidated balance sheet data as of June 30, 2001 have been prepared by Gilat Satellite Networks Ltd. in accordance with U.S. GAAP, pursuant to the rules and regulations of the SEC and include the accounts of Gilat and its subsidiaries, collectively. In the opinion of Gilat, the unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position at June 30, 2001 and the operating results for the six-month period ended June 30, 2000 and 2001. Please note that interim results are not necessarily indicative of results which may be expected for any other period or for the full year.


(U.S. DOLLARS IN THOUSANDS)                                                                               SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                     JUNE 30,
                              ----------------------------------------------------------------      -----------------------------
                              1996(1)         1997          1998          1999          2000          2000              2001
                              --------      --------      --------      --------      --------      ---------      --------------
                                                                                                    UNAUDITED        UNAUDITED
                                                                                                                    RESTATED(2)
Revenues:
 Products...................  $ 74,126      $101,309      $147,767      $238,564      $398,299      $154,967         $ 163,871
 Services...................        --         2,381         7,568        99,309       106,263        39,580            54,770
                              --------      --------      --------      --------      --------      --------         ---------
                                74,126       103,690       155,335       337,873       504,562       194,547           218,641
                              --------      --------      --------      --------      --------      --------         ---------
Cost of revenues:
 Products...................    42,917        58,603        82,198       146,084       265,259        95,346           112,992
 Services...................        --           139         4,405        74,055        79,182        26,298            49,306
 Write-off of inventories
   associated with
   restructuring............        --            --         9,495         4,634            --            --                --
                              --------      --------      --------      --------      --------      --------         ---------
                                42,917        58,742        96,098       224,773       344,441       121,644           162,298
                              --------      --------      --------      --------      --------      --------         ---------
Gross profit................    31,209        44,948        59,237       113,100       160,121        72,903            56,343
                              --------      --------      --------      --------      --------      --------         ---------
Research and development
 costs, net.................     6,216         8,121        12,780        24,791        31,272        15,052            21,512
Selling and marketing,
 general and administrative
 expenses...................    13,945        20,321        29,077        68,414        86,098        41,854            84.792
Merger expenses.............     7,991            --            --            --            --            --                --
Acquired in-process research
 and development............        --            --        80,000            --            --            --                --
Restructuring charges.......        --            --        11,989          (356)           --            --             9,994
                              --------      --------      --------      --------      --------      --------         ---------
Operating income (loss).....     3,057        16,506       (74,609)       20,251        42,751        15,997           (59,955)
Financial income (expenses),
 net........................     1,170           538        (1,247)        3,267        (1,289)         (806)          (13,799)
Write-off of investments
 associated with
 restructuring..............        --            --        (2,700)         (896)           --            --                --
Impairment of investments in
 other companies............        --            --            --            --        (9,350)           --            (2,000)
Other income, net...........     1,329            30           162            --            --            --                --
                              --------      --------      --------      --------      --------      --------         ---------
Income (loss) before taxes
 on income..................     5,556        17,074       (78,394)       22,622        32,112        15,191           (75,754)
Taxes on income.............        84           130           286         2,475         2,003           201               281
                              --------      --------      --------      --------      --------      --------         ---------
Income (loss) after taxes on
 income.....................     5,472        16,944       (78,680)       20,147        30,109        14,990           (76,035)
Equity in losses of
 affiliated companies.......        --            --          (703)         (536)         (950)          372              (252)
Acquired in-process research
 and development related to
 an affiliated company......        --            --            --            --       (10,000)           --                --
Minority interest in losses
 of a subsidiary............        --            --            --            --           276           276             2,929
                              --------      --------      --------      --------      --------      --------         ---------
Net income (loss)...........  $  5,472      $ 16,944      $(79,383)     $ 19,611      $ 19,435      $ 15,638         $ (73,358)
                              ========      ========      ========      ========      ========      ========         =========
Net earnings (loss) per
 share:
 Basic......................  $   0.51      $   1.56      $  (7.18)     $   0.96      $   0.86      $   0.72         $   (3.14)
                              ========      ========      ========      ========      ========      ========         =========
 Diluted....................  $   0.50      $   1.51      $  (7.18)     $   0.92      $   0.81      $   0.65         $   (3.14)
                              ========      ========      ========      ========      ========      ========         =========
Weighted average number of
 shares used in computing
 net earnings (loss) per
 share (in thousands):
 Basic......................    10,816        10,895        11,059        20,447        22,516        21,816            23,358
                              ========      ========      ========      ========      ========      ========         =========
 Diluted....................    11,049        11,255        11,059        21,429        24,099        23,910            23,358
                              ========      ========      ========      ========      ========      ========         =========

(U.S. DOLLARS IN THOUSANDS)
                                                                       DECEMBER 31,
                                              --------------------------------------------------------------        JUNE 30,
                                                1996        1997          1998          1999         2000             2001
BALANCE SHEET DATA:                           --------    --------    ------------    --------    ----------    -----------------
                                                                                                                   (UNAUDITED)
                                                                                                                  (RESTATED(2))
Working capital...........................    $ 61,632    $ 85,081      $ 89,227*     $265,307    $  542,895       $  430,292
Total assets..............................     113,484     213,739       412,674*      681,953     1,261,023        1,207,688
Short-term bank credit and current
 maturities of long-term debt.............         582       2,719        23,158         6,986        14,819           15,021
Convertible subordinated notes............          --      75,000        75,000        75,000       350,000          350,000
Other long-term Liabilities...............       1,890       2,642         3,892        13,057       138,944          148,911
Shareholders' equity......................      89,758     108,338       222,620*      499,823       617,346          540,614

---------------
 * Restated with respect to the restructuring charges recorded as a result of the acquisition of Spacenet Inc.

(1) Includes the results of Gilat Florida Inc., formerly named Skydata Inc. ("Gilat Florida") into which a wholly-owned subsidiary of Gilat was merged on December 30, 1996, and accounted for using the pooling-of-interests method.

(2) Restated to reflect the consolidation of rStar from January 1, 2001.

SELECTED FINANCIAL DATA OF RSTAR

     The table that follows presents portions of rStar's financial statements and is not complete. You should read the following selected financial data together with rStar's financial statements and related notes and with "rStar Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information which are contained in rStar's Annual Report on Form 10-K filed with the SEC. rStar has summarized below statement of operations data for the years ended December 31, 1998, 1999, 2000 and 2001 and balance sheet data as of December 31, 1997, 1998, 1999 2000 and 2001. These selected operations and balance sheet data have been derived from rStar's financial statements which have been audited by independent auditors and are contained in this offer to exchange/prospectus. rStar has also derived summarized statement of operations data for the period from June 25, 1997 through December 31, 1997 from its unaudited financial statements. These unaudited financial statements include, in rStar's management opinion, all adjustments, consisting only of normal recurring adjustments, that it considers necessary for the fair presentation of rStar's financial position and results of operations for those periods.

                                                  PERIOD FROM
                                                 JUNE 25, 1997
                                                  (INCEPTION)
                                                    THROUGH                      YEAR ENDED DECEMBER 31,
                                                 DECEMBER 31,       --------------------------------------------------
                                                     1997            1998          1999          2000         2001
                                                 -------------      -------      --------      ---------   -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE FIGURES)
HISTORICAL STATEMENT OF OPERATIONS
  Net revenues from continuing operations......     $    --         $    --      $     --      $      --    $     --
  Net revenues from discontinued operations....          --              --         2,542         14,316          --
  Income (Loss) from continuing operations.....         (54)           (122)          182         (6,231)    (15,111)
  Income (Loss) from discontinued operations...        (527)         (4,909)      (27,309)      (104,724)    (12,260)
  Total net loss...............................        (581)         (5,031)      (27,127)      (110,955)    (27,371)
  Preferred dividends, actual, accreted and
    deemed.....................................          --            (606)      (17,965)          (213)         --
  Net loss applicable to common stockholders...     $  (581)        $(5,637)     $(45,092)     $(111,168)   $(27,371)
  Net income (loss) per share, basic and
    diluted from continuing operations.........     $ (0.05)        $ (0.06)     $   0.91      $   (0.16)   $  (0.27)
  Net income (loss) per share, basic and
    diluted from discontinued operations.......     $    --         $ (0.42)     $  (1.39)     $   (2.40)   $  (0.22)
  Shares used in calculation of net loss per
    share, basic and diluted...................      11,620          11,685        19,607         43,348      56,068

                                                                           DECEMBER 31,
                                                       ----------------------------------------------------
                                                       1997     1998       1999      2000         2001
                                                       -----   -------   --------   -------   -------------
BALANCE SHEET:
  Cash and equivalents...............................  $ 275   $   815   $112,714   $48,406      $31,034
  Restricted cash....................................     --        --        565       577          683
  Total current assets...............................    288       820    113,141    48,981       32,055
  Total current liabilities..........................    399       118     23,587    41,108        6,052
  Total liabilities..................................    861     5,726     36,879    61,653        6,052
  Total stockholders' equity (deficit)...............  $(512)  $(2,123)  $114,313   $11,575      $27,984
  Current ratio......................................    .72      6.95       4.80      1.19         5.30

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table presents historical and pro forma per share data for Gilat and rStar and pro forma equivalent data based on the number of Gilat ordinary shares to be issued in the exchange offer. You should read the data presented in conjunction with (i) the audited consolidated financial statements of Gilat included in its annual report on Form 20-F/A for the fiscal year ended December 31, 2000 which is incorporated by reference in this offer to exchange/prospectus, (ii) the unaudited interim consolidated financial statements of Gilat for the six months ended June 30, 2001, which is incorporated by reference in this offer to exchange/prospectus, and (iii) the audited consolidated financial statements of rStar contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 which are contained in this offer to exchange/prospectus. You should also read the unaudited pro forma financial information included elsewhere in this offer to exchange/prospectus.

     The data set forth in the following table are provided for the year ended December 31, 2000 and for the six months ended June 30, 2001. The pro forma data are not necessarily indicative of actual or future operating results or of the financial condition that would have occurred or will occur upon consummation of the StarBand Latin America acquisition and the exchange offer.

                                                                 YEAR ENDED       SIX-MONTHS ENDED
                                                              DECEMBER 31, 2000    JUNE 30, 2001
                                                              -----------------   ----------------
GILAT SATELLITE NETWORKS LTD.
  HISTORICAL DATA PER GILAT ORDINARY SHARE:
     Basic income (loss) per share..........................       $ 0.86              $(3.14)
     Diluted income (loss) per share........................       $ 0.81              $(3.14)
     Book value per share(1)................................       $26.43              $23.14
  UNAUDITED PRO FORMA COMBINED DATA PER GILAT ORDINARY
     SHARE(3):
     Basic and diluted income (loss) per share from
       continuing operations................................       $ 0.19              $(3.18)
     Book value per share(2)................................           --              $22.80
rSTAR CORPORATION
  HISTORICAL DATA PER rSTAR COMMON STOCK (AS ADJUSTED):
     Basic and diluted loss per share from continuing
       operations...........................................       $(0.16)             $(0.16)(5)
     Book value per share(1)................................       $ 0.26              $ 0.59(5)
  UNAUDITED PRO FORMA COMBINED DATA PER SHARE OF rSTAR
     COMMON STOCK(4) (AS ADJUSTED):
     Basic and diluted income (loss) per share from
       continuing operations................................       $(0.14)             $(0.11)
     Book value per share(2)................................       $   --              $ 0.54

---------------
(1) The historical book value per share is computed by dividing total shareholders' equity by the number of Gilat ordinary shares or rStar common stock, as applicable, outstanding at the end of the period.

(2) The pro forma combined book value per Gilat ordinary share or rStar common stock, as applicable, is computed by dividing total pro forma shareholders' equity by the pro forma number of ordinary shares outstanding at the end of the period.

(3) The pro forma combined data per Gilat ordinary share is computed by dividing pro forma net income by the weighted average pro forma shares outstanding after giving effect to the Gilat ordinary shares issued in the exchange offer.

(4) The pro forma combined data for rStar common stock is computed by dividing pro forma net loss by the weighted average pro forma shares after giving effect to the exchange offer and the StarBand Latin America acquisition.

(5) The historical data of rStar common stock for the year ended December 31, 2001 is as follows:

Basic and diluted loss per share from continuing
  operations................................................  $(0.27)
Book value per share(1).....................................  $ 0.47

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     rStar's common stock is listed for trading on the Nasdaq National Market under the symbol "RSTR." Prior to March 2001, rStar's common stock was traded under the symbol "IZAP." Gilat ordinary shares are also listed for trading on the Nasdaq National Market under the symbol "GILTF." As of March 26, 2002, there were outstanding 23,389,913 Gilat ordinary shares and 63,802,563 shares of rStar common stock. For information regarding the potential delisting of rStar common stock from the Nasdaq National Market see "The Exchange Offer -- Possible Effects of the Exchange Offer -- rStar's Receipt of Nasdaq Delisting Notice."


     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of rStar common stock and Gilat ordinary shares as reported on the Nasdaq National Market. Neither rStar nor Gilat has paid any cash dividends during the periods indicated.


                                                             GILAT(1)             rSTAR(2)
                                                         -----------------   ------------------
                                                          HIGH       LOW       HIGH       LOW
                                                         -------   -------   --------   -------
1999
  First quarter........................................  $ 67.00   $ 48.00         --        --
  Second quarter.......................................  $ 61.50   $ 46.80         --        --
  Third quarter........................................  $ 63.25   $ 41.88         --        --
  Fourth quarter.......................................  $125.25   $ 41.75   $  13.75   $  5.31
2000
  First quarter........................................  $181.50   $103.00   $  11.63   $  5.88
  Second quarter.......................................  $128.75   $ 64.00   $   8.00   $  1.81
  Third quarter........................................  $ 93.38   $ 67.50   $   4.19   $  1.56
  Fourth quarter.......................................  $ 77.50   $ 25.38   $   2.50   $  0.47
2001
  First quarter........................................  $ 43.75   $ 11.25   $   1.61   $  0.50
  Second quarter.......................................  $ 16.03   $  9.36   $   1.15   $  0.55
  Third quarter........................................  $ 14.00   $  5.02   $   0.83   $  0.35
  Fourth quarter.......................................  $  5.48   $  2.12   $   0.54   $  0.25
2002
  First quarter (until March 27).......................  $  6.26   $  3.30   $   0.61   $  0.48


---------------
(1) Gilat began trading on the Nasdaq National Market on March 26, 1993.

(2) rStar began trading on the Nasdaq National Market on October 20, 1999.

RECENT SHARE PRICE


     The table below presents the per share closing prices of Gilat ordinary shares and rStar common stock on the Nasdaq National Market on December 31, 2001, the last full trading day before announcement of the revised terms of the exchange offer, and on March 27, 2002, the last full trading day before announcement of all of the terms of the exchange offer. rStar and Gilat urge stockholders to obtain current market quotations for rStar common stock and Gilat ordinary shares.



                                                   GILAT ORDINARY SHARES   rSTAR COMMON STOCK
                                                   ---------------------   ------------------
December 31, 2001................................         $ 5.48                 $ 0.39
March 27, 2002...................................         $ 3.50                 $ 0.61


DIVIDENDS

     Generally, the Israeli Companies Law provides that the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors. Gilat's Articles of Association provide that no dividends shall be paid otherwise than out of its profits and that any such dividend shall carry no interest. In addition, upon the recommendation of the board of directors, approved by the Gilat stockholders in an ordinary resolution, Gilat may cause dividends to be paid in kind. Gilat has never paid cash dividends on its ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Gilat intends to retain any earnings for use in its business. In addition, the terms of some of its financing arrangements restrict Gilat from paying dividends to its stockholders.

     rStar has never declared or paid cash dividends on its capital stock. Subject to some exceptions, rStar expects to retain its future earnings, if any, for use in the operation and expansion of rStar's business and does not anticipate paying any cash dividends in the foreseeable future. However, rStar stockholders of record as of June 30, 2003 or June 30, 2004 may be entitled to a special cash distribution if the StarBand Latin America business fails to meet its earnings targets. For more information regarding the special cash distribution see the discussion under "The Acquisition Agreement -- The Acquisition -- Special Cash Distribution." Also, in the acquisition agreement, Gilat has agreed not to permit rStar to pay or declare any dividends or other distributions, other than the special cash distribution, for the longer of (x) one year following the closing of the StarBand Latin America acquisition or (y) the date on which rStar's obligation to make the special cash distribution have been satisfied in full or otherwise terminated in accordance with the terms of the acquisition agreement.


     Further, rStar has proposed certain amendments to its current certificate of incorporation in the proxy solicitation materials that are being mailed separately to rStar stockholders of record as of March 22, 2002, along with this offer to exchange/prospectus. If approved by rStar stockholders, these amendments will provide that until such time as rStar has satisfied its obligation to make the special cash distributions, other than the special cash distribution, rStar shall not be permitted to declare or pay any dividend or other distributions on any of its capital stock other than rStar common stock and dividends payable in the form of additional shares of rStar capital stock.

                                  RISK FACTORS

     You should consider the risks described below in deciding whether to tender your shares of rStar common stock in the exchange offer. You should consider these risks in connection with the other information that rStar and Gilat have included or incorporated by reference in the offer to exchange/prospectus.

RISKS RELATED TO THE EXCHANGE OFFER

     BECAUSE THE CONSIDERATION THAT YOU WILL RECEIVE IN EXCHANGE FOR YOUR SHARES OF rSTAR COMMON STOCK INCLUDE GILAT ORDINARY SHARES, DECREASES IN GILAT'S TRADING PRICE WILL AFFECT THE VALUE OF WHAT rSTAR STOCKHOLDERS RECEIVE IN THE EXCHANGE OFFER.

     Upon completion of the exchange offer, each share of rStar common stock that is tendered in the exchange offer will be exchanged for a combination of cash and Gilat ordinary shares. While the cash consideration to be provided in the exchange offer is subject to adjustment based on changes in the trading price of Gilat ordinary shares, the number of Gilat ordinary shares to be delivered in exchange for your shares of rStar common stock is fixed, and will not be adjusted based on changes in Gilat's trading price.

     The market price of Gilat ordinary shares to be issued in the exchange offer may change as a result of changes in the business, operations or prospects of Gilat and its subsidiaries, or general market conditions. Because the market price of Gilat ordinary shares fluctuates, the specific dollar value of the Gilat ordinary shares you will receive upon completion of the exchange offer will depend on the market value of Gilat ordinary shares at the time of the acceptance of shares of rStar common stock in the exchange offer and could vary significantly from its current price.

     THE CONSIDERATION THAT YOU RECEIVE IN EXCHANGE FOR YOUR rSTAR COMMON STOCK GENERALLY WILL BE TAXABLE TO YOU.


     Generally, you will be subject to U.S. federal income taxation when you receive cash and Gilat ordinary shares in exchange for the shares of rStar common stock tendered in the exchange offer. The receipt of cash and Gilat ordinary shares for your tendered shares of rStar common stock will be treated either as a sale or exchange eligible for capital gains treatment or a dividend some or all of which may be subject to ordinary income tax rates. You are urged to review carefully the discussion under "Taxation" beginning on page 69 for a more detailed discussion of the anticipated U.S. federal income tax consequences of the exchange offer.


     BROKERAGE COMMISSIONS AND OTHER FEES COULD REDUCE THE AMOUNT OF CONSIDERATION YOU ACTUALLY RECEIVE IN THE EXCHANGE OFFER.

     If you own your shares of rStar common stock in "street name" through a broker or other nominee, you may be required to pay brokerage commissions or other fees if you participate in the exchange offer. These brokerage commissions and other fees will reduce the amount of consideration you actually receive in the exchange offer.

     THE LIQUIDITY AND MARKET VALUE OF rSTAR COMMON STOCK COULD DECREASE FOLLOWING THE EXCHANGE OFFER.

     Each rStar stockholder who elects not to tender his or her shares of rStar common stock in the exchange offer will continue to hold the same number of shares of rStar common stock after the exchange offer. Any market for shares of rStar common stock following the exchange offer could be less liquid than the market prior to the exchange offer, and the market value for shares of rStar common stock following the exchange offer could be substantially lower than their value before the exchange offer.

     rStar received notice on January 23, 2002 from the Nasdaq Listing Review Council that its common stock may be delisted because it failed to obtain stockholder approval of its May 2001 transaction with Spacenet Inc., a wholly-owned subsidiary of Gilat, in accordance with the Nasdaq Marketplace Rules. The Nasdaq Listing Review Council also has the right to and may review rStar's other listing qualifications. On February 14, 2001, rStar received notice from the Nasdaq National Market that its common stock could be delisted because the price of rStar common stock failed to satisfy the minimum bid price requirements for continued listing on the Nasdaq National Market. rStar common stock may also be delisted because rStar is currently not in compliance with Nasdaq Marketplace Rules regarding the holding of timely stockholders meetings. rStar intends to satisfy such requirements through the delivery, along with this offer to exchange/prospectus, of its proxy statement, which provides notice of the Annual Meeting of rStar Stockholders to be held on April 30, 2002.


     We cannot assure you, therefore, that rStar common stock will not be delisted in the future, regardless of the outcome of the exchange offer. For more information regarding the possible delisting of rStar common stock, see "The Exchange Offer -- Issues Concerning Liquidity, Listing and Registration of rStar Common Stock -- rStar's Receipt of Nasdaq Delisting Notice."

     THE RIGHTS OF STOCKHOLDERS IN AN ISRAELI CORPORATION ARE DIFFERENT THAN THE RIGHTS OF STOCKHOLDERS IN A U.S. CORPORATION.

     Shares of rStar common stock accepted in the exchange offer will be exchanged, in part, for Gilat ordinary shares and, therefore, you will become a stockholder of Gilat if your shares of rStar common stock are accepted for exchange pursuant to the exchange offer. The rights of holders of Gilat ordinary shares are governed by Israeli law. As a result, the rights of Gilat's stockholders differ from, and may be more limited than, the typical rights of stockholders in a U.S. corporation such as rStar. See "Comparison of Rights of rStar Stockholders and Gilat Stockholders."

     YOU MAY NOT BE ABLE TO PARTICIPATE IN THE SPECIAL CASH DISTRIBUTION IF YOU TENDER ALL OF YOUR SHARES OF rSTAR COMMON STOCK IN THE EXCHANGE OFFER.

     If a special cash distribution becomes payable, you will only be eligible to receive from rStar your pro rata share if you are a stockholder of record as of June 30, 2003 or June 30, 2004. Therefore, if you validly tender all of your shares of rStar common stock in the exchange offer, and rStar accepts all of those shares for exchange, you will not be able to participate in the special cash distribution.

     The special cash distribution will be zero, $2.5 million or $5 million, depending upon the earnings of the StarBand Latin America business actually realized during the one-year periods ending June 30, 2003 and June 30, 2004. rStar estimates, based upon the number of shares of rStar common stock that it expects will be outstanding immediately following rStar's acquisition of StarBand Latin America and the closing of the exchange offer, that the maximum special cash distribution of $10 million, $5 million per year, would represent, in the aggregate, approximately $0.63 per share of rStar common stock.

RISKS RELATED TO GILAT

     BECAUSE GILAT DEPENDS ON BEING AWARDED LARGE-SCALE CONTRACTS IN THE COMPETITIVE BIDDING PROCESSES, LOSING A RELATIVELY SMALL NUMBER OF BIDS COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON GILAT'S OPERATING RESULTS.

     A significant portion of Gilat's sales revenue is derived from Gilat being selected as the supplier of networks based on very small aperture terminals, also known as VSATs, under large-scale contracts that Gilat is awarded from time to time in a competitive bidding process. These large-scale contracts typically involve the installation of between 2,000 and 10,000 VSATs. The number of major bids for these large-scale contracts for VSAT-based networks in any given year is limited and the competition is intense. Losing a relatively small number of bids each year could have a significant adverse impact on Gilat's operating results.

     BECAUSE GILAT'S SALES REVENUE DEPENDS ON A LIMITED NUMBER OF PRODUCT APPLICATIONS, A CHANGE IN MARKET ACCEPTANCE OF THESE APPLICATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON GILAT'S BUSINESS.


     In recent years, Gilat has derived the largest portion of product sales revenue from its Skystar Advantage VSAT, which accounted for 49%, 58% and 50% of Gilat's sales revenue in 1999, 2000, and 2001, respectively. Gilat's SkyBlaster application accounted for 20% of its sales revenue in 2000 and 13% of Gilat's sales revenue in 2001. Any change in the market's acceptance of the Skystar Advantage, the SkyBlaster applications, or other key applications, could have a material adverse effect on Gilat's business.

     IF GILAT IS UNABLE TO DEVELOP, INTRODUCE AND MARKET NEW PRODUCTS AND SERVICES ON A COST EFFECTIVE AND TIMELY BASIS, GILAT'S BUSINESS COULD BE ADVERSELY AFFECTED.

     The network communications market, to which Gilat's services and product applications are targeted, is characterized by rapid technological changes, new product announcements and evolving industry standards. If Gilat fails to stay abreast of significant technological changes, its existing products and technology could be rendered obsolete. Historically, Gilat has enhanced the applications of its existing products to meet the technological changes and industry standards. For example, Gilat's initial product, the OneWay VSAT, which it introduced in 1989, was used primarily to facilitate one-way transmission of information. In 1992, Gilat began marketing its TwoWay VSAT which enabled two-way communication. In 1999, Gilat began marketing its SkyBlaster, that uses advanced technology to provide two-way high speed Internet access and video broadcasting via satellite. To remain competitive in the network communications market, Gilat must continue to be able to anticipate changes in technology and industry standards and to develop and introduce new products and services, as well as enhancements to Gilat's existing products and services. If Gilat is unable to respond to technological advances on a cost-effective and timely basis, or if Gilat's new products or applications are not accepted by the market, then Gilat's business, financial condition and operating results could be adversely affected.

     IF GILAT'S JOINT VENTURE, STARBAND COMMUNICATIONS, IS NOT SUCCESSFUL, GILAT'S BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.


     Gilat is pursuing the business of providing broadband Internet access via satellite through StarBand Communications, Gilat's joint venture with EchoStar Communications Corporation, Microsoft Network LLC, and ING Furman Selz Investors. StarBand Communications has an unproven business model and a limited operating history in a new and rapidly evolving industry. The business model for StarBand Communications contemplates that it will generate revenues from basic subscription services, value-added services, advertising and e-commerce. In addition, Gilat has entered into an agreement to provide StarBand Communications with Gilat's products and services. StarBand Communications is Gilat's largest customer, accounting for approximately 25% of Gilat's sales revenue in 2000 and 12% of Gilat's sales revenue in 2001. If StarBand Communications is not able to successfully implement its strategy for attracting subscribers, or there is otherwise a decrease in orders from StarBand Communications it could have a material adverse effect on Gilat's business, financial condition and operating results.


     IF GILAT IS NOT ABLE TO FILL ITS BACKLOG OF ORDERS, GILAT'S BUSINESS WILL BE ADVERSELY AFFECTED.


     At present, Gilat has a substantial backlog of orders, consisting of network service contracts, generally for three to five years, and of new orders for products and services. As of the year-ended December 31, 2000, Gilat's backlog for equipment sales and for services under contracts for its VSAT products was approximately $300 million and as of February 28, 2001 Gilat's backlog for equipment sales and for services under service contracts for its VSAT products was approximately $230 million. If Gilat is unable to satisfy the entire backlog of orders, Gilat will not be able to fully recognize the revenues expected from this backlog and could lose the contracts from which these backlog of orders arise, either of which could have a material adverse effect on Gilat's business.


     IF GILAT LOSES EXISTING CONTRACTS AND ORDERS FOR ITS PRODUCTS ARE NOT RENEWED, GILAT'S ABILITY TO GENERATE REVENUES WILL BE HARMED.

     Gilat's existing contracts could be terminated due to any of the following reasons:

     - dissatisfaction of Gilat's customers with the services Gilat provides or Gilat's inability to timely provide or install additional products or requested new applications; or

     - customers' default on payments due.

     The loss of existing contracts or a decrease in the number of renewals of orders or of new large orders, would have a material adverse effect on Gilat's business, financial condition and operating results.

     In addition, some of Gilat's service contracts are short-term contracts that may be cancelled upon 90 days notice or less. If a substantial number of Gilat's service customers choose to cancel or not to renew their contracts, Gilat's business could be adversely affected.

     GILAT IS DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS FOR KEY COMPONENTS TO BUILD ITS VSATs, AND GILAT MAY BE SIGNIFICANTLY HARMED IF THESE SUPPLIERS FAIL TO MEET GILAT'S PRODUCTION REQUIREMENTS ON A TIMELY BASIS.

     Several of the components required to build Gilat's VSATs are manufactured by a limited number of suppliers. In the past, Gilat has not experienced any difficulties with its suppliers. However, Gilat cannot assure you of the continuous availability of key components or its ability to forecast its component requirements sufficiently in advance.

     In addition, recent legal action initiated by two of Gilat's suppliers, as described below, may affect Gilat's ability to obtain the components necessary to manufacture its VSATs in a timely manner. Any interruption in supply would cause delays in the manufacturing and shipping of Gilat's products. The delays and the costs associated with developing alternative sources of supply could have a material adverse effect on Gilat's business, financial condition and operating results.

     GILAT IS DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS FOR KEY COMPONENTS TO BUILD ITS VSATs, AND MAY BE SIGNIFICANTLY HARMED IF GILAT IS UNABLE TO OBTAIN THE HARDWARE NECESSARY FOR ITS VSATs ON FAVORABLE TERMS.

     As indicated above, several of the components Gilat requires to build its VSATs are manufactured by a limited number of suppliers. Gilat's research and development and operations groups are continuously working with its vendors and subcontractors to obtain components for Gilat's products on favorable terms in order to reduce the overall price of its products. If Gilat is unable to obtain the necessary volumes of components at desired favorable terms or prices, Gilat may be unable to produce its products at desired favorable terms or prices. As a result, sales of Gilat's products may be lower than expected, which could have a material adverse effect on Gilat's business, financial condition and operating results.

     The terms on which Gilat is able to obtain components for its products are also affected by Gilat's relationship with its suppliers. In connection with the general slowdown in the telecommunications market, Gilat has canceled orders for components, or postponed delivery dates for components. Two of Gilat's suppliers have already initiated legal action against Gilat as a result of its actions, and Gilat may be subject to additional legal actions by other suppliers. While Gilat does not anticipate that the outcome of these legal actions will have a direct material effect on Gilat's business income, they will likely have an adverse impact on Gilat's reputation and future relationship with these suppliers, which could affect the terms on which Gilat may be able to obtain the necessary components for its products.


     BECAUSE GILAT DEPENDS ON THIRD PARTIES TO PROVIDE CRITICAL SATELLITE CAPACITY TO US, GILAT'S REVENUES WILL BE HARMED IF GILAT IS UNABLE TO OBTAIN SUCH SATELLITE CAPACITY AT COMPETITIVE PRICES.



     Gilat's VSAT-based services depend on satellite transponder capacity leased from third parties. For networks in the United States, Gilat primarily leases satellite capacity from SES Americom, a subsidiary of SES Global S.A.. Gilat also leases capacity on several regional satellites in Western and Eastern Europe, Latin America, India and other areas of Asia. In connection with Gilat's acquisition of Spacenet Inc., its wholly-owned subsidiary, Gilat entered into a series of agreements with SES Americom's predecessor. These agreements provide that those who lease capacity on satellites currently operated by SES Americom will receive "back-up" service on an additional satellite operated by SES Americom in the event of interrupted service on the leased space.


     There is no assurance that Gilat will be able to obtain additional satellite capacity, if needed, at competitive prices, or at all. In addition, Gilat's other transponder service contracts generally do not provide for alternative services in the event of satellite failure, and Gilat does not maintain insurance against such failures. Therefore, if a satellite becomes inoperable and alternative services are not available or are available at higher prices, Gilat's revenues would be adversely affected.

     GILAT OPERATES IN THE HIGHLY COMPETITIVE NETWORK COMMUNICATIONS INDUSTRY. GILAT MAY BE UNSUCCESSFUL IN COMPETING EFFECTIVELY AGAINST MANY OF ITS COMPETITORS WHO HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES AND EXPERIENCE.

     Gilat operates in a highly competitive industry of network communications. As a result of the rapid technological changes that characterize Gilat's industry, it faces intense world-wide competition to capitalize on new opportunities, to introduce new products and to obtain proprietary technologies that are perceived by the market as being superior to those of its competitors.

     Many of Gilat's competitors have substantially greater financial resources, providing them with greater research and development and marketing capabilities. These competitors are also more experienced in obtaining regulatory approvals for their products and services and in marketing them. Gilat's relative position in the network communications industry may place Gilat at a disadvantage in responding to its competitors' pricing strategies, technological advances and other initiatives.

     Gilat's principal competitor in the supply of VSAT networks is Hughes Network Systems, Inc. Hughes Network Systems obtains satellite capacity on the satellite system operated by PanAmSat.

     The following table lists additional competitors of Gilat:

COMPETITOR                                            AREA OF COMPETITION
----------                                            -------------------
NEC Corporation                            FaraWay VSAT system
Comstream Corp.                            FaraWay VSAT system
ViaSat Inc.                                FaraWay VSAT system
Titan Information Systems Corp.            DialAw@y IP VSAT system
STM Wireless, Inc.                         DialAw@y IP VSAT system
EMS Technologies Inc.                      SkyBlaster
ViaSat                                     Skystar Advantage

     In addition, Gilat competes with various companies that offer communication network systems based on other non-satellite technologies such as terrestrial lines (including cable, DSL, fixed wireless, ISDN lines and fiber optics), frame relay, radio and microwave transmissions. These technologies can often be cheaper than VSAT technology while still providing a sufficient variety of the features required by customers. Competitors of this type include major established carriers such as AT&T, MCI WorldCom, Sprint, British Telecom, Deutsche Telekom, France Telecom, a global consortia of postal, telephone and telegraph organizations and others.

     GILAT'S ACTIONS TO PROTECT ITS PROPRIETARY VSAT TECHNOLOGY MAY BE INSUFFICIENT TO PREVENT OTHERS FROM DEVELOPING PRODUCTS SIMILAR TO GILAT'S PRODUCTS.

     Gilat's business is based on its proprietary VSAT technology and related products and services. Gilat establishes and protects proprietary rights and technology used in its products by the use of patents, trade secrets, copyrights and trademarks. Gilat also utilizes non-disclosure and intellectual property assignment agreements.

     Because of the rapid technological changes and innovation that characterize the network communications industry, Gilat's success will depend in large part on its ability to protect and defend its intellectual property rights. Gilat's actions to protect its proprietary rights in its VSAT technology and related products may be insufficient to prevent others from developing products similar to Gilat's products. In addition, the laws of many foreign countries do not protect Gilat's intellectual property rights to the same extent as the laws of the United States. If Gilat is unable to protect its intellectual property, Gilat's ability to operate its business and generate revenues as expected may be harmed.

     GILAT'S SUCCESS DEPENDS ON THE CONTINUED EMPLOYMENT OF ITS KEY MANAGEMENT AND TECHNICAL PERSONNEL. IF GILAT IS UNABLE TO RETAIN ITS KEY PERSONNEL, ITS BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Gilat believes that its success depends on the continued employment of the following senior management team:

NAME                                                  POSITION                     EMPLOYMENT AGREEMENT
----                                                  --------                     --------------------
Yoel Gat                            Chairman and Chief Executive Officer               Year-to-year
Amiram Levinberg                    President and Chief Operating Officer              Year-to-year
Yoav Leibovitch                     Vice President, Finance and Administration         Year-to-year
                                    and Chief Financial Officer

     Messrs. Gat and Levinberg have been with Gilat since its founding in 1987 and have played a key role in development of Gilat's proprietary VSAT technology. Mr. Leibovitch joined Gilat in February 1991 and has played a key role in Gilat's business development. If any of them, or any of Gilat's other key personnel is unable or unwilling to continue in his present position, Gilat's business, financial condition and operating results could be materially adversely affected.

     Gilat faces competition for personnel, particularly for employees with technical expertise. Gilat's business, financial condition and operating results could be materially adversely affected if Gilat cannot hire and retain suitable personnel.

     GILAT DEPENDS ON A SINGLE FACILITY IN ISRAEL AND IS SUSCEPTIBLE TO ANY EVENT THAT WOULD ADVERSELY AFFECT THE FACILITY'S CONDITION.

     Most of Gilat's manufacturing capacity, its principal offices and principal research and development facilities are concentrated in a single location in Israel.

     Fire, natural disaster or any other cause of material disruption in Gilat's operation in this location could have a material adverse effect on Gilat's business, financial condition and operating results. As discussed above, to remain competitive in the network communications industry, Gilat must respond quickly to technological developments. Damage to Gilat's facility in Israel could cause serious delays in the development of new products and services and, therefore, could adversely affect Gilat's business. In addition, the particular risks relating to Gilat's location in Israel are described below.

     GILAT'S INTERNATIONAL SALES EXPOSE IT TO CHANGES IN FOREIGN REGULATIONS AND TARIFFS, POLITICAL INSTABILITY AND OTHER RISKS INHERENT TO INTERNATIONAL BUSINESS, ANY OF WHICH COULD ADVERSELY AFFECT GILAT'S OPERATIONS.

     Gilat sells and distributes its products and also provides its services internationally, particularly in the United States, Europe and Latin America. A component of Gilat's strategy is to continue to expand into new international markets. Gilat's operations can be limited or disrupted by various factors known to affect international trade. These factors include the following:

     - imposition of governmental controls and regulations which might include a government's decision to raise import tariffs or license fees in countries in which Gilat does business;

     - government regulations that may prevent Gilat from choosing its business partners or restrict Gilat's activities. For example, a particular Latin American country may decide that high-speed data networks used to provide access to the Internet should be made available generally to Internet service providers and may require Gilat to provide its wholesale service to any Internet service providers that request it, including entities that compete with Gilat. If Gilat is subject to any additional obligations such as these, Gilat would be forced to comply with potentially costly requirements and limitations on its business activities. This could result in a substantial reduction in Gilat's revenue;

     - political instability in countries in which Gilat does or desires to do business. For example, economic instability in Indonesia has led to a decrease in the value of the Indonesian Rupia. If such decrease continues, this could adversely affect the ability of the Indonesian market to finance VSAT projects. Gilat also faces similar risks from potential or current political and economic instability in countries such as Russia, Angola, Kenya and Argentina;

     - foreign exchange risks due to fluctuations in local currencies relative to the dollar;

     - trade restrictions and changes in tariffs which could lead to an increase in costs associated with doing business in foreign countries;

     - difficulties in staffing and managing foreign operations which might mandate employing staff in the United States and Israel to manage foreign operations. This change could have an adverse effect on the profitability of certain projects;

     - longer payment cycles and difficulties in collecting accounts receivable;

     - seasonal reductions in business activities; and

     - relevant zoning ordinances that may restrict the installation of satellite antennas which might also reduce market demand for Gilat's service. Additionally, authorities may increase regulation regarding the potential radiation hazard posed by transmitting earth station satellite antennas' emissions of radio frequency energy which may negatively impact Gilat's business plan and revenues.

     Any declines in commercial business in any country can have an adverse effect on Gilat's business as these trends often lead to a decline in technology purchases or upgrades by private companies. Gilat expects that in difficult economic periods, countries in which Gilat does business such as China, Indonesia and Australia will find it more difficult to raise financing from investors for the further development of the telecommunications industry. Any such changes could adversely affect Gilat's business in these and other countries.

     GILAT MAY FACE DIFFICULTIES IN OBTAINING REGULATORY APPROVALS FOR ITS TELECOMMUNICATION SERVICES, WHICH COULD ADVERSELY AFFECT ITS OPERATIONS.

     Gilat's telecommunication services require licenses and approvals by the Federal Communications Commission, or FCC, in the United States, and by regulatory bodies in other countries. In the United States, the operation of satellite earth station facilities and VSAT systems such as Gilat's are prohibited except under licenses issued by the FCC. Gilat must also obtain approval of the regulatory authority in each country in which Gilat proposes to provide network services or operate VSATs.

     The approval process can often take a substantial amount of time and require substantial resources. For instance, Spacenet Services License Sub, Inc., Gilat's indirect wholly-owned subsidiary, obtained authorization from the FCC to provide two-way data communications services on a specific frequency band six months after Spacenet Services License Sub filed the required regulatory application. Moreover, completing the application for the license for Spacenet Services License Sub required approximately four months of technical and legal preparation.

     In addition, any approvals that are granted may be subject to conditions that may restrict Gilat's activities or otherwise adversely affect its operations. Also, after obtaining the required approvals, the regulating agencies may, at any time, impose additional requirements on Gilat's operations. There is no assurance that Gilat will be able to comply with any new requirements or conditions imposed by such regulating agencies on a timely or economic basis.

     GILAT'S OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND THESE QUARTERLY VARIATIONS IN OPERATING RESULTS, AS WELL AS OTHER FACTORS, MAY CONTRIBUTE TO THE VOLATILITY OF THE MARKET PRICE OF GILAT'S ORDINARY SHARES.

     Gilat's operating results may vary significantly from quarter to quarter. Historically, Gilat has recognized a greater proportion of its revenues in the last quarter of each year. For instance, in the first quarter of 2000, Gilat recognized revenues of $85.9 million and in the last quarter of 2000, Gilat recognized income of $174.6 million. In the first quarter of 2001, Gilat recognized revenues of $100.3 million and in the last quarter of 2001, Gilat recognized revenues of $89 million. This decrease was inconsistent with Gilat's historical trend. The causes of fluctuations include, among other things:


     - the timing, size and composition of orders from customers;

     - Gilat's timing of introducing new products and product enhancements and the level of their market acceptance;

     - the mix of products and services Gilat offers; and

     - the changes in the competitive environment in which Gilat operates.

     The quarterly variation of Gilat's operating results, may, in turn, create volatility in the market price for Gilat's ordinary shares. Other factors which may contribute to wide fluctuations in Gilat's market price, many of which are beyond Gilat's control include:

     - announcements of technological innovations;

     - customer orders or new products or contracts;

     - competitors' positions in the market;

     - changes in financial estimates by securities analysts;

     - conditions and trends in the VSAT and other technology industries;

     - Gilat's earnings releases and the earnings releases of its competitors;
       and

     - the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

     In addition to the volatility of the market price of Gilat's ordinary shares, the stock market in general and the market for technology companies in particular have been highly volatile. Investors may not be able to resell their shares following periods of volatility.

     GILAT MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS CLAIMS BY THIRD PARTIES OR GILAT MAY COMMENCE LITIGATION TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS. ANY INTELLECTUAL PROPERTY LITIGATION MAY CONTINUE FOR AN EXTENDED PERIOD AND MAY MATERIALLY ADVERSELY AFFECT GILAT'S BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     There are numerous patents, both pending and issued, in the network communications industry. Gilat may unknowingly infringe on a patent. Gilat may from time to time be notified of claims that it is infringing on the patents, copyrights or other intellectual property rights owned by third parties. While Gilat does not believe it is currently infringing any intellectual property rights of third parties, Gilat cannot assure you that it will not, in the future, be subject to such claims.

     In addition, it may be necessary to commence litigation to protect Gilat's intellectual property rights and trade secrets, to determine the validity of and scope of the propriety rights of others or to defend against third-party claims of invalidity. Any litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Gilat's business, financial condition and operating results.

     POTENTIAL PRODUCT LIABILITY CLAIMS RELATING TO GILAT'S PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS.

     Gilat may be subject to product liability claims relating to the products it sells. Potential product liability claims could include those for exposure to electromagnetic radiation from the antennas Gilat provides. Gilat's agreements with its business customers generally contain provisions designed to limit Gilat's exposure to potential product liability claims. Gilat also maintains a product liability insurance policy. Gilat's insurance may not cover all relevant claims or may not provide sufficient coverage. To date,

Gilat has not experienced any material product liability claims. Gilat's business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by Gilat's insurance or exceed Gilat's coverage.

     A GROUP OF GILAT'S PRINCIPAL STOCKHOLDERS, COLLECTIVELY OWNING ONLY ABOUT 27.3% OF GILAT'S OUTSTANDING ORDINARY SHARES, IS ABLE TO EXERCISE A CERTAIN LEVEL OF CONTROL OVER GILAT.

     SES Americom (formerly known as GE Americom) beneficially owned approximately 18.44% of the outstanding Gilat ordinary shares as of June 15, 2001. SES Americom and several other principal shareholders, who beneficially owned as of June 15, 2001, including options exercisable within 60 days, an additional approximately 8.9% of Gilat ordinary shares, have entered into a stockholders' agreement. As a result of this agreement, a group of Gilat's principal stockholders, collectively owning only about 27.3% of Gilat's outstanding ordinary shares, is able to exercise a certain amount of control over Gilat.

     GILAT HAS NEVER PAID CASH DIVIDENDS AND HAS NO INTENTION TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     Gilat has never paid cash dividends on Gilat's ordinary shares and does not anticipate paying any cash dividends in the foreseeable future. Gilat intends to continue retaining earnings for use in its business, in particular to fund its research and development which are important to capitalize on technological changes and develop new products and applications. In addition, the terms of some of Gilat's financing arrangements restrict Gilat from paying dividends to its noteholders.

     GILAT HAS HISTORICALLY RELIED AND IN THE FUTURE, INTENDS TO RELY, UPON TAX BENEFITS FROM THE STATE OF ISRAEL ON GILAT'S TAXABLE INCOME. THE TERMINATION OR REDUCTION OF THESE TAX BENEFITS WOULD SIGNIFICANTLY INCREASE GILAT'S COSTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON GILAT'S FINANCIAL CONDITION.

     Under the Israeli Law for Encouragement of Capital Investments, 1959, some of Gilat's Israeli facilities qualify as "Approved Enterprises." As a result, Gilat has been eligible for tax benefits for the first several years in which Gilat generated taxable income. Gilat's historical operating results reflect substantial tax benefits, which amounted to approximately $11.4 million for the year 1999 and approximately $27.4 million for the year 2000. The Israeli Government has shortened the period of time for which this tax benefit is applicable to Approved Enterprises from four years to two years. This change only applies to Gilat's last five Approved Enterprises and to any future Approved Enterprises, if any. Gilat's financial condition could suffer if the Israeli government terminated or reduced the current tax benefits available to it.

     In addition, in order to receive these tax benefits, Gilat must comply with two material conditions. Gilat must (i) invest a specified amount in fixed assets in Israel and (ii) finance a portion of these investments with the proceeds of equity capital Gilat raises. Gilat believes it has complied with these conditions, but Gilat has not received confirmation of its compliance from the government. If Gilat has failed or fails in the future to comply in whole or in part with these conditions, Gilat may be required to pay additional taxes and would likely be denied these tax benefits in the future, which could harm Gilat's financial condition.

     GILAT BENEFITS FROM ISRAELI GOVERNMENT GRANTS. THE TERMINATION OR REDUCTION OF THESE GRANTS COULD HAVE A MATERIAL ADVERSE EFFECT ON GILAT'S ABILITY TO DEVELOP NEW PRODUCTS AND APPLICATIONS.

     During 1998, 1999 and 2000 Gilat accrued $2,190,000, $2,300,000 and
$1,990,000 respectively, in grants from the Office of Chief Scientist. These grants enable Gilat to develop new products and applications; however they also impose certain restrictions on Gilat, as discussed below. Israeli authorities have indicated that the grant program may be reduced in the future. The termination or reduction of these grants to Gilat could have a material adverse effect on its ability to develop new products and applications, which could harm Gilat's business.

     THE TRANSFER AND USE OF SOME OF GILAT'S TECHNOLOGY IS LIMITED BECAUSE OF THE RESEARCH AND DEVELOPMENT GRANTS GILAT RECEIVED FROM THE ISRAELI GOVERNMENT TO DEVELOP SUCH TECHNOLOGY. SUCH LIMITATIONS MAY RESTRICT GILAT'S BUSINESS GROWTH AND PROFITABILITY.

     Gilat's research and development efforts associated with the development of its OneWay VSAT product and Gilat's DialAw@y IP have been partially financed through grants from the Office of Chief Scientist of the Israeli Ministry of Industry and Commerce. Under the terms of these Chief Scientist grants, Gilat is required to repay these grants from the revenue Gilat generates from the sale of the product applications it developed with the financing provided by the grants.

     Moreover, Gilat is subject to certain restrictions under the terms of the Chief Scientist grants. Specifically, the products developed with the funding provided by these grants may not be manufactured, nor may the technology, which is embodied in Gilat's products, be transferred, outside of Israel without appropriate governmental approvals. These restrictions do not apply to the sale or export from Israel of Gilat's products developed with this technology. These restrictions will continue to apply after Gilat pays the full amount of royalties payable to the Israeli government in respect of these grants. Further, if the Chief Scientist consents to the manufacture of Gilat's products outside Israel, Gilat will be required to pay a higher royalty rate on the sale of these products and Gilat will also be required to pay a higher overall amount, ranging from 120% to 300% of the amount of the Chief Scientist grant, depending on the percentage of foreign manufacture.

     These royalty payment obligations and restrictions could limit or prevent Gilat's growth and profitability.

     GILAT'S OPERATING RESULTS WOULD BE ADVERSELY AFFECTED IF INFLATION IN ISRAEL IS NOT OFFSET ON A TIMELY BASIS BY A DEVALUATION OF THE NIS (NEW ISRAELI SHEKEL) AGAINST THE U.S. DOLLAR.

     Gilat's international sales expose it to fluctuations in foreign currencies. Substantially all of Gilat's sales are denominated in U.S. dollars. Conversely, a portion of Gilat's expenses in Israel, mainly salaries, is incurred in NIS and is linked to the Israeli Consumer Price Index. When the Israeli inflation rate exceeds the rate of the NIS devaluation against the foreign currencies, then Gilat's NIS expenses increase to the extent of the difference between the rates. A significant disparity of this kind may have a material adverse effect on Gilat's operating results.

     CONDITIONS IN ISRAEL MAY LIMIT GILAT'S ABILITY TO PRODUCE AND SELL ITS PRODUCTS. THIS COULD RESULT IN A MATERIAL ADVERSE EFFECT ON GILAT'S OPERATIONS AND BUSINESS.

     Gilat is incorporated under the laws of the State of Israel, where it also maintains its headquarters and most of its manufacturing facilities. Political, economic and military conditions in Israel directly influence Gilat. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel's international trade and lead to economic downturn. This, in turn, could have a material adverse effect on Gilat's operations and business.

     Since October 2000, there has been substantial deterioration in the relationship between Israel and the Palestinian Authority which has resulted in increased violence. The future effect of this deterioration and violence on the Israeli economy and Gilat's operations is unclear. Ongoing violence between Israel and the Palestinians may have a material adverse effect on Gilat's business, financial conditions or results of operations.

     Generally, male adult citizens and permanent residents of Israel under the age of 54 are obligated to perform up to 36 days of military reserve duty annually. Additionally, these residents may be called to active duty at any time under emergency circumstances. The full impact on Gilat's workforce or business if some of its officers and employees are called upon to perform military service is difficult to predict.

     YOU MAY NOT BE ABLE TO ENFORCE CIVIL LIABILITIES IN THE UNITED STATES AGAINST MOST OF GILAT'S OFFICERS AND DIRECTORS.

     Most of Gilat's directors and executive officers are non-residents of the United States. A significant portion of Gilat's assets and the personal assets of most of Gilat's directors and executive officers are located outside the United States. Therefore, it may be difficult to effect service of process upon any of these persons within the United States. Gilat has appointed Gilat Satellite Networks Inc., its U.S. subsidiary, as its agent to receive service of process in any action against it arising out of the exchange offer. However, Gilat has not given its consent for its agent to accept service of process in connection with any other claim nor to accept service of process on behalf of its executive officers and directors. In addition, a judgment obtained in the United States against Gilat or, most of Gilat's directors or executive officers, including but not limited to judgments based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States.

     Generally, it may also be difficult to bring an original action in an Israeli court to enforce liabilities based upon the U.S. federal securities laws against Gilat or, most of Gilat's officers and directors. Subject to particular time limitations, executory judgments of a United States court for liquidated damages in civil matters may be enforced by an Israeli court, provided that:

     - the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and according to the rules of private international law currently prevailing in Israel;

     - adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

     - the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

     - the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

     - the judgment is no longer appealable; and

     - an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

     Furthermore, if a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

     CURRENT TERRORIST ATTACKS MAY HAVE A MATERIAL ADVERSE EFFECT ON GILAT'S OPERATING RESULTS.

     Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which Gilat ordinary shares trade, the markets in which Gilat operates, its operations and profitability and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or Israel, or against American or Israeli businesses. These attacks or subsequent armed conflicts resulting from or connected to them may directly impact Gilat's physical facilities or those of Gilat's suppliers or customers. Furthermore, these terrorist attacks may make travel and the transportation of Gilat's supplies and products more difficult and more expensive and ultimately affect the sales of Gilat's products in the United States and overseas. Also, as a result of terrorism, the United States and other countries may enter into an armed conflict that could have a further impact on Gilat's sales, its profitability, its supply chain, its production capability and its ability to deliver product and services to its customers.

     THE SUSPENSION OF AN AWARD TO PROVIDE TELEPHONE SERVICES IN PERU COULD ADVERSELY AFFECT GILAT'S OPERATING RESULTS.

     On October 18, 2001, CIFSA Telecom S.A.C., a Peruvian company that is owned primarily by STM Wireless Inc., obtained an injunction from a Peruvian court against Fondo de Inversion en Telecomunica-ciones del Peru, Peru's national telecommunications investment fund, also known as FITEL. The injunction suspends the award by FITEL to GTH Peru, Gilat's subsidiary, on September 27, 2001, of a contract to provide a fixed rural satellite telephony network in a transaction with a value of approximately $27 million. FITEL is a department of the Peruvian national telecommunications agency OSIPTEL (Organismo Supervisor de Inversion Privada en Telecomunicaciones).

     In a related suit, on October 2, 2001, STM Wireless Inc. filed an action against Gilat, Gilat to Home Latin America N.V., rStar Corporation, Yoel Gat, Giora Oron and 100 John Does in the Orange County Superior Court in California. STM Wireless alleges unfair competition and slander in connection with the award of the aforementioned contract award in Peru. The suit involves claims in connection with the injunction referenced above. An answer to the complaint on behalf of Gilat was filed on December 17, 2001.

     If the injunction in Peru is not overturned, or if Gilat does not prevail on the merits of the litigation in California, or is prevented from conducting its business in Peru, it will have an adverse effect on Gilat's operations, results and prospects.


     GILAT IS INVOLVED IN LITIGATION, ALLEGING VIOLATIONS OF THE FEDERAL SECURITIES LAWS AND MATERIAL MISREPRESENTATIONS TO THE MARKET, WHICH MAY HAVE AN ADVERSE EFFECT ON ITS BUSINESS.



     As of March 18, 2002, a number of securities class action lawsuits were announced against Gilat and certain of its officers and directors. The litigation includes three actions filed in the United States District Court for the Eastern District of New York and in the United States District Court for the Eastern District of Virginia and two actions filed in the United States District Court for the Eastern District of New York. These complaints are brought on behalf of purchasers of securities of Gilat between August 14, 2000 and October 2, 2001 inclusive, and allege violations of the federal securities laws and claim that Gilat issued material misrepresentations to the market. As of March 18, 2002, the complaints had not been formally served on Gilat, but Gilat had reviewed some of the complaints available. Gilat believes the allegations against it and its officers and directors are without merit and intends to contest them vigorously. However, these legal proceedings are in the preliminary stages and Gilat cannot predict their outcome. The litigation process is inherently uncertain. If Gilat is not successful in defending these legal proceedings, it could incur substantial monetary judgments or penalties in excess of available insurance coverage or damage to its reputation. In addition, whether or not Gilat is successful, the proceedings could result in substantial costs and may occupy a significant amount of time and attention of Gilat's senior management.


           BACKGROUND OF THE EXCHANGE OFFER AND RELATED TRANSACTIONS

PAST CONTACTS BETWEEN rSTAR AND GILAT

     rStar was founded in June 1997 and completed its initial public offering in October 1999. On March 19, 2001, it changed its name to rStar Corporation from ZapMe! Corporation.

     Prior to July 2000, rStar's principal focus was on building an advertiser-supported network serving the education market. rStar commenced operations in September 1997 and began offering sponsorships through its proprietary network in December 1998. Over the next several years, rStar built one of the country's largest broadband internet media networks dedicated to education. rStar's network was designed primarily for students aged 13-19 to provide a rich media computer experience that was free and easy to use. rStar provided each school participating in its network with several multimedia personal computers with monitors, a laser printer and free broadband access to its website and to the Internet.

     In order to support its school business, in 1998 rStar began to purchase VSAT (very small aperture terminal) data communications equipment (including satellite uplink equipment and satellite receiver cards) from Gilat. In 1999, the parties expanded their business relationship to cover the purchase of services and equipment from Spacenet, a wholly-owned subsidiary of Gilat. In December 1998 and February 1999, Gilat purchased 548,648 shares of rStar common stock in privately negotiated transactions for $5.00 per share.
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

     On June 11, 1999, rStar and Spacenet entered into a service agreement whereby Spacenet was to provide rStar with equipment, installation, maintenance and space segment for a fixed fee per school installment. The service agreement provided for a minimum of 500 school sites to be installed within 3-months of the effective date, a minimum 3-year service term per site, and a fixed monthly fee per site. Commencing in July 1999, Spacenet began installing and leasing satellite equipment, as well as providing to rStar the space segment and operation and maintenance services under the service agreement. The service agreement was amended in July 1999 to adjust pricing, and amended and restated in September 1999 to expand Spacenet's responsibilities to provide a complete end-to-end, two way broadband solution and to increase the minimum number of sites to 2,000.

     Sales to rStar by Gilat and its affiliates amounted to $447,000 in 1998, $35,812,192 in 1999 and $26,742,000 in 2000. Gilat provided financing terms for a portion of these sales. Such financing obligations were included in rStar's financial statements as capital lease obligations.

     In 1999, rStar provided advertisement services to Spacenet for which Spacenet paid a total of $360,000. On December 30, 1999, Gilat and rStar entered into an agreement for advertising and consulting services for Gilat and its subsidiaries. The services under this agreement were substantially geared to provide information to assist Gilat in the launch of new satellite-to-home services to be offered by StarBand Communications. rStar provided a beta test network for new product features and development concepts, and StarBand Communications paid for the costs of these services.

     Yoel Gat, a co-founder of Gilat, its Chairman and CEO, was a director of rStar from June 1999 through October 1999. On October 15, 1999, Mr. Gat resigned from rStar's Board of Directors, but Gilat retained observer rights on the Board of Directors, which give Gilat's designee the opportunity to participate in most Board of Directors discussions.

     In February 2000, Spacenet began discussions with rStar regarding technical support of key private network markets of interest to Spacenet. Spacenet informed rStar of its intent to build web-based private networks for a few market segments, combining Gilat's satellite technology with a customized browser to enable e-commerce transactions between small to medium-sized businesses and their suppliers.

     Spacenet provided rStar with specifications for the development of a demonstration system for presentation to potential supplier partners and users. Beginning on April 3, 2000, rStar attended a series of business development meetings sponsored by Spacenet. In the course of these meetings, Spacenet presented its service concept to key suppliers in the food service, automotive repair and pharmacy market segments, and collected market research regarding applications and other technical requirements necessary for these private networks.

     In June 2000, Spacenet delivered to rStar a specification for a customized browser for technical support of the development of Spacenet's proposed private networks. The parties agreed that rStar would be compensated for its technology, based on a revenue share model, to be negotiated prior to conclusion of the first sale.

     As a consequence of and during the above activities, Gilat developed a strong interest to acquire rStar's infrastructure in order to accelerate its entry into developing private networks.

     Since commencement of its school business, rStar's advertising-based revenue model was subject to federal and state legislature challenge by parties seeking to eliminate all advertising in schools. In June 2000, rStar began discussing with Gilat potential changes in its traditional education business and the ability to reposition rStar with a focus on the developing private networks in an effort to improve its financial performance. On July 11, 2000, Yoel Gat met with Lance Mortensen and Rick Inatome, at that time rStar's Chairman and CEO, respectively, to discuss the potential acquisition of all or part of rStar by Gilat.

     From July 2000 through September 2000, representatives of Gilat and rStar discussed and reviewed several proposed transactions for Gilat's investment in, or acquisition of, rStar.

     On September 27, 2000, rStar and Gilat decided to effect the transaction by way of a tender offer to acquire 51% of the capital stock of rStar, subject to
(i) final agreement on pricing and other terms, (ii) approval of the contemplated transaction by the Boards of Directors of rStar and Gilat, and
(iii) other customary matters.

     In October 2000, rStar decided that it would no longer accept or present paid commercial messages directed at students, announced its plan to end the free service business model and discontinued the installation of free computer labs for schools. Also in October 2000, rStar announced a shift of its business focus and resources to implement and manage industry-specific private networks for businesses to communicate with their vendors and customers via bi-directional satellite-delivered Internet connections.

     For some time, the Board of Directors and management of rStar have evaluated entering into strategic relationships and considered strategic acquisitions of companies with complimentary businesses and technologies. Since announcing its exit from the school-based model, rStar has focused on exploring a number of potential relationships with its corporate partners, including potential equity investments by Gilat.

     On October 3, 2000, rStar, Gilat and certain principal stockholders of rStar entered into a tender offer agreement pursuant to which Gilat would make a cash tender offer to purchase (at a price of $2.32 per share) up to the number of outstanding shares of rStar common stock, which together with the shares that Gilat beneficially owned, would constitute 51% of the outstanding shares of rStar common stock. Also, under the tender offer agreement, certain principal stockholders granted Gilat an option to purchase their shares of rStar common stock, at an option price of $2.32 per share, to the extent necessary to provide Gilat with beneficial ownership of 51% of the outstanding shares of rStar common stock if less than 51% of the outstanding shares of rStar common stock were tendered in the cash tender offer. Gilat and rStar issued a joint press release announcing the cash tender offer.

     On October 17, 2000, Gilat commenced its cash tender offer.

     On November 27, 2000, Gilat accepted for payment, and paid for, 16,793,752 shares tendered in its cash tender offer. Such shares represented approximately 38% of the outstanding shares of rStar common stock.

     On December 6, 2000, as contemplated by the tender offer agreement and by a letter agreement, dated December 6, 2000, between Gilat and certain principal stockholders of rStar, Gilat exercised its option, in part, to purchase 4,196,550 shares of rStar common stock.

NEGOTIATIONS BETWEEN rSTAR AND GILAT

     Beginning in the middle of December 2000, Mr. Gat first initiated discussions with Mr. Mortensen regarding the possibility of rStar combining its operations with a portion of Gilat's satellite network operations in Latin America. In that regard, on December 19, 2000, December 20, 2000, and January 9, 2001, Messrs. Mortensen and Gat met and held conference calls regarding, among other concepts, the possibility of consolidating portions of Gilat's operations in Latin America into a Gilat subsidiary that would be acquired by rStar.

     On January 5, 2001, Gilat exercised the remainder of its option for shares of rStar common stock, and purchased 879,141 shares of rStar common stock from certain principal stockholders of rStar, as contemplated by the tender offer agreement and the letter agreement. As a result of the shares of rStar common stock purchased in the cash tender offer and pursuant to the option, Gilat beneficially owned approximately 51% of the outstanding shares of rStar common stock. Although Gilat became a majority stockholder of rStar, it did not have any representatives on rStar's Board of Directors until May 21, 2001, as described below.

     On January 10, 2001, Lance Mortensen met with Yoel Gat and Ami Samuels, Vice-President, Broadband Networks of Gilat, and discussed the status of rStar's exit from the school business, the status of its development of private networks, and Gilat's operations in Latin America. Messrs. Mortensen, Gat and Samuels also discussed alternative markets into which rStar could redeploy its assets and expertise and the manner in which Gilat could assist rStar in doing so, including the possibility of a combination of rStar with certain operations of Gilat. Messrs. Gat and Samuels expressed the view that, although rStar did not then operate outside of the United States, rStar's resources and technical expertise in developing and managing private broadband internet networks was a natural fit with Gilat's business of providing satellite-based telephony and internet access services in Latin America. They further expressed the view that, as rStar exited the school market and explored alternative market opportunities, Gilat's Latin American business would provide rStar with an additional source of revenue and enhance the value of rStar's common stock.

     On February 8, 2001, Messrs. Mortensen and Gat met and discussed in further detail the potential for rStar's acquisition of the StarBand Latin America business and the possible structure such a deal would take.

     On February 16, 2001, Mr. Mortensen visited the offices of Gilat Latin America Inc. in Sunrise, Florida and met with senior officers involved in the daily operations and management of Gilat's business activities in Latin America. At the meeting, the parties discussed information with respect to the business model and operations of the StarBand Latin America business, including the risks associated with the economic and political environment in Latin America, the structure of the proposed transactions and the manner by which Gilat would contribute various assets to the newly-formed entity.

     From late February through the end of March 2001, Messrs. Mortensen and Samuels held nearly daily conference calls to discuss the potential structure and terms of the proposed acquisition of the StarBand Latin America business.

     On March 1, 2001, Mr. Mortensen and Michael Arnouse, a director of rStar, met with the financial advisor for Gilat and senior officers of the StarBand Latin America business. During the meeting, Gilat's financial advisor and senior officers of the StarBand Latin America business conducted a presentation at which information with respect to the proposed StarBand Latin America business was distributed and discussed, including Gilat's current operations in Latin America, the risks involved in implementing and providing new technologies in Latin America, the growth strategy and the projected growth of the StarBand Latin America business. The parties discussed the manner in which StarBand Latin America would be formed, including the expected contribution by Gilat and its affiliates of rights to implement, operate and market broadband Internet access services and voice services to consumers and small office and home office subscribers across Latin America, and provide in Latin America a bundled product with direct-to-home television service using a single satellite dish. The parties also discussed Gilat's ongoing commitment to provide in Latin America, through StarBand Latin America, such new technologies and products as Gilat develops and makes available to its affiliates in the United States, including StarBand Communications.

     The parties explored the possibility of increasing stockholder value by undertaking a tender offer for a portion of the outstanding rStar common stock. The parties noted the market price of the rStar common stock and considered whether it would be a prudent use of rStar's financial resources to buy back a portion of the outstanding rStar common stock. The parties discussed the possibility of Gilat participating in a tender offer.

     Following the meeting, Messrs. Mortensen and Arnouse recommended to rStar's Board of Directors that rStar continue discussions and due diligence regarding the proposed acquisition of the StarBand Latin America business. This recommendation was based upon, among other things, the belief that there were meaningful synergies and overlaps between rStar's business and the StarBand Latin America business and that, based upon the financial information provided to them and the projected growth of the Star Band Latin American business, the StarBand Latin America business provided growth opportunities for rStar and its stockholders. They were also of the view that the Latin American business presented an appropriate strategic fit and growth opportunity for rStar in light of rStar's goal of redeploying its school business assets and expertise to alternative markets.

     Throughout March 2001, representatives of rStar held several conference calls with representatives of Gilat and its financial advisor to further review, among other things, the business model and the valuation analysis of the StarBand Latin America business.

     On March 21, 2001, Messrs. Mortensen and Gat held a conference call and agreed that formal discussions should begin with respect to rStar's acquisition of StarBand Latin America. They decided that, in connection with rStar's proposed acquisition of the StarBand Latin America business, rStar should contemporaneously consider the issuance to Spacenet of rStar common stock in exchange for the satisfaction of rStar's approximately $45 million in outstanding capital lease obligation and other accrued liabilities to Spacenet incurred in connection with the 1999 service agreement between rStar and Spacenet described above -- See "Past Contacts Between rStar and Gilat". Messrs. Mortensen and Gat discussed the general parameters of the proposed transactions, including the value of the consideration to be exchanged. They agreed to further discuss the proposed transactions and the acquisition of StarBand Latin America by rStar.

     On or about March 28, 2001, officers and counsel of Gilat and representatives of rStar met to discuss the proposed transactions. rStar and Gilat agreed to a non-binding term sheet outlining a series of transactions, including the proposed issuance of rStar common stock to Gilat in exchange for the cancellation of all or a portion of rStar's outstanding indebtedness to Spacenet, rStar's acquisition of the StarBand Latin America business, and the exchange offer.

     On April 2, 2001, counsel to Gilat provided counsel to rStar with a draft acquisition agreement.

     On April 4, 2001, rStar's Board of Directors formed a special committee of independent directors comprised of Messrs. Appleby and Arnouse to consider the proposed transactions and determined to retain an investment banking firm to evaluate, from a financial point of view, the consideration to be provided for in the proposed transactions. Messrs. Appleby and Arnouse agreed that the criteria for selecting an investment banking firm should include:

     - the investment banking firm's expertise and experience in the telecommunications industry;

     - the reputation of the investment banking firm;

     - the ability of the investment banking firm to meet the special committee's requirements and timelines;

     - consideration of conflicts of interest; and

     - the fees to be charged, given the relative value of any potential transaction.

     Between April 4 and April 5, 2001, representatives of rStar, Gilat and their respective counsel met frequently with each other to discuss and negotiate numerous aspects of the proposed transactions. At this time, the special committee retained CIBC World Markets to evaluate the fairness, from a financial point of view, of the aggregate consideration to be provided for in the exchange offer and related transactions. In retaining CIBC World Markets, Messrs. Appleby and Arnouse were aware and considered that CIBC World Markets previously had performed investment banking services for Gilat, including acting as Gilat's dealer manager in its tender offer for shares of rStar common stock in October 2000. After discussions regarding CIBC World Markets' role in the October 2000 tender offer, which was limited to serving as dealer manager and did not involve participation in negotiations or fuller financial advisory services, the committee determined that no conflict existed. The special committee also believed that, in light of CIBC World Markets' existing knowledge and understanding of Gilat's business, including that in Latin America, CIBC World Markets was able to quickly and efficiently evaluate the aggregate consideration provided for in the exchange offer and related transactions.

     On April 7, 2001, Messrs. Apply, Arnouse and Mortensen discussed with CIBC World Markets the StarBand Latin America business and preliminary matters relating to the proposed transactions. Among other things, they compared the growth opportunities in Latin America to the growth opportunities which might present themselves with respect to other acquisitions or strategic relationships rStar was then in a position to pursue. Particularly in light of Gilat's support for the Latin American transactions, as well as the possibility of simultaneously pursuing the exchange offer, the Board was of the view that rStar should pursue the StarBand Latin America acquisition.

     On April 10, 2001, Mr. Appleby, representing the special committee, and Mr. Mortensen held a conference call with representatives of Gilat regarding the structure of the proposed transactions and the terms of a definitive acquisition agreement. On the same day, Messrs. Appleby and Arnouse and CIBC World Markets discussed due diligence and other matters relating to StarBand Latin America and the proposed transactions.

     On April 15, 2001, Messrs. Mortensen and Gat held further discussions about the proposed transactions.

     On April 18, 2001, Messrs. Appleby and Arnouse and the respective officers and counsel of rStar and Gilat met to continue drafting a definitive acquisition agreement. rStar's counsel advised Messrs. Appleby, Arnouse and Mortensen of their fiduciary obligations in considering the proposed transactions and reviewed with the full Board of Directors the terms of the proposed transactions and the status of the negotiations.

     On April 19, 2001, Messrs. Appleby and Arnouse reviewed, considered, and further evaluated StarBand Latin America and its business, Gilat and the proposed transactions, along with the related documents and agreements relating to the proposed transactions. Also at this meeting, CIBC World Markets reviewed with Messrs. Appleby and Arnouse its financial analysis of the aggregate consideration to be provided for in the exchange offer and related transactions. At that meeting, Messrs. Appleby and Arnouse, along with CIBC World Markets, also reviewed the terms of the proposed issuance to Spacenet of rStar common stock in exchange for rStar's satisfaction of approximately $45 million in outstanding obligations to Spacenet.

     On April 22, 2001, Messrs. Appleby and Arnouse again convened telephonically to consider the proposed transactions. Mr. Mortensen, rStar's legal counsel and CIBC World Markets participated in the telephonic meeting. rStar's legal counsel reviewed with Messrs. Appleby and Arnouse the terms of the proposed transactions. Also at this meeting, CIBC World Markets delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated April 23, 2001, the date on which the acquisition agreement was initially executed, as to the fairness, from a financial point of view, of the aggregate consideration provided for in the exchange offer and related transactions. At the conclusion of the meeting, Messrs. Appleby and Arnouse unanimously approved the proposed transactions and recommended the proposed transactions to the rStar Board of Directors. Thereafter, the entire Board of Directors convened a meeting and discussed the recommendations of the special committee. In considering the proposed transactions, the Board considered, among other things, the anticipated earnings growth of the StarBand Latin America business.

     After a review and discussion of the terms of the proposed transactions, and discussions regarding the financial and other effects of the proposed transactions on rStar and its stockholders, the Board of Directors approved the proposed transactions, including the StarBand Latin America acquisition, the exchange offer and the Spacenet transaction. The Board authorized rStar's officers to finalize and execute a definitive acquisition agreement and any other related documents.

     On April 23, 2001, rStar and Gilat executed and delivered a definitive acquisition agreement, and rStar and Gilat issued a joint press release announcing the proposed transactions. The definitive agreement executed on April 23, 2001 provided for:

     - the acquisition of StarBand Latin America by rStar for 43,103,448 shares of rStar common stock;

     - the StarBand Latin America business to have exclusive rights to the consumer and small office and home office markets in all of Latin America, including Mexico;

     - rStar to commence an exchange offer for shares of rStar common stock, representing 20% of the shares of rStar common stock held by stockholders other than Gilat, in exchange for an aggregate of up to $4,000,000 in cash, or approximately $0.95 per eligible tendered rStar share, and an aggregate of 312,500 Gilat ordinary shares, or approximately 0.0738 of a Gilat ordinary share for each eligible tendered rStar share. Gilat agreed not to tender any of its shares of rStar common stock in the exchange offer;

     - Gilat to grant rStar an option to acquire the 312,500 Gilat ordinary shares needed for the exchange offer for nominal consideration;

     - the terms by which rStar would satisfy its approximately $45 million outstanding capital lease and other accrued liabilities obligation to Spacenet by way of the issuance of 19,396,552 shares of rStar common stock, as a closing condition to rStar's acquisition of StarBand Latin America; and

     - the right to terminate the acquisition agreement by either party if the transactions were not consummated by September 30, 2001.

     On April 23, 2001, the date on which the acquisition agreement was initially executed, the last reported sale price for Gilat ordinary shares on the Nasdaq National Market was $10.83 per share. Accordingly, if the exchange offer had expired on that date, each share of rStar common stock tendered in the exchange offer would have been exchanged for a combination of cash and Gilat ordinary shares having a value of approximately $1.75, consisting of $0.95 in cash and a fraction of a Gilat ordinary share having a market value of approximately $0.80.

     On April 23, 2001, rStar, Gilat and their respective legal counsel commenced the preparation of the required disclosure documents and the related financial statements.

     On May 21, 2001, rStar and Spacenet closed the Spacenet transaction by delivering 19,396,552 shares of rStar common stock to an affiliate of Spacenet, Gilat Satellite Networks (Holland) B.V. in exchange for satisfaction of rStar's approximately $45 million capital lease and other obligations to Spacenet. This transaction, which was described in the April 23, 2001 acquisition agreement, was a condition to the closing of rStar's acquisition of StarBand Latin America. Although the parties originally anticipated that this transaction would be consummated just prior to the closing of rStar's acquisition of StarBand Latin America, because stockholder approval was not required or being sought for the consummation of this transaction and because the time it was taking to complete the required disclosure documents and related financial statements was longer than originally expected, the parties elected to close the Spacenet transaction prior to the closing of rStar's acquisition of StarBand Latin America. Also, at this time, Mr. Samuels and Sasson Darwish were appointed to fill the two vacant seats on rStar's Board of Directors.

     Between July 22, 2001 and July 31, 2001, representatives of rStar and Gilat held numerous telephone conferences to discuss the status of the StarBand Latin America business, the status of the preparation of required financial statements, due diligence matters and the manner in which StarBand Latin America would operate after the closing of rStar's acquisition of StarBand Latin America. The parties also discussed various business opportunities, including Gilat's operations in Mexico. At that time, Gilat requested that the terms of the StarBand Latin America acquisition in the April 23, 2001 acquisition agreement be modified so that StarBand Latin America's right to conduct its business in Mexico would be non-exclusive rather than exclusive. Further, during that period, Gilat requested that, in connection with the exchange offer, rStar increase the consideration paid by it to Gilat upon the exercise of the option for Gilat ordinary shares from nominal consideration to a number of shares of rStar common stock.

     Messrs. Mortensen and Appleby held numerous telephone conferences to consider whether or not rStar should agree to amend the April 23, 2001 acquisition agreement and, if so, what consideration rStar should receive for agreeing to do so. In particular, Messrs. Mortensen and Appleby considered the impact that a non-exclusive, rather than exclusive, arrangement in Mexico could have on StarBand Latin America's projected performance during the next few years. They also considered what additional benefit should be provided to the rStar stockholders in exchange for rStar agreeing to pay additional consideration to Gilat upon exercising the option for Gilat ordinary shares.

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

     After numerous conference calls, the parties determined that, in consideration for rStar agreeing to Gilat's requested changes, the terms of the transactions would be modified as follows:

     - the number of shares subject to the exchange offer should be increased;

     - in order to provide the rStar stockholders with some assurance that the anticipated performance of the StarBand Latin America business would translate into increased value for the non-Gilat stockholders, rStar would commit to pay a special cash distribution to the rStar stockholders (other than Gilat) if StarBand Latin America did not achieve certain earnings targets for either one or both of the years ending June 30, 2003 and June 30, 2004, the payments of the special cash distributions being guaranteed by Gilat;

     - provide that if the StarBand Latin America business performed extremely well, thereby providing a benefit to rStar stockholders, Gilat would receive additional shares of rStar common stock.

     On July 31, 2001, Messrs. Mortensen and Appleby reported the status of their discussions with Gilat to Mr. Arnouse. The parties discussed the revised terms of the StarBand Latin America acquisition, the exchange offer and the option for Gilat ordinary shares, including the impact the proposed changes would have on the non-Gilat stockholders.

     From early July through the end of August, representatives of rStar, Gilat and their respective counsel met frequently with each other to discuss, negotiate and finalize the proposed revisions to the StarBand Latin America acquisition and the exchange offer, including exchanging drafts of revisions to the April 23, 2001 acquisition agreement, the master services and supply agreement between Gilat and StarBand Latin America, rStar's Certificate of Incorporation and the option for Gilat ordinary shares.

     On September 7, 2001, the date on which the special committee considered the first amended acquisition agreement, Messrs. Appleby and Arnouse convened telephonically to consider the revised terms of the StarBand Latin America acquisition and the exchange offer. Mr. Mortensen, rStar's legal counsel and CIBC World Markets participated in the telephonic meeting. rStar's legal counsel reviewed the revised terms of the StarBand Latin America acquisition and the exchange offer. CIBC World Markets delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated September 7, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by the holders of rStar common stock, other than Gilat and its affiliates, in the exchange offer was fair, from a financial point of view, to such holders. At the conclusion of the meeting, Messrs. Appleby and Arnouse unanimously approved the revised terms of rStar's acquisition of StarBand Latin America and the exchange offer and recommended the revised terms to the Board of Directors. Thereafter, the Board of Directors convened a meeting and discussed the recommendations of Messrs. Appleby and Arnouse. After a review and discussion of the revised terms of rStar's acquisition of StarBand Latin America and the exchange offer, and discussions regarding the financial and other effects of the proposed revised terms on rStar and its stockholders, the Board of Directors approved the revised terms and authorized the officers of rStar to finalize and execute an amendment to the April 23, 2001 acquisition agreement and any other related documents.

     On September 7, 2001, rStar and Gilat and executed and delivered the first amended acquisition agreement and on September 10, 2001 rStar and Gilat issued a joint press release announcing the revised terms of the StarBand Latin America acquisition and the exchange offer. The first amended acquisition agreement executed on September 7, 2001 amended the April 23, 2001 acquisition agreement as follows:

     - the StarBand Latin America business will have non-exclusive, rather than exclusive, rights in Mexico.

     - the number of shares of rStar common stock which may be acquired by rStar in the exchange offer was increased from an amount representing 20% of the shares of rStar common stock held by stockholders other than Gilat to 6,315,789, representing approximately 29% of the shares of rStar common stock held by stockholders other than Gilat.

     - the aggregate consideration to be paid for shares of rStar common stock in the exchange offer was increased from $4,000,000 in cash, or approximately $0.95 per eligible tendered rStar share, and 312,500 Gilat ordinary shares, or approximately 0.0738 of a Gilat ordinary share for each eligible tendered share, to $6,000,000 in cash, or approximately $0.95 per eligible tendered rStar share, and 466,105 Gilat ordinary shares, or approximately 0.0738 of a Gilat ordinary share for each eligible tendered share.

     - the amount to be paid by rStar upon the exercise of the option to acquire the Gilat ordinary shares needed for the exchange offer was increased from nominal consideration to a number of shares of rStar common stock equal to 60% of the shares of rStar common stock tendered in the exchange offer -- 3,389,473 shares if the maximum number of rStar common stock are tendered in the exchange offer.

     - subject to certain limitations, rStar stockholders, other than Gilat, will be entitled to receive a distribution of up to a total of $10 million in cash, $5 million per year, if StarBand Latin America does not achieve certain earnings targets during the years ending June 30, 2003 and June 30, 2004.

     - subject to certain limitations, Gilat will have the right to receive up to an additional 10,741,530 shares of rStar common stock, 5,370,765 shares per year, if StarBand Latin America achieves certain earnings targets during the years ended June 30, 2003 and June 30, 2004.

     - the right of the rStar stockholders to receive the special cash distribution described above or of Gilat to receive the additional shares of rStar common stock as described above will terminate upon the completion of a firm underwritten public offering of shares of rStar common stock raising gross proceeds to rStar of at least $25 million, with a price of rStar common stock of at least $2.32 per share.

     - since the Spacenet transaction closed on May 21, 2001, the terms of the Spacenet transaction and its inclusion as a closing condition was deleted.

     - the date after which either party has the right to terminate the acquisition agreement if the transactions are not consummated was extended from September 30, 2001 to November 30, 2001.

     On September 7, 2001, the date on which the first amended acquisition agreement was executed, the last reported sale price for Gilat ordinary shares on the Nasdaq National Market was $9.18 per share. Accordingly, if the exchange offer had expired on that date, each share of rStar common stock would have been exchanged for a combination of cash and Gilat ordinary shares having a value of approximately $1.63, consisting of $0.95 in cash and a fraction of a Gilat ordinary share having a market value of approximately $0.68.

     On September 25, 2001, rStar filed its preliminary proxy statement with the SEC relating to the acquisition agreement, among other things. On October 11, 2001, Gilat filed its Registration Statement on Form F-4 with the SEC to register the Gilat ordinary shares for the exchange offer. Each of rStar and Gilat received comments to these filings from the staff of the SEC on November 16, 2001, by which time it was clear to each of rStar and Gilat that the parties would not be in a position to close the StarBand Latin America acquisition and the exchange offer by the November 30, 2001 termination date provided for in the first amended acquisition agreement dated September 7, 2001. Accordingly, the parties discussed amending the first amended acquisition agreement in order to extend the termination date.

     Between September 7, 2001, the date on which the first amended acquisition agreement was executed, and November 30, 2001, the market price of the Gilat ordinary shares dropped from $9.18 to a low during that period of $2.00 per share. Accordingly, in considering the terms upon which rStar would be willing to extend the termination date of the StarBand Latin America acquisition and the exchange offer, Mr. Mortensen initiated discussions regarding possible adjustments to the terms of the exchange offer.

     During the period from mid-October 2001 through November 30, 2001, Messrs. Mortensen and Appleby had numerous conversations regarding possible modifications to the terms of the StarBand Latin America acquisition and the exchange offer which they considered in connection with an extension.

Likewise, during that period, Mr. Mortensen had a number of telephone conversations with Mr. Samuels to discuss the possibility of adjusting the financial terms of the exchange offer to conform with the aggregate consideration payable on April 23, 2001 and September 7, 2001.

     On November 28, 2001 and December 11, 2001, Messrs. Mortensen and Gat held telephone conferences to consider the terms on which a further amendment to the first amended acquisition agreement would be agreed upon. Mr. Mortensen requested that Gilat agree that the amount of the cash consideration to be paid in the exchange offer be increased in proportion to the amount by which the price of the Gilat ordinary shares was less than $12.00 per share (the approximate price of the Gilat ordinary shares on April 23, 2001). In response, Mr. Gat requested that the amount of cash be proportionately decreased to reflect any amount by which the price of the Gilat ordinary shares exceeded $12.00 per share. Mr. Gat also requested that, in addition to an underwritten public offering, rStar's obligation to pay the special cash distribution terminate if rStar is able to raise $100 million in a private transaction at a price per share of at least $1.00. Further, Mr. Gat requested that certain clarifying changes be made to the agreements regarding the non-exclusive rights of StarBand Latin America in Mexico.

     On December 12, 2001, Mr. Mortensen reported on the status of his discussions with Gilat to Messrs. Appleby and Arnouse. The parties discussed the proposed revisions to the terms of the StarBand Latin America acquisition and the exchange offer, including the impact the proposed changes would have on the non-Gilat stockholders.

     From mid-December 2001 through December 31, 2001, rStar and Gilat and their respective counsel exchanged drafts and held frequent conference calls in order to finalize the details of the proposed revisions to the exchange offer and the StarBand Latin America acquisition.

     On December 21, 2001, Messrs. Apply and Arnouse convened telephonically to consider the revised terms of the StarBand Latin America acquisition and the exchange offer. Mr. Mortensen and rStar's legal counsel participated in the telephonic meeting. rStar's legal counsel reviewed the proposed revised terms of the StarBand Latin America acquisition and the exchange offer, and at the conclusion of the meeting, Messrs. Appleby and Arnouse unanimously approved the revised terms of the StarBand Latin America acquisition and the exchange offer and recommended the revised terms of StarBand Latin America acquisition and the exchange offer to the Board of Directors. Thereafter, the Board of Directors convened a meeting and discussed the recommendations of Messrs. Appleby and Arnouse.

     CIBC World Markets was not requested to, and did not participate in, the meeting and the special committee did not ask CIBC World Markets to provide any update to its opinion dated September 7, 2001. Although the market price of the Gilat ordinary shares had declined from $9.08 on September 7, 2001 to approximately $3.32 on December 20, 2001, the special committee elected not to ask CIBC World Markets to update its September 7, 2001 opinion and instead determined to continue to rely upon the September 7, 2001 opinion. In electing to do so, the special committee determined that the additional expense of obtaining an updated opinion was not necessary given the special committee's analysis that the proposed revised terms of the StarBand Latin America acquisition were not materially different from the terms of the acquisition in place on the date of the September 7, 2001 opinion, as well as the special committee's determination that the financial terms of the exchange offer, as revised in the second amended acquisition agreement, provided for the payment of aggregate consideration to the rStar stockholders substantially equivalent to the consideration called for by the September 7, 2001 agreement. In reaching such a determination, the special committee and the Board of Directors considered the fact that, although the aggregate consideration payable in connection with the exchange offer was equivalent to the consideration called for at the time of the September 7, 2001 opinion, the revised terms could result in a change in the mix of cash and Gilat ordinary shares payable for each rStar share.

     After a review and discussion of the revised terms of the StarBand Latin America acquisition and the exchange offer, and discussions regarding the financial and other effects of the proposed revised terms on rStar and its stockholders, the Board of Directors approved the revised terms and authorized the officers of rStar to finalize and execute a second amendment to the acquisition agreement and related documents.

     On December 31, 2001, rStar and Gilat executed and delivered the second amended acquisition agreement, and on January 2, 2002, rStar and Gilat issued a joint press release announcing the revised terms of the StarBand Latin America acquisition and the exchange offer. The second amended acquisition agreement executed on December 31, 2001 amended the first amended acquisition agreement dated September 7, 2001 as follows:

     - Rather than 0.0738 of a Gilat ordinary share and $0.95 in cash, each share of rStar common stock tendered in the exchange offer will be exchanged for 0.0738 of a Gilat ordinary share and between $0.32 and $1.58 in cash. The cash consideration will be determined as follows:

      - If the average closing market price of the Gilat ordinary shares during the 10 trading days preceding the fifth day prior to the expiration of the exchange offer is $12.00 per share, rStar will pay $0.95 per rStar share -- a total of $6 million assuming that the maximum number of shares of rStar common stock are acquired by rStar in the exchange offer.

      - If the average closing market price of the Gilat ordinary shares during the 10 trading days preceding the fifth day prior to the expiration of the exchange offer is less than $12.00 per share, the amount of cash paid by rStar will be proportionately increased based upon the shortfall up to a maximum of $1.58 per rStar share -- a total of $10 million assuming that the maximum number of shares of rStar common stock are acquired by rStar in the exchange offer.

      - If the average closing market price of the Gilat ordinary shares during the 10 trading days preceding the fifth day prior to the expiration of the exchange offer is greater than $12.00 per share, the amount of cash paid by rStar will be proportionately decreased based upon the excess down to a maximum of $0.32 per rStar share -- a total of $2 million assuming that the maximum number of shares of rStar common stock are acquired by rStar in the exchange offer.

     - In addition to the underwritten public offering described above, the right of the rStar stockholders to receive the special cash distribution and the right of Gilat to receive any additional shares of rStar common stock will terminate upon the closing by rStar of a sale in a single transaction of shares of rStar common stock to a third party purchaser other than Gilat and its corporate affiliates raising gross proceeds of at least $100 million, with a price of rStar common stock of at least $1.00 per share, and at least 60% of such gross proceeds must be in the form of cash.

     - The agreements clarified the parties' understanding that, in Mexico, rStar will have only limited non-exclusive rights to provide Gilat's products and services in Mexico.

     - The date after which either party has the right to terminate the acquisition agreement if the transactions are not consummated was extended from November 30, 2001 to May 31, 2002.


     The average closing market price of the Gilat ordinary shares for the 10 trading days preceding the fifth day immediately prior to the date of this offer to exchange/prospectus was $3.89. Also, the last reported sales price for Gilat ordinary shares on the Nasdaq National Market immediately prior to the date of this offer to exchange/prospectus was $3.50. Accordingly, if the exchange offer had expired as of the date immediately prior to the date of this offer to exchange/prospectus, based on the formula referred to above, each outstanding share of rStar common stock properly tendered in the exchange offer would be exchanged for a combination of cash and Gilat ordinary shares having a value of approximately $1.81 (consisting of approximately $1.55 in cash and a fraction of a Gilat ordinary share having a market value of approximately $0.26).


          REASONS FOR THE EXCHANGE OFFER AND THE RELATED TRANSACTIONS

REASONS FOR GILAT'S BOARD RECOMMENDATION; FACTORS CONSIDERED

     In approving the acquisition agreement, the exchange offer, the StarBand Latin America acquisition, and the other transactions described in the acquisition agreement, Gilat's Board of Directors considered a number of factors.

     In its evaluation, Gilat's Board of Directors took into consideration the potential benefits of the acquisition agreement and the following material factors:

     - The completion of rStar's acquisition of StarBand Latin America and the exchange offer would provide Gilat with increased control of rStar and the cash reserves needed for the development of the StarBand Latin America business. Following these transactions, rStar resources, including approximately $20 million in cash would be available to use in connection with the StarBand Latin America business to fund the operations of StarBand Latin America's high-speed Internet access and telephony services.

     - The belief of Gilat's senior management that obtaining funding for StarBand Latin America's business in the financial markets under current economic conditions would be difficult was also taken into consideration. Moreover, as an on-going public company, rStar would have better access to credit facilities and capital markets, which in the long run will facilitate raising funds for future StarBand Latin America operations.

     - The belief of senior management that rStar's technical expertise in developing and managing private broadband Internet networks would contribute to the development of the StarBand Latin America business following completion of the transactions.

     - The completion of the exchange offer and the StarBand Latin America acquisition would provide Gilat the opportunity to achieve a more consistent business organization among Gilat's various businesses worldwide. More specifically, Gilat would be able to consolidate into one company its telephony and high-speed Internet access business in the Latin American consumer markets, which is currently conducted by several Gilat subsidiaries.

     - The closing of the Spacenet transaction would allow Gilat's wholly-owned subsidiary, Spacenet, to obtain satisfaction of rStar's outstanding capital lease and other accrued obligations, equal to approximately $45 million, through the issuance of 19,396,552 shares of rStar common stock, at a fair value of $2.32 per share. While rStar would have been able to satisfy its obligations to Spacenet, this would have been a substantial cost burden on rStar and may have had a material adverse effect on rStar.

     - In connection with the negotiation of the first and second amendments to the acquisition agreement dated April 23, 2001, a material factor taken into consideration by Gilat was that rStar would receive only limited rights to the Mexican and Chilean markets for high-speed internet access and telephony services upon its acquisition of StarBand Latin America, which would therefore give Gilat the flexibility to pursue other potential business opportunities in those markets. Also, Gilat took into account the potential reduction of the amount of cash consideration paid under the revised terms of the exchange offer, although the aggregate consideration payable to rStar's stockholders in the exchange offer would be unchanged. A reduction of the cash consideration paid in the exchange offer would mean that following the completion of the transactions additional cash reserves would be available to develop the StarBand Latin America business.

     Gilat's Board of Directors consulted with senior management, as well as its legal counsel and financial advisor, in reaching its decision.

     In its evaluation of the acquisition agreement, Gilat's Board of Directors reviewed several other factors, including, but not limited to, the following:

     - Gilat's past dealings with rStar, as well as rStar's history, business, financial performance and condition, operations, technology and management, which was analyzed by Gilat's senior management in consideration of Gilat's strategic objectives in Latin America;

     - The possibility of using rStar's technology in developing additional vertical market business opportunities in North and Latin America.

     - The view of Gilat's management of the financial condition, results of operations and businesses of Gilat and rStar before and after giving effect to the StarBand Latin America acquisition, the exchange offer, as well as the Spacenet transaction, and the determination that these transactions' collective effect could enhance Gilat's and rStar's stockholder value.

     - The view of Gilat's senior management that the StarBand Latin America acquisition and the exchange offer would likely be approved by rStar's stockholders, in light of the voting agreement entered into among Gilat and certain other significant rStar stockholders, who collectively own approximately 81.6% of the outstanding shares of rStar common stock. Under this voting agreement, the parties would agree to vote their shares of rStar common stock in favor of the transactions;

     - The belief by Gilat's senior management that the terms of the acquisition agreement are reasonable, in light of

        (i) the share consideration Gilat would receive in exchange for the sale of StarBand Latin America;

        (ii) the consideration that would be paid to rStar stockholders in the exchange offer; and

        (iii) the consideration that Gilat would receive under the option for Gilat ordinary shares;

     - The impact of these transactions on rStar's employees, particularly on rStar's management, and the amount of severance and other benefits that may be payable to such employees following consummation of the transactions; and

     - The investment that Gilat has previously made in rStar, including the tender offer it conducted in October 2000 for 51% of the outstanding shares of rStar common stock.

     Gilat's Board of Directors also considered the risk factors set forth under "Risk Factors -- Risks Related to the Exchange Offer," as well as the following material risks:

     - The potential benefits sought by the StarBand Latin America acquisition and the exchange offer might not be fully realized;

     - The possibility that the StarBand Latin America acquisition and the exchange offer might not be completed and, as a consequence, the negative effect the public announcement of these transactions might have on Gilat's and rStar's stockholder value; and

     - The difficulty Gilat may face managing two separate public companies that are headquartered in two different countries if the StarBand Latin America acquisition and exchange offer are consummated.

     The discussion of the information and factors considered by Gilat's Board of Directors is not intended to be exhaustive, but includes the material factors it considered. In view of the variety of factors considered in connection with its evaluation of the transactions, Gilat's Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, Gilat's Board of Directors approved the acquisition agreement and the transactions contemplated by the acquisition agreement.

REASONS FOR rSTAR'S BOARD APPROVAL AND RECOMMENDATION; FACTORS CONSIDERED

     rStar's Board of Directors, based upon, among other things, the recommendation of a special committee comprised of independent directors, has approved the acquisition agreement and has determined that the exchange offer and StarBand Latin America acquisition are fair to, and in the best interests of, rStar stockholders. In rStar's proxy statement delivered together with this offer to exchange/prospectus, rStar's Board of Directors has recommended approval of the acquisition agreement and the transactions it contemplates, including the StarBand Latin America acquisition and the exchange offer. However, none of rStar, its Board of Directors or any other person is making any recommendation as to whether you should tender or refrain from tendering your shares of rStar common stock in the exchange offer. Members of rStar's Board of Directors collectively own or otherwise have investment control over approximately 10,570,000 shares of rStar common stock. That number represents approximately 48% of the shares of rStar common stock not owned by Gilat and therefore eligible to participate in the exchange offer. Accordingly, those members of the Board of Directors are in a position to benefit from the exchange offer. Further, because the number of shares held by members of the Board of Directors, collectively, is greater than the maximum of 6,315,789 shares which may be acquired in the exchange offer, as a result of the application of proration provisions of the exchange offer, the participation of other rStar stockholders in the exchange offer could affect the Board members' personal financial interests. The Board of Directors, therefore, determined that it would be inappropriate to make a recommendation to the other rStar stockholders with respect to the exchange offer. Accordingly, rStar's Board of Directors does not express an opinion on, and remains neutral towards, the exchange offer.

     rStar entered into the proposed transactions, specifically the StarBand Latin America acquisition, to acquire an operating business in the satellite-based telephony and Internet access services industry in Latin America. The Board of Directors determined that following the consummation of the proposed transactions, rStar would have the potential to realize long-term improved operating results and a stronger competitive position. The Board of Directors has approved the acquisition agreement and the proposed transactions contemplated thereby and has identified several potential benefits from the proposed transactions that should contribute to the success of rStar and create better value for its stockholders. The Board of Directors believes that the StarBand Latin America business, along with the contributions made to StarBand Latin America by Gilat and certain of its affiliates, will provide an opportunity for rStar to redeploy its assets and expertise in the school business, enable rStar to enter into a market that has a great deal of potential and will provide rStar with many benefits including:

     - The opportunity to offer products and services in Latin America and accelerate the development of new product initiatives. Since rStar stopped building an advertiser-supported network serving the education market, rStar has been seeking to develop new business opportunities. Acquiring the StarBand Latin America business will allow rStar to offer satellite-based telephony and Internet access services instantly in the high-growth Latin American market and depending upon market conditions in a particular country, develop and offer new products and services.

     - Increased capacity across the entire organization through the addition of approximately 90 experienced StarBand Latin America employees. rStar has reduced its operations substantially since October 2000. The StarBand Latin America business is expected to enable rStar to acquire a significant amount of skilled employees with proven capabilities and allow it to develop new business opportunities.

     - Gilat's experience in the development of voice and data services and its existing relationships with Latin American partners. Gilat has significant amount of experience in providing telecommunications products and services based upon VSAT (very small aperture terminal) satellite network technology using advanced satellite-based technology to customers across six continents, including Latin America. Gilat and its subsidiaries also have developed contacts and relationships with partners in various Latin American countries. Acquiring the StarBand Latin America business should enable rStar to benefit from Gilat's experience and its relationships with Latin American partners and to penetrate the Latin American market to a greater degree that rStar could on its own.

     - The likelihood of realizing superior benefits through the expansion into the growing Latin American Internet market. It is reported that Internet use in Latin America is increasing at 35% annually. The Board of Directors believe that accessing the Latin American Internet market should diversify the rStar's revenue base and provide long-term growth possibilities that may be superior to those presented in the United States. The StarBand Latin America acquisition is expected to be accretive to rStar's revenues and earnings.

     - The expectation that the StarBand Latin America acquisition would yield a stronger management team for rStar. Currently, Gilat management has significant amount of experience in providing satellite-based telecommunication products and services. As part of the StarBand Latin America acquisition, Gilat has appointed two of the current members of the Board of Directors and has nominated three additional Board members. rStar expects to capitalize on Gilat's management's proven track record and access some of Gilat's human capital to develop its expansion into Latin America.

     In connection with its deliberations, the rStar Board of Directors and the special committee reviewed a number of additional positive factors relevant to the proposed transactions. The material factors include:


     - The belief of rStar's Board of Directors that the aggregate consideration provided for in the second amended acquisition agreement dated December 31, 2001, is favorable given the recent trading prices and trading volume of rStar common stock, which the Board of Directors believes have limited the liquidity of rStar's stockholders. The proposed aggregate consideration of approximately $1.81 per share constitutes a premium of approximately 473% over the average closing price of the rStar common stock for the three month period ended on December 31, 2001.


     - The financial protection to be afforded to rStar's stockholders, other than Gilat and its corporate affiliates, by the terms of the special cash distribution. As described in the section captioned "The Acquisition Agreement -- Special Cash Distribution," each rStar stockholder, other than Gilat, may be entitled to receive a special cash distribution of up to a total of $10 million in cash, $5 million per year, during the years ending June 30, 2003 and June 30, 2004.

     - The high likelihood that the transactions would be consummated. The StarBand Latin America acquisition and the exchange offer are not conditioned on any financing contingency and the special committee and the Board considered the fact that Gilat has the financial capacity to consummate each of these transactions expeditiously.

     - Diversification of technologies and product portfolio offerings that would result from the StarBand Latin America acquisition. The StarBand Latin America acquisition should allow rStar to offer a more comprehensive product line and expand its sales than if rStar attempted to enter the Latin American market on its own.

     - Access to greater financial resources allowing rStar to develop a greater range of products. As of December 31, 2001, rStar's market capitalization was approximately $24,883,000 and its public float was approximately $15,300,000. The Board of Directors recognized that companies with low market capitalization and low public float generally have difficulty attracting financing. Completing the StarBand Latin America acquisition and the exchange offer should allow rStar greater access to the capital markets.


     - The opportunity the exchange offer affords rStar's stockholders to reduce their exposure to the risks associated with the uncertainty of implementing a new business plan. As described in this offer to exchange/prospectus, rStar's stockholders have the ability to tender their shares of rStar common stock and receive 0.0738 of a Gilat ordinary share and between $0.32 and $1.58 in cash, depending on the market price of the Gilat ordinary shares prior to the expiration of the exchange offer. Given the historical trading price of the rStar common stock, as of the date of this offer to exchange/ prospectus, the aggregate consideration that would be received in the exchange offer for each outstanding share of rStar common stock represents a premium of approximately 473% over the average closing price of the rStar common stock for the three month period ended on December 31, 2001. In addition, the Gilat ordinary shares to be issued in the exchange offer may provide better liquidity than the shares of rStar common stock.


     - The opinion dated September 7, 2001 of CIBC World Markets addressed to the special committee as to the fairness, from a financial point of view, to the holders of rStar common stock, other than Gilat and its affiliates, of the exchange offer consideration provided for in the first amended acquisition agreement, as more fully described below under the caption, "Opinion of CIBC World Markets Corp."

     The rStar Board of Directors and the special committee also considered a variety of potentially negative factors in its deliberations concerning the proposed transactions. The material negative factors include:

     - The loss of control over the future operations of rStar due to the resignations of three current members of the Board of Directors and the President and Chief Executive Officer of rStar. As part of the StarBand Latin America acquisition, Lance Mortensen, Charles Appleby and Michael Arnouse will tender their resignations at the closing of rStar's acquisition of StarBand Latin America. Two of the current Board of Directors who are standing for election were nominated by Gilat and Gilat has nominated three new board members to our Board of Directors. Gilat will therefore be able to exercise total control over all such matters such as the election of rStar's directors and other fundamental corporate transactions such as mergers, asset sales and the sale of rStar.

     - The control exerted by Gilat over rStar since it currently beneficially owns approximately 65.5% of the outstanding shares of rStar common stock and its beneficial ownership of shares of rStar common stock would increase upon consummation of the StarBand Latin America acquisition and the exchange offer.

     - The risks associated with the expansion of rStar's operations into a new field and into the Latin American markets. rStar currently does not have any operations in Latin America. Through rStar's acquisition of StarBand Latin America, rStar expects to expand its business and enter the Latin America market.

     - The additional share consideration which may be issued to Gilat if certain conditions are met. As described in the section captioned "The Acquisition Agreement -- Additional Share Consideration," Gilat and its subsidiaries have the right to receive up to an additional 10,741,530 shares of rStar common stock if StarBand Latin America achieves certain earning targets in 2003 and 2004.

     - The risk that rStar will not financially be able to make the special cash distribution when it comes due.

     - The risk that the benefits associated with the StarBand Latin America acquisition and the exchange offer may not be achieved. As with all transactions of this nature, it is difficult to predict the success of the transactions and the ability of rStar to successfully execute StarBand Latin America's business plan.

     After reviewing these potentially negative factors, rStar's Board of Directors and the special committee concluded that they were outweighed by the positive factors described above and accordingly determined that the proposed transactions were fair to, and in the best interests of rStar and its stockholders. The Board of Directors also considered the actual and potential conflicts of interest described below under the heading "Interests of Certain Persons in the Transactions." In view of the wide variety of factors considered by rStar's Board of Directors, they did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making their determination. Consequently, rStar's Board of Directors did not quantify the assumptions and results of their analysis in reaching their determination that the proposed transactions were fair to, and in the best interests of, rStar and its stockholders. In addition, it is possible that different members of rStar's Board of Directors assigned different weights to the various factors described above.

                      OPINION OF CIBC WORLD MARKETS CORP.

     The special committee of rStar's Board of Directors engaged CIBC World Markets to evaluate the fairness, from a financial point of view, of the consideration provided for in the exchange offer. On September 7, 2001, at a telephonic meeting of the special committee held to evaluate the revised terms of the exchange offer contained in the first amended acquisition agreement, CIBC World Markets rendered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated September 7, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange offer consideration provided for in the first amended acquisition agreement was fair, from a financial point of view, to the holders of rStar common stock, other than Gilat and its affiliates. CIBC World Markets was not requested to, and it did not, update its opinion in connection with the special committee's evaluation of the second amended acquisition agreement dated December 31, 2001 which provided for, among other things, an adjustment to the exchange offer consideration given that the exchange offer consideration, as revised in the second amended acquisition agreement, provided for aggregate consideration to the rStar stockholders consistent with the financial terms revised and approved by the rStar Board of Directors and special committee on September 7, 2001. The opinion of CIBC World Markets also addressed the fairness, from a financial point of view, of the exchange ratio provided for in the StarBand Latin America acquisition. For a summary description of those aspects of CIBC World Markets' opinion, and the underlying financial analyses, relating to the StarBand Latin America acquisition, stockholders should refer to rStar's proxy statement delivered together with this offer to exchange/prospectus.

     The full text of CIBC World Markets' written opinion dated September 7, 2001 regarding the exchange offer, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this offer to exchange/prospectus as Annex B. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE OF rSTAR'S BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE OFFER CONSIDERATION AS PROVIDED FOR IN THE FIRST AMENDED ACQUISITION AGREEMENT. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE EXCHANGE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER SHARES IN THE EXCHANGE OFFER OR AS TO ANY OTHER MATTERS RELATING TO THE EXCHANGE OFFER OR RELATED TRANSACTIONS. THE SUMMARY OF CIBC WORLD MARKETS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. YOU ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, CIBC World Markets:

     - reviewed the first amended acquisition agreement and related documents, including forms of the master services and supply agreement and the option agreement attached as exhibits to the first amended acquisition agreement;

     - reviewed audited financial statements of rStar and Gilat for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000;

     - reviewed unaudited financial statements of rStar and Gilat for the six months ended June 30, 2001;

     - reviewed financial forecasts and other information relating to rStar and StarBand Latin America provided to or discussed with CIBC World Markets by the managements of rStar and Gilat, and reviewed and discussed with the management of Gilat publicly available financial forecasts relating to Gilat;

     - reviewed historical market prices and trading volumes for rStar common stock and Gilat ordinary shares;

     - held discussions with rStar's and Gilat's senior managements and other representatives with respect to the businesses and prospects for future growth of rStar, Gilat and StarBand Latin America;

     - reviewed and analyzed publicly available financial data for companies CIBC World Markets deemed comparable to rStar, Gilat and StarBand Latin America;

     - performed discounted cash flow analyses of rStar, Gilat and StarBand Latin America using assumptions of future performance prepared or discussed with CIBC World Markets by rStar's and Gilat's managements;

     - reviewed public information concerning rStar, Gilat and StarBand Latin America; and

     - performed other analyses and reviewed and considered other information and factors, including the pro rata nature of the exchange offer, as CIBC World Markets deemed appropriate.

     In rendering the opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that rStar, Gilat and their employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to the financial forecasts and other information relating to rStar and

StarBand Latin America, which the managements of rStar and Gilat provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of rStar's and Gilat's managements, without independent verification or investigation, that the forecasts and information were reasonably prepared on bases reflecting the best available information, estimates and judgments of rStar's and Gilat's managements as to the future financial condition and operating results of rStar and StarBand Latin America, as the case may be. With respect to publicly available financial forecasts relating to Gilat, which CIBC World Markets reviewed and discussed with Gilat's management, CIBC World Markets assumed, at the direction of Gilat's management, without independent verification or investigation, that the forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Gilat. CIBC World Markets relied, at the direction of rStar's and Gilat's managements, without independent verification and investigation, on the assessments of rStar's and Gilat's managements as to StarBand Latin America's existing and future technology and products and the risks associated with its technology and products. CIBC World Markets assumed, with rStar's consent, that in the course of obtaining the necessary regulatory or third party approvals and consents for the exchange offer and related transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on rStar or StarBand Latin America or the contemplated benefits to rStar of the exchange offer and related transactions. CIBC World Markets also assumed, with rStar's consent, that the exchange offer and other transactions contemplated by the first amended acquisition agreement and related documents would be consummated in all material respects in accordance with their terms, without waiver, modification or amendment of any material conditions or agreements.

     CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of rStar, Gilat, StarBand Latin America or affiliated entities. CIBC World Markets expressed no opinion as to rStar's, Gilat's or StarBand Latin America's underlying valuation, future performance or long-term viability, or the prices at which rStar common stock or Gilat ordinary shares would trade upon or after announcement or consummation of the exchange offer or related transactions. CIBC World Markets did not express any view as to, and its opinion does not address, the underlying business decision of rStar to effect the exchange offer or related transactions. CIBC World Markets was not requested to consider the relative merits of the exchange offer or related transactions as compared to any alternative business strategies that might exist for rStar or the effect of any other transaction in which rStar might engage. In connection with CIBC World Markets' engagement, CIBC World Markets was not requested to, and CIBC World Markets did not, participate in the negotiation or structuring of the exchange offer or related transactions. CIBC World Markets' opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. The special committee of rStar's Board of Directors imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion.

     This summary is not a complete description of CIBC World Markets' opinion to the special committee or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion, but rather describes material aspects of the opinion and the material financial analyses underlying such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion. CIBC World Markets did not draw, in isolation, conclusions from or with regard to one factor or method of analysis, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. Accordingly, CIBC World Markets does not believe that any single analysis or result reflected in its analyses, whether within or outside a range for comparative purposes, is of any particular significance, or should be assessed, independent of all analyses and factors considered.

     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond rStar's, Gilat's and StarBand Latin America's control. No company, transaction or business used in the analyses as a comparison is identical to rStar, Gilat, StarBand Latin America or the exchange offer, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the exchange offer and related transactions was determined by rStar or through negotiation between rStar and Gilat and the decision to enter into the exchange offer and related transactions was solely that of rStar's Board of Directors and the special committee. CIBC World Markets' opinion and financial analyses relating to the exchange offer were only one of many factors considered by the special committee in its evaluation of the exchange offer and should not be viewed as determinative of the views of rStar's Board of Directors, the special committee or management with respect to the exchange offer or related transactions or the consideration provided for in the exchange offer or related transactions.

     The following is a summary of the material financial analyses underlying CIBC World Markets' opinion dated September 7, 2001 to the special committee of rStar's Board of Directors with respect to the exchange offer consideration provided for in the first amended acquisition agreement dated September 7, 2001. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CIBC WORLD MARKETS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CIBC WORLD MARKETS' FINANCIAL ANALYSES.

  INTRODUCTION


     CIBC World Markets performed a "Selected Companies Analysis" and "Discounted Cash Flow Analysis" of rStar as described below under the caption "rStar Analysis" in order to compare the equity value for rStar, referred to as the implied equity reference range, calculated from these analyses with the implied aggregate value of the exchange offer consideration provided for in the first amended acquisition agreement. CIBC World Markets also performed a "Selected Companies Analysis" and "Discounted Cash Flow Analysis" of Gilat as described below under the caption "Gilat Analysis" in order to compare the implied equity reference ranges calculated for Gilat from these analyses with the closing price of Gilat ordinary shares on September 5, 2001. ON THAT DATE, THE MARKET PRICE OF GILAT ORDINARY SHARES WAS $10.06 PER SHARE. THE ASSUMPTIONS USED BY CIBC WORLD MARKETS IN ITS OPINION WERE BASED ON THE MARKET PRICE ON SEPTEMBER 5, 2001 AND THE MARKET PRICE FOR GILAT ORDINARY SHARES FOR THE 30-DAY PERIOD ENDED SEPTEMBER 5, 2001 OF $12.07 PER SHARE. ON DECEMBER 31, 2001, THE DATE ON WHICH THE SECOND AMENDED ACQUISITION AGREEMENT WAS EXECUTED, GILAT'S MARKET PRICE HAD FALLEN TO $5.48 PER SHARE. ON MARCH 27, 2002, GILAT ORDINARY SHARES HAD A MARKET PRICE OF $3.50 PER SHARE. AS A RESULT, CERTAIN OF THE ASSUMPTIONS USED BY CIBC WORLD MARKETS IN RENDERING ITS OPINION HAVE CHANGED. NOTWITHSTANDING THESE CHANGES, THE BOARD OF DIRECTORS OF rSTAR ELECTED NOT TO ASK CIBC WORLD MARKETS TO UPDATE OR REVISE ITS SEPTEMBER 7, 2001 OPINION EITHER WHEN THE SECOND AMENDED ACQUISITION AGREEMENT WAS ENTERED INTO ON DECEMBER 31,

2001 OR AS OF THE DATE OF THIS OFFER TO EXCHANGE/PROSPECTUS. For information relating to the closing prices of Gilat ordinary shares as of various dates subsequent to the date of CIBC World Markets' opinion, see "Comparative Per Share Market Price and Dividend Information" and "Background of the Exchange Offer and Related Transactions." A recent closing price for Gilat ordinary shares prior to expiration of the exchange offer also will be provided to you as more fully described under "Questions and Answers about the Exchange Offer."

  rSTAR ANALYSIS

     Selected Companies Analysis. CIBC World Markets performed a selected companies analysis for rStar in order to compare the implied equity reference range calculated for rStar based on the implied trading multiples of other publicly traded companies in rStar's industries with the implied aggregate value of the exchange offer consideration provided for in the first amended acquisition agreement. In this analysis, CIBC World Markets compared financial and stock market information for rStar and the following 12 selected publicly held companies in the eLearning, traditional education and outsourcing/systems integration industries:

       eLearning                Traditional Education           Outsourcing/Systems Integration
       ---------                ---------------------           -------------------------------
- Centra Software, Inc.  - DeVry Inc.                         - eCollege.com
- Click2learn.com, Inc.  - ITT Educational Services, Inc.     - The Management Network Group, Inc.
- DigitalThink, Inc.     - Learning Tree International, Inc.  - Sapient Corporation
- Mentergy Ltd.          - Sylvan Learning Systems, Inc.
- SkillSoft Corporation

     CIBC World Markets reviewed enterprise values, calculated as equity market value plus net debt, for rStar and the selected companies as multiples of calendar years 2001 and 2002 estimated revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. CIBC World Markets also reviewed equity market values as a multiple of calendar years 2001 and 2002 estimated earnings per share, commonly referred to as EPS. All multiples were based on closing stock prices on September 5, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for rStar were based on internal estimates of rStar's management. Applying a range of selected multiples of calendar years 2001 and 2002 estimated revenues, EBITDA and EPS derived from the selected companies to corresponding financial data of rStar indicated the following implied per share equity reference range for rStar, as compared to the implied aggregate value of the exchange offer consideration based on the cash consideration provided for in the first amended acquisition agreement of $0.95 and the average closing price of Gilat ordinary shares for the 30-day period ended September 5, 2001 of $12.07 per Gilat ordinary share:

                                          IMPLIED EXCHANGE OFFER CONSIDERATION IN
IMPLIED EQUITY REFERENCE RANGE FOR RSTAR    FIRST AMENDED ACQUISITION AGREEMENT
----------------------------------------  ---------------------------------------
        $0.77 - $0.85 per share                       $1.84 per share

     Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of rStar in order to compare the implied equity reference range for rStar as an independent company based on the present value of the cash that rStar could generate in the future with the implied aggregate value of the exchange offer consideration provided for in the first amended acquisition agreement. In this analysis, CIBC World Markets calculated the estimated present value of the cash that rStar could generate after operating expenses, taxes, capital expenditures and changes in working capital, and assuming no debt, commonly referred to as unlevered, after-tax free cash flow, for the second half of fiscal year 2001 through the end of fiscal year 2005. Estimated financial data used in this analysis were based on internal estimates of rStar's management. CIBC World Markets calculated an estimated enterprise value for rStar at the end of fiscal year 2005, referred to as the terminal value, by applying terminal value multiples of 8.0x to 10.0x to rStar's estimated EBITDA for fiscal year 2005. The present value of the estimated cash flows and terminal values were calculated using discount rates ranging from 16.0% to 20.0%. This analysis indicated the following implied per share equity reference range for rStar, as compared to the implied aggregate value of the exchange offer consideration based on the cash consideration provided for in the first amended acquisition agreement of $0.95 and the average closing price of Gilat ordinary shares for the 30-day period ended September 5, 2001 of $12.07 per Gilat ordinary share:

                                          IMPLIED EXCHANGE OFFER CONSIDERATION IN
IMPLIED EQUITY REFERENCE RANGE FOR RSTAR    FIRST AMENDED ACQUISITION AGREEMENT
----------------------------------------  ---------------------------------------
        $0.44 - $0.52 per share                       $1.84 per share

  GILAT ANALYSES

     Selected Companies Analysis. CIBC World Markets performed a selected companies analysis for Gilat in order to compare the implied equity reference range calculated for Gilat based on the implied trading multiples of other publicly traded companies in Gilat's industries with the closing price of Gilat ordinary shares on September 5, 2001. In this analysis, CIBC World Markets compared financial and stock market information for Gilat and the following five selected publicly held companies in the very small aperture terminal, commonly referred to as VSAT, and satellite equipment industries:

   VSAT COMPANIES      SATELLITE EQUIPMENT COMPANIES
   --------------      -----------------------------
- STM Wireless, Inc.   - Andrew Corporation
- ViaSat, Inc.         - EMS Technologies, Inc.
                       - Radyne Comstream Inc.

     CIBC World Markets reviewed enterprise values for Gilat and the selected companies as multiples of calendar years 2001 and 2002 estimated revenues and EBITDA. CIBC World Markets also reviewed equity market values as a multiple of calendar years 2001 and 2002 EPS. All multiples were based on closing stock prices on September 5, 2001. Estimated financial data for the selected companies and Gilat were based on publicly available research analysts' estimates. Applying a range of selected multiples of estimated calendar years 2001 and 2002 revenues, EBITDA and EPS derived from the selected companies to corresponding financial data of Gilat indicated the following implied per share equity reference range for Gilat, as compared to the closing price of Gilat ordinary shares on September 5, 2001:

IMPLIED EQUITY REFERENCE RANGE FOR GILAT  CLOSING PRICE OF GILAT ORDINARY SHARES ON 9/05/01
----------------------------------------  -------------------------------------------------
       $18.69 - $27.49 per share                          $10.06 per share

     Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of Gilat in order to compare the implied equity reference range for Gilat as an independent company based on the present value of the unlevered, after-tax free cash flow that Gilat could generate in the future with the closing price of Gilat ordinary shares on September 5, 2001. In this analysis, CIBC World Markets calculated the estimated present value of the unlevered, after-tax free cash flow that Gilat could generate for the second half of fiscal year 2001 through the end of fiscal year 2005. Estimated financial data used in this analysis were based on publicly available research analysts' estimates for Gilat. CIBC World Markets calculated an estimated enterprise value for Gilat at the end of fiscal year 2005 by applying terminal value multiples of 10.0x to 12.0x to Gilat's estimated EBITDA for fiscal year 2005. The present value of the estimated cash flows and terminal values were calculated using discount rates ranging from 15.0% to 17.0%. This analysis indicated the following implied per share equity reference range for Gilat, as compared to the closing price of Gilat ordinary shares on September 5, 2001:

IMPLIED EQUITY REFERENCE RANGE FOR GILAT  CLOSING PRICE OF GILAT ORDINARY SHARES ON 9/05/01
----------------------------------------  -------------------------------------------------
       $14.51 - $24.77 per share                          $10.06 per share

  OTHER FACTORS


     In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

     - selected research analysts' reports for Gilat, including stock price estimates of those analysts;

     - historical trading prices of rStar common stock ranging from a low of $0.35 to a high of $2.50 per share for the 52-week period ended August 31, 2001;

     - historical trading prices of Gilat ordinary shares ranging from a low of $9.36 to a high of $81.88 per ordinary share for the 52-week period ended August 31, 2001;

     - the relationship between movements in rStar common stock, movements in the common stock of selected eLearning companies, traditional education companies and outsourcing/systems integration companies, and movements in the Nasdaq Composite Index; and

     - the relationship between movements in Gilat ordinary shares, movements in the common stock of selected VSAT and satellite equipment companies, and movements in the Nasdaq Composite Index.

  MISCELLANEOUS

     rStar has agreed to pay CIBC World Markets an aggregate fee of $750,000 for its opinion services. In addition, rStar has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     The special committee of rStar's Board of Directors selected CIBC World Markets based on CIBC World Markets' reputation and expertise. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets in the past has provided services to Gilat unrelated to the exchange offer, including acting as a dealer manager in connection with Gilat's tender offer for rStar common stock in October 2000, for which services CIBC World Markets has received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of rStar and Gilat for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                               THE EXCHANGE OFFER

BASIC TERMS


     Subject to the terms and conditions of this exchange offer, rStar is offering to exchange up to 6,315,789 shares of rStar common stock, which represents approximately 10% of the total number of shares of rStar common stock outstanding and approximately 29% of the outstanding shares of rStar common stock not held by Gilat or its corporate affiliates, based upon the total number of shares of rStar common stock outstanding as of March 27, 2002.


  The Consideration

     In exchange for each share of rStar common stock that is validly tendered and not properly withdrawn, you will receive:

     - 0.0738 of a Gilat ordinary share; and

     - cash consideration determined, as described below, pursuant to a formula that depends, in part, upon the average trading price for Gilat ordinary shares. The "average trading price for Gilat ordinary shares" means the average of the closing prices of the Gilat ordinary share reported on the Nasdaq National Market over the 10-day trading period ending on the fifth trading day before the exchange offer expires.

     The cash consideration per share of rStar common stock will be determined as follows:

     - If the average trading price for Gilat ordinary shares equals $12.00, the total cash consideration to be offered will equal $6,000,000, or $0.95 per share of rStar common stock.

     - If the average trading price for Gilat ordinary share is less than $12.00, the total cash consideration will equal $6,000,000 plus an amount equal to the difference between $12 and the average trading price of Gilat ordinary shares, multiplied by 466,105, which is the maximum number of Gilat ordinary shares that may be delivered, in the aggregate, in the exchange offer. That amount will then be divided by 6,315,789, which is the maximum number of shares that may be tendered in the exchange offer, to determine the value of the per share cash consideration. However, in no event will the cash consideration be more than $1.58 per share of rStar common stock.

     - If the average trading price for Gilat ordinary share is more than $12.00, the total cash consideration will equal $6,000,000 minus an amount equal to the difference between the average trading price of Gilat ordinary shares and $12, multiplied by 466,105, which is the maximum number of Gilat ordinary shares may be delivered, in the aggregate, in the exchange offer. That number will then be divided by 6,315,789, which is the maximum number of shares that may be tendered in the exchange offer, to determine the value of the per share cash consideration. However, in no event will the cash consideration be less than $0.32 per share of rStar common stock.

In each case described above, the cash consideration per share of rStar common stock will be rounded to the nearest whole cent.

     Illustrative Table: The following table illustrates the cash consideration, calculated in accordance with the formulas and rules described above, that would be payable in the exchange offer for each share of rStar common stock validly tendered in the exchange offer, if the 10-day average closing price for a Gilat ordinary share ending five trading days before the expiration of the exchange offer were within a range of $1.00 to $23.00 per share, at $1.00 intervals:

                                       CASH CONSIDERATION PER SHARE,
AVERAGE GILAT ORDINARY SHARE VALUE   ROUNDED TO THE NEAREST WHOLE CENT
----------------------------------   ---------------------------------
              $ 1.00                               $1.58
              $ 2.00                               $1.58
              $ 3.00                               $1.58
              $ 4.00                               $1.54
              $ 5.00                               $1.47
              $ 6.00                               $1.39
              $ 7.00                               $1.32
              $ 8.00                               $1.25
              $ 9.00                               $1.17
              $10.00                               $1.10
              $11.00                               $1.02
              $12.00                               $0.95
              $13.00                               $0.88
              $14.00                               $0.80
              $15.00                               $0.73
              $16.00                               $0.65
              $17.00                               $0.58
              $18.00                               $0.51

                                       CASH CONSIDERATION PER SHARE,
AVERAGE GILAT ORDINARY SHARE VALUE   ROUNDED TO THE NEAREST WHOLE CENT
----------------------------------   ---------------------------------
              $19.00                               $0.43
              $20.00                               $0.36
              $21.00                               $0.32
              $22.00                               $0.32
              $23.00                               $0.32

     You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

     rStar currently does not own any Gilat ordinary shares. However, under the acquisition agreement, Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares, which is the maximum number of shares that are being offered to rStar stockholders in exchange for their shares of rStar common stock tendered. rStar intends to exercise this option upon closing of the exchange offer. If no shares of rStar common stock are tendered in the exchange offer, rStar will not exercise the option. For information regarding the consideration that Gilat will receive under the option, see the discussion under "The Exchange Offer -- Source and Amount of Funds."

     You will not receive any fractional Gilat ordinary shares. Instead you will receive cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive as described below.

     Only whole shares of rStar common stock validly tendered and not properly withdrawn will be accepted in the exchange offer. Fractional shares of rStar common stock will not be accepted in the exchange offer.

  Proration

     If more than 6,315,789 shares of rStar common stock have been validly tendered and not properly withdrawn prior to the expiration date, rStar will accept and exchange only 6,315,789 shares of rStar common stock on a pro rata basis, with appropriate adjustments to avoid the exchange of fractional shares of rStar common stock, from each stockholder who has tendered shares of rStar common stock in the exchange offer based upon the number of shares validly tendered and not properly withdrawn by each stockholder prior to the expiration date. Therefore, all of the shares of rStar common stock that a stockholder tenders in the exchange offer may not be accepted even if they are validly tendered and not properly withdrawn before the expiration date.

     If proration of tendered shares of rStar common stock is required, rStar will determine the proration factor as promptly as practicable following the expiration date. The proration factor for each stockholder who has tendered shares in the exchange offer is based upon the number of shares validly tendered and not properly withdrawn by each stockholder prior to the expiration date. Because of the difficulty in determining the number of shares of rStar common stock validly tendered and not properly withdrawn, rStar does not expect that it will be able to announce the final proration factor or exchange any shares validly tendered in the exchange offer until about ten Nasdaq National Market trading days after the expiration date, due in part to the guaranteed delivery procedures described below in "The Exchange Offer -- Procedure for Tendering Shares of rStar Common Stock." The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the exchange agent and also may be able to obtain the information from their brokers.

  Other Aspects of the Exchange Offer.


     The term "expiration date" means 12:00 midnight, New York City time, on April 30, 2002, unless rStar (subject to Gilat's prior consent and the other terms of the acquisition agreement) extends the period of time during which the exchange offer will remain open, in which case the term expiration date means the latest time and date on which the exchange offer, as so extended, expires.

     rStar's directors and executive officers collectively beneficially own approximately 11,159,370 shares of rStar common stock and are eligible to tender any or all of their shares of rStar common stock into the exchange offer. In addition, Gilat's directors and executive officers collectively beneficially own approximately 330,000 shares of rStar common stock, and are also eligible to tender their shares of rStar common stock in the exchange offer. If the respective directors and executive officers of rStar and Gilat validly tender all of their shares of rStar common stock in the exchange offer, the exchange offer will be oversubscribed and the proration provisions will apply.

     You may be subject to U.S. federal income tax consequences if you tender your shares of rStar common stock in the exchange offer. These tax consequences may be relevant to your decision to tender your shares of rStar common stock. See "Taxation."

     The exchange offer is not conditioned on any minimum number of shares of rStar common stock being tendered. The exchange offer is, however, subject to other conditions. See "The Exchange Offer -- Conditions to the Exchange Offer."


EXTENSION, TERMINATION, AMENDMENT, AND TEMPORARY SUSPENSION


     rStar expressly reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) at any time or from time to time, to extend the period of time during which the exchange offer remains open, and rStar can do so by giving oral or written notice of the extension to the exchange agent. If rStar decides to extend the exchange offer, rStar will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all shares of rStar common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of rStar common stock. See "The Exchange
Offer -- Withdrawal Rights" for more details.


     If the registration statement, of which this offer to exchange/prospectus is a part, has not been declared effective at the initial expiration of the exchange offer, rStar intends to extend (subject to Gilat's prior consent and the other terms of the acquisition agreement) the exchange offer and announce the extension by issuing a press release and filing the appropriate SEC documents as required by applicable SEC rules no later than 9:00 a.m., New York City time, on May 1, 2002.


     Subject to compliance with the SEC's applicable rules and regulations, rStar also reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) regardless of whether or not any of the events described in "The Exchange Offer -- Conditions to the Exchange Offer" have occurred or are deemed by rStar to have occurred, to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the exchange agent and making a public announcement of the extension. rStar also expressly reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) to terminate the exchange offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in "The Exchange Offer -- Conditions to the Exchange Offer" by giving oral or written notice of the termination or postponement to the exchange agent and making a public announcement of the termination or postponement. The reservation of the right to delay payment for shares that have been accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that rStar must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with the SEC's applicable rules and regulations, rStar further reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) and regardless of whether any of the events set forth in "The Exchange Offer -- Conditions to the Exchange Offer" have occurred or are deemed by rStar to have occurred, to amend the exchange offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the exchange offer to holders of shares or by decreasing or increasing the number of shares being sought in the exchange offer. Amendments to the exchange offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the exchange offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change, including the issuance of a press release and the filing of SEC documents as required by the applicable SEC rules.

     If the terms of the exchange offer or the information concerning the exchange offer are materially changed, or if a material condition of the exchange offer is waived, the exchange offer will be extended to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 14d-4(d)(1) and 14d-4(d)(2) under the Exchange Act. These rules provide that the minimum period during which an exchange offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

     (1) the consideration offered for the shares of rStar common stock is increased or decreased or the number of shares of rStar common stock sought in this exchange offer is increased, by more than 2% of the outstanding shares of rStar common stock, or decreased, and

     (2) the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the change in the exchange offer is first published, sent or given in the manner specified above, then, in each case, the exchange offer will be extended until the expiration of a period of ten business days from the date that notice of the change is first published. If rStar makes a material change to other terms of the exchange offer or to the information concerning the exchange offer, or if a material condition to the exchange offer is waived, rStar will extend the expiration date for the exchange offer, if required by applicable law, for a period of five business days to allow you to consider the amended terms of the exchange offer. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, New York City time.


     In addition, applicable SEC rules and regulations require that, during the entire time that this exchange offer is open, the audited financial statements of Gilat included in this offer to exchange/prospectus must be no more than 15 months old. This means that on or after April 1, 2002, Gilat will be required to file an amendment to this offer to exchange/prospectus, to include its audited financial statements for the year ended December 31, 2001. During the period beginning April 1, 2002 and until Gilat files an amendment including those financial statements, the exchange offer will be temporarily suspended and tenders of shares of rStar common stock will not be accepted by the exchange agent.



     The amendment containing Gilat's audited annual financial statements for 2001 will be mailed to all rStar stockholders to whom this offer to exchange/prospectus is being mailed, and rStar will make a public announcement of the suspension of the exchange offer. In addition, the expiration date of the exchange offer will be extended to a date at least ten business days after the date that the amendment containing Gilat's audited financial statements for the year ended December 31, 2001 is first published or sent to rStar stockholders. You may withdraw any tendered shares of rStar common stock at any time before the expiration date of the exchange offer, as extended for the ten business day period in the manner described above.


EXCHANGE OF SHARES OF rSTAR COMMON STOCK AND DELIVERY OF THE CONSIDERATION

     Upon the terms and subject to the conditions to the exchange offer, including if the exchange offer is extended or amended, and the terms and conditions of any such extension or amendment, rStar will accept and exchange up to 6,315,789 shares of rStar common stock validly tendered and not properly withdrawn prior to the expiration date, subject to the satisfaction or waiver of the conditions to the exchange offer.

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

     For purposes of the exchange offer, rStar will be deemed to have accepted for exchange, and therefore exchanged,, subject to the proration provisions of this exchange offer, shares of rStar common stock that are validly tendered and not properly withdrawn from the exchange offer only when, as and if rStar gives oral or written notice to the exchange agent of its acceptance of the shares for exchange pursuant to this exchange offer. As soon as practicable after receipt of such notice, the exchange agent for the exchange offer will arrange for delivery of the Gilat ordinary shares and the cash payment, including cash instead of fractional Gilat ordinary shares, to the tendering stockholders. The exchange agent will act as agent for tendering stockholders for the purpose of receiving the consideration and transmitting such consideration to you. You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

     In all cases, exchange for tendered shares of rStar common stock accepted for exchange pursuant to the exchange offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the exchange agent of certificates for those shares, or of a timely confirmation of a book-entry transfer of such shares in the exchange agent's account, at The Depositary Trust Company, which is referred to as the "DTC," and a properly completed and duly executed Letter of Transmittal, or in the case of a book-entry transfer, an agent's message, and any other required documents.

     If rStar does not accept any tendered shares of rStar common stock for exchange pursuant to the terms of and conditions to the exchange offer, or if certificates are submitted for more shares of rStar common stock than are tendered, rStar will return certificates for such unexchanged shares of rStar common stock without expense to the tendering stockholder or, in the case of shares of rStar common stock tendered by book-entry transfer to the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion "The Exchange Offer -- Procedure for Tendering Shares of rStar Common Stock" those shares of rStar common stock will be credited to an account maintained with DTC, as soon as practicable following the expiration or termination of the exchange offer.

     rStar will generally pay all stock transfer taxes, if any, payable on the transfer to rStar or Gilat of shares of rStar common stock exchanged pursuant to the exchange offer. If, however, the cash payment and delivery of Gilat ordinary shares for the exchanged shares of rStar common stock is to be made to or (in the circumstances permitted by the exchange offer) if unexchanged shares of rStar common stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any, whether imposed on the registered holder or the other person, payable on account of the transfer to the person will be deducted from the consideration offered for shares of rStar common stock unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

FRACTIONAL SHARES OF GILAT ORDINARY SHARES

     You will not receive any fractional Gilat ordinary shares pursuant to the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional Gilat ordinary share will receive cash in an amount equal to the product of (x) the fractional interest that such tendering stockholder would otherwise be entitled to receive pursuant to the exchange offer by (y) the average closing price of Gilat ordinary shares as reported on the Nasdaq National Market for the five consecutive trading days ending on the trading day immediately prior to the date on which rStar accepts tendered shares in the exchange offer.

WITHDRAWAL RIGHTS


     Your tender of shares of rStar common stock pursuant to the exchange offer is irrevocable, except that shares of rStar common stock may be withdrawn at any time prior to the expiration date and, unless rStar previously accepted the tendered shares of rStar common stock for exchange pursuant to the exchange offer, may also be withdrawn at any time after May 22, 2002.

     For a withdrawal to be effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses or numbers set forth on the back cover of this offer to exchange/prospectus. Your notice of withdrawal must include your name, address, social security number, the certificate number(s) and the number of shares of rStar common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of rStar common stock.

     A financial institution must guarantee all signatures on the notice of withdrawal unless those shares of rStar common stock have been tendered for the account of any eligible institution (i.e. an institution that is a member of the Securities Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program). Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you.

     If shares of rStar common stock have been tendered pursuant to the procedures for book-entry transfer discussed under the caption entitled "The Exchange Offer -- Procedure for Tendering Shares of rStar Common Stock," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of rStar common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of rStar common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates.

     rStar will decide (subject to Gilat's prior consent and the other terms of the acquisition agreement) all questions as to the form and validity (including time of receipt) of any notice of withdrawal and rStar's decisions shall be final and binding. Neither rStar, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of rStar common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may retender withdrawn shares of rStar common stock by following one of the procedures discussed under the caption entitled "The Exchange Offer -- Procedure for Tendering Shares of rStar Common Stock" at any time prior to the expiration date.

     If the exchange offer is extended, or rStar is delayed in its exchange of shares or is unable to exchange shares pursuant to the exchange offer for any reason, then, without prejudice to rStar's rights under the exchange offer, the exchange agent may, subject to applicable law, retain tendered shares on rStar's behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section. rStar's reservation of the right to delay payment for shares of rStar common stock that are accepted for exchange is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires rStar to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

PROCEDURE FOR TENDERING SHARES OF rSTAR COMMON STOCK

     For you to validly tender shares of rStar common stock pursuant to the exchange offer:

     (a) (1) a properly completed and duly executed Letter of Transmittal in the form provided with this offer to exchange/prospectus, along with any required signature guarantees, or in connection with a book-entry transfer, an agent's message instead of the Letter of Transmittal, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange/prospectus, and

         (2) certificates for tendered shares of rStar common stock must be received by the exchange agent at such address or those shares of rStar common stock must be tendered pursuant to the procedures for book-entry transfer set forth below, and a confirmation of receipt of such tender received (this confirmation is referred to as a "book-entry confirmation") in each case before the expiration date of the exchange offer, or

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

     (b) you must comply with the guaranteed delivery procedures set forth below under "Guaranteed Delivery."

     No alternative, conditional or contingent tenders will be accepted.

     The term "agent's message" means a message, transmitted by electronic means by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of rStar common stock, which are the subject of that book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that rStar may enforce that agreement against that participant.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by an eligible institution (i.e. an institution that is a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program), except in cases in which shares of rStar common stock are tendered either:

     - by a registered holder of shares of rStar common stock who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     - for the account of an eligible institution.

     If the certificates for shares of rStar common stock are registered in the name of a person other than the person who signs the Letter of Transmittal or if the cash payment and the Gilat ordinary shares, or certificates for shares of rStar common stock not accepted for exchange or not tendered, are to be issued to a person other than the registered holder(s), then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless rStar waives that requirement, they should submit proper evidence satisfactory to rStar of their authority to so act.

     Book-Entry Transfer. The exchange agent will establish accounts with respect to the shares for purposes of the exchange offer at DTC within two business days after the date of this offer to exchange/ prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares or rStar common stock by causing DTC to transfer these shares into the exchange agent's account in accordance with DTC's procedure for transfer. However, although delivery of shares of rStar common stock may be effected through a book-entry transfer into the exchange agent's account at DTC, an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this offer to exchange/prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

     Delivery of the Letter of Transmittal or any other documents to the DTC does not constitute delivery to the exchange agent.

     Guaranteed Delivery. If you wish to tender shares of rStar common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of rStar common stock may be tendered, if all of the following conditions are satisfied:

     - you make your tender by or through an eligible institution;

     - a properly completed and duly executed notice of guaranteed delivery, substantially in the form enclosed with this offer to exchange/prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

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

     - the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the exchange agent's account at DTC as described above under "Book-Entry Transfer"), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an agent's message, and all other documents are received by the exchange agent within three Nasdaq National Market trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

     In all cases, rStar will exchange shares of rStar common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of rStar common stock (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above) properly completed and duly executed Letter of Transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

     Return of Unexchanged Shares of rStar Common Stock. If any tendered shares are not exchanged, or if less than all shares evidenced by a stockholder's certificate(s) are tendered, certificates for unexchanged shares will be returned as promptly as practicable after the expiration or termination of the exchange offer or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares of rStar Common Stock; Waiver of Defects; No Obligation to Give Notice of Defects. rStar will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of shares of rStar common stock (subject to Gilat's prior consent and the other terms of the acquisition agreement) and rStar's determination shall be final and binding on all parties. rStar reserves the absolute right (subject to Gilat's prior consent and the other terms of the acquisition agreement) to reject any or all tenders of any shares of rStar common stock that it determines are not in proper form or the acceptance for exchange of or the exchange of may, in the opinion of rStar's counsel, be unlawful. rStar also reserves the absolute right (subject to Gilat's prior consent and the other terms of the acquisition agreement) to waive any defect or irregularity in any tender with respect to any particular shares of rStar common stock or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by rStar. rStar will not, and none of the exchange agent, the information agent or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

     Binding Agreement. rStar's acceptance for exchange of shares of rStar common stock tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and rStar upon the terms of and conditions to the exchange offer.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares of rStar common stock have been lost, stolen, misplaced or destroyed must complete and check the appropriate box in the Letter of Transmittal pertaining to lost or mutilated certificates and contact the exchange agent at (781) 575-3400 for information regarding the necessary forms and instructions to replace any mutilated, lost, stolen or destroyed certificates. Stockholders are requested to contact the exchange agent immediately in order to permit timely processing of this documentation.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE EXCHANGE AGENT AND NOT TO rSTAR OR GILAT. ANY DOCUMENTS DELIVERED TO rSTAR OR GILAT WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

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

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT STOCKHOLDERS USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

PURPOSE OF THE EXCHANGE OFFER

     Purpose of the Exchange Offer. Gilat and rStar believe that the rStar strategy that is expected to be in effect after completing the StarBand Latin America acquisition and the exchange offer will enable rStar to continue operations, create a viable business, and increase stockholder value. rStar is making the exchange offer to buy shares of rStar common stock pursuant to the acquisition agreement because rStar and Gilat believe that shares of rStar common stock are undervalued in the public market and that the exchange offer is consistent with rStar's long-term corporate goal of increasing stockholder value. Although rStar's stockholders, other than Gilat and its corporate affiliates, will suffer substantial dilution because of the StarBand Latin America acquisition, rStar and Gilat believe that rStar's overall value will increase significantly because of the benefits to rStar offered by the new business strategy and the transactions contemplated by the acquisition agreement. rStar and Gilat believe that the exchange offer is a prudent use of rStar's financial resources given recent market prices, rStar's newly announced business strategy, and rStar's assets. rStar and Gilat believe that investing in shares of rStar common stock is an attractive use of rStar's capital, and an efficient means to provide value to rStar stockholders.

     After the StarBand Latin America acquisition and the exchange offer are completed, rStar and Gilat believe that rStar's anticipated cash flow from rStar's operations, access to credit facilities and capital markets and financial condition will be, taken together, adequate for rStar's needs for at least the immediate future. However, actual experience may differ significantly from the expectations of Gilat and rStar. Future events may adversely or materially affect rStar's business, expenses or prospects and could have the effect of reducing or increasing rStar's available cash or the availability or cost of external financial resources.

     rStar's Board Has Approved the Exchange Offer. rStar's Board of Directors, based upon, among other things, the recommendation of a special committee comprised of independent directors, has approved the acquisition agreement and has determined that the exchange offer is fair to, and in the best interests of, rStar stockholders. However, none of rStar, its Board of Directors, or the information agent is making any recommendation as to whether you should tender or refrain from tendering your shares of rStar common stock. You are urged to evaluate carefully all information in the exchange offer, consult with your investment and tax advisors and make your own decision whether to tender and, if so, how many shares of rStar common stock to tender.

     Use of Securities Exchanged in the Exchange Offer. The shares of rStar common stock that rStar acquires in the exchange offer will be restored to the status of authorized but unissued shares and will be available for rStar to issue in the future without further stockholder action (except as required by applicable law or Nasdaq rules) for all purposes, such as the acquisition of other businesses or the raising of additional capital for use in rStar's businesses.

     Under the option, in consideration for providing rStar with the Gilat ordinary shares for the exchange offer, rStar will issue to Gilat that number of shares of rStar common stock equal to 60% of the total number of shares of rStar common stock that rStar accepts for exchange. Therefore, if 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, rStar will issue to Gilat 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon closing of the exchange offer. If no shares of rStar common stock are accepted for exchange, rStar will not exercise the option. rStar does not have any other plans for the issuance of shares of rStar common stock acquired pursuant to the exchange offer.

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

     Plans. Except as disclosed in this offer to exchange/prospectus and other than as contemplated by the acquisition agreement, neither rStar nor Gilat currently have plans, proposals or negotiations underway that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving rStar or any of its subsidiaries, which is material to rStar and its subsidiaries, taken as a whole;

     - any purchase, sale or transfer of an amount of rStar's assets or any of its subsidiaries' assets which is material to rStar and its subsidiaries, taken as a whole;

     - any other material change in rStar's capitalization, corporate structure or business;

     - any class of rStar's equity securities being delisted by Nasdaq or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

     - any class of rStar's equity securities becoming eligible for termination of registration under the Exchange Act;

     - the suspension of rStar's obligation to file reports under the Exchange Act;

     - the acquisition or disposition by any person of rStar's securities; or

     - any changes in rStar's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of rStar, other than amendments that would (1) permit stockholder action by written consent in lieu of a meeting, (2) allow holders of a majority of the outstanding shares of rStar common stock to call a special meeting of stockholders and (3) provide for the special cash distribution that is payable to rStar stockholders of record as of June 30, 2003 and June 30, 2004, in the event that the StarBand Latin America business fails to meet certain earnings targets set forth in the acquisition agreement for each of the one-year periods ending on June 30, 2003 and June 30, 2004.

     Although neither rStar nor Gilat currently have any plans to acquire additional shares of rStar common stock other than as disclosed in this offer to exchange/prospectus, either rStar or Gilat may, in the future, purchase additional shares of rStar common stock in the open market, in private transactions, through tender offers or otherwise, subject to the approval of rStar's Board of Directors. Future purchases may be on the same terms as this exchange offer or on terms that are more or less favorable to stockholders than the terms of the exchange offer. However, Rules 13e-4(f)(6) and 14e-5 under the Exchange Act, prohibits rStar and its affiliates, including Gilat, from purchasing any shares of rStar common stock other than pursuant to the exchange offer until at least ten business days after the expiration date. Any future purchases of shares of rStar common stock by rStar or Gilat will depend on many factors, including:

     - the market price of the shares at that time;

     - the results of this exchange offer;

     - rStar's and Gilat's business strategy;

     - rStar's and Gilat's business and financial position; and

     - general economic and market conditions.

ISSUES CONCERNING LIQUIDITY, LISTING AND REGISTRATION OF rSTAR COMMON STOCK

     Reduced Liquidity; Possibly No Longer Included for Quotation. After completion of the StarBand Latin America acquisition and the exchange offer, and assuming that the maximum number of shares of rStar common stock are validly tendered and not properly withdrawn from the exchange offer, Gilat will beneficially hold approximately 85% of the outstanding shares of rStar common stock. The tender of shares of rStar common stock pursuant to the exchange offer will reduce the number of holders of shares of rStar common stock and the number of shares of rStar common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of rStar common stock held by the public. Shares of rStar common stock are included for quotation and principally traded on the

Nasdaq National Market. The Nasdaq's requirements for continued inclusion on the Nasdaq National Market require, among other things, that an issuer's shares of common stock have a minimum bid price of $1 per share and a market value for their publicly held shares of at least $5,000,000. Some of the other requirements for continued inclusion on the Nasdaq National Market are that the issuer have:

     - At least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with at least two registered and active market makers; and

     - Stockholders' equity of at least $10,000,000.

     If delisted, the shares of rStar common stock might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares of rStar common stock were to fall below 400, the number of publicly held shares were to fall below 750,000, the stockholders' equity were to fall below $10,000,000, or there were not at least two registered and active market makers for the shares, the Nasdaq's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares of rStar common stock held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the exchange offer, the shares of rStar common stock no longer meet the requirements of the Nasdaq for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of the Nasdaq, the market for shares of rStar common stock could be adversely affected.

     If the shares of rStar common stock no longer meet the requirements of the Nasdaq for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of rStar common stock and the availability of quotations for shares of rStar common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of rStar common stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. Neither rStar nor Gilat can predict whether the reduction in the number of shares of rStar common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of rStar common stock.


     According to rStar, there were, as of March 27, 2002, approximately 63,802,563 shares of rStar common stock issued and outstanding held by approximately 138 stockholders of record and approximately 3,600 beneficial owners of shares held by brokers and fiduciaries. The last reported closing price of rStar common stock reported on the Nasdaq National Market on March 27, 2002 was $0.61.


     rStar's Receipt of Nasdaq Delisting Notice. Commencing on June 27, 2001, rStar received a series of notices from the Nasdaq National Market regarding the delisting of rStar common stock. On August 9, 2001, the Nasdaq Listing Qualification Panel considered rStar's failure to comply with (i) Nasdaq Marketplace Rule 4450(a)(5) that requires a listed company maintain a minimum bid price of at least $1.00 per share; (ii) Nasdaq Marketplace Rule 4450(a)(3) that requires a listed company maintain a minimum of $4,000,000 net tangible assets or $10,000,000 stockholder's equity and (iii) Nasdaq Marketplace Rules 4350(i)(1)(C)(i) and 4350(i)(1)(C)(ii), under which the Nasdaq contended that a vote of rStar's stockholders was necessary in connection with the Spacenet transaction between rStar and Spacenet, that closed on May 21, 2001.

     On December 10, 2001, rStar was informed that the Listing Qualification Panel decided not to delist rStar common stock from the Nasdaq National Market and close the hearing file. In rendering its favorable opinion, the Panel noted that the Nasdaq National Market had temporarily waived the minimum bid price requirement of at least $1.00 per share. In addition, the panel expressed the view that under Nasdaq rules, a stockholder vote should have been obtained with respect to the Spacenet transaction, but that such failure did not warrant the delisting of rStar's common stock. In accordance with Nasdaq's internal rules, the Nasdaq Listing Review Council has the right to review the decisions of its Listing Qualification Panel. On January 23, 2002, rStar was informed that the Nasdaq Listing Review Council had elected to review the December 10, 2001 decision of its Listing Qualification Panel to consider whether the panel's decision to allow rStar's continue listing was appropriate given the panel's opinion that rStar should have obtained a stockholder vote for the Spacenet transaction. In addition, the Listing Review Council has the right to and may review rStar's other listing qualifications. The Nasdaq Listing Review Council is likely to issue its decision during or following March 2002. There can be no assurance that the Listing Review Council's determination will be favorable to rStar. If the Listing Review Council's determination is unfavorable, shares of rStar common stock could be delisted from the Nasdaq National Market prior to or following the closing of the StarBand Latin America acquisition and the exchange offer.


     On February 14, 2001, rStar received a notice from the Nasdaq National Market that pursuant to Marketplace Rule 4450(a)(5), its common stock could be delisted from the Nasdaq National Market because the price of rStar common stock failed to close above a minimum bid price $1.00 during the preceding 30 consecutive trading days. Pursuant to Marketplace a Rule 4450(e)(2), rStar has until May 15, 2000 to regain compliance with the minimum bid price requirements. rStar common stock may also be delisted because rStar is currently not in compliance with Nasdaq Marketplace Rules 4350(e) and 4350(g) regarding the holding of timely stockholders meetings. rStar intends to satisfy such requirements through the delivery, along with this offer to exchange/prospectus, of its proxy statement, which provides notice of the Annual Meeting of rStar Stockholders to be held on April 30, 2002.


     Further, even if the rStar common stock is not delisted by the Nasdaq prior to the closing of the StarBand Latin America acquisition and the exchange offer, there is a risk that, following the closing of the two transactions, rStar may be unable to meet the continuing listing standards required by Nasdaq and, as a result, its common stock could be delisted in the future. As a result, there is no assurance that rStar common stock will not be delisted in the future.

     Registration under the Exchange Act. Shares of rStar common stock are currently registered under the Exchange Act. rStar can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of shares of rStar common stock. Termination of registration of the shares of rStar common stock under the Exchange Act would reduce the information that rStar must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to shares of rStar common stock. In addition, if shares of rStar common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to rStar. Furthermore, the ability of "affiliates" of rStar and persons holding "restricted securities" of rStar to dispose of these securities pursuant to Rule 144 under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, rStar would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Neither rStar nor Gilat anticipate that the number of stockholders will be significantly affected by the exchange offer, because all shares tendered would likely be subject to the proration provisions described above. Also, neither rStar nor Gilat currently intends to terminate the registration of rStar common stock under the Exchange Act.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, rStar will not be required to accept for exchange, exchange or deliver any payment for any shares tendered, and may terminate or amend the exchange offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered (subject to Gilat's prior consent and the other terms of the acquisition agreement) pursuant to the rules under the Exchange Act, if at any time prior to the expiration date any of the following events have occurred (or have been determined by rStar to have occurred) that (subject to Gilat's prior consent and the other terms of the acquisition agreement) and regardless of the circumstances giving rise to the event or events, including any action or omission to act by either rStar or Gilat, makes it inadvisable to proceed with the exchange offer or with acceptance for exchange:


     - the Form F-4 registration statement of which this offer to exchange/prospectus is a part originally filed by Gilat with the SEC on October 11, 2002 has not been declared effective under the Securities Act by the SEC or is subject of a stop or similar order, or Gilat has not received any material state securities authorization necessary to issue Gilat ordinary shares pursuant to the exchange offer;


     - the StarBand Latin America acquisition has not been approved by rStar stockholders;

     - rStar and Gilat and its affiliates have not completed the StarBand Latin America acquisition;

     - there has been instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the exchange offer, the acceptance for payment of or payment for some or all of the shares of rStar common stock;

     - there shall not have been entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, domestic, foreign or supranational a judgment, order, decree, statute, law, ordinance, rule or regulation, or any other legal restraint or prohibition preventing the completion of the exchange offer or making the exchange offer illegal;

     - the acquisition agreement has been terminated in accordance with its terms;

     - there has occurred any of the following:

        (1) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

        (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

        (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in rStar's reasonable judgment (subject to Gilat's prior consent), could materially affect, the extension of credit by banks or other lending institutions in the United States;

        (5) any significant decrease in the market price of rStar common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in rStar's reasonable judgment (subject to Gilat's prior consent), a material adverse effect on rStar's or Gilat's and their respective subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of rStar's common stock or Gilat ordinary shares or on the benefits of the exchange offer to rStar and Gilat; or

        (6) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof.

     - a tender or exchange offer for any or all of the shares (other than this exchange offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving rStar or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire rStar or Gilat or any shares of rStar common stock or Gilat ordinary shares (as the case may be), or has made a public announcement reflecting an intent to acquire rStar or Gilat or any subsidiaries of rStar or Gilat or any of the respective assets or securities of rStar or Gilat; or

     - any change or changes have occurred or are threatened in rStar or its subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in rStar's reasonable judgment, is or may be material to rStar or its subsidiaries; or

     - rStar determines (with Gilat's prior consent) that the consummation of the exchange offer and the purchase of the shares may cause rStar's common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for rStar's sole benefit and may be asserted by rStar regardless of the circumstances, including any action or omission to act by rStar or Gilat, giving rise to any condition, and may be waived by rStar, in whole or in part, at any time and from time to time in rStar's discretion (subject to Gilat's prior consent and the other terms of the acquisition agreement). rStar's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if rStar waives any of the conditions described above, rStar may be required to extend the expiration date for the exchange offer, in accordance with applicable SEC rules. Any determination by rStar (subject to Gilat's prior consent and the other terms of the acquisition agreement) concerning the events described above will be final and binding on all parties. Notwithstanding anything to the contrary in this offer to exchange/prospectus, neither rStar nor Gilat can or will assert any of the conditions to the exchange offer, other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the SEC, at any time after the expiration date of the exchange offer, taking into account any extensions to the expiration date.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Neither rStar nor Gilat is aware of any license or regulatory permit material to the business of rStar or Gilat that might be adversely affected by the acquisition of shares of rStar common stock tendered in the exchange offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for rStar's and Gilat's acquisition or ownership of the shares of rStar common stock as contemplated by the exchange offer.


     However, the Gilat ordinary shares may not be given to you as part of the offer consideration unless and until the Form F-4 registration statement of which this offer to exchange/prospectus is a part originally filed by Gilat with the SEC on October 11, 2001 has been declared effective by the SEC.


     Should any approval or other action be required, rStar currently intends to seek that approval or other action. rStar does not believe that any approvals under the antitrust laws will be required. rStar cannot predict whether it will be required to delay the acceptance for exchange or exchange of shares tendered in the exchange offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to rStar or its subsidiaries business. rStar's obligations under the exchange offer to accept for exchange or exchange shares of rStar common stock validly tendered and not properly withdrawn are subject to the conditions described in this offer to exchange/prospectus.

SOURCE AND AMOUNT OF FUNDS

     If 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, rStar presently expects that the maximum aggregate amount that rStar and Gilat will need to pay for such shares, including all fees and expenses applicable to the exchange offer and the maximum cash consideration that may be offered to rStar stockholders in exchange for their shares of rStar common stock, will be approximately $13,107,569.

     The estimated fees and expenses to be incurred in connection with the exchange offer and paid by rStar are as follows:

Financial Advisor's Fees                                        $800,000
Legal, Accounting and Other Professional Fees                   $750,000
Printing, Tender Solicitation and Mailing Costs                  $75,000
Miscellaneous                                                     $2,000
                                                              ----------
Total                                                         $1,627,000

     rStar has sufficient funds in its existing cash reserves to pay the fees described above and to pay the maximum cash consideration of $10,000,000, in the aggregate, necessary to close the exchange offer. rStar does not anticipate borrowing or otherwise obtaining funds from any third parties. The exchange offer is not subject to any financing contingency.

     The estimated fees and expenses to be incurred in connection with the exchange offer and paid by Gilat are as follows:

Legal, Accounting and Other Professional Fees                 $1,400,000
Printing, Tender Solicitation and Mailing Costs                  $75,000
SEC Filing Fee                                                      $569
Miscellaneous                                                     $5,000
                                                              ----------
Total                                                         $1,480,569

     Gilat has sufficient funds in its existing cash reserves to pay the fees described above and does not anticipate borrowing or otherwise obtaining funds from any third parties.

     Under the acquisition agreement, Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for shares of rStar common stock validly tendered and not properly withdrawn. Under the option, in consideration for providing rStar with the Gilat ordinary shares for the exchange offer, rStar will issue to Gilat that number of shares of rStar common stock equal to 60% of the total number of shares of rStar common stock accepted for exchange in the exchange offer. Therefore, if 6,315,789 shares of rStar common stock are accepted for exchange, rStar will issue to Gilat 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon the closing of the exchange offer.

FEES AND EXPENSES

     rStar has retained Georgeson Shareholder to act as information agent and EquiServe to act as exchange agent in connection with the exchange offer. The information agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by rStar for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the exchange offer, including liabilities under the U.S. federal securities laws.

     Except as set forth above, rStar will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of shares pursuant to the exchange offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the exchange agent. rStar will, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the exchange offer and related materials to the beneficial owners of shares held by them in forwarding offering materials to their customers.

     No broker, dealer, commercial bank or trust company has been authorized to act as rStar's or Gilat's agent, or the agent of the information agent or the exchange agent for purposes of the exchange offer.

     rStar will pay or cause to be paid all stock transfer taxes, if any, on the shares exchanged pursuant to this exchange offer except as otherwise provided in Instruction 7 in the Letter of Transmittal.

ACCOUNTING TREATMENT

     Gilat will account for the exchange offer and the StarBand Latin America acquisition on the basis of the "purchase" method of accounting and financial reporting purposes, in accordance with generally accepted accounting principles in the United States. Accordingly, Gilat will make a determination of the fair value of rStar's assets and liabilities in order to allocate the purchase price to the assets acquired and liabilities assumed in these transactions. For more information about rStar's accounting treatment of the transactions, see Note 1 to the "Unaudited Pro Forma Condensed Consolidated Financial Information of Gilat Satellite Networks Ltd." beginning on page F-6.

MISCELLANEOUS

     Neither rStar nor Gilat is aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If rStar or Gilat becomes aware of any jurisdiction where the making of the exchange offer or the acceptance of shares pursuant to the exchange offer is not in compliance with any valid applicable law, rStar and Gilat will make a good faith effort to comply with the applicable law. If, after a good faith effort, rStar cannot comply with the applicable law, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer will be deemed to be made on rStar's behalf by the information agent or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

                                    TAXATION

     The following is a general description of the material U.S. federal income and Israeli tax consequences to U.S. holders of the exchange offer and the ownership and disposal of Gilat ordinary shares received pursuant to the exchange offer. The discussion under the caption "Tax Consequences to Holders of Shares of rStar Common Stock" is based on the advice of Piper Marbury Rudnick & Wolfe LLP, counsel to rStar, insofar as it relates to U.S. federal income tax consequences to U.S. holders of the exchange offer. The discussion under the caption "Tax Consequences of Holding Gilat Ordinary Shares" is based on the advice of Arnold & Porter, U.S. counsel to Gilat, insofar as it relates to U.S. federal income tax consequence of holding of Gilat ordinary shares to U.S. holders, thereof. In addition, the discussion as to matters of Israeli law under the caption "Israeli Taxation" represents the views of Gross Kleinhendler Hodak Halevy & Greenberg, Israeli counsel to Gilat.

     This summary is based on provisions of the Internal Revenue Code of 1986, existing and proposed U.S. Treasury regulations, and administrative and judicial interpretations, all as in effect as of the date of this registration statement. All of these authorities are subject to change, possibly with retroactive effect, and to differing interpretations. Furthermore, this discussion applies only to U.S. Holders who hold their shares of rStar common stock, and will hold Gilat ordinary shares after the exchange offer, as capital assets. In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors who are subject to special treatment under U.S. federal income tax law, including:

     - life insurance companies;

     - dealers in stocks or securities;

     - financial institutions;

     - tax-exempt organizations;

     - persons who are not U.S. holders (as defined below);

     - persons subject to the alternative minimum tax;

     - persons holding their shares as part of a straddle, hedging, conversion or integrated transactions;

     - persons who acquire their Gilat ordinary shares otherwise than through the exchange offer (for example, upon their exercise of employee options or otherwise as compensation);

     - persons having a functional currency other than the U.S. dollar; and

     - direct, indirect or constructive owners of 10% or more of the outstanding voting shares of Gilat.

     Furthermore, this discussion does not consider the effect of any applicable state, local or, except as set forth below under "Israeli Taxation," foreign tax laws, nor does it consider the effect of any U.S. federal taxes other than the federal income tax.

     EACH U.S. HOLDER IS URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ITS HOLDINGS, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     For purposes of this discussion, the term "U.S. holder" means any stockholder of rStar or any partner in a partnership which is a stockholder of rStar who is:

     (1) an individual citizen or resident of the United States;

     (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

     (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     (4) a trust if (i) (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more U.S. persons have the authority to control all of the trust's substantial decisions, or
         (ii) (A) it was in existence on August 20, 1996, (B) it was properly treated as a U.S. person on and before that date, and (C) it validly elected to continue to be so treated.

TAX CONSEQUENCES TO HOLDERS OF SHARES OF rSTAR COMMON STOCK

     If rStar purchases your shares in the exchange offer, the federal income tax consequences to you will depend upon the percentage of rStar common stock which you own after the purchase as compared to the percentage of rStar common stock which you owned before that time. Depending upon the percentage of stock of rStar that you own after the exchange offer, rStar's purchase of your stock in the exchange offer will either be treated as an "exchange" or as a "distribution" for federal income tax purposes.

Consequences of Exchange Treatment or Distribution Treatment to You

     If you qualify for "exchange" treatment, you will recognize capital gain or loss equal to the combined value of the Gilat ordinary shares and cash received in exchange for your rStar common stock purchased by rStar in the exchange offer less the tax basis of such rStar common stock. If you do not undergo a sufficient reduction in interest to qualify as an exchange, the amount of cash and the value of the Gilat ordinary shares you receive will be treated as a "distribution". This distribution will be treated as a dividend, and taxed at ordinary income rates, to the extent rStar has either accumulated earnings and profits immediately prior to the purchase of rStar common stock in the exchange offer, or earnings and profits for the year of such purchase, even if such earnings are earned after the purchase. If the consideration you receive exceeds this amount, the excess will be treated as a return of your investment up to the amount of your tax basis in all of your rStar common stock, including shares not purchased in the

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exchange offer. The remainder would then be treated as a capital gain. Your capital gain, in either case, will constitute long-term capital gain if you held your rStar common stock for more than one year prior to the purchase of such shares by rStar in the exchange offer.

     Whether the purchase of your rStar common stock in the exchange offer is treated as a "distribution" or an "exchange", your tax basis in the Gilat ordinary shares received in the exchange offer will equal their fair market value at the time you receive them, and your holding period for such Gilat ordinary shares will begin on the day following the purchase of shares in the exchange offer.

Determining Whether You Have Exchange or Distribution Treatment

     rStar's purchase of your shares in the exchange offer will be treated as an "exchange" for federal income tax purposes, if either of the two tests set forth below are satisfied after taking into account certain constructive ownership rules. If neither of these tests are satisfied, rStar's purchase of your shares of rStar common stock in the exchange offer will be treated as a "distribution" to you.

     The two tests are as follows:

     - the percentage of the outstanding shares of rStar common stock that you own after the purchase of your shares in the exchange offer is less than 80 percent of the percentage of the outstanding rStar common stock owned by you before such purchase, or

     - your percentage stock interest in rStar is minimal, you exercise no control over the affairs of rStar and the percentage of outstanding rStar common stock you own after the purchase of shares in the exchange offer is less, by even a small margin, than the percentage of the outstanding rStar common stock owned by you prior to the purchase of your shares in the exchange offer.

     In applying these tests, certain constructive ownership rules will apply, under which, in addition to shares of rStar common stock that you actually own, you will be treated as owning shares that are owned by certain family members or, entities in which you have an interest, that could be acquired by you by the exercise of an option or a conversion right.

     In applying those tests, it is likely that the issuance of shares by rStar in exchange for the stock of StarBand Latin America would be viewed as part of the same transaction as the purchase of shares in the exchange offer. If this is the case, you would be able to determine the reduction in your interest in rStar for purposes of the tests described above after taking into account the reduction in your interest as a result of such issuance. As a result, there would most likely be a sufficient reduction in your interest to qualify for "exchange" treatment as discussed above. If the issuance of rStar shares in exchange for the stock of StarBand Latin America were not taken into account, your ability to satisfy the requirements for exchange treatment would depend upon the number of shares of rStar common stock tendered by others and the application of the proration formula, and cannot be predicted with certainty. However, if you decide to tender shares of rStar common stock in the exchange offer, you can maximize the likelihood of satisfying the requirements for exchange treatment by tendering all of your shares. Even in this case, however, your ability to satisfy the requirements for exchange treatment could be affected if there are additional shares of rStar common stock owned by stockholders other than you which have not been tendered and which you are deemed to own under the constructive ownership rules. Therefore, you should consult your own tax advisor as to the specific tax consequences of the exchange offer to you, including the application of the constructive ownership rules.

TAX CONSEQUENCES OF HOLDING GILAT ORDINARY SHARES

     Dividends Paid on Gilat Ordinary Shares. In general, you will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the Gilat ordinary shares, including the amount of any Israeli taxes withheld, to the extent that such distributions are paid out of Gilat's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of Gilat's earnings and profits as so determined will be applied against and will reduce your tax basis in your Gilat ordinary shares and, to the extent they are in excess of such tax basis,
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will be treated as gain from a sale or exchange of such Gilat ordinary shares.
Gilat's dividends will not qualify for the dividends-received deduction available in certain cases to U.S. corporations. A dividend paid in NIS, including the amount of any Israeli taxes withheld from such dividend, will be includible in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you are deemed to have received the dividend. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in your income to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

     Any dividends paid by Gilat to you on the Gilat ordinary shares generally will be treated as foreign source income for U.S. foreign tax credit purposes. Subject to the limitations set forth in the Internal Revenue Code of 1986, as modified by the income tax treaty between the United States and Israel, you may elect to claim a foreign tax credit against your tentative U.S. federal tax liability for Israeli income tax withheld from dividends received on Gilat ordinary shares. You will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on Gilat ordinary shares if you have not held the Gilat ordinary shares for a minimum period or to the extent you are under an obligation to make certain related payments with respect to substantially similar or related property. If you who do not elect to claim a foreign tax credit, you may instead claim a deduction for Israeli income tax withheld, but only for a year in which you elect to do so with respect to all foreign income taxes.

     Disposition of Gilat Ordinary Shares. Upon the sale or other disposition of Gilat ordinary shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Gilat ordinary shares disposed of. Gain or loss upon the disposition of Gilat ordinary shares will be long-term if, at the time of the disposition, you have held the Gilat ordinary shares disposed of for more than one year. Long-term capital gains realized by individual U.S. holders generally are subject to a lower marginal U.S. federal income tax rate than ordinary income. The deductibility of capital losses you incur is subject to limitations.

     In general, any gain you recognize on the sale or other disposition of Gilat ordinary shares will be U.S. source income for U.S. foreign tax credit purposes. However, pursuant to the income tax treaty between the United States and Israel, gain from the sale or other disposition of Gilat ordinary shares by a holder who is a U.S. resident, for purposes of the income tax treaty, and who sells the Gilat ordinary shares in Israel may be treated as foreign source income for U.S. foreign tax credit purposes. Any loss on the sale or other disposition of Gilat ordinary shares may be required to be allocated against foreign source income for U.S. foreign tax credit limitation purposes.

     Passive Foreign Investment Company. Special U.S. federal income tax rules apply to U.S. holders owning shares of a so-called "passive foreign investment company," or "PFIC". A foreign corporation will be considered a PFIC for any taxable year in which 75% or more of its gross income consists of certain types of passive income, or 50% or more of the average value of its assets consists of "passive assets," generally, assets that generate passive income. Based upon an analysis of Gilat's financial position, Gilat does not believe that it has ever been a PFIC and does not expect to become a PFIC for its current taxable year. While Gilat intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, no assurances can be made that the business plans of Gilat will not change in a manner that affects its PFIC status determination. If Gilat were classified as a PFIC, you could be subject to increased tax liability, possibly including an interest charge upon the sale or other disposition of Gilat ordinary shares or upon the receipt of amounts treated as "excess distributions."

     Backup Withholding. U.S. holders, which for purposes of this discussion is defined as a person listed in clauses (1) -- (4) under the definition of U.S. holder above, plus any partnership organized in or under the laws of the United States, may be subject to backup withholding with respect to dividends on, and the proceeds of dispositions of, Gilat ordinary shares. In general, backup withholding will apply to a U.S. holder only if a U.S. holder fails to timely and properly complete an Internal Revenue Service Form W-9 or if a U.S. holder fails to report properly payments of dividends. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

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Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder, provided that the required information is furnished to the Internal Revenue Service.

ISRAELI TAXATION

     The following is a short summary of certain Israeli tax consequences to persons holding Gilat ordinary shares. The discussion is not intended and should not be construed as legal or professional tax advice and is not exhaustive of all possible tax considerations.

     Nonresidents of Israel are subject to income tax on income accrued or derived from sources in Israel or received in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. Gilat is required to withhold income tax at the rate of 25% (15% for dividends generated by an Approved Enterprise) on all distributions of dividends other than bonus shares (stock dividends), unless a different rate is provided in a treaty between Israel and the stockholder's country of residence. Under the income tax treaty between the United States and Israel, the maximum tax on dividends paid to a holder of Gilat ordinary shares who is a U.S. resident, as defined in the income tax treaty, is 25%.

     Israeli law imposes a capital gains tax on the sale of securities and other capital assets. Under current law, however, gains from sales of the Gilat ordinary shares are exempt from Israeli capital gains tax for so long as (i) the shares are quoted on Nasdaq or listed on a stock exchange recognized by the Israeli Ministry of Finance and (ii) Gilat qualifies as an Industrial Company or Industrial Holding Company under the Law for Encouragement of Industry (Taxes), 1969. In addition, under the Treaty, a holder of Gilat ordinary shares who is a U.S. resident will be exempt from Israeli capital gains tax on the sale, exchange or other disposition of such Gilat ordinary shares unless such holder owns, directly or indirectly, 10% or more of the voting power of Gilat.

     A nonresident of Israel who receives interest, dividend or royalty income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel with respect to such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

     Israel presently has no estate or gift tax.

     On July 26, 2000, the Government of Israel published a legislative proposal which adopted the recommendations of a special committee of the Israeli Ministry of Finance regarding reform of the Israeli tax laws. The proposed legislation includes, among other things, the application of a general tax rate, for individual Israeli and foreign investors, of up to 25% on capital gains recognized in Israel. Implementation of this proposal requires legislation by the Israeli legislature, the Knesset. There is no certainty that the Knesset will adopt the recommendations of the committee in whole or in part.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

GILAT

     In connection with the StarBand Latin America acquisition, rStar will issue 43,103,448 shares of rStar common stock to Gilat. Also under the option, in consideration for providing rStar with the Gilat ordinary shares necessary for the exchange offer, rStar will issue to Gilat that number of shares of rStar common stock equal to 60% of the number of shares of rStar common stock validly tendered in the exchange offer. Accordingly, it is expected that after the completion of the StarBand Latin America acquisition and the exchange offer, Gilat's beneficial ownership of the outstanding shares of rStar common stock will increase from approximately 65.5% to approximately 85%.

     rStar's current Chief Executive Officer and three members of rStar's Board of Directors, Lance Mortensen, Charles Appleby, and Michael Arnouse, have agreed to resign upon the closing of the StarBand Latin America acquisition. Gilat will beneficially own approximately 85% of the outstanding
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shares of rStar common stock after the completion of the StarBand Latin America acquisition and the exchange offer. Therefore, Gilat will be able to elect a majority of the members of rStar's Board of Directors who, in turn, will appoint a Chief Executive Officer for rStar to replace Mr. Mortensen.

THE VOTING AGREEMENT

     On April 23, 2001, Gilat and three members of rStar's current Board of Directors who collectively own approximately 81.6% of the outstanding shares of rStar common stock, entered into a voting agreement. Under the terms of this voting agreement, each stockholder has agreed to vote all of their shares of rStar common stock in favor of the acquisition agreement and the transactions contemplated thereby.

rSTAR EMPLOYMENT AGREEMENTS

     rStar has an employment agreement in place with its Chief Executive Officer which contains severance payments that may become payable upon the closing of the StarBand Latin America acquisition. Upon the consummation of the StarBand Latin America acquisition, it is possible that rStar's Chief Executive Officer may become entitled to the following benefits:

     - 200% of his current base salary (or $550,000);

     - 200% of any performance bonus he would have been entitled to receive had he remained employed;

     - 100% vesting of all unvested options for shares of rStar common stock, at an exercise price of $1.10 per share; and

     - the continuation of certain employee health benefits for a period of eighteen (18) months.

     rStar also may be liable to several executive officers under their employment agreements and arrangements if rStar terminates their employment without cause or if the executive terminates his employment for good cause. "Good cause" is defined under these agreements and arrangements to include: (i) a material reduction of the duties, title, authority or responsibilities; (ii) a material reduction of the facilities or perquisites; (iii) a reduction in the base salary; (iv) a material reduction in the kind or level of employee benefits, including bonuses; (v) the relocation of the facility or a location more than forty (40) miles from his residence; or (vi) failure to obtain the assumption of the employment agreement by any successor entity.

                           THE ACQUISITION AGREEMENT

     The following is a description of the material terms of the acquisition agreement. For a more complete understanding of the acquisition agreement, you should carefully read the acquisition agreement, which is attached hereto as Annex A and is incorporated herein by reference.

THE EXCHANGE OFFER

  TERMS OF THE EXCHANGE OFFER

     The acquisition agreement provides for the commencement by rStar of a tender offer to exchange up 6,315,789 shares of rStar common stock. Gilat and its corporate affiliates have agreed not to tender their shares of rStar common stock in the exchange offer. The acquisition agreement provides that the consideration that will be offered to rStar stockholders in the exchange offer shall consist of cash and Gilat ordinary shares. The acquisition agreement further provides that Gilat shall provide rStar with the Gilat ordinary shares for the exchange offer pursuant to the option for Gilat ordinary shares described below under "The Acquisition Agreement -- The Exchange Offer -- The Option for Gilat Ordinary Shares."

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     The acquisition agreement prohibits rStar, without the consent of Gilat, from changing, modifying, amending or terminating the exchange offer. Subject to SEC rules and regulations, if circumstances make it inadvisable to proceed with the exchange offer and if Gilat and rStar mutually agree, rStar:

     - shall not be required to accept for exchange or, exchange any tendered shares of rStar common stock and

     - may delay the acceptance for exchange of any tendered shares of rStar common stock and terminate or amend the exchange offer as to any shares of rStar common stock for which rStar has not then paid.

  EXPIRATION AND CONSUMMATION OF THE EXCHANGE OFFER

     The exchange offer shall expire on the closing date of the StarBand Latin America acquisition. Payment by rStar for all of the shares of rStar common stock validly tendered and not previously withdrawn shall be made as soon as practicable after the closing date of the StarBand Latin America acquisition. The acquisition agreement provides that the exchange offer shall be terminated and rStar, subject to applicable SEC rules and regulations, shall not accept for exchange or exchange any shares of rStar common stock tendered in the exchange offer if the acquisition agreement is terminated or the StarBand Latin America acquisition is not consummated for any reason.

THE OPTION FOR GILAT ORDINARY SHARES

     rStar currently does not hold any Gilat ordinary shares. Under the acquisition agreement, Gilat has granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for their shares of rStar common stock in the exchange offer. The terms of the option provide that, in consideration for providing rStar with the Gilat ordinary shares, Gilat shall receive that number of shares of rStar common stock equal to 60% of the number of shares of rStar common stock tendered in the exchange offer. Assuming that 6,315,789 shares of rStar common stock are tendered in the exchange offer, rStar shall issue to Gilat 3,789,473 shares of rStar common stock under the option.

THE STARBAND LATIN AMERICA ACQUISITION

     The acquisition agreement provides that rStar, or its wholly-owned subsidiary, if mutually agreed to by the parties, shall acquire from Gilat all of the issued and outstanding shares of the common stock, par value EUR.01, of StarBand Latin America, in exchange for 43,103,448 shares of rStar common stock. Gilat has the right to assign all or part of its right to the 43,103,448 shares of rStar common stock to Gilat, its corporate affiliates or to StarBand Communications. The closing of the StarBand Latin America acquisition shall take place as soon as practicable after the last of the conditions set forth in the acquisition agreement, including rStar stockholder approval of the acquisition agreement, is satisfied or waived (subject to applicable law) but in no event later than the fifth business day after the last condition is satisfied or waived, or on such other date mutually agreed to by the parties. However, without the mutual agreement of the parties to the acquisition agreement, in no event shall the closing of rStar's acquisition of StarBand Latin America occur later than May 31, 2002.

     The acquisition agreement provides that if rStar and Gilat agree, rStar may assign its rights, but not its obligations, to acquire StarBand Latin America to a wholly-owned subsidiary of rStar formed specifically to consummate the StarBand Latin America acquisition. Also, except as provided for in the acquisition agreement and subject to applicable SEC rules and regulations, the right of Gilat to assign or otherwise transfer the shares of rStar common stock that they receive in connection with the StarBand Latin America acquisition and the exchange offer is not prohibited or otherwise limited in any way.

  ADDITIONAL SHARE CONSIDERATION

     In addition to the 43,103,448 shares of rStar common stock to be issued to Gilat in connection with the StarBand Latin America acquisition, the acquisition agreement provides that in the event that the

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StarBand Latin America business exceeds certain agreed upon net earnings targets during each of the one year periods ended June 30, 2003 and June 30, 2004, with respect to each such year, Gilat will be entitled to receive, as additional consideration for the StarBand Latin America acquisition, up to a maximum of 10,741,530 additional shares of rStar common stock. Specifically,

     With respect to the one-year period ending June 30, 2003:

     - if the earnings (calculated in the manner specified in the acquisition agreement) for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003, are greater than or equal to $4,100,000 but no more than $4,900,000, rStar shall be obligated to issue 2,685,382 shares of rStar common stock to Gilat; or

     - if the earnings for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 are greater than or equal to $4,900,000, rStar shall be obligated to issue 5,370,765 shares of rStar common stock to Gilat;

     With respect to the one year period ending June 30, 2004:

     - if the earnings for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004, are greater than or equal to $27,500,000 but no more than $33,000,000, rStar shall be obligated to issue 2,685,382 shares of rStar common stock to Gilat; or

     - if the earnings for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 are greater than or equal to $33,000,000, rStar shall be obligated to issue 5,370,765 shares of rStar common stock to Gilat.

     The determination of whether the StarBand Latin America Business meets the applicable earnings targets and the amount, if any, of the special cash distribution, corresponds to the net profit/loss of the StarBand Latin America business during those one-year periods. If, for example, the earnings target in the acquisition agreement were measured as of the one-year period ended June 30, 2001, Gilat would not be entitled to any additional share consideration because the StarBand Latin America business had a net loss of $3,360,000 during that period, which fails to satisfy the required earnings target. Although the StarBand Latin America business currently has a net loss, there is no assurance that for the one-year periods ended June 30, 2003 or June 30, 2004, the StarBand Latin America business will suffer a similar loss or any loss at all, in which case Gilat may be entitled to the additional share consideration.

     Assignment. Gilat has the right to assign all or part of its right to the additional share consideration described above to any of its corporate affiliates or to StarBand Communications.

  SPECIAL CASH DISTRIBUTION

     The acquisition agreement provides that rStar will seek stockholder approval to amend our current certificate of incorporation to provide rStar stockholders with the right to receive a special cash distribution in the event that the StarBand Latin America business does not achieve certain earnings targets during each of the one year periods ending June 30, 2003 and June 30, 2004, rStar stockholders of record as of June 30, 2003 or June 30, 2004 will be entitled to their pro rata share of a special cash distribution of up to $5 million in cash with respect to each such year, up to $10 million in total for both years. Specifically:

     With respect to the one-year period ending June 30, 2003:

     - if the earnings (calculated in the manner specified in the acquisition agreement) for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 are less than or equal to $1,600,000, the special cash distribution shall be $5,000,000, or approximately $
       0.32 per share of rStar common stock expected to be outstanding following the completion of the exchange offer, assuming the maximum number of shares are tendered, and owned by shareholders other than Gilat and its corporate affiliates;

     - if the earnings for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 are greater than $1,600,000 and less than or equal to $2,500,000, the special cash
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       distribution shall be $2,500,000, or approximately $ 0.16 per share of
       rStar common stock expected to be outstanding following the completion of the exchange offer ,assuming the maximum number of shares are tendered, and owned by shareholders other than Gilat and its corporate affiliates; or

     - if the earnings for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 are greater than $2,500,000, the special cash distribution shall be zero.

     With respect to the one year period ending June 30, 2004:

     - if the net earnings for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 are less than or equal to $11,000,000, the special cash distribution shall be $5,000,000, or approximately $ 0.32 per share of rStar common stock expected to be outstanding following the completion of the exchange offer, assuming the maximum number of shares are tendered, and owned by shareholders other than Gilat and its corporate affiliates;

     - if the earnings for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 are greater than $11,000,000 and less than or equal to $16,500,000, the special cash distribution shall be $2,500,000, or approximately $ 0.16 per share of rStar common stock expected to be outstanding following the completion of the exchange offer ,assuming the maximum number of shares are tendered, and owned by shareholders other than Gilat and its corporate affiliates; or

     - if the earnings for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 are greater than $16,500,000, the special cash distribution shall be zero.

     The determination of whether the StarBand Latin America business meets the applicable earnings targets and the amount, if any, of the special cash distribution, corresponds to the net profit/loss of the StarBand Latin America business during those one-year periods. If, for example, the earnings target in the acquisition agreement were measured as of the one-year period ended June 30, 2001, rStar stockholders, other than Gilat, would be entitled to a special cash distribution of $5 million, in the aggregate, because the StarBand Latin America business had a net loss of $3,360,000 during that period, which fails to satisfy the required earnings target. Although the StarBand Latin America business currently has a net loss, there is no assurance that for the one-year periods ended June 30, 2003 or June 30, 2004, the StarBand Latin America business will suffer a similar loss or any loss at all, in which case rStar stockholders may not be entitled to any special cash distribution.

     Qualified Sale. rStar's obligation to pay the special cash distributions and Gilat's right to the additional share consideration, each as described above, shall expire upon the first to occur of the following regardless of StarBand Latin America's performance:

     - the completion of a firmly underwritten public offering of shares of rStar common stock raising gross proceeds to rStar of at least $25 million, with a price of rStar common stock of at least $2.32 per share. The parties have agreed that neither Gilat nor its corporate affiliates will participate in any such offering.

     - the closing by rStar of a sale in a single transaction of shares of rStar common stock to a third party purchaser other than Gilat and its corporate affiliates raising gross proceeds of at least $100 million, with a price of rStar common stock of at least $1.00 per share and at least 60% of such gross proceeds being in the form of cash.

     The payment of the special cash distribution is intended to compensate our non-Gilat shareholders in the event that the StarBand Latin American business we are acquiring from Gilat does not perform in accordance with certain minimum earning targets, thereby increasing the value of shares of rStar common stock. Alternatively, the obligation to pay the special cash distribution expires upon the completion of either the underwritten public offering or the $100 million sale of rStar common stock, described above, because, in the event of such an offering or sale, a third party purchaser or underwriter has acquired the shares at a price which indicates that the value of the rStar common stock has increased and has benefited from the performance or expected results of the StarBand Latin America business.

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     Guaranty.  If rStar is unable to make the special cash distribution to its stockholders for any reason, Gilat shall make a cash capital contribution to rStar to the extent and in an amount necessary for rStar to satisfy its obligations to make the special cash distribution.

     Waiver by Gilat. In the acquisition agreement, Gilat has, on its own behalf and on behalf of its corporate affiliates, waived any and all claims or rights it has to the special cash distribution. As a result of Gilat's waiver, any special cash distribution payable by rStar will be shared by only the non-Gilat stockholders, who will each receive a larger per share distribution.

     In the acquisition agreement, Gilat has, on its own behalf and on behalf of its corporate affiliates, also agreed that until the earlier of June 30, 2004, the date on which the special cash distribution is actually paid to the holders of shares of rStar common stock, or the date on which an underwritten public offering or $100 million sale of rStar common stock, as described above, is completed:

     - its ability to sell, assign or otherwise transfer its shares of rStar common stock is subject to certain restrictions, including the receipt by rStar of a certificate of waiver from a proposed-transferee of shares of rStar common stock, under which such proposed-transferee waives its rights to the special cash distribution and

     - the certificates representing the rStar common stock acquired pursuant to the acquisition agreement shall bear a legend indicating the limitations of transferability.

     Restrictions on New Issuances. The acquisition agreement provides that until the date immediately following the date on which rStar's obligation to pay the special cash distribution expires, rStar will not:

     - sell or issue any additional shares of rStar common stock, other than (i) shares of rStar common stock issued upon the exercise of stock options that are outstanding as of the closing of the StarBand Latin America acquisition and (ii) shares of rStar common stock issuable pursuant to employee stock option plans or other stock based compensation plans. However, the number of shares of rStar common stock that rStar may issue under employee stock option plans or other stock based compensation plans cannot exceed, in the aggregate, 1% of the issued and outstanding shares of rStar common stock as of the closing of the exchange offer on a fully diluted basis. All shares of rStar common stock issued under clauses (i) and (ii) above shall be entitled to the special cash distribution;

     - issue any securities convertible into or exchangeable for shares of rStar common stock, except to the extent that any such securities are not convertible into or exchangeable for shares of rStar common stock (the "Qualified Convertible Securities"); or

     - enter into any agreement that by its terms legally prohibits rStar from making the special cash distribution.

     However, the acquisition agreement further provides that rStar shall not be precluded or restricted from issuing:

     - shares of rStar common stock or securities convertible into or exchangeable for shares of rStar common stock, other than Qualified Convertible Securities, in a private transaction if, prior to such issuance, rStar receives a certificate of waiver from the person who will receive such shares of rStar common stock or such convertible securities, as the case may be, agreeing, among other things, to waive its right to the special cash distribution; or

     - any class of capital stock of rStar other than rStar common stock or any securities convertible into or exercisable or exchangeable for shares of a class of capital stock of rStar other than rStar common stock.

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     Other Terms of the Special Cash Distribution.  The proposed amendments to
rStar's Third Amended and Restated Certificate of Incorporation also provide that:

     - rStar may elect to satisfy its obligation to make the special cash distribution by distributing the maximum amount of such distribution at any time prior to the required payout date;

     - until rStar's obligation to pay the special cash distribution has been terminated or satisfied, rStar is (i) prohibited from paying, declaring or setting apart for payment any dividend or distribution on any class or series of its capital stock other than the rStar common stock, other than dividends payable in the form of additional shares of rStar's capital stock, and (ii) subject to certain limitations, prohibited from redeeming, purchasing or otherwise acquiring any shares of any class or series of rStar's capital stock other than the rStar common stock, or any right, warrant or option to acquire any shares of rStar capital stock;

     - the amount of the special cash distribution, if any, shall increase at a rate of 7% per annum if it is not paid by the required payout date; and

     - the special cash distribution shall be $5,000,000 for each of the years ending June 30, 2003 and June 30, 2004 if rStar fails to complete and announce or deliver audited financial statements for that particular year to the holders of rStar common stock by December 31, 2003 and December 31, 2004, respectively.

THE VOTING AGREEMENT

     The acquisition agreement provides that Gilat and three members of rStar's Board of Directors shall enter into a voting agreement according to which each of them would agree to vote all of their shares of rStar common stock in favor of StarBand Latin America acquisition and the other transactions described in the acquisition agreement. On April 23, 2001, rStar and the principal stockholders of rStar, including (i) Gilat and its subsidiary, Gilat Satellite Networks (Holland) B.V., (ii) The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust which are entities controlled by Lance Mortensen,
(iii) CAVCO of North Florida, Inc., an entity controlled by Charles Appleby, and
(iv) The Arnouse Charitable Trust, an entity controlled by Michael Arnouse and Michael Arnouse, executed the voting agreement. These rStar stockholders collectively hold approximately 81.6% of the outstanding shares of rStar common stock.

RSTAR BOARD OF DIRECTORS

     Under the terms of the acquisition agreement, three members of rStar's current Board of Directors, Lance Mortensen, Charles Appleby and Michael Arnouse and rStar's Chief Executive Officer will resign effective upon the closing date of the StarBand Latin America acquisition.

REPRESENTATIONS AND WARRANTIES

     The acquisition agreement contains a number of customary representations and warranties made by each party. All representations and warranties of the parties expire on the second anniversary of the closing of rStar's acquisition of StarBand Latin America. Some of the representations of Gilat and rStar are subject to a "material adverse effect" qualifier. This qualifier limits the scope of the representations and warranties to only those circumstances that generally would have a material adverse affect on the business, assets or financial condition of the party giving the representation in the case of rStar and Gilat or, in the case of StarBand Latin America, a material adverse effect on the ability of StarBand Latin America to own its assets and operate its business or on the financial condition of StarBand Latin America as reflected on the pro forma consolidated statements included in this offer to exchange/prospectus that give effect to the StarBand Latin America acquisition.

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CONDUCT OF THE BUSINESS OF STARBAND LATIN AMERICA PENDING THE CLOSING OF THE
STARBAND LATIN AMERICA ACQUISITION

     Gilat has agreed that prior to the closing of rStar's acquisition of StarBand Latin America, except with the prior consent of rStar, which consent shall not be unreasonably withheld, it shall, and shall cause the other affiliates and subsidiaries of Gilat that participate in the conduct and operations of the StarBand Latin America business to:

     - conduct their respective operations with respect to the StarBand Latin America business in the ordinary course, including complying with all applicable laws relating to the StarBand Latin America business and maintaining books and records of the StarBand Latin America business in accordance with applicable laws and past practices;

     - maintain satisfactory relationships with suppliers, distributors, customers and others business partners with respect to the operations of the StarBand Latin America business;

     - take no action that would materially adversely affect the ability of rStar, or Gilat to consummate the transactions contemplated by the acquisition agreement;

     - use commercially reasonable efforts to preserve the StarBand Latin America business; and

     - conduct their respective operations in a manner that will not result in any event that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or result of operations of Gilat and its subsidiaries taken as a whole.

     In addition, Gilat has agreed that prior to the closing of rStar's acquisition of StarBand Latin America, except with the prior consent of rStar, which consent shall not be unreasonably withheld, it shall not, nor will it permit any of the affiliates and subsidiaries of Gilat that participate in the conduct and operations of the StarBand Latin America business to:

     - borrow any material amount of money other than through lines of credit in the ordinary course of business;

     - increase compensation for any employees except in the ordinary course of business;

     - pay or agree to pay any pension retirement allowance or other employee benefits except as required by law;

     - grant severance or termination pay to, or enter into any employment or severance agreement with, any existing employee;

     - enter into any contracts, including leases, in excess of $100,000; or

     - make any capital expenditures of more than $100,000.

CONDUCT OF RSTAR PENDING THE CLOSING OF THE STARBAND LATIN AMERICA ACQUISITION

     rStar has agreed that prior to the closing of rStar's acquisition of StarBand Latin America, unless contemplated by the acquisition agreement, it shall not undertake, or agree to undertake, the following, except with the prior consent of Gilat, which consent shall not be unreasonably withheld:

     - amend its Certificate of Incorporation or Bylaws;

     - issue any shares of rStar common stock or options to purchase shares of rStar common stock other than the shares related to its currently outstanding options and the StarBand Latin America acquisition;

     - split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect to its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock;

     - enter into any transaction exceeding $100,000;
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

     - increase employee, director or officer compensation, except in the ordinary course of business consistent with past practice;

     - pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or adopt any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence as of April 23, 2001;

     - enter into any business contracts, except for business contracts for the purchase, sale or lease of goods or services involving payments or receipts by Gilat or its affiliates not in excess of $100,000, or leases for rental space in an amount not to exceed $100,000 for any lease;

     - enter into any agreement in principle or an agreement with respect to any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of rStar's assets, or any enter into a material business contract or any amendment or modification of any material business contract or any release or relinquishment of any material business contract rights;

     - authorize or commit to make capital expenditures with respect to and in connection with the operation of rStar's business in excess of $100,000;

     - make any changes in its accounting methods or accounting practices; or

     - settle any action or suit in excess of $200,000 without the consent of Gilat.

REVIEW OF rSTAR'S EXPENDITURES

     Under the acquisition agreement, the parties have agreed that all cash expenditures by rStar equal to or greater than $25,000 are subject to prior review and approval by Gilat. In addition, prior to the closing of rStar's acquisition of StarBand Latin America, other than in the ordinary course consistent with past practices, rStar shall not take any action that may materially affect rStar's cash and cash equivalent holdings, which, as of December 31, 2001, equaled at least $31 million, without the express consent of both Gilat and rStar's Chief Executive Officer.

CONDITIONS TO CLOSING THE STARBAND LATIN AMERICA ACQUISITION

     There are numerous conditions that have to be satisfied or waived before the closing of rStar's acquisition of StarBand Latin America. They are as follows:

  THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to effect the transactions contemplated by the acquisition agreement are subject to the following conditions:

     - the approval by rStar's stockholders of the acquisition agreement and the transactions it contemplates;

     - the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation adopted by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition in effect preventing the consummation of the transactions contemplated by the acquisition agreement;

     - the absence of any action or proceeding having been instituted by any governmental authority seeking to prevent consummation of the transactions contemplated by the acquisition agreement;

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

     - the approval by a majority of the Board of Directors of rStar of the StarBand Latin America acquisition and the other transactions contemplated by the acquisition agreement;

     - the declaration by the SEC that Gilat's registration statement for the Gilat ordinary shares to be offered to rStar stockholders in exchange for their shares of rStar common stock is effective and the absence of any stop order or other similar proceeding threatened by the SEC or any other state securities administrator with respect to Gilat's registration statement;

     - the receipt by the parties to the acquisition agreement of all necessary third party consents and governmental consents, which consents are in full force and effect as of the closing date of the StarBand Latin America acquisition; and

     - the receipt by the parties of confirmation that the Fourth Amended and Restated Certificate of Incorporation has been filed by with the Secretary of State of the State of Delaware.

  THE OBLIGATION OF rSTAR

     The obligation of rStar to consummate the StarBand Latin America acquisition are subject to the satisfaction or waiver of the following conditions:

     - if reasonably requested by rStar, the receipt of an opinion of special Netherlands counsel, Israeli counsel and/or a special United States counsel to Gilat and its affiliates, dated as of the closing date of the StarBand Latin America acquisition in form and substance customary for the type of transactions contemplated by the acquisition agreement;

     - the material accuracy of the representations and warranties made by Gilat as of the closing date of the StarBand Latin America acquisition and receipt by rStar of certificates from an executive officer of Gilat attesting to the foregoing and dated as of the closing date of the StarBand Latin America acquisition;

     - Gilat's performance of or compliance with its respective agreements, covenants, obligations and conditions required by the acquisition agreement as of the closing of rStar's acquisition of StarBand Latin America and receipt by rStar of certificates from an executive officer of Gilat attesting to the foregoing and dated as of the closing date of the StarBand Latin America acquisition;

     - the execution by the parties of the master services and supply agreement between Gilat and StarBand Latin America, the voting agreement among Gilat and three director-stockholders of rStar, and the option for Gilat ordinary shares; and

     - all corporate and other proceedings in connection with the transactions contemplated by the acquisition agreement and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to rStar and its counsel and rStar and its counsel shall have received all such other counterpart originals or certified or other copies of such documents as rStar and its counsel may reasonably request.

  THE OBLIGATION OF GILAT

     The obligation of Gilat to consummate the StarBand Latin America acquisition are subject to the satisfaction or waiver of the following conditions:

     - if reasonably requested by Gilat, the receipt of an opinion of rStar's counsel, dated as of the closing date of the StarBand Latin America acquisition, in form and substance customary for the type of transactions contemplated by the acquisition agreement;

     - the material accuracy of the representations and warranties made by rStar as of the closing of rStar's acquisition of StarBand Latin America and receipt by Gilat of a certificate from an executive officer of rStar attesting to the foregoing and dated as of the closing date of the StarBand Latin America acquisition;

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     - rStar's performance of compliance with its respective agreements, covenants, obligations and conditions required by the acquisition agreement as of the closing of the acquisition agreement and receipt by Gilat of a certificate from an executive officer of rStar attesting to the foregoing and dated as of the closing date of the StarBand Latin America acquisition;

     - the execution by the parties of the voting agreement among Gilat and three director-stockholders of rStar and the option for Gilat ordinary shares;

     - the resignation of certain members of rStar's Board of Directors; and

     - all corporate and other proceedings in connection with the transactions contemplated by the acquisition agreement and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Gilat and its counsel and Gilat and its counsel shall have received all such other counterpart originals or certified or other copies of such documents as Gilat and its counsel may reasonably request.

ADDITIONAL COVENANTS AND AGREEMENTS

     The parties have also agreed to the following:

  REASONABLE EFFORTS

     rStar and Gilat agree to use their reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable consummate the transactions described in the acquisition agreement and to cooperate with each other, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, to obtain all necessary consents, approvals and authorizations as are required to be obtained from appropriate governmental authorities, and to effect all necessary registrations and filings, including filings with the SEC and submissions of information requested by governmental authorities. Also, under the acquisition agreement, Gilat shall use its best efforts to take, or cause to be taken, all action reasonably necessary to form StarBand Latin America and to transfer and assign the assets of the StarBand Latin America business, which are identified in the acquisition agreement, to StarBand Latin America.

  NO SOLICITATION

     The acquisition agreement provides that rStar and all of its affiliates, other than Gilat, will not:

     - directly or indirectly, through any directors, officers, employees, agents, representatives or otherwise, solicit, initiate, facilitate or encourage, including by way of furnishing or disclosing non-public information, any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving rStar or its subsidiaries or the acquisition of all or any significant assets or capital stock of or by rStar (a "Transaction Proposal");

     - negotiate, explore or otherwise engage in discussions with any person, other than Gilat and its representatives, with respect to any Transaction Proposal; or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by the acquisition agreement.

     However, prior to the consummation of the StarBand Latin America acquisition, if the Board of Directors of rStar determines in good faith, after consultation with outside counsel, that it is necessary to respond to an unsolicited superior proposal in order to comply with its fiduciary duties to rStar's stockholders under applicable law, the board of directors of rStar may:

     - withdraw or modify its approval or recommendation of the StarBand Latin America acquisition and the acquisition agreement and the other transaction contemplated by the acquisition agreement, or

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

     - approve or recommend an unsolicited superior proposal or terminate the acquisition agreement, and concurrently with or after such termination, if it so chooses, cause rStar to enter into any agreement with respect to any unsolicited superior proposal, but in each of the cases, no action shall be taken by rStar pursuant to this clause until a time that is after the fifth business day following Gilat's receipt of written notice advising Gilat that the Board of Directors of rStar has received an unsolicited superior proposal, specifying the material terms and conditions of such unsolicited superior proposal and identifying the person making such unsolicited superior proposal, to the extent making such identification does not breach the fiduciary duties of rStar's Board of Directors as advised by outside legal counsel.

     If rStar's Board of Directors takes any action to amend or withdraw its recommendation or approve or recommend an unsolicited superior proposal, then rStar must within two business days of such action pay Gilat an amount equal to 3% of the value of consideration payable by rStar to Gilat in connection with the StarBand Latin America acquisition and reimburse Gilat for any of its out of pocket expenses, including the fees and expenses of outside professionals.

     An "unsolicited superior proposal" means any bona fide, unsolicited, written proposal made by a third party to enter into an agreement with respect to a transaction proposal on terms that the Board of Directors of rStar determines in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, to be more favorable to rStar's stockholders than the StarBand Latin America acquisition and the other transactions contemplated by the acquisition agreement.

     Under the acquisition agreement, rStar must immediately advise Gilat of any Transaction Proposal, the material terms of such Transaction Proposal, and to the extent such disclosure is not a breach of the Board of Directors' fiduciary duties as advised by outside legal counsel, the identity of the person making such transaction proposal.

CONDUCT OF THE PARTIES AFTER THE CLOSING OF THE STARBAND LATIN AMERICA
ACQUISITION

  LISTING OF SHARES

     Gilat has agreed to use its commercially reasonable efforts to ensure that following the closing of the StarBand Latin America acquisition, rStar remains a public company traded on the Nasdaq National Market or, if such listing is impracticable, listed or quoted on the American Stock Exchange, the NASDAQ -- Small Cap or on the bulletin board (in that order of priority). The parties, however, acknowledge that rStar's continued listing on the Nasdaq National Market is subject to, among other things, shares of rStar common stock reaching and thereafter maintaining a minimum bid price of at least $1.00 per share. In the event the rStar common stock fails to satisfy the $1.00 minimum bid requirement, they could be subject to delisting from the Nasdaq National Market.

  OPERATION OF STARBAND LATIN AMERICA

     Gilat has also agreed to operate rStar and its subsidiaries in a manner consistent with the operation of the StarBand Latin American business, including the voice services, as currently conducted, for a period of one year following the closing of the StarBand Latin America acquisition and thereafter as determined by a majority of independent directors of rStar's Board of Directors as being in the best interests of rStar's stockholders.

  OTHER TRANSACTIONS

     Under the acquisition agreement, except for limited circumstances, Gilat has also agreed not to:

     - permit rStar to pay or declare any dividends or any other distributions for the longer of a period of one year following the closing of rStar's acquisition of StarBand Latin America or the date on which rStar's obligation to pay the special cash distribution expires;

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

     - permit rStar or any of its subsidiaries to enter into any material transactions with Gilat or any of Gilat's affiliates on terms that are materially less favorable to rStar and/or its subsidiaries than similar arms-length transactions with unaffiliated third parties for a period of two years following the closing of rStar's acquisition of StarBand Latin America;

     - charge rStar or any of its subsidiaries for any administrative services, such as legal, financial and accounting services, in excess of Gilat's actual cost to perform such services, except as described in the master services and supply agreement between StarBand Latin America and Gilat , for the longer of a period of three years following the closing of the rStar's acquisition of StarBand Latin America or the date on which rStar's obligation to pay the special cash distribution expires; and

     - amend or alter the master services and supply agreement between Gilat and StarBand Latin America among rStar, Gilat and certain of Gilat's affiliates, in a manner that is materially detrimental to the business interests of StarBand Latin America or rStar during the term of the master services and supply agreement between Gilat and StarBand Latin America, including any automatic renewals of the term of the master services and supply agreement between Gilat and StarBand Latin America.

TERMINATION OF THE ACQUISITION AGREEMENT

  TERMINATION BY MUTUAL AGREEMENT

     The acquisition agreement may be terminated at any time by the written consent of rStar and Gilat. Also, either rStar or Gilat may terminate the acquisition agreement, if the transactions contemplated by the acquisition agreement shall not have been consummated by 5:00 p.m. Eastern Standard Time on May 31, 2002, unless such date shall have been extended by mutual consent and provided that neither party may terminate the acquisition agreement if the failure to consummate the transactions contemplated by the acquisition agreement by May 31, 2002 is a result of a breach by such party of its representations, warranties or agreements under the acquisition agreement.

  TERMINATION BY rSTAR

     rStar can terminate the acquisition agreement if any of the conditions to rStar's obligations have not been met, or if it becomes apparent that these conditions will not have been fulfilled by the closing date of rStar's acquisition of StarBand Latin America, unless such failure is due to the failure of rStar to perform or comply with any of covenants, agreement or conditions set forth in the acquisition agreement to be performed or complied with by rStar prior to the closing of rStar's acquisition of StarBand Latin America. Additionally, rStar can also terminate the acquisition agreement in accordance with the provisions described above in "The Acquisition Agreement -- Additional Covenants and Agreements -- No Solicitation."

  TERMINATION BY GILAT

     Gilat can terminate the acquisition agreement:

     - if any of the conditions to Gilat's obligations have not been met, or if it becomes apparent that these conditions will not have been fulfilled by the closing date of the StarBand Latin America acquisition, unless such failure is due to the failure of Gilat to perform or comply with any of covenants, agreement or conditions set forth in the acquisition agreement to be performed or complied with by Gilat prior to the closing of rStar's acquisition of StarBand Latin America;

     - if rStar, or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of rStar breaches the non-solicitation provisions described in described above in "The Acquisition Agreement -- Additional Covenants and Agreements -- No Solicitation;" or

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

     - the Board of Directors of rStar or any committee of the Board, shall have withdrawn or modified in any manner adverse to Gilat its approval or recommendation of the acquisition agreement or the StarBand Latin America acquisition and the other transactions contemplated by the acquisition agreement or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Transaction Proposal or the Board of Directors of rStar or any committee of the Board shall have resolved to take any of the foregoing actions.

AMENDMENT

     The acquisition agreement may be amended by rStar and Gilat at any time prior to the closing of rStar's acquisition of StarBand Latin America by an instrument in writing signed by each party to the acquisition agreement.

THE MASTER SERVICES AND SUPPLY AGREEMENT

     Under the acquisition agreement, at or prior to the closing of rStar's acquisition of StarBand Latin America, StarBand Latin America will enter into a master services and supply agreement with Gilat and some of its subsidiaries pursuant to which StarBand Latin America will receive specified services and products from Gilat necessary to conduct its business in Latin America. A form of the this master services and supply agreement has been filed as an exhibit to Gilat's registration statement, of which this offer to exchange/prospectus is a part, filed with the SEC on February 8, 2002.

     Parties. The parties to the master services and supply agreement are StarBand Latin America, Gilat, Gilat To Home Latin America (Holland) N.V., a subsidiary of Gilat, and Gilat to Home Latin America, Inc., an indirect subsidiary of Gilat.

     Services and Supplies. Gilat and its subsidiaries will grant to StarBand Latin America the exclusive rights in Latin America (excluding Mexico, but including, among others Brazil, Argentina, Peru, Colombia and, subject to certain restrictions, Chile) to:

     - Implement, operate and market its broadband Internet access services and voice services to consumers and small office/home office subscribers,

     - Provide a bundled product with direct-to-home television service using its single satellite dish technology; and

     - Provide such new technologies and products related to the foregoing as Gilat may in the future develop or make available to StarBand Communications Inc., which shall be offered to StarBand Latin America and/or its subsidiaries upon commercially reasonable terms via a two-way satellite-based network.

In Mexico, StarBand Latin America will have only limited non-exclusive rights and in Chile, Gilat and its affiliates will not be limited or otherwise restricted from conducting business with certain entities.

     Under the master services and supply agreement, Gilat will provide StarBand Latin America with the facilities, telecommunications equipment, licensed software and services that it will use in its business, including:

     - customer premises equipment, network operations equipment, software necessary for the network to operate, the multicast system (where applicable) and optional services in connection with hub operation, technical support and Internet connectivity;

     - transition services, including information technology, real estate and administrative services such as financial, legal, accounting and tax services for a period until StarBand Latin America establishes its own systems and processes. StarBand Latin America will reimburse Gilat for the actual costs incurred with respect to such services. The transition services will include also research and development support. Gilat shall use its commercially reasonable efforts to accommodate any reasonable requests by StarBand Latin America for additional or modified transition services.

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       StarBand Latin America may, in its discretion and upon ninety (90) days'
       written notice, cancel one or more of the transition services at any time without penalty or payment obligation, with some exceptions; and

     - optional services, including installation, operation and maintenance, access to satellite transmission and reception facilities and services and any other services required by StarBand Latin America to operate its business at prevailing and customary market prices.

Generally, pricing terms will be renegotiated every two years.

     The master services and supply agreement contains a most favored nations clause under which all services, products and other items provided by Gilat and its affiliates shall be on terms no less favorable than the best terms offered by Gilat to any other party for comparable products sold in comparable quantities on comparable terms and conditions.

     Exclusivity. Gilat is required to use its best commercial efforts to maintain price and technological competitiveness of the products and services provided to StarBand Latin America under the master services and supply agreement. So long as the products and services provided by Gilat remain competitive with respect to their pricing and technological competitiveness and Gilat and its affiliates meets their respective delivery and support obligations, StarBand Latin America will be required to purchase all of the products and services performing similar functionality to the products and services provided by Gilat and its affiliates under the master services and supply agreement, solely from Gilat and its affiliates.

     Term. The master services and supply agreement has a term of five years, and thereafter automatically renews for additional five-year terms.

                      CERTAIN INFORMATION REGARDING GILAT

GENERAL

     Gilat is a leading provider of products and services for satellite-based communications networks. Gilat designs, develops, manufactures, markets and services products that enable complete end-to-end telecommunications and data networking solutions, as well as broadband Internet solutions, based on satellite earth stations, a related central station known as a hub, hardware equipment and software. The satellite earth stations are known in this industry as very small aperture terminals or VSATs. These small units, which attach to personal computers enable the transmission of data, voice and images to and from certain satellites. The services Gilat provides include access to and communication with satellites, installation of network equipment, on-line network monitoring and network maintenance and repair services. Gilat distributes its products and services worldwide through its own direct sales force, service providers and agents and, in certain circumstances, joint ventures, alliances and affiliated companies. According to the 2001 Comsys Report, Gilat is the second-largest manufacturer of VSATs, and has a 43% share of the VSAT market based upon the number of VSATs shipped in the year 2000.

     The networks Gilat establishes are primarily used for:

     - on-line data delivery and transaction-oriented applications including point-of-sale (for example, credit and debit card authorization), inventory control and real time stock exchange trading;

     - telephone service in areas that are underserved by the existing telecommunications services or in remote locations without service; and

     - Internet-based networking applications such as networks within corporations (known as corporate intranets), corporate training and other corporate applications which enable the transmission of audio and video by high-speed Internet connections (known as broadband), as well as consumer broadband Internet uses.

     Major users of our products and services include StarBand Communications, the United States Postal Service, John Deere, Rite Aid, Peugeot-Citroen and Telkom South Africa.
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DIRECTORS AND EXECUTIVE OFFICERS OF GILAT

     The following table and the text below it sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each of Gilat's directors and executive officers, as well as a description, if applicable, of any criminal, judicial or administrative proceedings involving such director or executive officer. Unless otherwise indicated, the current business address of each person is c/o Gilat Satellite Networks Ltd., 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva, 49130, Israel and their telephone number is (972) 3-925-2000.

             NAME                PRESENT PRINCIPAL OCCUPATION/BUSINESS ADDRESS        CITIZENSHIP
             ----                ---------------------------------------------  ------------------------
Yoel Gat.......................  Chairman of the Board of Directors and Chief            Israel
                                 Executive Officer
Amiram Levinberg...............  President, Chief Operating Officer and                  Israel
                                 Director
Shlomo Tirosh..................  Director                                                Israel
                                 Address: Mentergy Ltd., 21/D Yegia Kapayim
                                 Street, P.O. Box 3675, Petah Tikva, 49130
                                 Israel Tel: (972) 3-925-5000
Dov Tadmor.....................  Director                                                Israel
                                 Address: Saridar Investments Ltd., 37 Shaul
                                 Hamelech Ave., Tel-Aviv, 64928, Israel Tel:
                                 (972) 3-696-6996
John F. Connelly...............  Director                                            United States
                                 Address: GE American Communication Inc., Four
                                 Research Way, Princeton, NJ 08540-6684 Tel:
                                 (609) 987-4448
Lori Kaufmann..................  Director                                            Israel, United
                                 Address: 60 Ha'sharon Street, Ra'anana,               States and
                                 43352, Israel Tel: (972) 9-956-1621                  Switzerland
Dr. Gideon Kaplan..............  Vice President, Technology                              Israel
Yoav Leibovitch................  Vice President, Finance and Administration              Israel
                                 and Chief Financial Officer
Joshua Levinberg...............  Senior Vice President, Business Development             Israel
William I. Weisel..............  Vice President and General Counsel             Israel and United States
Erez Antebi....................  Vice President and General Manager for Asia,      Israel and Canada
                                 Africa and Pacific Rim
Nick Supron....................  President and Chief Executive Officer,              United States
                                 Spacenet
                                 Address: Spacenet Inc., 1750 Old Meadow Rd.
                                 McLean, Va. 22102 Tel: (703) 848-1012
David R. Shiff.................  Vice President, Sales and Marketing, Spacenet       United States
                                 Address: Spacenet Inc., 1750 Old Meadow Rd.
                                 McLean, Va. 22102 Tel: (703) 848-1012
Robert Givens..................  President, Gilat Europe Address: 267 Blvd.          United States
                                 Pereire, 75017 Paris, France Tel: 33 (0)1 58          and France
                                 56 73 00

             NAME                PRESENT PRINCIPAL OCCUPATION/BUSINESS ADDRESS        CITIZENSHIP
             ----                ---------------------------------------------  ------------------------
Giora Oron.....................  Chief Executive Officer, Gilat to Home Latin            Israel
                                 America (Netherlands Antilles) N.V.
                                 Address: 1560 Sawgrass
                                 Corporate Parkway, Sunrise, Florida 33323
                                 Tel: (954) 858-1600
Amit Ancikovsky................  Vice President and Chief Financial Officer,             Israel
                                 Gilat to Home Latin America
                                 (Netherlands Antilles) N.V.
                                 Address: 1560 Sawgrass Corporate Parkway,
                                 Sunrise, Florida 33323 Tel: (954) 858-1600

     YOEL GAT is a co-founder of Gilat and has been its Chief Executive Officer and a Director since Gilat's inception and, since July 1995, has served as the Chairman of the Board of Directors. Mr. Gat is a member of the Stock Option and Compensation Committees of the Board. Until July 1995, Mr. Gat also served as the President of Gilat. From 1974 to 1987, Mr. Gat served in the Israel Defense Forces. In his last position in service, Mr. Gat was a senior electronics engineer in the Israel Ministry of Defense. Mr. Gat is a two-time winner of the Israel Defense Award (1979 and 1988), Israel's most prestigious research and development award. Mr. Gat is also Chairman of the Board of Directors of KSAT, in which Gilat holds a minority interest. Mr. Gat also served as the Chairman of the MOST Consortium and is a director of ILAN-GAT Engineering Ltd., a civil contracting company whose shares are publicly traded on the Tel Aviv Stock Exchange and of which members of his family are major shareholders. Mr. Gat is Chairman of the Board of Directors of StarBand Communications, Inc. Mr. Gat received a bachelor of science degree in electrical engineering and electronics from the Technion -- Israel Institute of Technology and a masters degree in management science from the Recanati Graduate School of Business Administration of Tel Aviv University, where he concentrated on information systems.

     AMIRAM LEVINBERG is a co-founder of Gilat and has been a Director and Chief Operating Officer since its inception, and since July 1995, has served as its President. Mr. Levinberg is a member of the Stock Option and Compensation Committees of the Board. Until July 1995, he served as Vice President of Engineering. In this capacity, he supervised the development of Gilat's OneWay and Skystar Advantage VSATs. Mr. Levinberg is also a director of Mentergy Ltd. (formerly Gilat Communications Ltd.). From 1977 to 1987, Mr. Levinberg served in a research and development unit of the Israel Defense Forces, where he managed a large research and development project. He was awarded the Israel Defense Award in 1988. Mr. Levinberg is a graduate of the Technion -- Israel Institute of Technology, with a bachelor of science degree in electrical engineering and electronics and masters of science degree in digital communications.

     SHLOMO TIROSH is a co-founder of Gilat and has been a member of the Board of Directors since its inception, serving as Chairman of the Board of Directors until July 1995. Mr. Tirosh is a member of the Audit Committee of the Board. Since July 1990, Mr. Tirosh has been serving as Chairman of the Board and President of Mentergy, and from 1990 to 2001 as Chief Executive Officer of Mentergy. From 1964 to 1987, Mr. Tirosh served in the Israel Defense Forces, where he held a variety of professional and field command positions (retiring with the rank of colonel). From 1980 to 1985, he headed a large research and development unit and, from 1985 to 1987, he managed a large-scale technology project for the Israel Ministry of Defense . In 1988, he received the Israel Defense Award. Mr. Tirosh holds a bachelor of arts degree (summa cum laude) in economics from Bar-Ilan University in Ramat Gan.

     DOV TADMOR has been a Director of Gilat since July 1994 and is a member of the Audit Committee of the Board. Mr. Tadmor served as Managing Director of the Discount Investment Corporation Ltd. and DIC Financial Management Ltd. from 1985 until March 1999. Mr. Tadmor holds a bachelor of law degree from the School of Law and Economics in Tel Aviv.

     In August 1999, an indictment was filed by the Tel Aviv District Attorney's Office in the Tel Aviv Magistrate's Court alleging certain violations of the Israeli Securities Law by the Discount Investment

Corporation Ltd. and certain of its officers, including Mr. Dov Tadmor, in his capacity as the former Managing Director of Discount Investment Corporation Ltd. The indictment alleges that the annual and quarterly financial statements of Discount Investment Corporation Ltd. for the period 1990-1995 that were sent to the Tel Aviv Stock Exchange and to the Israel Companies Registrar omitted the financial statements of three private Israeli companies of which the Discount Investment Corporation Ltd. was a shareholder, and that this omission was made in order to mislead. In December 1999, Mr. Tadmor and the other defendants pleaded not guilty to the charges, although one of the defendants subsequently entered into a plea agreement with the prosecution. Following evidentiary proceedings, Mr. Tadmor was convicted of violating certain provisions of the Israeli Securities law on February 10, 2002. This conviction is subject to Mr. Tadmor's right of appeal and is therefore not final and no sentence has yet been imposed.

     LORI KAUFMANN has been a director of Gilat since November 2000 and is a member of the Audit, Compensation and Stock Option Committees. Ms. Kaufmann has been an independent consultant in Israel and the United States since 1993. From October 1998 to October 2000, Ms. Kaufmann was vice president of MainXchange, an Internet-based financial services company. In 1991, Ms. Kaufmann co-founded HK Associates, an Israeli marketing and management consulting firm that served many of Israel's leading high technology companies, including, in 1991, Gilat. Ms. Kaufmann was employed by HK Associates until 1993. From 1989 to 1990, Ms. Kaufmann was a senior economist at Israel Chemicals Ltd., an Israeli chemicals firm. Ms. Kaufmann holds a bachelor of arts degree (magna cum laude) in international relations from Princeton University and a masters in business administration from Harvard Business School.

     JOHN F. CONNELLY was appointed a Director in January 1999 pursuant to Gilat's agreement with GE Americom for the acquisition of Spacenet. Since 1992, Mr. Connelly has served as Chairman and Chief Executive Officer of GE Americom. Mr. Connelly joined the General Electric Company in 1967, and has served in a number of capacities at General Electric and its affiliates since that time. Mr. Connelly holds a bachelor of science degree from Niagara University and a masters in business administration from St. John's University.

     GIDEON KAPLAN joined Gilat in 1989 as Vice President of Technology. From late 1987 to 1989, Dr. Kaplan was employed as a research engineer with Qualcomm, Inc., a mobile satellite communications and cellular radio company. From 1978 to 1987, Dr. Kaplan served in a research and development unit of the Israel Defense Forces and received the Israel Defense Award in 1984. Dr. Kaplan received a bachelor of science degree in electrical engineering, a master of science degree and doctorate in electrical engineering from the Technion -- Israel Institute of Technology.

     YOAV LEIBOVITCH joined Gilat in early 1991 as Vice President of Finance and Administration and Chief Financial Officer. Since joining Gilat, Mr. Leibovitch has also served as acting Chief Financial Officer of Gilat Inc. From 1989 to 1990, Mr. Leibovitch worked in the United States at Doubleday Books and Music Clubs as special advisor for new business development. From 1985 to 1989, he was the Financial Officer of a partnership among Bertelsmann, A.G., a large German media and communications company; Clal Corporation, a major Israeli industrial holding company; and Yediot Aharonot, an Israeli daily newspaper. Mr. Leibovitch is a graduate of the Hebrew University of Jerusalem with a bachelor of arts degree in economics and accounting and a masters degree in business administration specializing in finance and banking. Mr. Leibovitch is a Certified Public Accountant in Israel.

     JOSHUA LEVINBERG is a co-founder of Gilat and, since June 1999, serves as Senior Vice President for Business Development of Gilat, having previously served in that position from 1994 to April 1998. At that time, Mr. Levinberg became Chief Executive Officer of Gilat to Home Latin America (Netherlands Antilles) N.V. until June 1999. From 1989 until September 1994, he served as Executive Vice President and General Manager of Gilat Satellite Networks, Inc. From 1987 until the formation of Gilat Satellite Networks, Inc. in 1989, Mr. Levinberg was Vice President of Business Development of Gilat. From 1985 to 1987, Mr. Levinberg held various positions, including Manager of System Development and Marketing Manager at the Israeli subsidiary of DSP Group Inc., a U.S. company specializing in digital signal processing. From 1979 to 1985, he worked in the Communications Engineering Department of Elrisa Ltd., a manufacturer of sophisticated weapons and communications systems. Mr. Levinberg is a graduate of Tel Aviv University, with a bachelor of science degree in electrical engineering and electronics. Amiram Levinberg, a Director, President and Chief Operating Officer of Gilat and Joshua Levinberg are brothers.

     WILLIAM I. WEISEL joined Gilat on December 18, 2001 as Vice President and General Counsel. Prior to joining Gilat, Mr. Weisel was the Legal Affairs Director, Israel for ADC Telecommunications Israel Ltd (April 1999 -- December
2001), Corporate Legal Counsel of Scitex Corporation Ltd (January 1995 -- March
1999), Legal Counsel for the logistics department of Scitex Corporation Ltd (October 1992 -- December 1994), was in private business in Israel (November 1987 -- September 1992), and an associate with the Law Offices of Shraga Biran (November 1986 -- November 1987). Prior to immigrating to Israel in April 1986, Mr. Weisel was an associate with Jeffer, Mangels, Butler & Marmaro from March 1982, and with Freeman, Freeman, Freeman & Hernand from January 1980 in Los Angeles, California. Mr. Weisel received a law degree in 1979 from Loyola Law School of Los Angeles and received a bachelors degree in 1976 from University of California, Los Angeles in political science.

     EREZ ANTEBI currently serves as Gilat's Vice President, General Manager for Asia, Africa and Pacific Rim. From September 1994 until the beginning of 1998, he served as Vice President and General Manager of Gilat Inc. Mr. Antebi joined Gilat in May 1991 as product manager for the Skystar Advantage VSAT product. From August 1993 until August 1994, he served as Vice President of Engineering and Program Management of Gilat Inc. Prior to joining Gilat, Mr. Antebi worked for a private importing business from 1989 to 1991, after having served as marketing manager for high frequency radio communications for Tadiran Limited, a defense electronics and telecommunications company, from 1987 to 1989, and as a radar systems development engineer at Rafael, the research and development and manufacturing arm of the Israel Defense Forces, from 1981 to 1987. Mr. Antebi received a bachelor of science degree and master of science degree in electrical engineering from the Technion -- Israel Institute of Technology.

     NICK SUPRON joined Spacenet in January 2001 as President and Chief Executive Officer. Prior to joining Spacenet and since 1999, Mr. Supron was a private investor and management consultant. Between 1984 and 1999, he served in various positions with GTECH Corporation, commencing as a senior corporate consultant to the CEO and culminating as Senior Vice President of world-wide operations. From 1982 to 1984, Mr. Supron was a Senior Corporate Consultant for Tenneco Oil Company and he served as a senior project manager engineer between 1978 and 1980 for Brown & Root. Mr. Supron received a masters in business administration degree from Harvard Business School and a BSME from the Rice University in Houston.

     DAVID R. SHIFF joined Spacenet in December 1998 as Vice President of Sales and Marketing. Prior to joining Spacenet, Mr. Shiff spent 15 years with Hughes Network Systems, a division of Hughes Electronics. For the last two years, he served as Assistant Vice President, North American Sales, for the Satellite Networks Division of Hughes. Mr. Shiff holds a degree in mechanical engineering from the University of Wisconsin.

     ROBERT GIVENS joined Gilat in the Spring of 2000 as President of Gilat Europe. Prior to joining Gilat, Mr. Givens was employed by Global One Communications S.A. from 1996 until 2000, first as Chief Financial Officer and then as Executive Vice President and General Manager for Europe and Eastern Europe. From 1982 to 1996, Mr. Givens operated Profit Development, a transition management company he founded to provide temporary management for European and American companies undergoing corporate change. Prior to 1982, he held various management and financial positions with Groupe Chargeurs from 1977 to 1981, Corning Glass Works from 1976 to 1977, Fairchild Camera and Instrument Corp. from 1972 to 1976, SmithKline Beecham from 1970 to 1972 and Ford Motor Company from 1968 to 1970. Mr. Givens received a bachelor of science degree in finance from Miami University and a masters degree in international business administration from Columbia University and continued his studies in post graduate accounting at the Wharton School.

     GIORA ORON joined Gilat to Home Latin America (Netherlands Antilles) N.V. in 1997 as Vice President, Operations and, in December 2000, became Chief Operating Officer. From 1992 to 1997 he was the General Manager for Espro Engineering (1992) Ltd., a company engaged in the design, production and marketing of portable digital audio guide systems based on voice compression technology. Between 1986 and 1992, Mr. Oron was the Chief Engineer for Voice of America, Israel, a plan for the installation and operation of the largest high frequency radio system in the world. From 1969 to 1984, Mr. Oron served in the Israeli Defense Forces where he attained the rank of Commander-Lieutenant Colonel. Mr. Oron holds a bachelor of science in electronic engineering from the Technion -- Israel Institute of Technology.

     AMIT ANCIKOVSKY joined Gilat in 1999 as a Controller and, in 2000, became Chief Financial Officer of Gilat to Home Latin America (Netherlands Antilles) N.V. From 1997 to 1999, Mr. Ancikovsky served as deputy to a Vice President at Israel Discount Bank Ltd., Israel's third largest bank. From August 1996 to July 1997, he worked at the law office of Baratz, BarNatan, Gilat & Co. From 1988 to 1991, Mr. Ancikovsky served in the Israel Defense Forces, where he won an excellency award for his work on a team responsible for IT implementation. Mr. Ancikovsky holds a bachelor of arts in accounting and economics and a law degree, both from the Hebrew University of Jerusalem, as well as a master of science in accounting and finance from Tel Aviv University.

INTERESTS OF GILAT'S DIRECTORS AND EXECUTIVE OFFICERS


     Gilat's directors and executive officers are eligible to tender their shares of rStar common stock in the exchange offer. As of March 27, 2002, Gilat's directors and officers collectively hold approximately 330,000 shares of rStar common stock which represents less than 1% of the outstanding shares of rStar common stock. There are no arrangements or agreements between such directors and executive officers of Gilat and rStar with respect to the shares of rStar common stock they hold. Also, other than the voting agreement described in this offer to exchange/prospectus, there are no arrangements or agreements between rStar and Gilat with respect to the shares of rStar common stock that Gilat directly or indirectly holds. For a description of the voting agreement, see the discussion under "The Acquisition Agreement -- The Voting Agreement."



     Based on Gilat's records and on information provided to Gilat by its directors and members of its senior management, neither Gilat nor any of its directors or executive officers, nor any of Gilat's subsidiaries has effected any transaction involving shares of rStar common stock during the 60 day period prior to March 27, 2002.

                      CERTAIN INFORMATION REGARDING rSTAR

     Certain written and oral statements made or incorporated by reference from time to time by rStar or its representatives in this document or other documents filed with the SEC, press releases, conferences, or otherwise that are not historical facts, or are preceded by, followed by or that include words such as "anticipate," "believe," "plan," "estimate," "seek," and "intend," and words of similar import are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the following: (i) rStar's expectation to generate revenues by charging end users for Internet access and other services, and by charging suppliers for the dedicated connection, e-commerce services and advertising access to its customers; (ii) rStar's expectation to generate revenue from a number of sources -- end users of our industry-specific networks and vendors to those communities of users, as well as customers of the StarBand Latin America business; (iii) rStar's belief that end users will pay a fee for broadband Internet access, industry-specific content and other bundled products and services; (iv) rStar's belief that vendors will pay for the right to occupy a priority position on its networks; (v) rStar's expectation to provide much of its earth segment to customers by purchasing or renting satellite dishes, hubs and send/receive cards for its network servers and its expectation to purchase the space segment from Spacenet; (vi) rStar's belief that its available cash resources and amounts available under financing facilities will be sufficient to meet its expected working capital and capital requirements (including the exchange offer) for the next 12 months based on its current business plan; (vii) rStar's expectations with respect to the StarBand Latin American business;
(viii) rStar's belief that failure to complete the StarBand Latin America transaction could negatively affect its operating results; and (ix) rStar's belief that continued investment in research and development will contribute to attaining its strategic objectives, including the development of new business markets. These statements are not guarantees of future performance and are subject to business and economic risks and uncertainties, which are difficult to predict. Therefore, rStar's actual results of operation may differ materially from those expressed or forecasted in the forward-looking statements as a result of a number of factors, including, but not limited to, those set forth in this discussion under "Factors Affecting Our Business, Operating Results and Financial Condition" and other risks detailed from time to time in reports filed with the SEC.

     All forward-looking statements of rStar are qualified by and should be read in conjunction with such risk disclosure. rStar undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

GENERAL

     rStar develops, implements and manages industry-specific private networks for businesses to communicate with their vendors and customers via bi-directional satellite-delivered Internet connections. rStar's core services and products include remote high-speed Internet access, delivery of data and high-quality video, and networking services which can allow businesses to provide e-business services, such as in-store audio and video, employee benefits administration, employee training, and related services to their vendors and customers. rStar's solution utilizes "always on" satellite technology, which delivers technology tools and applications to small and medium-sized business entities. rStar customizes its managed browser technology for a network to allow Internet access, in an industry-specific managed desktop environment, for conducting business transactions, viewing web-based content and training, and providing e-business services. rStar expects to generate revenues by charging end users for Internet access and other services, and by charging suppliers for the dedicated connection, e-commerce services and advertising access to their customers.

     On April 23, 2001, Gilat To Home Latin America (Holland) N.V. and Gilat Satellite Networks Ltd. ("Gilat") entered into a series of transactions that would result in the acquisition by rStar of Gilat's StarBand Latin America business (the "StarBand acquisition"). In consideration for such acquisition, rStar agreed to issue to Gilat approximately 43.1 million shares of its common stock. Additionally, conditioned upon the closing of the acquisition agreement, rStar announced it would make a tender offer to acquire, in exchange for up to $4 million in cash and up to 312,500 ordinary shares of Gilat, up to 20% of rStar's common stock held by each stockholder of rStar other than Gilat and its affiliates. On September 7, 2001 the parties entered into an amended agreement and, on December 31, 2001, the parties entered into a second amended agreement. The revisions to the April 23, 2001 agreement: a) increased the number of shares of rStar common stock that it may acquire in the exchange offer to approximately 6,315,789 shares of rStar common stock, b) adjusted the cash portion of the consideration for those shares from a fixed $0.95/share to an amount that will vary between $0.32 and $1.58 per share, depending on the then market value of Gilat ordinary shares, c) established certain earnings targets for the StarBand Latin America business for the one year periods ended June 30, 2003 and 2004 that, if not achieved, will entitle non-Gilat rStar stockholders to special cash distributions totaling up to $10 million or, if exceeded, will entitle Gilat to additional rStar shares totaling 10% of amount outstanding immediately following the StarBand acquisition, d) provided an exception to the obligation to make the above-described special cash distribution if rStar obtains substantial new equity financing, e) clarified that rStar's rights to provide services in Mexico rStar are non-exclusive and f) extended to May 31, 2002 the termination date of the acquisition agreement. Stockholders representing approximately 81.6% of rStar common stock have entered into a voting agreement to vote all of their shares "FOR" the proposal to approve and adopt the second amended acquisition agreement. rStar, therefore, expect its stockholders to approve the second amended acquisition agreement, and the transactions it contemplates, when they are asked to vote on the matter. Upon completion of the StarBand acquisition, StarBand Latin America is expected to become a subsidiary of rStar.

     rStar expects to commence the exchange offer as soon as the necessary disclosure documents and financial statements have been prepared, and the Securities and Exchange Commission has completed its review of the filed materials. While there can be no assurance, rStar believes that it will be in a position to commence the exchange offer and mail the proxy statement to its stockholders within the next several weeks. Gilat, and its affiliates, currently beneficially own approximately 65.5% of rStar common stock.

     rStar was founded in June 1997 and until March 19, 2001, operated under the name ZapMe! Corporation. On March 19, 2001 rStar changed its name to rStar Corporation ("rStar"). rStar is a Delaware corporation. rStar's principal offices are located at 3000 Executive Parkway, Suite 150, San Ramon, California 94583, and its telephone number is (925) 543-0300. rStar's Web site address is: www.rstar.com.

RSTAR'S DISCONTINUED EDUCATION BUSINESS

     In October 2000, rStar announced that it was shifting all of its business focus and resources to pursue its current business, which business it initiated in July 2000. Prior to that announcement, from September 1997 through October 2000, rStar's principal focus was building an advertiser-supported network serving the education market. rStar began offering sponsorships through its proprietary network in December 1998, and it subsequently built one of the largest broadband networks dedicated to education in the United States.

     rStar's network was primarily designed to provide students aged 13 to 19 with computer experience that was free to schools and easy to use. rStar's principal products and services for the discontinued education business consisted of web-based education resources, learning tools and services. rStar provided each participating school with from 5 to 15 high-end, multimedia PCs with 17-inch monitors, a satellite-ready computer server, a laser printer, and satellite-based broadband access to the Internet. In addition, rStar offered a proprietary, easy-to-use browser interface that provided access to the Internet, over 13,000 pre-selected and indexed third-party educational web sites, special search tools, and other aggregated content and services. rStar's funding for the development, installation and maintenance of the educational network was provided primarily by corporate sponsorships.

     Since commencement of operations, rStar's advertising-based revenue model was targeted by federal and state legislative initiatives supported by persons seeking to minimize advertising in schools. In October 2000, as a result of these initiatives, rStar decided that it would no longer deliver paid commercial messages directed at students, would end the advertising-supported business model and would discontinue the installation of free computer labs in schools. The subscription contracts with school districts under which rStar's network products were provided granted rStar the right, without penalty and upon notice to the participating school districts, to cease providing services and to recover our computer hardware.

     rStar's education network business, including our former indirect wholly-owned subsidiary, eFundraising.com Corporation, are reflected in the accompanying financial statements as discontinued.

     rStar recorded no revenue from our discontinued education business during the 12 months ended December 31, 2001. During the 12 months ended December 31, 2000, rStar recorded $14,316,000 in revenue from our discontinued education business. Four sponsors of our discontinued education business -- Inacom, Toshiba, Gilat and Sylvan -- accounted for approximately 68% of its revenue, with Inacom, Toshiba and Gilat each accounting for more than 10% of its revenue during that period.

     Unless otherwise noted, the discussion below relates to rStar's current and proposed business operations after the StarBand acquisition, and not the discontinued education business.

MARKET OPPORTUNITY

 SATELLITE MULTICASTING OF BROADBAND CONTENT

     rStar recognizes a growing benefit to organizations in publishing and delivering information -- including data, audio, video, and other rich-media content to communities of users in geographically dispersed locations at high speeds and relatively low cost. Businesses can use bi-directional satellite-based networks to multicast to network locations, including areas not currently served by Internet service providers offering broadband connectivity, so that all target users can access the most recently updated information at any time. With this technology, network participants can, from a central location, deliver remote training, education, and rich-media advertising materials, display targeted video and graphics material, deliver live video links to remote sites, and high-speed, high-bandwidth access to the Internet. Companies can utilize multicasting to lower their communication costs, while improving their productivity and operational efficiencies.

 INCREASING VALUE OF DEFINED DEMOGRAPHIC AUDIENCE

     The Internet enables corporate sponsors to use demographics in delivering their messages to specific groups, as well as to change their messages frequently in response to market factors, current events and customer feedback. Previous Internet sponsorship efforts were directed primarily at a broad audience by placing corporate messages on the most frequently visited web sites. As the Internet has matured, businesses have sought to improve the effectiveness of their corporate sponsorship by directing their messages toward the Internet users they most want to reach. By focusing corporate sponsorship efforts on the most relevant users, Internet-based corporate sponsors seek to improve their brand awareness and response rates and reduce costs by eliminating spending that is not directed at their intended audience.

  ANTICIPATED OPPORTUNITY IN LATIN AMERICA

     The market for communications network services in Latin America has experienced growth in recent years. rStar believes that this market will continue to grow in the future. Some of the key factors responsible for this growth include:

     - Deregulation and privatization of government-owned telecommunications monopolies throughout Latin America, which allow for greater access to communications alternatives;

     - Growing demand for communications capacity driven by the increase in bandwidth-intensive applications, including the Internet; and

     - Continuous technological advances which are broadening applications for and decreasing the cost of both satellite and ground-based networks.

THE rSTAR SOLUTION

     In addition to providing high-speed Internet access, rStar's network design allows it to remotely download and store full-motion video, other rich-media files, system upgrades and other data directly, quickly and efficiently onto local user servers, where they can be accessed immediately and without the delays typically associated with downloading large media and application files. The multicasting capabilities of satellite technology enable rStar to simultaneously deliver these types of files to numerous locations. As a result, rStar's cost of delivery is relatively low even though the speed at which these files can be transmitted is very high. Because these files are accessed locally, and not over the Internet, rStar can also avoid delays associated with delivering media files using streaming network architectures.

     rStar's network management services for bi-directional satellite-based communication and its proprietary managed browser technology allow it to deliver custom-designed Internet media networking solutions for conducting business transactions or viewing web-based content and training. rStar believes its services and products will have great appeal to potential subscribers and sponsors.

  WHAT rSTAR OFFERS TO BUSINESS USERS

     rStar intends to offer a turnkey technology solution for business enterprises and community user groups by providing cost-effective solutions to communications challenges. Specifically, rStar intends to offer:

     - broadband Internet access;

     - training on demand;

     - up-to-the-minute product releases and information;

     - authorization for credit card transactions;

     - ability to order merchandise online;

     - TV and music entertainment;

     - point of sale polling and reporting;

     - management of communication between multiple offices and locations; and

     - remotely-managed software application upgrades.

  WHAT rSTAR OFFER TO SPONSORS

     rStar believes its private network offers an appealing opportunity for sponsors because it can provide the following:

     - Access to specific business industry groups. Many customers, vendors and suppliers of industries have found it difficult to build a 100% broadband network since all participants may not have broadband access to the Internet. rStar's broadband bi-directional multicasting capability provides a means for manufacturers, suppliers, and other sponsors to reach network locations nearly anywhere in North America.

     - Dynamic billboard. rStar's dynamic billboard is a fixed space on the PC screen that displays sponsorship messages and is larger than typical banner advertisements. The dynamic billboard displays new sponsorship messages periodically, for example, every 15 seconds. rStar's billboard is designed to allow users to click on the dynamic billboard and view the sponsor's message on a full-screen, rich-media interactive display, with full motion video and high quality audio.

  WHAT rSTAR EXPECTS TO OFFER IN LATIN AMERICA

     After the StarBand acquisition, rStar expects to provide satellite-based telephone and high-speed Internet access to consumer small business and home-office customers in Latin America to meet the
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demands of rural, suburban and other under served markets where broadband alternatives are limited. rStar believes its products will offer:

     - reliable high-speed, always-on access;

     - a superior subscriber experience unavailable elsewhere; and

     - a flexible infrastructure.

rSTAR'S STRATEGY

     rStar's goal is to become a leading provider of industry-specific networks for businesses to communicate with their vendors and customers via bi-directional satellite-delivered Internet connections. rStar intends to aggregate business applications, such as merchant payment services, in-store audio and video, and customized applications by vendors to the industry and bundle these services with dedicated connections, using a satellite-based network, to subscribers, vendors and other application service providers. rStar plans to build and operate networks for small and medium-sized business enterprises, across a diverse range of industries. Key elements of rStar's strategy are as follows:

  ACTIVELY DEPLOY OUR NETWORKS AND GROW OUR INSTALLED BASE OF SITES

     rStar intends to capitalize on our early market entrance to deploy its networks and grow its installed base of sites for each industry-specific network.

  PROMOTE REPEAT USAGE AND LOYALTY OF USERS

     rStar believes that broadband-delivered rich-media networks have an inherent potential for creating loyal revenue-generating subscribers, particularly when combined with relevant business applications critical to the success of day-to-day business operations. As users invest time and energy in rStar-powered services, they may become less inclined to switch to alternative services. rStar intends to promote repeat usage and user loyalty by maintaining and improving its range of services, expanding the breadth and depth of its product offerings and remaining responsive to user trends and suggestions.

  INCREASE FUNDING FROM SPONSORS

     rStar believes that its private networks will provide sponsors with an attractive means of offering their products and services to well-targeted businesses. rStar intends to develop innovative sponsorship relationships with leading brand marketers that support broad marketing objectives, including brand promotion, awareness, product introductions and ASP-delivered software. rStar expects many of these sponsorship arrangements will involve longer-term contracts and higher dollar values than traditional banner advertising deals. rStar also intend to offer traditional banner advertising options for sponsors.

  PURSUE STRATEGIC ALLIANCES

     rStar plans to increase usage of the networks and grow its revenues through strategic alliances that offer opportunities to improve its technology, gain access to compelling content, add new features and functionality or generate sponsorship or e-commerce revenues. rStar also intends to form alliances with other companies to leverage their brands, while incorporating content that is consistent with its mission. rStar may also expand its revenue opportunities through alliances with technology providers, online service and content providers, commerce providers and advertisers.

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     In addition, as part of its planned expansion into Latin America through the StarBand acquisition, rStar intends to:

  PROVIDE BUNDLED INTERNET TELEPHONY SERVICES

     rStar expects to provide bundled telephony and Internet services in Latin America. rStar anticipates using Gilat's technology to provide four telephony lines with toll-quality and an Internet connection with broadband quality, all over a single satellite antenna in a single unit.

  ENHANCE OUR SUBSCRIBER'S EXPERIENCE

     rStar will continue to invest in its underlying technology and capitalize on its relationship with Gilat to provide state-of-the-art technologies to its subscribers.

  MAINTAIN A LOW-COST AND CAPITAL-EFFICIENT BUSINESS MODEL

     rStar intends to design and operate its network around a low-cost and capital-efficient business model. For example, rStar expects to lease satellite capacity on existing communication satellites for its network rather than investing the significant time and capital necessary to design, launch and operate a proprietary fleet of satellites. As rStar grow its subscriber base, it anticipate lowering its costs further by working with Gilat and other partners to develop next-generation equipment and satellite capacity.

PRODUCTS AND SERVICES

     rStar is dedicated to providing a complete satellite-based solution for its customers. Installation, software customization, content uploading and downloading, and service support are all included in its solution as is, at the customer's election, computer hardware. These components of its solution are designed specifically for customers who have a critical need to deliver identical "rich" content to a large number of geographically separate locations at a cost-effective rate. Key elements of its approach are:

  INTERNET SERVICES

     rStar's Internet services are immediately deployable and scalable. rStar will be able to provide instant wireless, high-speed access to the Internet, including on-demand delivery of multimedia audio, video and data using its proprietary technology. rStar is developing private networks that include essential features such as e-mail, message boards, personal planners, calendars and client-targeted databases. rStar's networks will be centrally managed, with real-time, in-depth monitoring, security and filtering capabilities.

  MULTICAST SERVICES

     rStar employs satellite multicasting software to multicast content. As a result, its network of users will receive interactive, high-bandwidth, rich-media transmissions, ranging from full-motion, television-quality video to complex imaging.

  OPERATIONS SERVICES

     rStar's operations team provides support for its network clients, from the point of contract signing through procurement, installation, customer support and technical support. rStar's operations team manages all stages of the installation process, including new installations, upgrades, site relocations, changes, removals and redeployment of systems.

  NETWORK SERVICES

     rStar's networks are centrally managed and web-based, and will come complete with real-time, in-depth monitoring, security and filtering capabilities.

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  HARDWARE

     rStar can provide a customized hardware package designed to meet a customer's networking needs. From a single client station to a 30-client computer network, rStar can provide the high performance tools and hardware necessary to connect the client to a network.

  MANAGED DESKTOP INTERFACE (rVISTA)

     rStar's proprietary browser technology -- rVista -- is fully customizable, which allows a business to operate its own branded network, multicasting to thousands of locations. The rVista platform allows rStar's customers to conduct profile-driven demographic targeting, as well as offer complete e-procurement, e-commerce and advertising capabilities. Our proprietary browser also assists business users when they navigate through their extranet, launch web pages or search the Internet. The managed desktop allows a customer to improve productivity and save time by accessing all applications and tools from a convenient, stationary location rather than having to minimize windows, search directories, or fumble through lists of programs.

  SUPPORT

     rStar intends to offer an end-to-end solution committed to complete customer satisfaction.

     In addition, as part of rStar's planned expansion into Latin America through the StarBand acquisition, it intend to:

     - implement, operate and market our broadband Internet access services and voice services to consumers and small office/home office subscribers;

     - provide a bundled product with direct-to-home television service using rStar's single satellite dish technology; and

     - provide such other technologies and products that rStar's partners may develop.

SALES AND MARKETING

     As of February 27, 2002, rStar had a direct sales organization consisting of 3 sales professionals with an average of 19 years of experience per person. rStar intends to hire additional qualified sales professionals, as needed, to meet the demands of the marketplace.

     rStar intends to employ a variety of methods to promote its brands and to increase network usage by users, including technology incentive and product information training programs co-branded with partners. In addition, rStar intends to engage in an ongoing public relations campaign.

     As part of rStar's planned expansion into Latin America through the StarBand acquisition, rStar intends to rely primarily on wholesale distribution channels to market its products and services.

PRINCIPAL MARKETS AND CUSTOMERS

     rStar's current focus is on developing a private network for the automotive collision repair industry, which performs more than $27 billion in repair work annually in the United States and includes approximately 60,000 shops in the United States and Canada. rStar's planned network is designed to streamline workflow between collision shops, distributors, suppliers, manufacturers and insurers by delivering industry information, computer-based training, application data and software to these participants directly on their desktop PC. rStar expects that the intended result will be reduced cycle time, improved communication, increased productivity, revenue gains and higher customer satisfaction.

     rStar launched a pilot network in four regions of the U.S. and Canada in the third quarter of 2001, and is commencing deployment of this network for subscribing participants.

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     rStar's operations in 2001 were limited to building a pilot network.
Accordingly, rStar did not generate any revenue.

INFRASTRUCTURE AND TECHNOLOGY

     rStar's satellite delivery system permits it to simultaneously multicast data, including full-motion video files, from its network operations center to each site in a given network. rStar believes that this is an efficient way of distributing files over a remote network in a business environment.

     rStar's infrastructure is scalable, allowing management to quickly adjust to the marketplace and customers' needs. rStar licenses commercially available technology whenever possible in lieu of dedicating its financial and human resources to developing technology solutions. rStar licenses the operating system for its proprietary web browser, from Microsoft under an agreement with no expiration date.

     Gilat, a leading provider of telecommunications solutions based on very small aperture terminal ("VSAT") satellite technology, supplies rStar's satellite uplink equipment and satellite modem for customer installation. Gilat's wholly owned subsidiary, Spacenet Inc. ("Spacenet") provides rStar with its satellite space segment services.

COMPETITION

     The market for rStar's products and services is new and rapidly evolving, and rStar expects competition in and around our market to intensify in the future. Except for Gilat, rStar is not aware of any competitor that currently offers or is planning to offer industry-specific private networks for different businesses in an industry via bi-directional satellite-delivered Internet connections. However, rStar faces competition from a number of companies that provide products and services similar to portions of its products and services to a similar base of users, or both. For example, Hughes Electronics currently offers two-way satellite-based broadband Internet access to businesses, and it has alliances with America Online and Earthlink to promote their broadband services and content. Additionally, the Connexstar subsidiary of Gilat offers satellite-delivered internet connectivity with a limited selection of managed services. Although none are focusing on vertical markets at this time, companies such as AT&T, Worldcom, Sprint and other telecommunications companies have the customer base and resources to deliver such services via established terrestrial connections such as cable and DSL.

     rStar believes that its greatest potential competitive threat is posed not by a single company, but a combination of one or more companies which each addresses different parts of its current business model. Many of rStar's competitors have significantly greater financial, technical, marketing and distribution resources than currently possessed by rStar. rStar's competitors may engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to its potential subscribers, partners, sponsors and e-commerce merchants. rStar's competitors may develop services that are equal or superior to those currently offered by rStar or which achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of industries for which rStar intends to develop private satellite-based networks. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share, reduce rStar's potential revenues, and otherwise harm its business. rStar believes that its success in competing with other potential competitors or imitators will depend on various factors, many of which are outside its control.

     With respect to rStar's planned expansion into Latin America through the StarBand acquisition, rStar's potential competitors will include other satellite service providers, local wire line and wireless telecommunications providers and cable modem service providers.

GOVERNMENT REGULATION

     The Internet is the subject of an increasing number of laws and regulations. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online

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content regulation, user privacy, taxation and the quality of products and services. In particular, Congress has passed the --

     - Digital Millennium Copyright Act of 1998. This Act establishes limited liability for online copyright infringement by online service providers for listing or linking to third-party web sites that include copyright-infringing materials.

     - Child Online Protection Act of 1998. The Act makes it unlawful for anyone to knowingly distribute material for commercial purposes over the Internet to minors that is harmful to minors. It imposes additional restrictions and obligations and establishes the Commission on Online Protection to study and report to Congress on methods to help reduce access to harmful information by minors.

     - Children's Online Privacy Protection Act of 1998. The Act makes it unlawful for an operator of a web site or online service directed to children under 13 to collect, use or distribute personal information from a child under 13 in a manner which violates regulations to be proscribed by the Federal Trade Commission (the "FTC"). The FTC is in the process of issuing final regulations, which concern, among other things, the scope of the Act's parental consent requirements.

     - Protection of Children from Sexual Predators Act of 1998. This Act mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent.

     The courts are in the process of interpreting this and other such laws and their applicability and reach, therefore, are not well defined. These, and other, laws may impose significant additional costs on rStar's business, require rStar to change its operating methods, or subject rStar to additional liabilities. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership, copyright, defamation, obscenity and personal privacy is uncertain and developing. rStar may be subject to claims that its services violate such laws. Any new legislation or regulation in the United States or Latin America or the application of existing laws and regulations to the Internet could impose significant restrictions, requirements or additional costs on rStar's business, require rStar to change its operating methods, business strategy, or subject rStar to additional liabilities and cause the price of its common stock to decline.

     The satellite industry is a highly regulated industry. In the United States, operation and use of satellites requires licenses from the FCC. As a lessee of satellite space, rStar could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, any of which may modify the present regulatory environment in the United States. While rStar believes that its satellite access providers will be able to obtain all U.S. licenses and authorizations necessary to operate effectively, they may not continue to be successful in doing so. rStar's failure to indirectly obtain some or all necessary licenses or approvals could seriously harm its business.

     In addition, as part of our planned expansion into Latin America through the StarBand acquisition, rStar's international operations in Latin America will increase its exposure to international laws and regulations. Many of these laws are often complex and subject to variation and unexpected changes. For example, the governments of foreign countries might attempt to regulate rStar's products and services or levy sales or other taxes relating to its operations. Additionally, foreign countries may confiscate rStar's products and assets, or impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers. rStar's expected expansion into Latin America is also subject to factors beyond its control, such as political and economic instability, including the current political instability in Argentina.

INTELLECTUAL PROPERTY

     rStar seeks to protect its intellectual property under relevant U.S. and international law regarding copyright, patents, trademarks and trade secrets as well as through confidentiality agreements with employees, consultants, contractors and business partners. rStar currently has eighteen patent applications
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on file with the United States Patent and Trademark Office. The proprietary technologies for which rStar is pursuing patents include those allowing us to:

     - establish a multiple browser client architecture that allows a user to keep track of and move between opened windows more effectively by providing a window management system designed specifically for Internet use;

     - customize the browser based on the industry or community user group licensing the browser technology;

     - transmit sponsor messages, advertising and other content via satellite to local enterprises or community user groups for distribution to other users of the network;

     - gather geographical data on network users for automatic tailoring of content and advertising;

     - simultaneously monitor system usage across multiple computers for diagnostic purposes;

     - manage e-mail and other communications remotely;

     - multicast and locally cache relevant information requested by a group of users of our satellite network;

     - correlate user's preferences and access privileges with a user name so that the user's experience is consistent regardless of what computer her or she users;

     - identify web sites viewed by user groups on a given computer network; and

     - award and dynamically adjust incentive points based on time users spend viewing content.

     In addition, rStar has applied to register "rStar," the rStar Networks logo, and other trademarks in the United States. rStar has given copyright and trademark notices on its web sites and private networks, and many other copyrightable or trademarked materials by affixing a standard copyright and/or trademark notice in the appropriate places. rStar has taken further steps to protect its trademarks by developing trademark brand guidelines which are included in certain agreements with business partners who are licensed to display the "rStar Networks" brands. rStar controls access to its trade secrets and proprietary information by entering into confidentiality agreements with its employees, consultants, contractors and actual and potential business partners. rStar currently owns several Internet domain names based upon its "rStar Networks" brands and services, including "rstar.com," from which it conducts its corporate web site.

EMPLOYEES

     As of February 27, 2002, rStar had 21 full time employees. rStar's employees are not represented by a labor union or subject to a collective bargaining agreement. rStar have never experienced a work stoppage and it believe that its employee relations are good.

DESCRIPTION OF PROPERTIES

     rStar leases its home office in San Ramon, California, which as of January 7, 2002 consisted of approximately 16,000 square feet of office space under a lease that expires in August 2002. rStar intends to relocate most or all of its operations to the Florida office of StarBand Latin America after the Star Band Latin America acquisition is consummated.

LEGAL PROCEEDINGS

     On October 18, 2001, CIFSA Telecom S.A.C., a Peruvian company that is owned primarily by STM Wireless Inc., obtained an injunction from a Peruvian court against Fondo de Inversion en Telecomunicaciones del Peru, Peru's national telecommunications investment fund, also known as FITEL. The injunction suspends the award by FITEL to GTH Peru, Gilat's subsidiary, on September 27, 2001, of a contract to provide a fixed rural satellite telephony network in a transaction with a value of approximately
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$27 million. FITEL is a department of the Peruvian national telecommunications agency OSIPTEL (Organismo Supervisor de Inversion Privada en
Telecomunicaciones).

     On or about October 22, 2001, STM Wireless Inc. filed an action in California Superior Court (Orange County Case No. 01CC13531) against Gilat Satellite Networks, Ltd., Gilat To Home Latin America, N.V., Yoel Gat, Gioro Oron, and rStar. By its complaint, STM Wireless alleges that Gilat improperly induced the Peruvian government to disqualify STM Wireless' bid to provide telecommunications systems and telephone access to approximately 2,300 rural communities in Peru. STM Wireless also alleges causes of action against the defendants for breach of contract, interference with contract, interference with prospective advantage and unfair competition, and seeks unspecified damages, including punitive damages. The complaint does not contain any specific allegations against rStar.

     Various other legal actions and regulatory reviews are currently pending that involve rStar and specific aspects of its conduct of business. In the opinion of management, the ultimate liability or resolution in one or more of any such actions is not expected to have a material adverse effect on the financial condition or results of operations of rStar.

               rSTAR OPERATING AND FINANCIAL REVIEW AND PROSPECTS

CAUTIONARY STATEMENT

     Certain matters discussed in this section may constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may involve risks and uncertainties. rStar's actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. These statements are not guarantees of future performance and are subject to business and economic risks and uncertainties, which are difficult to predict. Therefore, rStar's actual results of operations may differ materially than those expressed or forecasted in forward-looking statements as a result of a number of factors including, but not limited to, those set forth in reports filed with the Securities and Exchange Commission, from time to time. All forward-looking statements are expressly qualified in their entirety by these factors and all related cautionary statements. rStar does not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or circumstances or otherwise.

OVERVIEW

     rStar is building and managing industry-specific private networks for businesses to communicate with its vendors and customers via bi-directional, satellite-delivered Internet connections. rStar's core services and products include remote high-speed Internet access, data delivery, high-quality video, and networking services which can allow businesses to provide e-business services, such as merchant payment, in-store audio and video, employee benefits administration, employee training, and related services to their vendors and customers. rStar is initially focusing its efforts on building an industry-specific network for the collision industry. Once fully developed, rStar intends to contribute the assets necessary to conduct the business to a currently inactive, 85% owned subsidiary. rStar began developing a new managed browser technology as an important component of its advertising-supported network serving the education market ("School Business") during 1999. Although the new browser was intended to replace the browser then installed in the schools in connection with its School Business, it was never deployed in that environment.

     Due to changes in rStar's School Business, which led to its discontinuation, rStar decided to focus its efforts toward becoming a provider of satellite-based services to vertical markets. Accordingly, rStar is seeking to utilize the managed browser technology that was in development for the now discontinued School Business in its commercial business, including the StarBand Latin America business described below. rStar's solution utilizes "always on" satellite technology, which delivers technology tools and applications to small and medium-sized business entities. rStar customizes its managed browser technology, or ("rVista(TM)") for each network to allow Internet access, in an industry-specific managed
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desktop environment, for conducting business transactions or viewing web-based content and training, and providing e-business services. rStar expects to generate revenues by charging end users for Internet access and other services, and by charging suppliers for the dedicated connection, e-commerce services and advertising access to their customers.

     In October 2000, rStar announced that it was shifting its business focus and resources to pursue its current business, which rStar initiated in July 2000. Prior to that announcement, rStar's principal focus was on building the School Business.

     Operations of the School Business commenced in September 1997 and rStar began offering sponsorships through its proprietary network in December 1998. Over the next two years, rStar built one of the largest broadband networks dedicated to education in the United States. This network was designed primarily for students aged 13-19 to provide a rich-media computer experience that was free to schools and easy to use. rStar provided each school participating in the network from 5 to 15 multimedia personal computers with monitors, a satellite-ready server, a laser printer and satellite-based broadband access to the Internet. In addition, rStar offered a proprietary, easy-to-use browser interface providing access to the Internet, over 13,000 pre-selected and indexed third-party educational web sites, educational tools, and other aggregated content and services.

     Since commencement of operations of the School Business, rStar's advertising-based revenue model for the educational market was targeted by federal and state legislative initiatives supported by persons seeking to minimize advertising in schools. In October 2000, as a result of these initiatives, rStar decided that it would no longer deliver paid commercial messages directed at students, would end the advertised-supported business model and would discontinue the installation of free computer labs in schools. The School Business operations, including the operations of rStar's eFundraising subsidiary, which comprised all of its revenues and a significant portion of its assets and expenses, are reflected in the accompanying financial statements as discontinued. rStar has disposed of most of its education network through a sale of the assets and operations. Unless otherwise noted, all references to customers and clients relate to rStar's current business operations and not the discontinued School Business.

     In connection with rStar's change in business focus, it has undergone significant reductions-in-force during 2001. These actions, combined with attrition, have reduced rStar's US headcount approximately 77% from 120 employees at December 31, 2000 to 28 employees as of December 31, 2001. Total severance costs associated with these actions equaled approximately $735,000 for the twelve months of 2001.

     On April 23, 2001, rStar entered into an agreement with Gilat To Home Latin America (Holland) N.V. and Gilat concerning our acquisition of Gilat's StarBand Latin America business. Gilat established StarBand Latin America as an entity focused on providing satellite-based telephone and high-speed Internet access to small business and home-office customers in Latin America. rStar also expects to offer to exchange up to 6,315,789 shares of its common stock for a combination of cash and Gilat ordinary shares. The StarBand acquisition, and the other transactions contemplated by the second amended acquisition agreement, are subject to the approval by rStar's stockholders.

     On April 23, 2001, rStar, Gilat, and the Spacenet subsidiary of Gilat entered into an agreement pursuant to which rStar would issue approximately 19.3 million shares of its common stock to Spacenet (or its affiliate-designee) in full satisfaction of the Company's outstanding obligations to Spacenet. On May 21, 2001, that transaction was completed.

CRITICAL ACCOUNTING POLICIES

     rStar's critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Consolidated Financial Statements. These policies have been consistently applied in all material respects and address asset impairment recognition and business combination accounting. While the estimates and judgements associated with the application of these policies may be

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affected by different assumptions and conditions, rStar believes the estimates and judgments associated with the reported amounts are appropriate under the circumstances.

RESULTS OF OPERATIONS

     rStar believes that, due to the majority of its operations being deemed discontinued, period-to-period comparisons of its operating results are not meaningful and should not be relied upon as predictive of future performance. rStar's prospects must be considered in light of the risk, expenses and difficulties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. rStar may not be successful in addressing such risks and difficulties.

  REVENUES

     rStar expects to generate revenue from a number of sources -- end users of our industry-specific networks and vendors to those community of users, as well as end users of the StarBand Latin America business. rStar believes that end users will pay a fee for broadband Internet access, industry-specific content and other bundled products and services. Additionally, rStar believes vendors will pay for the right to occupy a priority position on its networks in order to gain special access to those customers, particularly considering that the network will provide, rStar believes, an efficient means to distribute training, new product and other vendor services and products. Revenues from these sources will be recognized as the services are rendered.

     To date, rStar has generated no revenue from its continuing operations. Revenue from rStar's School Business, which comprised 100% of its revenue, is not classified as such because that business has been classified as discontinued. Rather, it has been applied as a reduction in the loss from discontinued operations.

  COST OF REVENUES

     rStar anticipates that upon maturation of its continuing operations, cost of revenue will consist primarily of depreciation on network equipment, including computers placed at user sites, and to a lesser degree, the cost of administering its satellite communications network. The costs associated with this form of telecommunication include (1) the cost of land-based equipment, or "earth segment," such as the satellite dishes, hubs, send/receive cards located inside the network servers and land-based phone service and (2) the cost of the link to and from the satellite, or "space segment." rStar expects to provide much of its earth segment to customers by purchasing or renting satellite dishes, hubs and send/receive cards for its network servers. rStar expects to purchase the space segment from Spacenet, a wholly-owned subsidiary of Gilat. rStar's cost of revenue will vary based on the number of locations it serves within our networks.

     In the twelve months ended December 31, 2001 and in all prior periods, there were no costs of revenues from continuing operations. All such costs were attributable to rStar's discontinued School Business operations.

  SALES AND MARKETING

     Sales and marketing expenses for continuing operations for the years ended December 31, 2001 and 2000 were $2,988,000 and $399,000 representing costs of personnel and overhead associated with initiating rStar's new industry-specific private network business. In 2000, rStar was just starting to develop its new industry-specific private network business. In 1999 there were no sales and marketing expenses associated with continuing operations.

  GENERAL AND ADMINISTRATIVE

     General and administrative expenses for the year ended December 31, 2001 were $7,789,000 representing costs of personnel and overhead associated with initiating our new industry-specific private network business. Included in these general and administrative costs were legal costs, and consulting costs,

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relating to the acquisition agreement entered into on April 23, 2001 by the
Company, Gilat to Home Latin America (Holland) N. V., and Gilat, rStar's major shareholder, amounting to approximately $1,320,000 for the twelve months ended December 31, 2001. The pending acquisition of StarBand Latin America by rStar is a combination of two entities under common control. As such, all transaction costs have been expensed as incurred. General and administrative expenses for the year ended December 31, 2000 amounted to $5,614,000. In 1999 general and administrative expenses for continuing operations totaled $673,000 and was comprised largely of depreciation on corporate equipment not directly related to the School Business.

  RESEARCH AND DEVELOPMENT

     Research and development expenses for rStar's continuing operations for the year ended December 31, 2001 were $2,619,000 representing costs of personnel and overhead associated with the development of its new industry-specific private network business, the majority of which related to furthering the development of rStar's managed browser for use in that business. In 2000, research and development expenses were $817,000 as rStar was starting to develop its new industry-specific private network business. We are seeking to utilize the managed browser technology initially developed for its School Business to further develop industry-specific private networks in a commercial environment under the rVista(TM) brand name. In 1999 there were no research and development expenses associated with continuing operations.

     To date, rStar has not capitalized any software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all such software development costs have been charged to research and development expense as incurred.

  AMORTIZATION OF DEFERRED STOCK COMPENSATION

     Amortization of deferred compensation for the years ended December 31, 2001, and 2000 was $490,000 and $180,000, respectively, relating to personnel associated with initiating rStar's new industry-specific private network business. These amounts have been included in Sales and Marketing expenses, as $28,000 and $11,000, General and Administrative expenses, as $458,000 and $166,000, and Research and Development expenses as $4,000 and $3,000, for the years ended December 31, 2001 and 2000 respectively. In 1999 all amortization of deferred compensation, amounting to $6,056,000 was attributable to personnel who were dedicated to operating the discontinued education business.

     Amortization of deferred compensation relating to personnel operating the discontinued education business in 2000 amounted to $4,977,000 and such expense was included in the loss from discontinued operations figures in that year. The decline in overall expense in 2001 was largely due to the expiration of the amortization periods of earlier grants and the departure of several executives who were beneficiaries. No grants that would generate deferred compensation were made during the year ended December 31, 2001.

     Deferred stock compensation is amortized over the vesting period of the options, generally 3 to 4 years from the date of grant, or the performance period for various warrants we granted using a graded vesting method. All the remaining deferred compensation as of December 31, 2001 in the amount of $140,000 will be amortized over the next 12 months.

  INTEREST INCOME AND EXPENSE

     Interest income totaled $1,616,000, $5,259,000 and $1,812,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in income from 1999 to 2000 was due to the investment of the proceeds of rStar's public offering late in 1999 in interest-bearing securities and the decrease in income from 2000 to 2001 was due to diminishing cash balances available for investment, as significant proceeds from our initial public offering were used late in 2000 and throughout 2001 in support of School Business operations. Although that business was discontinued late in 2000 lease obligations related to computer equipment purchased in support of the business continued to consume cash in 2001.

     Interest expense totaled $2,253,000, $5,447,000 and $1,183,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in expense from 1999 to 2000 was associated with the substantial capital lease obligations incurred to finance computer equipment purchases in support of the School Business. The decrease in expense from 2000 to 2001 was associated with the settlement of the Spacenet lease obligations in April 2001 which was rStar's largest lessor. Interest expense of $904,000, $3,809,000 and $867,000 for the years ended December 31, 2001, 2000 and 1999, respectively was with Spacenet, a related party.

  INCOME TAXES.

     There has been no provision for federal or state income taxes for any period since inception due to rStar's net operating losses. At December 31, 2001, rStar had net operating loss carryforwards for federal income tax purposes of approximately $126.5 million, which will expire beginning in fiscal year 2013 if not utilized. Utilization of rStar's net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state tax code provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization. Management has established a valuation allowance and, accordingly, no benefit has been recognized for rStar's net operating losses and other deferred tax assets. The net valuation allowance increased by approximately $2.5 million during the year ended December 31, 2001. rStar believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include rStar's history of net losses since inception and expected near-term future losses. rStar will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

  LOSS FROM DISCONTINUED OPERATIONS

     For the year ended December 31, 2001, rStar reported a loss from discontinued operations of $12,260,000 which was a result of a $5,850,000 charge recorded to cover principally the cost of excess space segment bandwidth consumed by the School Business that resolved a discrepancy between Spacenet and the Company and $9,045,000 impairment charges to reflect a revised estimate of the net proceeds to be obtained from the sale of School Business assets. Partially offsetting these charges were actual expenses that were lower than the original estimates for which a reserve was established in December 2000. At December 31, 2001 all remaining school business assets have been sold.

     For the year ended December 31, 2000 rStar reported a loss from discontinued operations of $104,097,000. Of this loss, $61.1 million reflects the cost, net of $14.3 million of revenue, of deploying and operating the advertiser-supported school network. The other $42.9 million is the estimated loss on disposal of that network. This is comprised of asset impairment charges, totaling $34.2 million and estimated future net operating losses from January 1, 2001 to the June, 2001 expected disposal date. Severance and other estimated expenses comprise the $1.4 million remainder.

     For the year ended December 31, 1999 rStar reported a loss from discontinued operations of $27,309,000. This reflects the cost, net of $2.5 million of revenue, of developing, deploying and operating the advertiser-supported school network.

LIQUIDITY AND CAPITAL RESOURCES

     On April 23, 2001, rStar entered into an agreement to issue 19,396,552 shares of its common stock to Gilat Satellite Networks (Holland) B.V. (Spacenet's affiliate-assignee) in full satisfaction of rStar's outstanding obligations to Spacenet of approximately $45,000,000. These shares were issued on May 21, 2001.

     On September 7, 2001, Gilat and rStar announced revisions to a series of related transactions that will result in the acquisition by rStar of Gilat's StarBand Latin America business. In consideration for such acquisition, rStar will issue to Gilat, or its designee, approximately 43.1 million shares of rStar's common stock. Additionally, rStar announced a tender offer to acquire, in exchange for up to $10 million in cash and up to 466,150 ordinary shares of Gilat, up to 6,315,789 shares or approximately 29 percent of rStar's common stock not held by Gilat and its corporate affiliates. The tender offer is conditioned upon the purchase by rStar of Gilat's StarBand Latin America business.

     rStar believes that its available cash resources will be sufficient to meet its expected working capital and capital expenditure requirements, including the cash that it expects to pay to its stockholders in the exchange offer, for the next 12 months based on its current business plan and that of StarBand Latin America. However, if by acquisition or other means, opportunities are presented to deploy our products and services more rapidly than currently planned, we may seek to raise additional funds. Additionally, rStar may require additional capital to develop new satellite-based private networks, respond to competitive pressures, acquire complementary technologies, or respond to unanticipated developments.

     rStar may seek to raise additional funds through private or public sales of securities, strategic financial and business relationships, bank debt, lease financing, or otherwise. If additional funds are raised through the issuance of equity securities, the percentage of rStar owned by existing stockholders will be reduced, stockholders may experience additional dilution, and these equity securities may have rights, preferences, or privileges senior to those of the holders of rStar's common stock. Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, rStar may be unable to deploy or enhance its networks, take advantage of future opportunities, or respond to competitive pressures or unanticipated developments, which could severely harm its business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     rStar's exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income it can earn on its investment portfolio. rStar does not use derivative financial instruments in its investment portfolio. rStar ensures the safety and preservation of its invested principal funds by limiting default risks, market risk and reinvestment risk. rStar mitigates default risk by investing in a broadly diversified money market fund that invests is high credit quality securities. A hypothetical increase or decrease in market interest rates by 10% from the market interest rates at December 31, 2001 would not cause the fair value of rStar's cash and cash equivalents or the interest expense paid with respect to its outstanding debt instruments to change by a material amount. Declines in interest rates over time will, however, reduce rStar's interest income. Changes in interest rates will not affect rStar's interest expense as all of rStar's borrowings are at fixed rates of interest. As of December 31, 2001, rStar had not engaged in any significant foreign currency activity. After the StarBand acquisition, a portion of rStar's international revenues and expenses will be denominated in local currency. rStar does not currently engage in currency hedging activities, although in some instances, it reserves the right to engage in such activities.

                         BENEFICIAL SHARE OWNERSHIP BY
                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF rSTAR


     The following table sets forth as of March 22, 2002 certain information relating to the ownership of rStar common stock by: (i) each person known by rStar to be the beneficial owner of more than five percent (5%) of the outstanding shares of rStar common stock; (ii) each of rStar's directors and nominees; (iii) each of the four most highly compensated executive officers of rStar, other than the Chief Executive Officer, during the last fiscal year; and
(iv) all of rStar's directors and executive officers as a group.


                                                                  SHARES       PERCENTAGE
                                                               BENEFICIALLY   BENEFICIALLY
DIRECTOR NOMINEES, 5% STOCKHOLDERS, DIRECTORS AND OFFICERS(2)    OWNED(1)        OWNED
-------------------------------------------------------------  ------------   ------------
DIRECTOR NOMINEES:
  Yoel Gat(3)...............................................       100,000           *
  Giora Oron(4).............................................            --          --
  Michael Anghel............................................            --          --
5% STOCKHOLDERS:
Gilat Satellite Networks, Ltd.(5)...........................    41,814,643       64.72%
  1651 Old Meadow Road
  McLean Virginia 22102
Lance Mortensen(6)..........................................     6,430,875        9.95%
Michael Arnouse(7)..........................................     3,617,554        5.60%
  545 Madison Ave
  New York, NY 10022
CURRENT DIRECTORS:
Charles Appleby(8)..........................................       813,335        1.26%
  9250 Baymeadows Road
  Suite 220
  Jacksonville, FL 32256
Amiel Samuels(9)............................................        58,646           *
Sasson Darwish(10)..........................................            --          --
EXECUTIVE OFFICERS:
Robert Edwards(11)..........................................       139,068           *
Christophe Morin(12)........................................        85,937           *
Jay Scott(13)...............................................       159,812           *
David Wallace(14)...........................................        88,268           *
All directors and executive officers as a group (9
  persons)..................................................    11,390,849       17.57%

---------------

  *  Less than 1%


(1) The number of shares owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of March 22, 2002 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.


 (2) Unless otherwise indicated, the address of each of the individuals or entities named above is: c/o rStar Corporation, 3000 Executive Parkway, Suite 150, San Ramon, CA 94583.

 (3) Mr. Gat's address is c/o Gilat Satellite Networks Ltd., 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel.

 (4) Mr. Oron's address is c/o Gilat to Home Latin America (Netherlands Antilles) N.A., 1560 Sawgrass Corporate Parkway, Suite 200, Sunrise, Florida 33323.

 (5) Based on Schedule 13D/A filed with the SEC on May 21, 2001, Gilat held shared voting as to 41,814,643 of such shares. Gilat indicates that it had no sole voting, sole dispositive, or shared dispositive power over such shares.


 (6) Includes options to purchase 300,000 shares of our common stock exercisable within 60 days of March 22, 2002. Mr. Mortensen is Chairman of the Board, Chief Executive Officer and President of rStar.



 (7) Includes options to purchase 40,000 shares of our common stock exercisable within 60 days of March 22, 2002. Mr. Arnouse is a director of rStar.



 (8) Includes options to purchase 6,667 shares of our common stock exercisable within 60 days of March 22, 2002. Mr. Appleby is a director of rStar.


 (9) Includes shares of rStar common stock that are controlled by Mr. Samuel's spouse. Mr. Samuels disclaims beneficial ownership of these shares. Mr. Samuel's address is c/o Gilat Satellite Networks Ltd., 21 Gilat Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel.

(10) Mr. Darwish's address is c/o Emblaze Systems, Inc., 424 Madison Avenue, 16th Floor, New York, New York.


(11) Includes options to purchase 12,502 shares of our common stock exercisable within 60 days of March 22, 2002. Mr. Edwards is Senior Vice President, Administration and Chief Financial Officer of rStar.


(12) Mr. Morin was Vice President -- Marketing of rStar through February 5,
     2002.


(13) Includes options to purchase 16,667 shares of our common stock exercisable within 60 days of March 22, 2002. Mr. Scott is Chief Operating Officer of rStar.



(14) Includes options to purchase 10,417 shares of our common stock exercisable within 60 days of March 22, 2002. Mr. Wallace is Vice President, General Counsel and Secretary of rStar.

                      DESCRIPTION OF GILAT'S SHARE CAPITAL

  Transfer of Ordinary Shares and Notices

     Fully paid Gilat ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless such transfer is restricted or prohibited by another instrument. Each Gilat stockholder of record is entitled to receive at least 21 calendar days' prior notice of any stockholders' meeting.

  Modification of Class Rights

     The rights attached to any class of shares, unless otherwise provided by the terms of issue of such class, such as voting, dividends and the like, may be varied with the adoption of an ordinary resolution passed at a separate general meeting of the holders of the shares of such class.

  Foreign Ownership

     Gilat's Memorandum and Articles of Association do not restrict in any way the ownership of Gilat ordinary shares by nonresidents of Israel and neither the Memorandum of Association nor Israeli law restricts the voting rights of nonresidents of Israel.

  Election and Removal of Directors

     Under Gilat's Articles of Association, the Gilat ordinary shares do not have cumulative voting rights in the election of directors. A director is not required to retire at a certain age and need not be a stockholder of Gilat. Under the Israeli Companies Law, a person cannot serve as a director if convicted of certain offenses or been declared bankrupt. Article 39 of Gilat's Amended Articles provides that the affirmative vote of a majority of the shares then represented at a general meeting of stockholders shall be entitled to remove a director from office, for any reason, to elect directors instead of the directors so removed or to fill any vacancy, however created, in the Board of Directors. The directors may, at any time and from time to time, appoint a director to temporarily fill a vacancy on the Board of Directors, except that if the number of directors then in office at the time of such vacancy constitutes less than a majority of the entire Board, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action.

  Distribution of Dividend and Liquidation Rights

     Gilat ordinary shares are entitled to the full amount of any cash or share dividend declared. In the event of liquidation, after satisfaction of liabilities to creditors, Gilat's assets will be distributed to the holders of Gilat ordinary shares in proportion to the nominal value of their respective holdings. Such right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by a special resolution of the stockholders.

     Under the Israeli Companies Law, dividends may be paid only out of accumulated earnings or out of net earnings for the two years preceding the distribution of the dividends as calculated under the Israeli Companies Law. In any distribution of dividends, Gilat's Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent Gilat from meeting its existing and foreseeable obligations as they become due.

     Generally, pursuant to the Israeli Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the Board of Directors. Accordingly, under Article 52 of Gilat's Articles of Association, Gilat's Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

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

       COMPARISON OF RIGHTS OF rSTAR STOCKHOLDERS AND GILAT STOCKHOLDERS

     In connection with the exchange offer, holders of rStar common stock will receive Gilat ordinary shares. rStar is incorporated under the laws of Delaware and Gilat is incorporated under the laws of Israel. The Delaware General Corporation Law is the statute that governs Delaware corporations, and the Israeli Companies Law, 1999 (the "Israeli Companies Law") is the statute which governs Israeli corporations.

     The following is a description of the material differences between the rights of holders of rStar common stock and the rights of holders of Gilat ordinary shares. These differences arise from differences between:

     - the corporate and securities laws of Israel and the State of Delaware corporate law and U.S. federal securities laws; and

     - the rStar certificate of incorporation and the by-laws and the Gilat Memorandum of Association and Articles of Association.

     This discussion is not, and does not purport to be, complete, and does not, and does not purport to, identify all differences that may, under given situations, be material to stockholders. The following summaries are qualified in their entirety by reference to the rStar certificate of incorporation and by-laws and the Gilat Memorandum of Association and Articles of Association. You are encouraged to obtain and read these documents in their entirety. See "Where You Can Find More Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Under the Delaware General Corporation Law, directors are elected at each annual stockholder meeting, unless their terms are staggered. The certificate of incorporation may authorize the election of directors by one or more classes or series of shares and the certificate of incorporation, an initial by-law or a by-law adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the by-laws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The certificate of incorporation and the by-laws of rStar do not provide for a classified board of directors. rStar's certificate of incorporation provides that the number of directors shall be as set forth in its by-laws. rStar's by-laws, in turn, provide for five directors on the board of directors. Currently, the number of directors serving on the rStar board of directors is five.

     Under the Israeli Companies Law, directors are also elected at each annual stockholder meeting. The number of directors shall be as set forth in a corporation's Articles of Association, which can require a minimum and a maximum number of directors. A public corporation must, however, have at least two outside directors, as described in more detail below. Gilat's Articles of Association provides that the board of directors shall consist of such number of directors (not less than two nor more than 14, including any outside directors) as may be fixed from time to time by an ordinary resolution approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon (an "Ordinary Resolution"). Gilat is authorized to have six directors on its board and, currently, there are six directors serving on Gilat's board.

     Gilat's Articles of Association further provide that a director may appoint, by written notice to Gilat, any individual (who is qualified to be a director and is not an existing board member and does not serve as an alternate director) to serve as an alternate director. Any alternate director shall have all of the rights and obligations of the director appointing him, except the power to appoint an alternate (unless otherwise specifically provided for in the appointment of such alternate). The alternate director may not act at any meeting at which the director appointing him is present. Unless the time period or scope of any such appointment is limited by the appointing director, such appointment is effective for all purposes and for an indefinite time, but will expire upon the expiration of the appointing director's term. Currently, no alternate directors have been appointed.

DIRECTOR QUALIFICATIONS

     The Delaware General Corporation Law does not have any residency or other qualifications required for eligibility to be a board member. rStar's certificate of incorporation and bylaws also do not have any eligibility requirements for board membership.

     Under the Israeli Companies Law, a person cannot serve as a director if he/she has been convicted of certain offenses or has been declared bankrupt. Corporations that have not been dissolved voluntarily or involuntarily by court order, may also serve as directors of another corporation.

     Moreover, the Israeli Companies Law requires corporations that are registered under the laws of Israel and whose shares are listed for trading on a stock exchange outside of Israel, like Gilat (the "Foreign Exchange Corporations"), to elect two outside directors who must meet specified standards of independence. The regulations of the Israeli Companies Law do not require any residency qualifications. The outside directors may not have any economic relationship with Gilat. Therefore, any person who is -- at the time of the appointment or during the two years that preceded the appointment -- an employee of Gilat or has or had a commercial or professional connection with Gilat, including controlling stockholders and their relatives, cannot serve as outside directors of Gilat.

     Outside directors are elected by stockholders. The stockholders voting in favor of their election must include at least one-third of the shares of the non-controlling stockholders of the corporation who are present at the meeting. This minority approval requirement need not be met if the total shareholdings of those non-controlling stockholders who vote against their election represent 1% or less of all of the voting rights in the corporation. Outside directors serve for a three-year term, which may be renewed for only one additional three-year term. Outside directors can be removed from office only by the same special percentage of stockholders as can elect them, or by a court, and then only if the outside directors cease to meet the statutory qualifications with respect to their appointment or if they violate their duty of loyalty to the corporation. If, when an outside director is elected, all members of the board of directors of a corporation are of one gender, the outside director to be elected must be of the other gender.

     No residency or other director qualifications are specified in Gilat's Articles of Association.

REMOVAL OF DIRECTORS; VACANCIES

     The Delaware General Corporation Law provides, generally, that the holders of a majority of the shares then entitled to vote in an election of directors may remove any director or the entire board of directors with or without cause. rStar's certificate of incorporation and bylaws provide, consistent with Delaware General Corporation Law, that a vacancy on the rStar board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. The directors so chosen shall hold office until the next annual election of directors at a stockholders' meeting.

     A director's term of office will be terminated if such director fails, at any time, to meet the qualifications set forth in the Israeli Companies Law, as discussed above. A corporation may provide additional grounds for termination of office in its Articles of Association. In addition, stockholders may dismiss a director in a general meeting at any time, provided that the director is given a reasonable opportunity to present his position at the general meeting.

     Gilat's Articles of Association provide that that the affirmative vote of a majority of the shares then represented at a general meeting of stockholders shall be entitled to remove a director from office (for any reason), to elect directors instead of the directors so removed or to fill any vacancy, however created, on the board of directors. In addition, directors may at any time and from time to time appoint a director to temporarily fill a vacancy on the board of directors, except that if the number of directors in office at the time of such vacancy constitutes less than a majority of the entire board, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action, or in order to call a general meeting of stockholders for the purpose of electing directors to fill any or all vacancies, so that at least a majority of the number of directors are in office as a result of said meeting.

SPECIAL MEETING OF STOCKHOLDERS


     Under the Delaware General Corporate Law, each stockholder entitled to vote at a meeting must receive written notice of the meeting not less than 10 nor more than 60 days before the date of the meeting. For a merger, a minimum of 20 days' notice is required and the holders of all stock, both voting and non-voting, are entitled to a notice. Under the Delaware General Corporate Law, a special stockholders' meeting may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. Currently, rStar's certificate of incorporation and by-laws provide that special meetings of the stockholders may be called by rStar's board of directors, by the chairman of rStar's board or by rStar's president. However, in rStar's proxy solicitation materials that are being mailed separately to rStar stockholders of record as of March 22, 2002, along with this offer to exchange/prospectus, rStar has proposed to amend its certificate of incorporation to permit stockholders holding a majority of the outstanding shares of rStar common stock to call a special meeting. If this proposed amendment is approved by rStar stockholders, stockholders holding a majority of the outstanding shares of rStar common stock will be able to call a special meeting of stockholders, along with rStar's board of directors, the chairman of rStar's board and rStar's president.


     The Israeli Companies Law provides that a corporation whose shares are traded on an exchange must give notice of a general meeting to its stockholders at least 21 days prior to the meeting, unless the corporation's Articles of Association provide that notice need not be sent. Gilat's Articles of Association requires that stockholders be given at least 21 days' prior notice of any general meeting.

     Israeli Companies Law further provides that a special meeting of stockholders must be called by a corporation upon the written request of:

     - two directors;

     - one-fourth of the serving directors;

     - one or more stockholders who hold(s) at least 5% of the issued share capital and at least 1% of the voting power of the corporation; or

     - one or more stockholders who have at least 5% of the voting power of the corporation.

     Within 21 days of receipt of such demand, the board is required to convene the special meeting for a time not later than 35 days after notice has been given to the stockholders. Gilat's Articles of Association provides that the board of directors may call a special meeting of the stockholders at any time and shall be obliged to call a special meeting as specified in the Israeli Companies Law.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS


     The Delaware General Corporation Law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting by written consent of the stockholders. The written consent should state the action so taken and be signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. Currently, rStar's certificate of incorporation prohibits stockholders from taking any action by written consent. However, in rStar's proxy solicitation materials that are being mailed separately to rStar stockholders of record as of March 22, 2002, along with this offer to exchange/prospectus, rStar has proposed to amend its certificate of incorporation to repeal this prohibition. If this proposed amendment is approved by rStar stockholders, rStar stockholders will be able to act by written consent.


     The Israeli Companies Law permits stockholder action by written instrument on which the stockholder indicates how he/she votes in specific actions provided therein, such as the appointment and removal of directors, the approval of transactions with interested parties, approval of a merger, and any other actions that may be provided in the Articles of Association. The aforementioned provisions of the Israeli Companies Law shall become valid at the time of publication of the appropriate regulations. The

Foreign Exchange Corporations will be exempt from the obligation to send proxy statements to the stockholders in the event that they are obligated to send such statements under the applicable laws of the governing jurisdiction of the foreign exchange.

     Gilat's Articles of Association permits stockholder action by written consent. More specifically, a resolution signed by all stockholders of Gilat then entitled to vote at a general meeting of stockholders or for which all such stockholders have given their written consent (by letter, telegram, telex, facsimile or otherwise) shall be deemed to have been unanimously adopted by a general meeting of stockholders duly convened and held.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

     The Delaware General Corporation Law provides that a sale, lease or exchange of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors, plus, with some exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote for that type of proposal. The foregoing provisions apply to rStar and its stockholders.

     The Israeli Companies Law requires that certain transactions, actions and arrangements be approved by an audit committee of the corporation's board, whose members include all of the corporation's outside directors, as defined in the Israeli Companies Law, and none of whom are employees of the corporation, as well as the board itself.

     In certain circumstances, in addition to audit committee and board approval, approval by the stockholders at a general meeting is also required. Such circumstances in which stockholder approval is required include transactions between the corporation and Office Holders. An "Office Holder" is defined under the Israeli Companies Law as a director, managing director, chief business manager, executive vice president, vice president or other manager directly subordinate to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

     Specifically, audit committee, board and stockholder approval is required with respect to:

     - an Office Holder's conditions of service and employment (e.g., grant of exemptions, insurance and indemnification) and

     - Extraordinary Transactions (an "Extraordinary Transaction" is a transaction which is not in the corporation's ordinary course of business, or is not on market terms or that may materially affect the corporation's profitability, assets or liabilities) with controlling stockholders or Office Holders.

Board and stockholder approval is also required for (i) a Merger and for (ii) any private offering that (A) increases the share ownership of a substantial stockholder -- a "substantial stockholder" is a person who holds 5% or more of the corporation's issued share capital or voting interest -- or (B) increases the share ownership of an individual stockholder, such that he becomes a substantial stockholder of the corporation. A "Merger" is defined under the Israeli Companies law as a transfer of all assets and liabilities (including conditional, future, known and unknown liabilities) of a target company to another company, the consequence of which is the dissolution of the target company in accordance with the provisions of the Israeli Companies Law.

     Generally, the transactions described above must be approved by an affirmative vote of the holders of at least a majority of the outstanding voting stock entitled to vote on the transaction. The requisite stockholder approval under Israeli Companies Law for Extraordinary Transactions with controlling stockholders is described below in "Business Combinations with Interested Stockholders."

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in various business combinations with an interested stockholder for a three-year period beginning on the date the person became an "interested stockholder." An interested stockholder is defined generally as a person beneficially owning 15% or more of the corporation's outstanding voting stock, or an interested stockholder's affiliates or associates. The restrictions on business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, apply to a corporation which has securities traded on a national securities exchange, is designated on the Nasdaq National Market or is held of record by more than 2,000 stockholders. The restrictions do not apply if:

     - the corporation has elected not to be governed by these restrictions;

     - the board of directors gives prior approval of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder acquires 85% or more of the corporation's outstanding stock in the same transaction in which the stockholder's ownership first exceeds 15%. This percentage excludes those shares owned by persons who are directors and also officers as well as by employee stock plans in which employees do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or following the date on which the stockholder became an interested stockholder, the board of directors approves the business combination and the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder, authorize the business combination at a meeting of stockholders.

     Although a Delaware corporation may elect, in its certificate of incorporation or by-laws, not to be governed by this provision, rStar's certificate of incorporation and the by-laws do not contain these elections. The rStar Board of Directors, however, previously approved the transaction by which Gilat became an interested stockholder and therefore the provisions of Section 203 do not apply to the exchange offer or the StarBand Latin America acquisition.

     The disclosure provisions of the Israeli Companies Law require that an Office Holder or a controlling stockholder promptly disclose any direct or indirect personal interest that he or his affiliates may have, and all related material known to him, in connection with any existing or proposed transaction by the corporation. If the transaction is an Extraordinary Transaction, (i) the Office Holder also must disclose any personal interest held by certain of the Office Holder's relatives and (ii) the transaction must be approved by the corporation's audit committee, prior to the approval of the board of directors. In certain circumstances, the approval of the stockholders of the corporation at a general meeting is also required. The vote of a majority of the disinterested directors of the audit committee and the board participating in a duly convened meeting is required for approval of such matters. Office Holders who have a personal interest in a matter which is considered at a meeting of the board or the audit committee may not be present at such meeting, may not participate in the discussions and may not vote on any such matter.

     The Israeli Companies Law further provides that a stockholder who participates in a vote with respect to an Extraordinary Transaction between the corporation and a controlling stockholder (including with respect to the terms and conditions of service and employment of such controlling stockholder), or a transaction in which a controlling stockholder has a personal interest, including a private offering which is an Extraordinary Transaction, must inform the corporation prior to such vote, or on the proxy, whether or not he has a personal interest in the approval of such transaction. A stockholder who does not inform the corporation with respect to any such interest shall not vote and his vote shall not be counted.

     Under the Israeli Companies Law, approval by the stockholders at a general meeting of any of the following requires a special majority:

     - an Extraordinary Transaction between the corporation and a controlling stockholder;

     - an Extraordinary Transaction between the corporation and another person in whom a controlling stockholder has a personal interest (including a private offering which constitutes an Extraordinary Transaction); or

     - a contract between a corporation and its controlling stockholder with respect to the controlling stockholder's service and employment conditions, if he is also an officer of the company, or with respect to his employment conditions, if he is an employee of the corporation and not its officer.

Such special majority approval must include (i) at least one-third of all the votes of stockholders who do not have a personal interest in the transaction, or
(ii) the total number of opposing shares from among the stockholders referred to under clause (i) above does not exceed 1% of all the voting power of the corporation.

STOCKHOLDER SUITS

     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also bring a derivative action alleging damage to the corporation by third parties. Additionally, a stockholder may commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. With respect to a derivative action, the Delaware General Corporation Law provides that a stockholder must state in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains. A stockholder must first make a demand on the board of directors of the corporation to bring suit. Only when the demand is refused or it is shown that a demand would be futile may a stockholder sue derivatively.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit, and the rStar certificate of incorporation in fact eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duties. This does not include liability, however, for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, stock repurchases and redemptions, or for any transaction from which the director derived an improper personal benefit.

     Under the Israeli Companies Law, a stockholder or a director may bring a derivative action on behalf of the corporation asserting damage by third parties. A stockholder may also institute derivative action against any directors of the corporation. Before filing a derivative action, a stockholder or a director must first send the corporation a written demand to bring suit. Only when such demand is refused or the corporation fails to respond to the demand, and a court has approved the filing of the stockholder's or the director's derivative action, may a stockholder or a director sue derivatively. A court shall approve filing of a derivative suit if it is satisfied that the action is for the benefit of the corporation and the stockholder is acting in good faith. Under the Israeli Companies Law, a stockholder may bring a class action against the corporation, if approved by the court. A stockholder must inform the attorney general and the Israeli securities authority of such action and may request that the Israeli securities authority bear the costs of the action, if a public interest exists in the action.

DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving the corporation, or if its certificate of incorporation provides that these rights are available as a result of:

     - an amendment to its certificate of incorporation;

     - any merger or consolidation in which the corporation is a "constituent corporation;" or

     - the sale of all or substantially all of the assets of the corporation.

     Unless provided in a corporation's certificate of incorporation, appraisal rights are not available under the Delaware General Corporation Law in connection with a merger or consolidation of a corporation if the corporation's stock is, on the applicable record date, listed on a national securities exchange or designated on the Nasdaq National Market or held of record by more than 2,000 stockholders. Nevertheless, appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation; shares of another corporation that will be listed on a national securities exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders; cash in lieu of fractional shares of any corporation; or a combination of that kind of shares and cash.

     The Israeli Companies Law does not specifically provide for stockholder dissenters' rights of appraisal, but does state that courts have the authority to provide for this remedy and other remedies that it deems appropriate (on a case by case basis) to protect the rights of stockholders.

DIVIDENDS

     Under the Delaware General Corporation Law, a corporation may declare and pay dividends out of "surplus" which is defined as the excess of net assets over capital. If there is no surplus, dividends can be paid out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and would not be impaired by the redemption or repurchase.

     Under the Israeli Companies Law, dividends may be paid only out of accumulated earnings or out of net earnings for the two years preceding the distribution of the dividends as calculated under the Israeli Companies Law. In any distribution of dividends, the board of directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent the corporation from meeting its existing and foreseeable obligations as they become due. Generally, the Israeli Companies Law provides that the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors.

     Gilat's Articles of Association provide that no dividends shall be paid otherwise than out of its profits and that any such dividend shall carry no interest. In addition, upon the recommendation of the board of directors, approved by the stockholders in an Ordinary Resolution, Gilat may cause dividends to be paid in kind.

AMENDMENTS TO CHARTER AND BY-LAWS

     Under the Delaware General Corporation Law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation generally requires:

     - the recommendation of the board of directors;

     - the approval of the holders of a majority of all shares entitled to vote for that type of proposal, voting together as a single class; and

     - approval of the holders of a majority of the outstanding stock of each class entitled to vote for that type of proposal.

     Pursuant to the Delaware General Corporation Law, the power to amend the by-laws of a corporation is vested in the stockholders, but a corporation may also confer this authority on the board of directors if the certificate of incorporation so provides. The rStar certificate of incorporation has conferred the power to make, alter or repeal the rStar by-laws upon the board of directors. The rStar's by-laws may be amended either by the vote of a majority of the board of directors or by the holders of a majority of the outstanding stock entitled to vote on this type of proposal.

     Under the Israeli Companies Law, a corporation may amend its Articles of Association by the affirmative vote of a majority of the shares voting and present at the general meeting of stockholders or by a different voting if so provided by the corporation's Articles of Association. Gilat's Articles of Association may be amended by an Ordinary Resolution if such amendment is recommended by the board of directors, but in any other case, by a resolution approved by holders of at least 75% of the shares represented at a general meeting and voting on such resolution.

     The Israeli Companies Law further provides that any amendment to the Articles of Association of a corporation that obligates a stockholder to acquire additional shares or to increase the extent of his liability shall not obligate the stockholder without his prior consent.

DIRECTOR LIABILITY

     The Delaware General Corporation Law permits Delaware corporations, in their certificates of incorporation, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - arising from the payment of a dividend or approval of a stock repurchase in violation of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     The rStar certificate of incorporation eliminates director liability for breaches of fiduciary duty to the full extent permitted under the Delaware General Corporation Law.

     Under the Israeli Companies Law, an Israeli corporation may not exempt an Office Holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an Office Holder from his liability to the corporation, in whole or in part, with respect to a breach of his duty of care. See also "Comparison of Rights of rStar Stockholders and Gilat
Stockholders -- Indemnification of Officers, Directors and Others."

     Under the Israeli Companies Law, the court may under certain circumstances relate the rights and obligations of the corporation to individual members of the different corporate organs (including directors), i.e., enable a "lifting of the veil" against the directors. If a corporation carries out a prohibited distribution, as defined in the Israeli Companies Law, then every person who was a director at the time of such distribution shall be considered a director who had committed a breach of his duty of loyalty, unless he proves otherwise.

     The Gilat Articles of Association waive director liability for a breach of the duty of loyalty, to the extent permitted under the Israeli Companies Law.

FIDUCIARY DUTIES OF DIRECTORS

     Under the Delaware General Corporate Law, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the stockholders.

     The Israeli Companies Law describes the duty of loyalty of an Office Holder as a duty to act in good faith, to the corporation's benefit, to refrain from actions in which he/she has a conflict of interest or that compete with the corporation's business and to refrain from exploiting a business opportunity of the corporation in order to gain a benefit for himself or for another person. The duty of care is defined as an obligation of caution of an Office Holder that requires the Officer Holder to act at a level of competence at which a reasonable officer would have acted in the same position and under the same circumstances, inter alia by adopting means that are reasonable under the applicable circumstances, taking into account also the possibility to obtain information on the profitability of the act brought for his decision.

RIGHTS OF INSPECTION

     The Delaware General Corporation Law allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose of the demand to inspect, during usual business hours, for any proper purpose the corporation's stock ledger, list of stockholders, and other books and records, and to make copies or extracts of these documents and materials. A proper purpose means a purpose reasonably related to the person's interest as a stockholder.

     Under the Israeli Companies Law, a stockholder has the right to inspect the protocols of the general meeting, the stockholders' register and the register of substantial stockholders (holders of 5% or more of the corporation's outstanding share capital or of voting rights in it), the corporation's Articles of Association and financial reports, and any other document that the corporation must file with a government agency as well as documents otherwise publicly available. In addition, a stockholder may demand the right to inspect any document that relates to a corporate act or transaction that requires special approval of the stockholders (e.g., transactions with Office Holders). The corporation may refuse the demand of a stockholder if it believes that the demand was not made in good faith or that the requested documents include a trade secret or a patent, or that the disclosure of the documents is otherwise likely to have an adverse effect on the Company's situation.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

     The Delaware General Corporation Law permits indemnification of officers, directors, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings, other than an action by or in the right of the corporation. The indemnified person, however, must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal actions, had no reasonable cause to believe that the conduct was unlawful.

     In the case of actions, by or in the right of the corporation, indemnification is limited to expenses actually and reasonably incurred, and no indemnification may be made for any claim, issue or matter as to which the person has been adjudged to be liable to the corporation, unless indemnification is otherwise authorized by a court.

     Under the Israeli Companies Law, a corporation may indemnify an Office Holder against a monetary liability imposed on him in a court decision, including in settlement or arbitration proceedings and against reasonable legal expenses in a civil proceeding or in a criminal proceeding in which the Office Holder was found to be innocent or in which he was convicted of an offense which does not require proof of a criminal intent. The indemnification of an Office Holder must be expressly allowed in the Articles of Association, under which the corporation may:

     - undertake in advance to indemnify its Office Holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or

     - provide indemnification retroactively at amounts deemed to be reasonable by the board of directors. A corporation may also procure insurance of an Officer Holder's liability in consequence of an act performed in the scope of his office, in the following cases: (a) a breach of the duty of care of such Office Holder, (b) a breach of the duty of loyalty, only if the Office Holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the corporation, or (c) a monetary obligation imposed on the Office Holder for the benefit of another person.

     A corporation may not indemnify an Office Holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     - a breach by the Office Holder of his duty of loyalty unless the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the corporation;

     - a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

     - any act or omission done with the intent to derive an illegal personal benefit; or

     - any fine or penalty imposed on the Office Holder.

     In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, the corporation's Office Holders must be approved by the corporation's audit committee and board of directors and, in specified circumstances, by the corporation's stockholders.

     Gilat's Articles of Association provides that Gilat may indemnify an Office Holder for a breach of duty of care to the maximum extent permitted by law, before or after the occurrence giving rise to liability. In addition, Gilat may separately agree to indemnify an Office Holder, to the maximum extent permitted by law, against any liabilities that he may incur in such capacity. However, any agreement shall be limited with respect (i) to the categories of events that can be foreseen in advance by the board of directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by the board of directors to be reasonable in the particular circumstances. Gilat's Articles of Association, nevertheless, further provide that Gilat may indemnify any past or present Office Holder, to the maximum extent permitted by applicable law, with respect to any past occurrence, regardless of whether Gilat is obligated under any agreement to indemnify such Office Holder in respect of such occurrence.

QUORUM OF STOCKHOLDERS

     Under the Delaware General Corporation Law, and unless the certificate of incorporation or by-laws provide otherwise, a quorum at a meeting of stockholders consists of a majority of shares entitled to vote present in person or represented by proxy. In no event may a quorum consist of less than one-third of shares entitled to vote at the meeting. rStar's by-laws provide that a quorum shall be a majority of the issued and outstanding stock of rStar entitled to vote at the meeting, present in person or by proxy.

     The Israeli Companies Law provides that a quorum for purposes of conducting a general meeting of stockholders shall consist of two or more stockholders present in person or by proxy representing at least 25% of the voting power, unless the Articles of Association provide otherwise. Under Gilat's Articles of Association, a quorum for purposes of conducting a general meeting of stockholders consists of two or more stockholders, present in person or by proxy representing at least 33 1/3% of the voting power of Gilat.

                                 LEGAL MATTERS

     The validity of the Gilat ordinary shares to be issued in the exchange offer will be passed upon for Gilat by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to Gilat.

                                    EXPERTS

     The consolidated financial statements of Gilat incorporated in this offer to exchange/prospectus by reference to Gilat's Annual Report on Form 20-F/A with respect to the years ended December 31, 1998 and 1999 have been prepared in accordance with U.S. GAAP and audited by Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited.

     Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited Gilat's consolidated financial statements as of December 31, 2000 and for the year then ended, as set forth in their report. Gilat has incorporated by reference Gilat's financial statements in its Annual Report on Form 20-F/A to this offer to exchange/prospectus in reliance on Kost, Forer & Gabbay's report and Kesselman & Kesselman's report, given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of rStar Corporation (f/k/a ZapMe! Corporation) at December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, have been audited by Grant Thornton LLP, independent auditors, and for the year ended December 31, 1999 by Ernst & Young LLP, independent auditors, as set forth in their respective reports, and are included herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
UNAUDITED PROFORMA CONSOLIDATED FINANCIAL INFORMATION OF
  GILAT SATELLITE NETWORKS LTD.
  Pro Forma Condensed Consolidated Balance Sheet as of June
     30, 2001 (unaudited)...................................    F-3
  Pro Forma Condensed Consolidated Statement of Operations
     for the Six Months Ended June 30, 2001 (unaudited).....    F-4
  Pro Forma Condensed Consolidated Statement of Operations
     for the Year Ended December 31, 2000 (unaudited).......    F-5
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Information..................................    F-6
RSTAR CORPORATION FINANCIAL STATEMENTS
  Report of Grant Thornton LLP, Independent Auditors........    F-9
  Report of Ernst & Young LLP, Independent Auditors.........   F-10
  Consolidated Balance Sheets as of December 31, 2000 and
     2001...................................................   F-11
  Consolidated Statements of Operations for each of the
     three years in the periods ended December 31, 1999,
     2000 and 2001..........................................   F-12
  Consolidated Statement of Redeemable Convertible Preferred
     Stock and Stockholders' Equity (Deficit)...............   F-13
  Consolidated Statements of Cash Flows for each of the
     three years in the periods ended December 31, 1999,
     2000 and 2001..........................................   F-15
  Notes to Consolidated Financial Statements................   F-16
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR
  RSTAR CORPORATION FOR PERIOD ENDED DECEMBER 31, 2001
  Pro Forma Financial Information Description...............   F-34
  Pro Forma Condensed Consolidated Balance Sheet as of
     December 31, 2001......................................   F-35
  Pro Forma Condensed Consolidated Statement of Operations
     for Year Ended
     December 31, 2001......................................   F-36
  Notes to Unaudited Pro Forma Condensed Consolidated
     Statements of Operations...............................   F-37

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        OF GILAT SATELLITE NETWORKS LTD.

     The following unaudited pro forma condensed consolidated statements of operations are set forth herein to give effect to the acquisition of rStar Corporation ("rStar") by Gilat Satellite Networks Ltd. ("Gilat") as if such acquisition had occurred as of January 1, 2000 by consolidating the historical Statements of Operations of Gilat and the historical Statements of Operations of rStar for the year ended December 31, 2000 and the six-month period ended June 30, 2001. The unaudited pro forma consolidated balance sheet consolidates the Gilat historical Balance Sheet and rStar's historical Balance Sheet as if the Transactions, as defined in Note 1 below, had occurred on June 30, 2001.

     THE PRO FORMA CONDENSED CONSOLIDATED PRO FORMA INFORMATION IS PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE CONSOLIDATED FINANCIAL POSITION AND CONSOLIDATED RESULTS OF OPERATIONS THAT WOULD HAVE ACTUALLY BEEN REPORTED ON A HISTORICAL BASIS, HAD THE ACQUISITION OCCURRED AT THE BEGINNING OF THE PERIODS PRESENTED, NOR DO THEY REPRESENT A FORECAST OF THE CONSOLIDATED FUTURE FINANCIAL POSITION AND CONSOLIDATED FUTURE RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD. ALL INFORMATION CONTAINED HEREIN SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO AS OF JUNE 30, 2001 AND DECEMBER 31, 2000 OF GILAT, WHICH HAVE BEEN INCORPORATED BY REFERENCE HEREIN AND THE FINANCIAL STATEMENTS AND NOTES THERETO OF RSTAR AS OF JUNE 30, 2001 AND DECEMBER 31, 2000 INCLUDED HEREIN.

                         GILAT SATELLITE NETWORKS LTD.

                         UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001
                          (U.S. DOLLARS IN THOUSANDS)

                                                               HISTORICAL
                                                               (RESTATED)*
                                                              -------------
                                                                  GILAT
                                                                SATELLITE      PRO FORMA       PRO FORMA
                                                              NETWORKS LTD.   ADJUSTMENTS     AS ADJUSTED
                                                              -------------   -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  134,582      $  (9,076)5A   $  125,506
  Account receivables:
    Trade...................................................      177,670                        177,670
    Other and prepaid expenses..............................      101,107                        101,107
  Inventories...............................................      171,452                        171,452
                                                               ----------      ---------      ----------
Total current assets........................................      584,811         (9,076)        575,735
                                                               ----------      ---------      ----------
Investments and non-current receivables:
  Restricted cash...........................................        7,182                          7,182
  Investment in affiliated companies........................        8,434                          8,434
  Investment in other companies.............................       36,454                         36,454
  Severance pay fund........................................        5,568                          5,568
  Long term loan............................................       42,422                         42,422
  Long term trade receivables and other receivables.........      106,178                        106,178
                                                               ----------      ---------      ----------
                                                                  206,238              0         206,238
                                                               ----------      ---------      ----------
Property and equipment, net.................................      264,937                        264,937
                                                               ----------      ---------      ----------
Other assets and deferred charges, net......................      147,651          8,1785B       155,829
                                                               ----------      ---------      ----------
Net assets of discontinued operations.......................        4,051                          4,051
                                                               ----------      ---------      ----------
Total assets................................................   $1,207,688      $    (898)     $1,206,790
                                                               ==========      =========      ==========
LIABILITIES AND SHAREHOLDERS EQUITY:
Current liabilities:
  Short term bank credit....................................        8,782                          8,782
  Current maturities of long term loans.....................        6,239                          6,239
  Accounts payable and accruals:
    Trade...................................................       80,859                         80,859
    Accrued expenses and other liabilities..................       58,639          2,3475C        60,986
                                                               ----------      ---------      ----------
Total current liabilities...................................      154,519          2,347         156,866
Convertible subordinated notes..............................      350,000                        350,000
Accrued severance pay.......................................        8,943                          8,943
Long term loans -- net of current maturities................      125,446                        125,446
Other long term liabilities.................................       14,522                         14,522
                                                               ----------      ---------      ----------
Total liabilities...........................................      653,430          2,347         655,777
                                                               ----------      ---------      ----------
Minority interest...........................................       13,644         (5,762)5D        7,882
                                                               ----------      ---------      ----------
Shareholders equity.........................................      540,614          2,5175E       543,131
                                                               ----------      ---------      ----------
Total Liabilities and shareholders equity...................   $1,207,688      $    (898)     $1,206,790
                                                               ==========      =========      ==========

---------------
* Restated to reflect the consolidation of rStar from January 1, 2001.

                         GILAT SATELLITE NETWORKS LTD.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
               (U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                          HISTORICAL
                                                          (RESTATED)*
                                                        ---------------
                                                             GILAT
                                                           SATELLITE       PRO FORMA       PRO FORMA
                                                         NETWORKS LTD.    ADJUSTMENTS     AS ADJUSTED
                                                        ---------------   -----------     -----------
Revenues..............................................     $218,641                        $218,641
Cost of revenues......................................      162,298                         162,298
                                                           --------        --------        --------
Gross profit..........................................       56,343                          56,343
                                                           --------        --------        --------
Research and development costs, net...................       21,512                          21,512
Selling and marketing, general and administrative
  expenses............................................       84,792             3056A        85,097
Restructuring charges.................................        9,994                           9,994
                                                           --------        --------        --------
Total operating expenses..............................      116,298             305         116,603
                                                           --------        --------        --------
Operating loss........................................      (59,955)           (305)        (60,260)
Financial expenses, net...............................      (13,799)           (227)6B      (14,026)
Impairment of investments in other companies..........       (2,000)                         (2,000)
                                                           --------        --------        --------
Loss before taxes on income...........................      (75,754)           (532)        (76,286)
Taxes on income.......................................         (281)                           (281)
                                                           --------        --------        --------
Loss from continuing operations.......................      (76,035)           (532)        (76,567)
Equity in losses of affiliated companies..............         (252)                           (252)
Minority interest in losses of a subsidiary...........        2,929          (1,947)6C          982
                                                           --------        --------        --------
Net loss..............................................     $(73,358)       $ (2,479)       $(75,837)
                                                           ========        ========        ========
Basic and diluted pro forma net loss per ordinary
  share from continuing operations....................     $  (3.14)                       $  (3.18)
                                                           ========        ========        ========
Pro forma weighted average number of shares used in
  computing basic and diluted pro forma net loss per
  ordinary share (in thousands).......................       23,358                          23,824
                                                           ========        ========        ========

---------------
* Restated to reflect the consolidation of rStar from January 1, 2001.

                          GILAT SATELLITE NETWORKS LTD

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
               (U.S. DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         HISTORICAL
                                                -----------------------------
                                                GILAT SATELLITE      RSTAR       PRO FORMA      PRO FORMA
                                                 NETWORKS LTD     CORPORATION   ADJUSTMENTS    AS ADJUSTED
                                                ---------------   -----------   -----------    -----------
Revenues......................................     $504,562         $    --      $(26,742)6D    $477,820
Cost of revenues..............................      344,441              --       (18,544)6E     325,897
                                                   --------         -------      --------       --------
Gross profit..................................      160,121              --        (8,198)       151,923
                                                   --------         -------      --------       --------
Research and development costs, net...........       31,272             817        10,0006F       42,089
Selling and marketing, general and
  administrative expenses.....................       86,098           5,853           6086A       92,559
                                                   --------         -------      --------       --------
Total operating expenses......................      117,370           6,670        10,608        134,648
                                                   --------         -------      --------       --------
Operating income (loss).......................       42,751          (6,670)      (18,806)        17,275
Financial expenses, net.......................       (1,289)           (188)         (454)6B      (1,931)
Impairment of investments in other
  companies...................................       (9,350)             --            --         (9,350)
                                                   --------         -------      --------       --------
Income (loss) before taxes on income..........       32,112          (6,858)      (19,260)         5,994
Taxes on income...............................       (2,003)             --            --         (2,003)
                                                   --------         -------      --------       --------
Income (loss) from continuing operations......       30,109          (6,858)      (19,260)         3,991
Equity in losses of affiliated companies......         (950)             --            --           (950)
Acquired in-process research and development
  in an affiliate company.....................      (10,000)             --        10,0006F           --
Minority interest in losses of a subsidiary...          276              --         1,0296C        1,305
                                                   --------         -------      --------       --------
Net income (loss).............................     $ 19,435         $(6,858)     $ (8,231)      $  4,346
                                                   ========         =======      ========       ========
Pro forma net income (loss) per ordinary share
  from continuing operations:
Basic.........................................     $   0.86         $ (0.16)                    $   0.19
                                                   ========         =======                     ========
Diluted.......................................     $   0.81         $ (0.16)                    $   0.19
                                                   ========         =======                     ========
Pro forma weighted average number of shares
  used in computing pro forma net income
  (loss) per ordinary share (in thousands)
Basic.........................................       22,516          43,348                       22,982
                                                   ========         =======                     ========
Diluted.......................................       24,099          43,348                       22,982
                                                   ========         =======                     ========

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
             (U.S. $ IN THOUSAND, EXCEPT SHARE AND PER SHARE DATA)

Note 1. The unaudited pro forma condensed consolidated statements reflect the purchase of rStar.

     The transaction is described as follows:

     On April 23, 2001, Gilat entered into an Acquisition Agreement (the "Original Acquisition Agreement") with rStar and Gilat To Home Latin America (Holland) N.V. ("GTH Latin America"), and indirect majority-owned subsidiary of Gilat. The parties subsequently amended and restated the acquisition agreement in September 2001 and again in December 2001. As described elsewhere in this offer to exchange/prospectus, pursuant to the Original Acquisition Agreement, in May 2001, rStar satisfied in full its outstanding capital lease and other accrued obligations to Spacenet Inc., Gilat's wholly-owned subsidiary, through the issuance and delivery of 19,396,552 shares of rStar Common Stock to Gilat Satellite Networks (Holland) B.V., a direct wholly-owned subsidiary of Gilat. As a result of this transaction, Gilat's beneficial ownership of the outstanding shares of rStar Common Stock increased from 51% to approximately 66%.

     References to the "Acquisition Agreement" herein, refer to the Amended and Restated Acquisition Agreement, entered into among rStar, Gilat and GTH Latin America on December 31, 2001. Under the Acquisition Agreement, rStar will issue to GTH Latin America 43,103,448 shares of rStar Common Stock in exchange for all of the outstanding stock of StarBand Latin America (Holland) B.V. ("StarBand Latin America"), an indirect majority-owned subsidiary of Gilat (the "Acquisition"). Prior to the closing of the Acquisition, Gilat and its subsidiaries, including GTH Latin America, will transfer the StarBand Latin America business, along with the relevant assets necessary to operate the business, to StarBand Latin America. In addition, pursuant to the Acquisition Agreement, rStar will offer to exchange (the "Exchange Offer," and together with the Acquisition, the "Transactions") up to 6,315,789 shares of rStar Common Stock, in exchange for a combination of, in the aggregate, up to 466,105 Gilat ordinary shares and cash consideration. The exact amount of the cash consideration, ranging from $2 million to $10 million, in the aggregate, will be calculated pursuant to a formula which is tied to the average closing price for Gilat's ordinary shares over a consecutive 10-day trading period ending on the fifth trading day prior to the expiration of the Exchange Offer. As described in this offer to exchange/prospectus, rStar currently does not own any Gilat ordinary shares. Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares for the Exchange Offer. Under the terms of this option for Gilat ordinary shares, rStar will issue to Gilat a number of new shares of rStar Common Stock equal to 60% of the total number of shares tendered in the Exchange Offer. Therefore, assuming that the maximum number of shares of rStar Common Stock are tendered in the Exchange Offer, rStar will issue to Gilat 3,789,473 shares of rStar Common Stock upon exercise of the option for Gilat ordinary shares. rStar will exercise this option upon closing of the Exchange Offer. As a result, upon closing of the Exchange Offer and the Acquisition, and assuming that the maximum number of shares of rStar Common Stock are tendered in the Exchange Offer, Gilat will increase its beneficial ownership of the outstanding shares of rStar Common Stock from approximately 66% to approximately 85%.

     In addition to the 43,103,448 shares of rStar Common Stock to be issued to GTH Latin America in connection with the Acquisition, the Acquisition Agreement provides that in the event that the StarBand Latin America business exceeds certain earning targets during each of the one year periods ended June 30, 2003 and June 30, 2004, Gilat would be entitled to receive up to 5,370,765 additional shares of rStar Common Stock, with respect to each such year. Conversely, in the event that the StarBand Latin America business fails to satisfy the earnings targets during the one-year periods ending June 30, 2003 and June 30, 2004, rStar stockholders (other than Gilat and its corporate affiliates) will be entitled to receive their pro rata share of a special cash distribution in the amount of $2.5 million or $5 million, with respect to each such year.

     rStar stockholders will not be entitled to a special cash distribution and Gilat will not be entitled to the additional share issuance described above in the event that rStar completes: (1) a qualified public

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

offering for rStar Common Stock or (2) a sale of rStar Common Stock, in a single transaction, to a party other than Gilat and its affiliates that raises gross proceeds to rStar of at least $100 million, at a price of rStar Common Stock equal to $1 per share. Only 60% of these proceeds need to be in the form of cash.

     Prior to the Original Acquisition Agreement, Gilat acquired approximately 51% of the outstanding shares of rStar Common Stock, at a cost of approximately $51 million. Gilat acquired this interest in a series of transactions from October 2000 through January 2001. Gilat restated its financial statements to reflect the consolidation of rStar from January 2001, in lieu of applying the equity method of accounting.

     Gilat will account for the combined Transactions, increasing its beneficial ownership in rStar to 85% as follows: (i) the Exchange Offer will be accounted for on the basis of fair values under the purchase method of accounting in accordance with SFAS 141 "Business Combinations" (rStar meets the definition of a "business" under EITF 98-3 "Determining Whether a Transaction Is an Exchange of Similar Productive Assets or a Business Combination" and Article 11 of Regulation S-X) and (ii) the Acquisition, a transaction involving rStar, StarBand Latin America and GTH Latin America, will be accounted for as a transaction between entities under common control, as prescribed in interpretation 39 of APB 16 "Transfers and Exchanges Between Companies Under Common Control" and FTB 85-5 issue 2 "Issues Relating to Accounting for Business Combinations, Including Stock Transactions between Companies under Common Control." Based upon a preliminary valuation of tangible and intangible assets acquired, Gilat has allocated the cost of the acquisition to rStar assets as follows (US$ in thousands): (This allocation is for pro forma purposes only. Actual fair values will be based on financial information at the Transactions date).

                                                                                         TOTAL
                                                                                      INTANGIBLES
                                                                                      INCLUDED IN
                                                                          EXISTING     PRO FORMA
                                                              GOODWILL   TECHNOLOGY   ADJUSTMENTS
                                                              --------   ----------   -----------
Periods of amortization.....................................  5 years (for goodwill 5 years created prior to June 30, 2001)
Intangibles arising from prior transactions (such              45,776       9,744       55,520
  transactions occurred prior to June 30, 2001).............
Intangibles arising from current transaction (such              5,138       3,040        8,178
  transaction occurred after June 30, 2001).................
                                                               ------      ------       ------
Total intangibles included in pro forma adjustments.........   50,914      12,784       63,698
                                                               ======      ======       ======

     During September 2001, Gilat recorded, as part of restructuring charges, an impairment of the Goodwill and Existing Technology, which relates to rStar, of approximately $50,000 thousand. (See also Note 9 to the interim condensed consolidated financial statements as of June 30, 2001). Such impairment was not reflected in the pro forma financial information.

Note 2. The unaudited pro forma condensed consolidated statements of operations do not reflect activity subsequent to the periods presented and therefore does not reflect future results nor does it anticipate cost reductions or other synergies that may result from the consolidation.

Note 3. The unaudited pro forma net loss per share is based on the weighted average number of shares of Gilat's ordinary shares outstanding during the periods presented after giving effect to the Transactions.

Note 4. The pro forma adjustments are based on available financial information and certain estimates and assumptions that Gilat believes are reasonable and that are set forth in the other notes to the unaudited pro forma condensed consolidated financial statements.

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

Note 5. The following pro forma adjustments are reflected in the unaudited pro forma condensed consolidated balance sheet:

     A. Acquisition of 6,315,789 shares of rStar Common Stock in exchange for consideration of approximately $9,076 thousand.

     B. Valuation of rStar's intangible assets and existing technology of $8,178 thousand. (See Note 1).

     C.    Expected additional direct costs related to Transactions.

     D. Recognition of 15% minority interest in rStar equity after the Transactions.


     E. Increase in Gilat's equity as a result of Gilat's issuance of 466,105 shares totaling the amount of $2,517 thousand (assuming Gilat's share price is $5.40) in exchange for 3,789,473 shares for rStar Common Stock. The market price used in the calculation of share value issued by Gilat was based upon the average price during a reasonable period before and after the date that the terms of the Acquisition Agreement were agreed upon and announced, in accordance with EITF 99-12 "Determination of Measurement Date for the Market Price of Securities Issued in a Purchase Business Combination".


     Note 6. The following pro forma adjustments are reflected in the unaudited pro forma condensed consolidated statements of operations:

     A. The pro forma adjustments totaling the amount of $304 and $608 represent amortization of purchased goodwill and intangible assets for the six-month period ended June 30, 2001 and for the year ended December 31, 2000, respectively.

     This elimination does not include amortization of goodwill and unidentified intangible assets resulting from this transaction in accordance with the SFAS 142 "Accounting for Goodwill and Intangible Assets".

     B. Interest expenses relating to approximately $9,076 thousand acquisition cost of 6,315,789 shares of rStar Common Stock.

     C.  Recognition of minority interest in losses of rStar.

     D.  Elimination of intercompany revenues.

     E.  Elimination of intercompany cost of goods sold and services rendered.

     F. Reclassification of acquired in-process research and development of $10,000 thousand.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
rStar Corporation

     We have audited the accompanying consolidated balance sheets of rStar Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of rStar Corporation at December 31, 2001 and 2000, and the results of its consolidated operations and its consolidated cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                          /S/ GRANT THORNTON LLP

San Francisco, California
January 31, 2002

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
rStar Corporation

     We have audited the accompanying consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows of rStar Corporation (formerly known as ZapMe! Corporation) for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of rStar Corporation for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Walnut Creek, California
January 28, 2000,

except for Note 2,

as to which the date is
March 27, 2001.

                               RSTAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                2001        2000
                                                              ---------   ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  31,034   $  48,406
  Receivables...............................................        277         123
  Prepaid expenses and other current assets.................        744         452
                                                              ---------   ---------
Total current assets........................................     32,055      48,981
  Equipment, net............................................      1,895       4,507
  Restricted cash...........................................        683         577
  Other assets..............................................      1,081       2,288
  Net assets of discontinued operations.....................        322      17,470
                                                              ---------   ---------
Total assets................................................  $  36,036   $  73,823
                                                              =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   1,177   $   1,790
  Accrued and other liabilities.............................      1,491      13,575
  Accrued compensation and related expenses.................        285       2,056
  Current portion of capital lease obligations..............      3,099       4,853
  Current portion of capital lease obligations-related
     party..................................................         --      18,834
                                                              ---------   ---------
Total current liabilities...................................      6,052      41,108
  Capital lease obligations, less current portion...........         --       3,358
  Capital lease obligations-related party, less current
     portion................................................         --      17,187
                                                              ---------   ---------
Total liabilities...........................................      6,052      61,653
Minority interest in subsidiary.............................         --         595
Stockholders' equity:
Convertible preferred stock, $0.01 par value Authorized
  shares -- 5,000,000, none issued and outstanding at
  December 31, 2001 and 2000................................         --          --
Common stock, $0.01 par value
  Authorized shares -- 200,000,000,
     Issued and outstanding shares 63,802,563 and 43,957,709
     at December 31, 2001 and 2000, respectively............        638         440
  Additional Paid-in-Capital................................    225,835     180,778
  Deferred stock compensation...............................       (140)       (665)
  Notes receivable from stockholders........................     (6,500)     (6,500)
  Accumulated deficit.......................................   (189,849)   (162,478)
                                                              ---------   ---------
Total stockholders' equity..................................     29,984      11,575
                                                              ---------   ---------
Total liabilities and stockholders' equity..................  $  36,036   $  73,823
                                                              =========   =========

          See accompanying Notes to Consolidated Financial Statements

                               RSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                2001       2000        1999
                                                              --------   ---------   --------
Costs and expenses:
  Sales and marketing.......................................  $  2,988   $     399   $     --
  General and administrative................................     7,789       5,614        673
  Research and development..................................     2,619         817         --
                                                              --------   ---------   --------
Total costs and expenses....................................    13,396       6,830        673
                                                              --------   ---------   --------
Loss from operations........................................   (13,396)     (6,830)      (673)
Other income, net...........................................        27         160        347
Impairment losses on investment in affiliates...............    (1,105)         --         --
Interest income.............................................     1,616       5,259      1,812
Interest expense............................................    (2,253)     (5,447)    (1,183)
                                                              --------   ---------   --------
(Loss) income from continuing operations before income
  taxes.....................................................   (15,111)     (6,858)       303
Provision for income taxes..................................        --          --       (121)
                                                              --------   ---------   --------
(Loss) Income from continuing operations....................   (15,111)     (6,858)       182
Loss from discontinued operations...........................   (12,260)   (104,097)   (27,309)
                                                              --------   ---------   --------
Net loss....................................................   (27,371)   (110,955)   (27,127)
Deemed dividend on preferred stock..........................        --          --     (7,815)
Beneficial conversion of Series E preferred stock...........        --          --    (10,150)
Dividend on Series A preferred stock........................        --        (213)        --
                                                              --------   ---------   --------
Net loss applicable to common stockholders..................  $(27,371)  $(111,168)  $(45,092)
                                                              ========   =========   ========
Basic and diluted loss per common share:
  Loss from continuing operations...........................  $  (0.27)  $   (0.16)  $  (0.91)
  Loss from discontinued operations.........................     (0.22)      (2.40)     (1.39)
                                                              --------   ---------   --------
     Net loss per share.....................................  $  (0.49)  $   (2.56)  $  (2.30)
                                                              ========   =========   ========
Shares used in calculation of net loss per common share:
Basic and diluted...........................................    56,068      43,348     19,607

          See accompanying Notes to Consolidated Financial Statements

                               RSTAR CORPORATION

      CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                      THREE YEARS ENDED DECEMBER 31, 2001
                         STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 REDEEMABLE
                                CONVERTIBLE            CONVERTIBLE
                              PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK                           DEFERRED
                             ------------------   ----------------------   -------------------     ADDITIONAL         STOCK
                              SHARES    AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT   PAID-IN-CAPITAL   COMPENSATION
                             --------   -------   -----------   --------   ----------   ------   ---------------   ------------
Balances at January 1,
  1999.....................   600,000   $ 3,352     9,557,671   $  2,783   14,208,730    $143       $  6,069         $ (4,900)
Issuance of common stock
  upon exercise of stock
  options..................        --        --            --         --      222,558       2             73               --
Issuance of Series D
  preferred stock net of
  issuance costs of
  $1,834...................        --        --     5,554,110     25,937           --      --             --               --
Issuance of Series D
  preferred stock for
  conversion of note
  payable..................        --        --        40,000        200           --      --             --               --
Issuance of Series E
  preferred stock, net of
  issuance of $26..........        --        --     2,030,000     10,124           --      --             --               --
Issuance of common stock
  options to non-employees
  in consideration for
  services rendered........        --        --            --         --           --      --            388               --
Warrants issued in
  connection with lease
  financing & services
  agreements...............        --        --            --         --           --      --          2,701             (782)
Deferred stock
  compensation.............        --        --            --         --           --      --         12,016          (12,016)
Amortization of deferred
  stock compensation.......        --        --            --         --           --      --             --            6,056
Accretion of redeemable
  convertible preferred
  stock....................        --     1,276            --         --           --      --             --               --
Accretion of guaranteed
  return...................        --     1,792            --         --           --      --             --               --
Accrued Series C
  dividends................        --       258            --         --           --      --             --               --
Accrued dividends on Series
  D and E..................        --        --            --      4,489           --      --             --               --
Deemed dividend on
  preferred stock..........        --        --            --     10,150           --      --             --               --
Issuance of common stock
  upon initial public
  offering.................        --        --            --         --    9,488,753      95         95,417               --
Issuance of shares to
  stockholders for note
  receivable...............        --        --            --         --    1,300,000      13          6,487               --
Conversion of preferred
  stock to common stock
  upon initial public
  offering.................  (600,000)   (6,678)  (17,181,781)   (53,683)  18,583,740     185         60,176               --
Net loss...................        --        --            --         --           --      --             --               --
                             --------   -------   -----------   --------   ----------    ----       --------         --------


                                NOTES                         TOTAL
                              RECEIVABLE                  STOCKHOLDERS'
                                 FROM       ACCUMULATED      EQUITY
                             STOCKHOLDERS     DEFICIT       (DEFICIT)
                             ------------   -----------   -------------
Balances at January 1,
  1999.....................    $    --       $  (6,218)     $  (2,123)
Issuance of common stock
  upon exercise of stock
  options..................         --              --             75
Issuance of Series D
  preferred stock net of
  issuance costs of
  $1,834...................         --              --         25,937
Issuance of Series D
  preferred stock for
  conversion of note
  payable..................         --              --            200
Issuance of Series E
  preferred stock, net of
  issuance of $26..........         --              --         10,124
Issuance of common stock
  options to non-employees
  in consideration for
  services rendered........         --              --            388
Warrants issued in
  connection with lease
  financing & services
  agreements...............         --              --          1,919
Deferred stock
  compensation.............         --              --             --
Amortization of deferred
  stock compensation.......         --              --          6,056
Accretion of redeemable
  convertible preferred
  stock....................         --          (1,276)        (1,276)
Accretion of guaranteed
  return...................         --          (1,792)        (1,792)
Accrued Series C
  dividends................         --            (258)          (258)
Accrued dividends on Series
  D and E..................         --          (4,489)            --
Deemed dividend on
  preferred stock..........         --         (10,150)            --
Issuance of common stock
  upon initial public
  offering.................         --              --         95,512
Issuance of shares to
  stockholders for note
  receivable...............     (6,500)             --             --
Conversion of preferred
  stock to common stock
  upon initial public
  offering.................         --              --          6,678
Net loss...................         --         (27,127)       (27,127)
                               -------       ---------      ---------

                                 REDEEMABLE
                                CONVERTIBLE            CONVERTIBLE
                              PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK                           DEFERRED
                             ------------------   ----------------------   -------------------     ADDITIONAL         STOCK
                              SHARES    AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT   PAID-IN-CAPITAL   COMPENSATION
                             --------   -------   -----------   --------   ----------   ------   ---------------   ------------
Balances at December 31,
  1999.....................        --                      --              43,803,781     438        183,327          (11,642)
Issuance of common stock
  upon exercise of common
  stock options............        --        --            --         --      425,541       4            412               --
Issuance of common stock in
  connection with
  LearningGate.com
  acquisition..............        --        --            --         --      999,958      10          2,740               --
Repurchase of common
  stock....................        --        --            --         --   (1,350,000)    (13)          (148)              --
Amortization of deferred
  stock compensation for
  stock options and
  warrants.................        --        --            --         --           --      --             --            5,239
Cancellation of stock
  options..................        --        --            --         --           --      --         (5,738)           5,738
Issuance of common stock in
  connection with Employee
  Stock Purchase Plan......        --        --            --         --       78,429       1            185               --
    Net loss...............        --        --            --         --           --      --             --               --
Dividends on Series A
  preferred shares of a
  subsidiary...............        --        --            --         --           --      --             --               --
                             --------   -------   -----------   --------   ----------    ----       --------         --------
Balances at December 31,
  2000.....................        --        --            --         --   43,957,709     440        180,778             (665)
Issuance of common stock
  upon exercise of common
  stock options............        --        --            --         --       54,823      --             11               --
Issuance of common stock in
  connection with Employee
  Stock Purchase Plan......        --        --            --         --       32,165      --             22               --
Amortization of Deferred
  Stock Compensation for
  stock options and
  warrant..................        --        --            --         --           --      --             --              490
Cancellation of stock
  options..................        --        --            --         --           --      --            (35)              35
Issuance of common stock in
  connection with
  settlement of TARSAP
  agreements...............        --        --            --         --      361,314       4            253               --
Issuance of common stock in
  connection with
  settlement of liabilities
  with Spacenet, Inc.......        --        --            --         --   19,396,552     194         44,806               --
Net loss...................        --        --            --         --           --      --             --               --
                             --------   -------   -----------   --------   ----------    ----       --------         --------
Balances at December 31,
  2001.....................        --   $    --            --   $     --   63,802,563    $638       $225,835         $   (140)
                             ========   =======   ===========   ========   ==========    ====       ========         ========


                                NOTES                         TOTAL
                              RECEIVABLE                  STOCKHOLDERS'
                                 FROM       ACCUMULATED      EQUITY
                             STOCKHOLDERS     DEFICIT       (DEFICIT)
                             ------------   -----------   -------------
Balances at December 31,
  1999.....................     (6,500)        (51,310)       114,313
Issuance of common stock
  upon exercise of common
  stock options............         --              --            416
Issuance of common stock in
  connection with
  LearningGate.com
  acquisition..............         --              --          2,750
Repurchase of common
  stock....................         --              --           (161)
Amortization of deferred
  stock compensation for
  stock options and
  warrants.................         --              --          5,239
Cancellation of stock
  options..................         --              --             --
Issuance of common stock in
  connection with Employee
  Stock Purchase Plan......         --              --            186
    Net loss...............         --        (110,955)      (110,955)
Dividends on Series A
  preferred shares of a
  subsidiary...............         --            (213)          (213)
                               -------       ---------      ---------
Balances at December 31,
  2000.....................     (6,500)       (162,478)        11,575
Issuance of common stock
  upon exercise of common
  stock options............         --              --             11
Issuance of common stock in
  connection with Employee
  Stock Purchase Plan......         --              --             22
Amortization of Deferred
  Stock Compensation for
  stock options and
  warrant..................         --              --            490
Cancellation of stock
  options..................         --              --             --
Issuance of common stock in
  connection with
  settlement of TARSAP
  agreements...............         --              --            257
Issuance of common stock in
  connection with
  settlement of liabilities
  with Spacenet, Inc.......         --              --         45,000
Net loss...................         --         (27,371)       (27,371)
                               -------       ---------      ---------
Balances at December 31,
  2001.....................    $(6,500)      $(189,849)     $  29,984
                               =======       =========      =========

          See accompanying Notes to Consolidated Financial Statements.

                               RSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,
              (DOLLARS ARE IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                                2001       2000       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income from continuing operations................  $(15,111)  $ (6,858)  $    182
Adjustments to reconcile net (loss) income from continuing
  operations to net cash (used in) provided by operating
  activities:
  Amortization of deferred stock compensation...............       490        180         --
  Depreciation..............................................     2,133      1,617        673
  Warrants issued for services..............................        --         --        388
  Common stock issued for services..........................        --         --        122
  Impairment loss on Investment in Affiliates...............     1,105         --         --
Changes in operating assets and liabilities:
  Receivables...............................................      (154)       (73)        --
  Prepaid expenses and other current assets.................      (292)       (25)      (422)
  Other assets..............................................       102       (987)      (489)
  Accounts payable..........................................      (613)      (517)       952
  Accrued expenses and other liabilities....................    (3,105)     5,097      8,301
  Accrued compensation and related expenses.................    (1,772)       333      1,277
                                                              --------   --------   --------
Net cash provided by (used in) operating activities from
  continuing operations.....................................   (17,217)    (1,233)    10,984
Net cash used in operating activities from discontinued
  operations................................................      (915)   (35,561)   (22,988)
                                                              --------   --------   --------
NET CASH FLOWS USED IN OPERATING ACTIVITIES.................   (18,132)   (36,794)   (12,004)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment.......................................      (151)    (3,085)    (1,076)
Disposal of equipment.......................................       194         --         --
Restricted cash.............................................      (106)       (12)      (565)
Purchase business combinations..............................        --     (3,037)        --
                                                              --------   --------   --------
Net cash used in investing activities from continued
  operations................................................       (63)    (6,134)    (1,641)
Net cash provided by (used in) investing activities from
  discontinued operations...................................     5,928     (1,081)    (3,896)
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........     5,865     (7,215)    (5,537)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations...............................    (5,112)   (15,027)    (2,533)
Payment to settle minority interest.........................       (25)        --         --
Proceeds from issuance of preferred stock, net..............        --         --     36,261
Proceeds from the issuance of common stock, net.............        32        602     95,512
Proceeds from borrowings on notes payable...................        --         --        700
Payments on notes payable...................................        --         --       (500)
Redemption of preferred stock in subsidiary.................        --     (5,500)        --
Payments of dividends.......................................        --       (213)        --
Repurchase of common stock..................................        --       (161)        --
Net cash (used in) provided by financing activities.........    (5,105)   (20,299)   129,440
(Decrease) increase in cash and cash equivalents............   (17,372)   (64,308)   111,899
Cash and cash equivalents at beginning of year..............    48,406    112,714        815
Cash and cash equivalents at end of year....................  $ 31,034   $ 48,406   $112,714
SUPPLEMENTAL DISCLOSURES:
Non cash investing and financing activities:
Issuance of common stock in settlement of liabilities with
  Spacenet, Inc.............................................  $ 45,000   $     --   $     --
Conversion of notes payable to stockholders to preferred
  stock.....................................................  $     --   $     --   $    200
Issuance of common stock for notes receivable...............  $     --   $     --   $  6,500
Conversion of preferred stock to common stock, net of
  issuance costs............................................  $     --   $     --   $ 60,361
Accretion and dividends on convertible preferred stock......  $     --   $     --   $  7,815
Deemed dividend on preferred stock..........................  $     --   $     --   $ 10,150
Equipment purchased through capital lease agreements........  $     --   $ 27,644   $ 26,508
Warrants issued in connection with lease financing and
  service agreements........................................  $     --   $     --   $  2,701
Stock options issued in connection with consulting
  agreement.................................................  $     --   $     --   $    388
Cash paid for interest......................................  $    851   $  4,577   $    975
Preferred stock in subsidiary issued in purchase of
  eFundraising.com..........................................  $     --   $  6,095   $     --
Common stock issued in purchase of LearningGate.com.........  $     --   $  2,750   $     --

          See accompanying Notes to Consolidated Financial Statements

                               RSTAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

     rStar Corporation, previously known as ZapMe! Corporation, was founded in June 1997 for the principal purpose of building an advertiser-supported network serving the education market. Over time we built a broadband Internet media network specializing in education and acquired two businesses that served the education market (together, the "School business"). The advertiser-supported network serving the education market generated revenue via commercial advertising on Company installed, networked computer labs in schools. In connection with this business, we provided free Internet media network service and computer equipment to schools. In July, 2000, we began the development of a service to build and manage industry-specific, satellite-based networks for commercial entities using customized managed browser technology to communicate with their vendors and customers via Internet access, in a managed environment. The services we expect to provide include remote high-speed Internet access, data delivery, high-quality video and other network services bundled and delivered through dedicated Internet media networks. ("Commercial business"). In October 2000, we decided we would no longer accept or present paid commercial advertising directed at students and announced our plan to end the School business. These operations, which comprised a significant portion of our assets, and a vast majority of our revenues and expenses, are reflected in the accompanying financial statements as discontinued operations. See Note 2.

     We have focused our full efforts toward the continued development of our Commercial business and now operate in one segment. We have experienced operating losses since our inception as a result of our efforts to build our network infrastructure and internal staffing, develop our systems and expand our markets. We earned all of our revenue from our discontinued School business and, with the discontinuance of this segment, we have eliminated our ability to earn revenue in that segment. We plan to continue to focus on expanding our Commercial business, which will cause our loss from continuing operations to increase. There can be no assurance that the Commercial business will develop to the extent that sufficient revenue will be produced.

     On October 3, 2000 Gilat Satellite Networks, Ltd ("Gilat") and the Company announced an agreement under which Gilat would make a tender offer to acquire for cash 51% of our outstanding voting common shares at $2.32 per share. Effective January 11, 2001, Gilat acquired control pursuant to that tender offer.

     On April 23, 2001, Gilat and the Company announced a series of transactions that would result in the acquisition by the Company of Gilat's StarBand Latin America business. In consideration for such acquisition, the Company agreed to issue to Gilat approximately 43.1 million shares of the Company's common stock. Additionally, conditioned upon the acquisition of Starband, the Company announced it would make a tender offer to acquire, in exchange for up to $4 million in cash and up to 312,500 ordinary shares of Gilat, up to 20% of the Company's common stock held by each stockholder of the Company other than Gilat and its affiliates. On September 7, 2001 the parties entered into an amended agreement and, on December 31, 2001, the Company, Gilat and Gilat To Home Latin America (Holland) N.V. entered into a second amended and restated agreement. The revisions to the April 23, 2001 agreement a) increased the number of shares of rStar common stock that the Company will acquire in the tender offer to approximately 29% of the outstanding shares of rStar common stock not held by Gilat and its corporate affiliates, b) adjusted the cash portion of the consideration for those shares from a fixed $0.95/share to an amount that will vary between $0.32 and $1.58 per share, depending on the then market value of Gilat shares, c) established certain earnings targets for the StarBand Latin America business for the one year periods ended June 30, 2003 and 2004 that, if not achieved, will entitle non-Gilat shareholders to special cash distributions totaling up to $10 million or, if exceeded, will entitle Gilat to additional rStar shares totaling 10% of amount outstanding immediately following the acquisition,

                               RSTAR CORPORATION

d) provided an exception to the obligation to make the above-described special cash distribution if the Company obtained substantial new equity financing, e) clarified that rStar's rights to provide services in Mexico rStar are non-exclusive and f) extended to May 31, 2002 the termination date of the agreement.

     The Company also agreed to issue approximately 19.3 million shares of its common stock to Spacenet, Inc. ("Spacenet"), a wholly-owned subsidiary of Gilat, (or its affiliate-designee) in full satisfaction of the Company's outstanding obligations of $45,000,000 to Spacenet. On May 21, 2001 that transaction was completed.

     We purchase satellite and other services and formerly leased a majority of the computer equipment deployed in school from Spacenet.

     Gilat, as of December 31, 2001, owns 65% of the Company's common stock. The substance of the transaction is that Gilat will effectively own up to 85% of the Company after the consummation of the transactions contemplated by the acquisition agreement. At consummation, Gilat intends to use the Company's assets, to further finance its operations in Latin America. However, Gilat's business plan in Latin America is unproven.

     Management's current business plan is to continue its development of its Commercial business, as well as to consummate the StarBand Latin America transaction, thereby entering into the Latin America market. The Company's current business plan and projections have considered the need to reduce or delay expenditures. Management believes that the Company's available cash resources will be sufficient to meet their expected working capital and capital expenditure requirements, including the cash the Company expects to pay its stockholders in the exchange offer, for the next year and are sufficient to provide the Company with the ability to continue in existence. However, the Company's operations and ultimate realization of the assets is dependent on the operating decisions of Gilat.

BASIS OF PRESENTATION

     The consolidated financial statements are prepared on the basis of our School business being presented as a discontinued operation and include our accounts and those of our wholly and majority-owned subsidiaries. All subsidiaries are wholly owned with the exception of AutoNetworks, Inc. which has a 10% minority shareholder. That subsidiary currently has no assets, liabilities or employees as all operations in the automotive area are being conducted directly by rStar. All significant inter-company accounts and transactions have been eliminated in consolidation. As stated in Note 3, in February 2001, our board of directors approved a formal plan to sell our School business. For comparative purposes, the consolidated statements of operations and related loss per share information, for all periods presented, have been restated to reflect the results of operations for the discontinued business in "Loss from discontinued operations." The consolidated balance sheets at December 31, 2001 and 2000 reflect assets and liabilities related to the School business as "Net assets of discontinued operations". The Consolidated Statements of Cash Flows for the three years in the period ended December 31, 2001 reflects separately cash flows from discontinued operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

                               RSTAR CORPORATION

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of demand deposits and money market accounts held with a financial institution and highly rated commercial paper with original maturities of three months or less from the date of purchase.

     Restricted cash consists of security deposits made against letters of credit issued in connection with lease agreements.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents. We maintain our cash balances primarily in one financial institution in California, which at times exceeds federally insured limits. We have not experienced any losses in such accounts. We believe we are not exposed to any significant credit risk on our cash and cash equivalents. We perform ongoing credit evaluations of our customers and generally do not require collateral.

EQUIPMENT

     Equipment is stated at cost and is depreciated using the straight-line method over estimated useful lives of three to seven years. Depreciation of capital leases is expensed using the straight-line method over the life of the lease or of the asset, whichever is shorter.

LONG-LIVED ASSETS

     We review long-lived assets for impairment whenever events or circumstances indicate the carrying value of asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

RESEARCH AND DEVELOPMENT

     We account for software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Completion Software to be Sold, Leased or Otherwise Marketed" under which software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs related to the School business have been charged to research and development expense and classified in loss from discontinued operations. To date, we have not achieved technological feasibility for development costs incurred related to continuing operations. Accordingly, such development costs have been charged to research and development expense in the accompanying statement of operations.

     We charge all costs related to the development of internal use of software to operations as incurred, other than those incurred during the application development stage. Costs incurred during the application development stage were insignificant for all periods presented.

REVENUE RECOGNITION

     Our continuing operations did not generate revenue in the periods presented. Revenue from discontinued operations reported in Note 2 is comprised of multiple sources. Sponsorship or advertising revenue was recognized ratably over the period the advertising was delivered unless the advertising or sponsorship is based on a minimum number of impressions, in which case revenue was recognized on the basis of impressions delivered. Network services and other revenue consisted of revenue from the

                               RSTAR CORPORATION
distribution of content and products delivered through our network and from educational programs delivered in Company labs such as teacher training, tutoring and other educational programs offered through strategic alliances. Network services and other revenue was recognized in the time period in which the underlying service was delivered. Revenue from school fundraising services and supplies was recognized upon shipment or delivery of services and consisted of proceeds derived from the sales of fundraising kits and supplies to schools and school organizations.

STOCK-BASED COMPENSATION

     We account for compensation expense for employees and non-employee directors compensation plans using the intrinsic value method and provide pro forma disclosures of net loss and net loss per share as if the fair value method has been applied in measuring compensation expense.

     The value of warrants, options or stock exchanges for services are expensed over the period benefited. Warrants and options for services received from non-employees are valued at fair value based on the Black-Scholes option pricing model.

INCOME TAXES

     We account for income taxes using the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

RECLASSIFICATIONS

     Certain reclassifications have been made to conform to the 2001 presentation.

NET LOSS PER SHARE

     Basic and diluted loss per share has been computed using net loss, less accretion and dividends on preferred stock, divided by the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes stock options, warrants, and convertible securities.

                               RSTAR CORPORATION

     The calculation of basic and diluted net loss per share is as follows (in thousands, except for per share amounts):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2001       2000        1999
                                                      --------   ---------   --------
Net (loss) income from continuing operations........  $(15,111)  $  (6,858)  $    182
Accretion and dividends on convertible preferred
  stock.............................................        --          --     (7,815)
Beneficial conversion of Series E preferred Stock...        --          --    (10,150)
Dividend on Series A preferred stock of a
  subsidiary........................................        --        (213)        --
                                                      --------   ---------   --------
Loss applicable to common stockholders-continuing
  operations........................................  $(15,111)  $  (7,071)  $(17,783)
Loss from discontinued operations...................   (12,260)   (104,097)   (27,309)
                                                      --------   ---------   --------
Loss applicable to common stockholders..............  $(27,371)  $(111,168)  $(45,092)
                                                      ========   =========   ========
Weighted-average shares of common stock
  outstanding.......................................    56,168      44,475     20,354
Less: weighted-average shares subject to
  repurchase........................................       100       1,127        747
                                                      --------   ---------   --------
Weighted-average shares of common stock outstanding
  used in computing basic and diluted net loss per
  common share......................................    56,068      43,348     19,607
                                                      ========   =========   ========

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
Basic and diluted net loss per common share from continuing
  operations...............................................  $(0.27)  $(0.16)  $(0.91)
Basic and diluted net loss per common share from
  discontinued operations..................................   (0.22)   (2.40)   (1.39)
                                                             ------   ------   ------
Basic and diluted net loss per common share................  $(0.49)  $(2.56)  $(2.30)
                                                             ======   ======   ======

          We have excluded all convertible preferred stock, warrants to purchase common stock, outstanding stock options and stock subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

          The securities excluded from the calculations of diluted net loss per common share are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
Convertible preferred stock of a subsidiary.................         --     169,920          --
Stock options...............................................  1,967,529   3,540,209   3,344,040
Warrants to purchase stock..................................    800,000     800,000     685,625
                                                              ---------   ---------   ---------
Total.......................................................  2,767,529   4,510,129   4,029,665
                                                              =========   =========   =========

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used in estimating the fair value of financial instruments:

     Cash and Cash Equivalents: The carrying amount recorded in the balance sheets for cash and cash equivalents approximates fair value due to the short-term nature of such instruments.

                               RSTAR CORPORATION

     Notes Receivable from Stockholders: The fair value of the notes receivable from stockholders is not determinable due to the related party nature of the instrument.

EFFECT OF NEW ACCOUNTING STANDARDS

     During 2001, the Financial Accounting Standards Board (FASB) approved for issuance Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 provisions relating to the initial measurement and recording of goodwill and intangible assets, as well as financial statement disclosures, are effective for purchase business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows:

     - All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The poolings of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

     - Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

     - Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2001, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

     - Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

     - All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

     The Financial Accounting Standards Board also issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 applies to all entities that have legal obligations associated with the retirement of a tangible long-lived asset that result from acquisition, construction, or development and (or) normal operations of the long-lived asset. SFAS 143 requires that a liability for an asset retirement obligation be recognized if the obligation meets the definition of a liability in FASB Concepts Statement 6, Elements of Financial Statements, and if the amount of the liability can be reasonably estimated, SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.

     In addition, the Financial Accounting Standards Board also issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, as well as the provisions of Opinion 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, that address the disposal of a business. SFAS 144 also amended APR 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. SFAS 144 carries over the recognition and measurement provisions of SFAS 121, but differs from SFAS 121 in that it provides guidance in estimating future cash flows to test recoverability. SFAS 144 also includes criteria that have to be met for an entity to classify a long-lived asset or asset group as held for sale, and extends the presentation of discontinued operations permitted by Opinion 30 to include disposals of a component of

                               RSTAR CORPORATION
an entity. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, except for the disposal provisions which are immediately effective.

     The effects of the adoption of SFAS 141 did not have a material effect on the Company's financial statements. We do not expect that the adoption of the other accounting standards will have a material effect on the Company's financial statements.

2.  DISCONTINUED OPERATION

     In February 2001, our board of directors approved a formal plan to discontinue and dispose of the School business. These operations, which comprised a significant portion of our assets and a majority of our revenues and expenses, are reflected in the accompanying financial statements as discontinued.

     We have directed our full efforts toward furthering the development of our Commercial business of building and managing large scale, satellite-based networks for commercial customers and communities of interest.

     The loss from discontinued operations consists of the following (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001       2000        1999
                                                              --------   ---------   --------
Revenue.....................................................  $     --   $   3,128   $  1,179
Revenue from affiliates.....................................        --      11,188      1,363
                                                              --------   ---------   --------
Total Revenue...............................................  $     --      14,316      2,542
Costs and expenses:
  Costs of revenues.........................................     5,850      29,750      7,653
  Sales and marketing.......................................        --      10,552      7,401
  General and administrative................................        --      21,489      6,158
  Research and development..................................        --       6,318      2,583
  Amortization of goodwill..................................        --       2,387         --
  Amortization of deferred stock compensation...............        --       4,977      6,056
                                                              --------   ---------   --------
Total costs and expenses....................................     5,850      75,473     29,851
                                                              --------   ---------   --------
Loss from discontinued operations...........................    (5,850)    (61,157)   (27,309)
Estimated loss on disposal..................................    (6,410)    (42,940)        --
                                                              --------   ---------   --------
Loss from discontinued operations...........................  $(12,260)  $(104,097)  $(27,309)
                                                              ========   =========   ========

     In 2001, we reported a loss from discontinued operations of $12,260,000 which was a result of a $5,850,000 charge recorded to cover principally the cost of excess space segment bandwidth consumed by the School Business that resolved a discrepancy between Spacenet, a related party, and the Company and $9,045,000 impairment charges to reflect a revised estimate of the net proceeds to be obtained from the sale of computer equipment developed in the School Business. Initially, these assets were to be disposed of by bulk sale, and the value was written down to such. However, these assets were disposed of on a piecemeal basis which realized a much lower sale price, resulting in these impairment charges. Partially offsetting these charges were actual expenses that were $2,635,000 lower than the original estimates for which a reserve was established in December 2000. Actual expenses were lower than original estimates due to a) our original estimated date of disposal of our eFundraising subsidiary was the end of June 2001, but we sold it in the beginning of June 2001, and b) overestimates of estimated connectivity costs and personnel costs for the discontinued school business to the actual date of disposal at June 30, 2001.

     In 2000, we reported a loss from discontinued operations of $104,097,000. Of this loss, $61.1 million reflects the cost, net of $14.3 million of revenue, of deploying and operating the advertiser-supported school network. The other $42.9 million is the estimated loss on disposal of those discontinued operations.

                               RSTAR CORPORATION

This is comprised of asset impairment charges totaling $34.2 million and estimated future net operating losses from January 1, 2001 to the June, 2001 expected disposal date of $7.3 million. Severance and other estimated expenses comprise the $1.4 million remainder.

     In 2001, there was no stock-based compensation included in the loss from discontinued operations. In 2000, stock-based compensation of $4,977,000 comprises $278,000 relating to sales and marketing, $4,380,000 relating to general and administrative, and $319,000 relating to research and development. In 1999, stock-based compensation of $6,056,000 comprises $1,187,000 relating to sales and marketing, $4,370,000 relating to general and administrative, and $499,000 relating to research and development.

     Net assets of discontinued operations as of December 31, consists of the following (in thousands):

                                                              2001    2000
                                                              ----   -------
CURRENT ASSETS
  Cash and cash equivalents.................................  $ --   $    97
  Accounts receivable.......................................    41       556
  Other receivables.........................................    --       311
  Prepaid expenses and other current assets.................   281       444
                                                              ----   -------
  Total current assets Equipment, net.......................   322     1,408
Goodwill....................................................    --     1,200
                                                              ----   -------
Total assets................................................   322    18,093
Total current liabilities...................................    --      (623)
                                                              ----   -------
Net assets of discontinued operations.......................  $322   $17,470
                                                              ====   =======

3. EQUIPMENT

     Equipment attributable to our continuing operations consists of the following (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Computer and office equipment...............................  $5,116   $5,294
Furniture and fixtures......................................   1,199    1,599
                                                              ------   ------
                                                               6,315    6,893
Less accumulated depreciation and amortization..............  (4,420)  (2,386)
                                                              ------   ------
                                                              $1,895   $4,507
                                                              ======   ======

     Equipment includes $1,940,000 of computer and office equipment recorded under capital lease obligations at December 31, 2001 and 2000. Accumulated depreciation for such equipment as of December 31, 2001 and 2000 was $1,537,000 and $813,000, respectively.

4. STOCKHOLDERS' EQUITY

     In October 1999, we completed our Initial Public Offering and all shares of preferred stock were converted into common stock. Subsequent to the Initial Public Offering, we authorized 5 million shares of an additional series of preferred stock. As of December 31, 2001 and 2000, no shares were issued and outstanding. The holders of Series C preferred stock were accreted dividends in 1999. Additionally, redemption value privileges were accreted and charged to accumulated deficit in 1999. Holders of the series C, D, and E preferred stock received liquidation preferences in the form of common stock in

                               RSTAR CORPORATION
connection with the Initial Public Offering, in the amount of 309,299, 456,902, and 35,758 shares respectively, in the aggregate amount of $8,421,000.

     Because of the proximity of the issues of the Series E preferred stock to the commencement of our Initial Public offering, we concluded that a beneficial conversion feature was present in the preferred stock on the date of issuance. For purposes of evaluating this beneficial conversion feature, we considered that the public offering price ($11.00) represented the fair value of the common stock on the date the Series E was issued. As a result, we recorded a deemed dividend charge of $10,150,000 with a corresponding increase to Convertible Preferred Stock.

BRIDGE FINANCINGS

     In February 1999, we issued a $200,000 note payable with an interest rate of 10% per annum. The principal amount was converted into 40,000 shares of Series D preferred stock in March 1999.

STOCK PLANS

     We have a 1998 Stock Plan ("Stock Plan") which provides for the granting of stock options or shares of common stock to employees, directors and consultants. Stock options are exercisable immediately upon issuance (subject to vesting agreements) and generally have a term of 10 years. Unvested options are canceled upon termination of employment. The vesting schedule and other option terms, subject to certain Stock Plan provisions, are determined by the Compensation Committee of the Board of Directors at the time of issuance. Stock options generally vest over a period of between three and four years. As of December 31, 2001, we reserved 10,900,000 shares of our common stock for issuance under the Stock Plan. The Stock Plan provides for an annual increase in the number of shares available for issuance on the first day of our fiscal year beginning in fiscal year 2000 equal to the lesser of (i) 2,000,000 shares, (ii) 5% of the outstanding shares of our common stock on such date, or (iii) such other amount as determined by the Board of Directors. As of December 31, 2001, there were 6,863,245 shares available for grant under the Stock Plan.

     In connection with a reduction in force the stock option vesting period for several terminated executives was extended, resulting in additional compensation expense in 2000 of $589,000. In 2001, no stock option vesting period was extended for terminated employees.

                               RSTAR CORPORATION

     A summary of activity under our stock option plan is as follows:

                                                                             WEIGHTED-
                                                                              AVERAGE
                                                              NUMBER OF    EXERCISE PRICE
                                                                SHARES       PER SHARE
                                                              ----------   --------------
                                                                  OPTIONS OUTSTANDING
Outstanding at January 1, 1999..............................   1,749,230       $0.80
  Options granted...........................................   3,042,566        6.51
  Options exercised.........................................    (222,558)       0.34
  Options canceled..........................................    (406,104)       1.07
                                                              ----------       -----
Outstanding at December 31, 1999............................   4,163,134       $5.39
  Options granted...........................................   2,389,316        3.09
  Options exercised.........................................    (425,541)       4.76
  Options canceled..........................................  (3,626,700)       5.76
                                                              ----------       -----
Outstanding at December 31, 2000............................   2,500,209       $7.79
  Options granted...........................................   1,665,913        0.72
  Options exercised.........................................    (416,137)       0.64
  Options canceled..........................................  (1,812,456)       4.86
                                                              ----------       -----
Outstanding at December 31, 2001............................   1,937,529       $1.59
                                                              ==========       =====

     The following table summarizes information concerning outstanding and exercisable options at December 31, 2001:

                                                                                     OPTIONS VESTED AND
                                        OPTIONS OUTSTANDING        WEIGHTED-            EXERCISABLE
                                     --------------------------     AVERAGE      --------------------------
                                                   WEIGHTED-       REMAINING                   WEIGHTED-
                                                    AVERAGE       CONTRACTUAL                   AVERAGE
                                     NUMBER OF   EXERCISE PRICE       LIFE       NUMBER OF   EXERCISE PRICE
EXERCISE PRICES                       SHARES       PER SHARE        (YEARS)       SHARES       PER SHARE
---------------                      ---------   --------------   ------------   ---------   --------------
$0.02 -- $0.25                         150,169       $0.21            6.31        150,169        $0.21
$0.26 -- $0.99                         933,440        0.72            9.02        135,811         0.71
$1.00 -- $1.99                         309,000        1.10            6.74        308,000         1.10
$2.00 -- $4.00                         321,044        2.75            8.01        178,686         2.84
$4.01 -- $20.00                        223,876        5.14            7.95        102,540         5.30
                                     ---------       -----            ----        -------        -----
                                     1,937,529       $1.59            8.05        875,206        $1.73
                                     =========       =====            ====        =======        =====

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

     Pro forma information regarding results of operations and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if we had accounted for our employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black Scholes method with the following weighted average assumptions:

                                                         2001        2000        1999
                                                       ---------   ---------   ---------
Risk free rate.......................................      5.25%        6.0%        5.5%
Dividend yield.......................................         0%          0%          0%
Volatility...........................................        42%         97%         70%
Expected option life.................................  2.0 years   3.5 years   3.5 years

                               RSTAR CORPORATION

     The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

     Had compensation cost for our stock-based compensation plans been determined using the fair value of each award at the grant dates, our net loss (in thousands, except per share data) and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2001       2000        1999
                                                      --------   ---------   --------
Continuing operations applicable to common
  stockholders Net loss -- as reported..............  $(15,111)  $  (7,071)  $(17,783)
  Net loss -- pro forma.............................   (15,158)     (7,071)   (17,783)
  Net loss per share -- as reported.................     (0.27)      (0.16)     (0.91)
  Net loss per share -- pro forma...................     (0.27)      (0.16)     (0.91)
Discontinued operations applicable to common
  stockholders Net loss -- as reported..............  $(12,260)  $(104,097)  $(27,309)
  Net loss -- pro forma.............................   (13,337)   (106,200)   (27,920)
  Net loss per share -- as reported.................     (0.22)      (2.40)     (1.39)
  Net loss per share -- pro forma...................     (0.24)      (2.45)     (1.42)

     The weighted-average fair value of options granted for the three years ended December 31, 2001, 2000, and 1999 was $0.47, $2.98, and $2.47,
respectively.

     The pro forma net loss is not necessarily indicative of the effect on pro forma net loss in future years, as future years will include the effects of additional years of stock option grants.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 Employee Stock Purchase Plan ("ESPP") was adopted by the board of directors in August 1999 and approved by the stockholders in October 1999. As of December 31, 2001, there were approximately 765,000 shares available for grant under the ESPP. Eligible employees may purchase common stock at 85% of the lower of the fair market value of our common stock on the first day or the last day of the applicable six-month offering period at the date of purchase. In addition, the ESPP provides for automatic annual increases in the number of shares available for issuance on the first day of each fiscal year equal to the lowest of 1,000,000 shares of common stock, 2% of the outstanding shares of our common stock on the first day of the fiscal year, or such other amount as determined by the Board of Directors.

DEFERRED COMPENSATION

     During the year ended December 31, 1998, we granted an officer the right to purchase 1,350,000 shares of common stock at a purchase price of approximately $0.125 per share which was below the deemed fair market value at the date of grant of $2.75 per share. As a result, we recorded deferred compensation of $3,375,000 during the year ended December 31, 1998 representing the difference between the price paid per share and the deemed fair value of our common stock. These amounts were being amortized by charges to discontinued operations over the vesting period of the stock of approximately four years resulting in amortization of approximately $1,422,000 and $730,000 for the years ended December 31, 1999 and 1998. In September 1999, the officer's employment was terminated and

                               RSTAR CORPORATION
subsequently, he brought an employment action against the Company related to the aforementioned stock grant.

     In October 2000, an arbitrator named us the prevailing party and awarded a settlement in which: (i) we were given the right to repurchase 625,000 shares at $0.12 per share and the former officer was entitled to retain 250,000 shares of the 875,000 shares received under the related Restricted Stock Purchase Agreement and (ii) we were given the right to repurchase 450,000 shares at $0.12 per share and the former officer was entitled to retain 25,000 shares of the 475,000 shares received under the Employee Bonus Stock Agreement for 1998. Pursuant to the settlement, we were obligated, to repurchase retained shares awarded to the former officer at a fixed price of $3.81 per share. In December 2000, we repurchased all the retained shares awarded to the former officer for an amount of approximately $1,048,000. We also repurchased the remaining 1,075,00 shares not awarded to the former officer, at a price of $0.12 per share, amounting to $129,000.

     We recorded deferred stock compensation during the two years ended December 31, 1999, representing the excess of the deemed fair value of our common stock over the exercise price on the grant date for certain of our stock options granted to other employees. In the absence of a public market for our common stock, the deemed fair value was based on the price per share of the preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized over the vesting periods of the individual stock options using a graded vesting method. Such amortization, including an additional charge related to modifications of stock options, amounted to approximately $490,000, $5,239,000, and $6,056,000, for the years ended December 31, 2001, 2000, and 1999, respectively. In addition, during the years ended December 31, 2001 and 2000, the Company reversed $ 35,000 and $5,738,000 respectively, of deferred compensation due to cancellation of stock options.

     Assuming no terminations of option holders, amortization of the remaining balance in deferred stock compensation of $140,000 will be in fiscal year 2002.

WARRANTS

     We had the following warrants outstanding at December 31, 2001 to purchase shares of stock:

                                                         EXERCISE PRICE
NUMBER OF SHARES                           STOCK TYPES     PER SHARE      EXPIRATION OF WARRANTS
----------------                           -----------   --------------   ----------------------
250,000..................................    Common          $3.00                  May 2003
250,000..................................    Common           3.50                  May 2003
100,000..................................    Common           5.00                 June 2004
150,000..................................    Common           5.00             December 2003
50,000...................................    Common           5.00            September 2004
800,000

SHARES RESERVED FOR FUTURE ISSUANCE

     At December 31, 2001, we had reserved shares of capital stock for future issuance as follows:

                                                                COMMON
                                                                 STOCK
                                                               ---------
Warrants to purchase stock..................................     800,000
Stock options outstanding...................................   1,937,529
Stock options and shares available for grant................   6,863,245
Employee stock purchase plan................................     750,000

                               RSTAR CORPORATION

5.  INCOME TAXES

     There has been no provision for U.S. Federal, U.S. State, or foreign income taxes for any period as we have incurred net operating losses in all periods in all jurisdictions.

     A reconciliation of income taxes at the statutory federal income tax rate to net (loss) income taxes from continuing operations included in the accompanying statements of operations is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                               2001     2000    1999
                                                              ------   ------   -----
U.S. federal taxes/(benefit)
At statutory rate...........................................  (34.0%)  (34.0%)  34.0%
State, net of federal benefit...............................   (7.6)    (7.6)    6.2
Valuation allowance.........................................   41.6     41.6      --
                                                              -----    -----    ----
Other.......................................................     --       --    (0.2)
                                                              -----    -----    ----
Total.......................................................    0.0%     0.0%   40.0%

     Significant components of our net deferred tax asset are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net operating loss carry forwards...........................  $ 51,182   $ 30,292
Accrued compensation........................................        56        101
Other.......................................................        --        136
Excess depreciation.........................................       434      2,068
Discontinued operations.....................................        --      3,752
Impairment..................................................       728     11,096
Bad debt allowance..........................................       107        561
Total net deferred tax asset................................    52,507     48,006
Valuation allowance.........................................   (52,507)   (48,006)
Net deferred tax asset......................................  $     --   $     --

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $4,501,000 and $38,030,000 during 2001 and 2000, respectively.

     At December 31, 2001, we had net operating loss carryforwards for federal income tax purposes of approximately $130,861,000, which expire in the years 2013 through 2021. We also had net operating loss carryforwards for state income tax purposes of approximately $75,671,000 expiring in the year 2006. Utilization of our net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

6.  COMMITMENTS

     We lease our office facility and certain office equipment under non-cancelable lease agreements, which require us to pay a portion of operating costs, including property taxes, insurance and normal maintenance. Rent expense amounted to approximately $ 974,000, $1,174,000, and $244,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

                               RSTAR CORPORATION

     Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment in the school business. Future minimum payments under capital and operating leases are as follows (in thousands):

                                                           CAPITAL LEASES   OPERATING LEASES
                                                           --------------   ----------------
Year ending December 31:
2002.....................................................      $3,306             $489
2003.....................................................          --                4
                                                               ------             ----
Total minimum lease payments.............................      $3,306             $493
                                                                                  ====
Less amount representing interest........................        (207)
                                                               ------
Present value of minimum lease payments..................      $3,099
                                                               ------

     In 1999, we entered into credit lines with a number of lease finance companies for the purpose of acquiring computer and network equipment in schools. These lease arrangements bear interest from 10.5% to 18% and have terms ranging from 24 to 36 months. As of December 31, 2001, we had capital leases with eight lessors, representing a total present value obligation of approximately $3,099,000. No excess lease capacity exists on these leases.

     In connection with the sale of our School business assets we have sold most of the equipment collateralizing these lease agreements, and as a result, we are in default of several covenants in these lease agreements. As such all of the lease obligations have been classified in the accompanying balance sheets as a current liability. As a remedy of default, the lessors may call the remaining portions of these lease obligations as of December 31, 2001 as immediately due and payable. No request for accelerated payout has been made by any lessor.

     In addition, we issued letters of credit to two companies as security against the leases the collateral for which appears as restricted cash on our balance sheet. The leases are also collateralized by the underlying computer equipment. We have sold all the equipment that are securing these leases. Terms of the letter of credit entitle the beneficiary to payment if we fail to make all contractual payment.

     As of December 31, 2001 and 2000, the total present value of capital lease obligations of $0 and $36,021,000 were attributable to Spacenet, Inc., a related party.

     Interest expense on capital leases was $1,803,000, $4,921,000, and $960,000 for years ending December 31, 2001, 2000, and 1999, respectively. Of those amounts, $904,000, $3,809,000, and $867,000 was attributable to our leases with Spacenet, Inc., a related party. (See Note 1).

     The Company is currently building an automotive collision network designed to streamline workflow between collision shops, distributors, suppliers, manufacturers, and insurers. Although all operations are now directly conducted by the Company, we have agreed with the minority stockholder of AutoNetworks, Inc. to transfer to AutoNetworks, Inc., an 85%-owned subsidiary of the Company, the assets, liabilities and employees necessary to conduct the business on terms yet to be agreed upon. We do not expect the contribution of these net assets to have a material impact on the Company's financial position. However, this action will diminish to 85% the Company's share of those net assets and of future profits. The minority stockholders in this subsidiary are responsible for developing this business.

7.  RELATED PARTY TRANSACTIONS

NOTES RECEIVABLE FROM STOCKHOLDERS

     In August 1999 a majority of our board of directors approved the issuance of an immediately exercisable option to purchase 300,000 shares of our common stock to one of our directors at an exercise

                               RSTAR CORPORATION
price of $5.00 per share. The shares were and are subject to a right of repurchase in favor of us, which will expire at a rate of one third each anniversary date of the date of grant. In September 1999, the officer exercised the right to purchase the shares. We recorded deferred stock compensation of approximately $5.0 million, which is being amortized by a charge to operations over the vesting period of the stock using a graded vesting method. We have also loaned the amount necessary to pay for the aggregate purchase price of the option, which has been secured by a full recourse promissory note. The note has a term of four years and bears an interest rate of 5.98%. The promissory note is due in September 2003. This promissory note was amended in April 2001 to provide for the shares to serve as the sole collateral for the loan. No charge to earnings was recorded upon the change in collateral underlying the loan.

     In September 1999, we hired a new chief executive officer. As part of the officer's employment agreement, we granted a right to purchase 1,000,000 shares of our common stock at an exercise price of $5.00 per share. The shares are subject to a right of repurchase in favor of us, which will expire at a rate of twenty-five percent on the first anniversary of the grant date and one forty-eighth of the shares at the end of each month thereafter. In September 1999, the officer exercised his purchase right and we recorded deferred stock compensation of approximately $6.0 million, which is being amortized by a charge to operations over the vesting period of the stock using a graded vesting method. We loaned the amount necessary to pay for the aggregate purchase price of the restricted stock, secured by a full recourse promissory note. The promissory note, was amended in September 2000 to provide for the shares to serve as the sole collateral for the loan, has a payment term of four years and an interest rate of 5.98%. The promissory note is due in September 2003. No charge to earnings was recorded upon the change in collateral underlying the loan. In October 2000, we terminated our relationship with our chief executive officer and entered into a consulting agreement with the officer that provided for a two year consulting agreement at his then annual base compensation and agreed to provide an office and secretarial expenses. Additionally, we surrendered our right to repurchase his restricted shares and canceled his options to purchase our common stock.

     In connection with a dispute that arose subsequent to termination, in January 2002, we entered into a Settlement Agreement and Mutual Release with, our former Chief Executive Officer. The agreement provides the receipt of $175,000 immediately to settle on relocation expenses; $275,000 for consulting fees to be paid in twice-monthly installments commencing January 16, 2002 through and including January 31, 2003, the principal sum of $7,388 payable immediately, and $6,000 monthly for a full time secretary and office space commencing March 1, 2002 through and including February 28, 2003. At December 31, 2001, we accrued for this amount in full, which amounts to approximately $530,000.

     We recorded revenues totaling $0, $11,188,000, and $1,363,000 for sponsorship and advertising for the three years ended December 31, 2001, respectively, from affiliates with which we have strategic business alliances. For revenue recognition purposes a party is deemed an affiliate if it shares common board members, owns more than 5% of our stock or is a significant vendor to us. All such revenue from affiliates was attributable to discontinued operations.

     We paid Aquatic Innovations, Inc., a company owned by the Company's Chief Executive Officer, approximately $43,000 and $94,000 for office equipment rental and other expenses incurred on our behalf in 2001 and 2000 respectively. This financing arrangement, which was approved by the Board in 1999, concluded in December 2001.

     During the year 2001, we made additional investments of $509,000 consisting of cash advances of $320,000, accrued interest of $15,000, and extended lines of credit of $174,000 to Ask Dr Tech, Inc., a company in which our Company, and two of our directors, are preferred shareholders. Due to operational and financial difficulties of Ask Dr Tech, Inc., the company had to write off the 2001 additional investments of $509,000, in addition to the initial investment of $770,000 made in March, 2000. The total

                               RSTAR CORPORATION
write-off booked in December, 2001 was $1,279,000, of which $1,105,000 was recognized in to the income statement, and $174,000 was previously reversed.

     We paid a director of the Company's Board $220,000 during the year ended December 31, 2001 for consulting services in connection with the StarBand Acquisition Agreement. The consulting services began on February 1, 2001, for an initial term of six months at $20,000 per month, and has continued on a month to month basis at $20,000 per month thereafter. These consulting services will continue until the Acquisition Agreement is consummated.

8.  BUSINESS COMBINATIONS

     We completed two acquisitions during the year ended December 31, 2000; eFundraising.com Corporation Inc. ("eFundraising.com") and LearningGate.com, Inc. ("LearningGate.com"). Each acquisition was recorded using the purchase method of accounting under Accounting Principles Boards Opinion No. 16 ("APB No. 16.") The aggregate purchase price of the acquired companies, excluding future contingent consideration, was $11,553,000, and was comprised of common stock, preferred stock in a subsidiary, Time Accelerated Restricted Stock Award Plan stock options ("TARSAPS") and cash. Results of operations for each acquired company have been included in our financial results from the closing date of each transaction.

     In accordance with APB No. 16, all identifiable assets were assigned a portion of the cost (purchase price) of the acquired companies on the basis of their respective fair values. The entire purchase consideration in both acquisitions was allocated primarily to goodwill on the accompanying consolidated balance sheets and is being amortized over their estimated useful lives, which is three years.

     On May 10, 2000, we completed our acquisition of efundraising.com, a company that offers fundraising endnote and services to schools and other organizations. In connection with the acquisition, we issued a combination of cash and securities totaling approximately $7,945,000 to acquire all of the outstanding shares of eFundraising.com. The eFundraising.com purchase price consideration recorded at closing was $7,945,000 consisting of $1,850,000 cash, $5,500,000 Class A preferred shares (500,000 shares at $11.00 per share), $198,240 Class C preferred shares consisting of $56,640 shares at $3.50 per share, $198,240 Class D preferred shares consisting of 56,640 shares at $3.50 per share and $198,240 Class E preferred shares consisting of 56,640 shares at $3.50 per share. All of the preferred shares issued pursuant to this acquisition were issued by a subsidiary of the Company. The $11.00 value per Class A preferred share was determined from the redemption price. The holders of the Class A preferred shares had the right to convert such shares into rStar common stock on a one-for one basis. During the fourth quarter of 2000, Gilat tendered for a majority of our outstanding shares. This event triggered a "change in control" provision in the Class A preferred shares that allowed the holders of the security to demand a redemption of face value of their shares. In December of 2000, we repurchased for $5,500,000 all Class A preferred shares.

     The $3.50 value per share for the Class C, Class D, and Class E was based on the closing market price of rStar common stock on May 10, 2000. The 169,920 preferred shares consisting of 56,640 shares of Class C, 56,640 shares of Class D, and 56,640 of Class E, are convertible into rStar common shares. These shares are not redeemable.

     The LearningGate.com purchase price consideration on June 23, 2000 was approximately $3,608,000 consisting of $858,000 cash, and $2,750,000 rStar's common shares consisting of 999,958 shares at $2.75 per share. The $2.75 value per share was the closing market price on June 23, 2000. Additional cash consideration amounting to $329,000 represented loans for pre-closing direct operating expenses of $267,000 and legal expenses of $62,000. Total cash consideration, therefore, amounted to $1,187,000.

                               RSTAR CORPORATION

     The acquired businesses were both components of our School business and, as such, are part of discontinued operations. In connection with our exit from the School business, we recorded an asset impairment charge of $8,000,000 to reduce the carrying value of goodwill to the estimated net realizable value upon sale. Of that amount, $5,000,000 was attributable to eFundraising.com and the balance to LearningGate.com. Goodwill in connection with LearningGate.com was considered by management to be unrecoverable, as our principal products were software tools to be used in the School business, which we are exiting. The impairment to goodwill associated with eFundraising.com was based on management's estimate of the proceeds to be received upon an expected sale of the business.

     The proforma results of operations forth years ended December 31, 2000 and 1999 would not be materially different from the amounts reported in the consolidated statements of operations.

     In April 2001 we issued 361,314 shares of common stock to the two founders of eFundraising.com in exchange for the cancellation of all of the Time Accelerated Restricted Stock Award Plan issued in connection with our acquisition of the company. In June of 2001 we sold eFundraising.com in exchange for approximately $1,727,000 the then-carrying value of its net assets.

                               RSTAR CORPORATION

10.  UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL DATA:

     Summarized quarterly supplemental consolidated financial information for 2001 and 2000 is as follows (in thousands, except for per share data):

                                                              QUARTER ENDED
                                     ----------------------------------------------------------------
                                                                                        TOTAL FOR THE
                                                                                         YEAR ENDED
                                     MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31    DECEMBER 31
                                     --------   --------   ------------   -----------   -------------
2001
Revenue from continuing
  operations.......................  $     --   $     --     $     --      $     --       $      --
Revenue from discontinued
  operations.......................        --         --           --            --              --
                                     --------   --------     --------      --------       ---------
Total revenue......................  $     --   $     --     $     --      $     --       $      --
                                     ========   ========     ========      ========       =========
Costs and expenses continuing
  operations.......................  $  2,728   $  4,850     $  3,681      $  3,852       $  15,111
Costs and expenses discontinued
  operations.......................  $ 12,350   ($   789)    $    428      $    271       $  12,260
                                     --------   --------     --------      --------       ---------
Total costs and expenses...........  $ 15,078   $  4,061     $  4,109      $  4,123       $  27,371
                                     ========   ========     ========      ========       =========
Income (loss) from continuing
  operations.......................  $ (2,728)  $ (4,850)    $ (3,681)     $ (3,852)      $ (15,111)
Income (loss) from discontinued
  operations.......................  $(12,350)  $    789     $   (428)     $   (271)      $ (12,260)
                                     --------   --------     --------      --------       ---------
Total income (loss)................  $(15,078)  $ (4,061)    ($ 4,109)     $ (4,123)      $ (27,371)
                                     ========   ========     ========      ========       =========
Net loss per share, basic and
  diluted continuing operations....  $  (0.06)  $  (0.09)    $  (0.06)     $  (0.06)      $   (0.27)
Net loss per share, basic and
  diluted, discontinued
  operations.......................  $  (0.28)  $   0.01     $  (0.00)     $  (0.00)      $   (0.22)
                                     --------   --------     --------      --------       ---------
Net loss per share, basic and
  diluted..........................  $  (0.34)  $  (0.08)    $  (0.06)     $  (0.06)      $   (0.49)
                                     ========   ========     ========      ========       =========
Number of shares used in
  calculation......................    43,764     52,617       63,590        63,699          56,068
2000
Revenue from continuing
  operations.......................  $     --   $     --     $     --      $     --       $      --
Revenue from discontinued
  operations.......................     5,410      7,256          767           883          14,316
                                     --------   --------     --------      --------       ---------
Total revenue......................  $  5,410   $  7,256     $    767      $    883       $  14,316
                                     ========   ========     ========      ========       =========
Costs and expenses continuing
  operations.......................  $    331   $    398     $  1,262      $  4,839       $   6,830
Costs and expenses discontinued
  operations.......................    16,204     21,317       19,927        18,025          75,473
                                     --------   --------     --------      --------       ---------
Total costs and expenses...........  $ 16,535   $ 21,715     $ 21,189      $ 22,823       $  82,303
                                     ========   ========     ========      ========       =========
Income (loss) from continuing
  operations.......................  $     92   $   (305)    $ (1,422)     $ (5,223)      $  (6,858)
Income (loss) from discontinued
  operations.......................   (10,794)   (14,061)     (19,160)      (60,082)       (104,097)
                                     --------   --------     --------      --------       ---------
Total income (loss)................  $(10,702)  $(14,366)    $(20,582)     $(65,305)      $(110,955)
                                     ========   ========     ========      ========       =========
Net loss per share, basic and
  diluted continuing operations....  $  (0.00)  $  (0.01)    $  (0.03)     $  (0.12)      $   (0.16)
Net loss per share, basic and
  diluted, discontinued
  operations.......................  $  (0.25)  $  (0.33)    $  (0.44)     $  (1.35)      $   (2.40)
                                     --------   --------     --------      --------       ---------
Net loss per share, basic and
  diluted..........................  $  (0.25)  $  (0.34)    $  (0.47)     $  (1.47)      $   (2.56)
                                     ========   ========     ========      ========       =========
Number of shares used in
  calculation......................    42,236     42,464       43,765        44,315          43,348

         UNAUDITED PRO FORMA FINANCIAL INFORMATION OF rSTAR CORPORATION

     The following pro forma condensed consolidated financial statements are set forth herein to give effect to the acquisition of StarBand Latin America (Holland) B.V. ("StarBand Latin America" or the "Company") by rStar Corporation ("rStar") as if such acquisition had occurred as of the beginning of each period presented by combining (i) the Statements of Operations of rStar for the year-ended December 31, 2001 with the Statement of Revenues and Direct Costs and Operating Expenses of StarBand Latin America for the nine-month period ended September 30, 2001, and (ii) the rStar Balance Sheet as of December 31, 2001 and StarBand Latin America Statement of Assets to be Acquired and Liabilities to be Assumed as of September 30, 2001.


     THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT INFORMATION IS PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE COMBINED RESULTS OF OPERATIONS THAT WOULD HAVE BEEN REPORTED ON A HISTORICAL BASIS, NOR DO THEY REPRESENT A FORECAST OF THE COMBINED FUTURE RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD. ALL INFORMATION CONTAINED HEREIN SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO OF RSTAR INCLUDED HEREIN AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDED IN RSTAR CORPORATIONS'S ANNUAL REPORT FILED ON FORM 10K FOR THE YEAR ENDED DECEMBER 31, 2001.

                               rSTAR CORPORATION

                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED BALANCE SHEETS


                                                    STARBAND                                                 PRO FORMA
                                     RSTAR       LATIN AMERICA                                 ADJUSTMENT   AS ADJUSTED
                                  CORPORATION    (HOLLAND) B.V.                                   FOR           FOR
                                  DECEMBER 31,   SEPTEMBER 30,     PRO FORMA      PRO FORMA     EXCHANGE     EXCHANGE
                                      2001            2001        ADJUSTMENTS    AS ADJUSTED     OFFER         OFFER
                                  ------------   --------------   -----------    -----------   ----------   -----------
                                                                     (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.....    $ 31,034        $    --        $      --      $ 31,034      $(9,076)E    $ 21,958
  Accounts receivable, net......         277          2,135               --         2,412           --         2,412
  Prepaid expenses and other
    current assets..............         744            466               --         1,210           --         1,210
                                    --------        -------        ---------      --------      -------      --------
Total current assets............      32,055          2,601               --        34,656           --        25,580
Equipment, net..................       1,895         13,703               --        15,598           --        15,598
Restricted cash.................         683             --               --           683           --           683
Other assets....................       1,081             37                          1,118           --         4,118
Goodwill and other intangibles,
  net...........................          --             --
Net assets of discontinued
  operations....................         322             --               --           322           --           322
                                    --------        -------        ---------      --------      -------      --------
Total assets....................    $ 36,036        $16,341        $              $ 52,377           --      $ 43,301
                                    ========        =======        =========      ========      =======      ========
Liabilities and Stockholders
  Equity:
Current liabilities:
  Account payable...............    $  1,177        $ 1,452                       $  2,629           --      $  2,629
  Accrued expenses and other
    liabilities.................       1,491            809                          2,300           --         2,300
  Accrued compensation and
    related expenses............         285             --               --           285           --           285
  Current portion of capital
    lease obligations...........       3,099             --               --         3,099           --         3,099
                                    --------        -------        ---------      --------      -------      --------
Total current liabilities.......       6,052          2,261                          8,313                      8,313
Total liabilities...............       6,052          2,261                          8,313                      8,313
                                    --------        -------        ---------      --------      -------      --------
Stockholders Equity:
  Net assets to be acquired.....          --         14,080          (14,080)B          --           --            --
    Convertible preferred stock,
      $0.01 par value 5,000,000
      shares authorized, none
      issue and outstanding at
      December 31, 2001.........          --             --               --            --           --            --
  Common stock, $0.01,
    200,000,000 shares
    authorized, 63,802,563
    shares issued and
    outstanding at December 31,
    2001........................         638             --              431B        1,069           38E        1,107
Additional paid in capital......     225,835             --             (431)A,B   225,404        2,479E      227,883
Deferred stock compensation.....        (140)            --               --          (140)          --          (140)
Notes receivable from
  stockholders..................      (6,500)            --               --        (6,500)          --        (6,500)
Treasury Stock..................                                                                (11,593)E     (11,593)
Accumulated Deficit.............    (189,849)            --           14,080B     (175,769)                  (175,769)
                                    --------        -------        ---------      --------      -------      --------
Total Stockholders equity.......      29,984         14,080                         44,064                     34,988
                                    --------        -------        ---------      --------      -------      --------
Total Liabilities and
  stockholders equity...........    $ 36,036        $16,341                       $ 52,377                   $ 43,301
                                    --------        -------        ---------      --------      -------      --------

                               rSTAR CORPORATION

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS


                             RSTAR               STARBAND                                                   PRO FORMA
                          CORPORATION         LATIN AMERICA                                   ADJUSTMENT   AS ADJUSTED
                              YEAR            (HOLLAND) B.V.                                     FOR           FOR
                       ENDED DECEMBER 31,   NINE MONTHS ENDED     PRO FORMA      PRO FORMA     EXCHANGE      EXCHANGE
                              2001          SEPTEMBER 30, 2001   ADJUSTMENTS    AS ADJUSTED     OFFER         OFFER
                       ------------------   ------------------   -----------    -----------   ----------   ------------
                                                                (IN THOUSANDS)
Revenues.............       $     --             $ 8,469           $   --        $  8,469      $    --      $   8,469
                            --------             -------           ------        --------      -------      ---------
Operating expenses:
  Cost of revenues...             --               7,613                            7,613           --          7,613
  Selling and
    marketing
    expenses.........          2,988                 371               --           3,359           --          3,359
  General and
    administrative
    expenses.........          5,656               2,693                            8,349           --          8,349
  Research and
    development......          2,619                  --               --           2,619           --          2,619
  Depreciation and
    amortization.....          2,133               1,376                            3,509           --          3,509
                            --------             -------           ------        --------      -------      ---------
Total operating
  expenses...........         13,396              12,053                           25,499                      25,499
                            --------             -------           ------        --------      -------      ---------
Operating loss.......        (13,396)             (3,584)              --         (16,980)          --        (16,980)
Other income
  (expense):
  Interest expense...         (2,253)                 --              904C         (1,349)          --         (1,349)
  Interest income....          1,616                  --             (454)D         1,162           --          1,162
  Other income
    (expense)........         (1,078)                 --               --          (1,078)          --         (1,078)
                            --------             -------           ------        --------      -------      ---------
                              (1,715)                 --               --          (1,265)                     (1,265)
                            --------             -------           ------        --------      -------      ---------
Loss from continuing
  operations before
  provision for
  income taxes.......        (15,111)             (3,584)              --         (18,245)          --        (18,245)
Provision for income
  taxes..............             --                  --               --              --           --             --
                            --------             -------           ------        --------      -------      ---------
Loss from continuing
  operations.........       $(15,111)            $(3,584)                        $(18,245)                  $ (18,245)
                            ========             =======           ======        ========      =======      =========
Pro forma net loss
  per common
  share-basic and
  dilutive from
  continuing
  operations.........       $  (0.27)                 --               --        $  (0.17)          --      $   (0.18)
                            ========             =======           ======        ========      =======      =========
Pro forma weighted
  average shares
  outstanding........         56,068                  --           62,500F        106,663       (2,527)H      104,136
                            ========             =======           ======        ========      =======      =========

                               rSTAR CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

Note 1. The unaudited pro forma condensed consolidated statements of operations, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of rStar Corporation ("rStar") and the financial statements of StarBand Latin America (Holland) B.V. ("StarBand Latin America") for the indicated periods. The unaudited pro forma condensed consolidated statements of operations do not reflect activity subsequent to the periods presented and therefore do not reflect a projection of future results nor do they anticipate cost reductions or other synergies that may result from rStar's acquisition of StarBand Latin America.

Note 2. rStar's statement of operations for the year ended December 31, 2001 and balance sheet as of December 31, 2001 has been combined with StarBand Latin America's statement of revenues and direct costs and operating expenses for the nine-month period ended September 30, 2001 and statement of assets to be acquired and liabilities to be assumed as of September 30, 2001. The purpose of combining the two companies is for the presentation of unaudited pro forma condensed consolidated statements of operations and balance sheets only.

Note 3. The unaudited pro forma net loss per share is based on the weighted average number of the rStar common stock outstanding during the periods presented after giving effect to the StarBand Latin America acquisition.

Note 4. Certain reclassifications have been made to the StarBand Latin America's financial statements to conform to rStar's presentation.

Note 5. The following pro forma adjustments are reflected in the unaudited pro forma condensed consolidated statements of operations:

     A. Note intentionally left blank.


     B. In April 2001, Gilat Satellite Networks Ltd. ("Gilat") announced a series of planned transactions, which together with the prior tender offer, resulted in Gilat obtaining an additional equity interest in rStar. As described elsewhere in this offer to exchange/prospectus, Gilat exchanged $45 million dollars of debt of rStar for 19,396,552 shares of rStar common stock. In accordance with the second amended acquisition agreement dated as of December 31, 2001, rStar will issue 43,103,448 shares of rStar common stock in exchange for all the outstanding stock of StarBand Latin America, an indirect wholly owned subsidiary of Gilat. As a result, Gilat will indirectly own 85% of the outstanding rStar common stock subsequent to these transactions and the exchange offer described below. As Gilat is the controlling stockholder of both rStar and StarBand Latin America, the planned acquisition of StarBand Latin America by rStar will be accounted for as a combination between entities under common control in accordance with APB 16. As such, no goodwill will result from the transaction and historical amounts will carry forward subsequent to the transaction.


     C. Represents the elimination of interest expense relating to the related party debt that was cancelled as described in footnote G.

     D. Represents the elimination of interest income on the cash component of the exchange offer as described in footnote E.


     E. In connection with the acquisition agreement, rStar will offer to exchange up to 6,315,789 shares from the rStar common stockholders in exchange for .0738 of an ordinary share of Gilat for each share from the rStar common stock and cash ranging from $0.32 to $1.58 per share. The exact amount is based on a formula, which is dependent on the average trading price of Gilat's stock for the 10 trading period ending 5 days prior to the expiration of the offer. Below is an example of
                               rSTAR CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

         this formula assuming the maximum 29% conversion and the most recent trading price of Gilat's stock.

Formula

     Assuming that the recent trading price of Gilat ordinary shares is $5.40, the cash formula equals = [($6,000,000 + (($12 minus $5.4) * (466,105))] =
$9,076,293.00.

In the event that the average trading price is greater than $12 per share than the above formula would be reversed so that the differences is reduced from the $6 million. In no event can the cash be greater than $10 million or less than $2 million. The actual cash to be paid will differ based upon the formula described above, as a result, the actual amount will differ from the amount calculated above. For purposes of the pro forma we have used the most recent trading price of Gilat's stock to calculate the cash to be paid.

In addition rStar will exchange 3,789,473 shares of rStar assuming the maximum conversion, for 466,105 shares of Gilat in order to provide for the stock portion of the tender.

     F. The weighted average shares (in thousands) outstanding of use to in the pro forma was calculated as follows:


                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
Weighted average shares outstanding of rStar................     56,068
Cancellation of related party debt (See note I).............      7,492
Share issued in acquisition (See note G)....................     43,103
                                                                -------
Pro Forma weighted average shares outstanding of rStar......    106,663
Net shares tendered in exchange offer (See Note E)..........     (2,527)
                                                                -------
Pro forma weighted average share outstanding subsequent to
  the tender offer..........................................    104,136
                                                                =======


     G. On May 21, 2001, rStar issued 19,396,552 shares of rStar common stock to a controlled affiliate of Gilat in exchange for the cancellation of $45,000,000 in debt with Spacenet Inc. a wholly owned subsidiary of Gilat. Pro forma weighted average shares have been adjusted as if this transaction has occurred as of January 1, 2000.

                                                                         ANNEX A

                          SECOND AMENDED AND RESTATED
                             ACQUISITION AGREEMENT
                         DATED AS OF DECEMBER 31, 2001
                                     AMONG
                  GILAT TO HOME LATIN AMERICA (HOLLAND) N.V.,
                               RSTAR CORPORATION,
                                      AND
                         GILAT SATELLITE NETWORKS LTD.
                         RELATING TO THE ACQUISITION OF
                     STARBAND LATIN AMERICA (HOLLAND) B.V.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE I. CERTAIN DEFINITIONS...............................................    2
ARTICLE II. SALE AND PURCHASE OF THE SHARES..................................    7
Section 2.1      Sale and Purchase of the Company Shares.....................    7
Section 2.2      Closing Date................................................    7
Section 2.3      Deliveries and Assignment of Right to Share Consideration...    8
Section 2.4      Post-Closing Share Consideration Adjustments................    8
Section 2.5      The Special Distribution....................................    9
ARTICLE III. THE OFFER AND OTHER TRANSACTIONS................................   11
Section 3.1      Purchaser Tender Offer......................................   11
Section 3.2      Voting Agreement............................................   12
Section 3.3      Proxy Statement; Form F-4 and Stockholder Meeting...........   13
Section 3.4      Financial Information of the Business.......................   14
ARTICLE IV. REPRESENTATIONS AND WARRANTIES...................................   14
Section 4.1      Representations and Warranties of the Gilat Parties.........   14
Section 4.2      Representations and Warranties of Purchaser.................   23
ARTICLE V. CONDITIONS TO CLOSING.............................................   26
Section 5.1      Conditions to Each Party's Obligation to Effect the Sale....   26
Section 5.2      Conditions to Obligations of Purchaser......................   26
Section 5.3      Conditions to Obligations of Gilat Israel and Seller........   27
ARTICLE VI. ADDITIONAL COVENANTS AND AGREEMENTS..............................   28
Section 6.1      Directors and Officers......................................   28
Section 6.2      Additional Agreements; Cooperation..........................   28
Section 6.3      Publicity...................................................   28
Section 6.4      Notification of Certain Matters.............................   28
Section 6.5      Access to Information.......................................   29
Section 6.6      Non-Solicitation............................................   29
Section 6.7      Fees and Expenses...........................................   30
Section 6.8      Insurance...................................................   31
Section 6.9      Conduct of the Parties after the Closing Date...............   31
Section 6.10     Maintenance of Transfer Agent...............................   32
ARTICLE VII. CONDUCT OF BUSINESS AND OF PURCHASER PRIOR TO THE CLOSING.......   32
Section 7.1      Conduct of Business Pending the Sale........................   32
Section 7.2      Conduct of Business of Purchaser Pending the Sale...........   33
Section 7.3      Gilat Review of Expenditures................................   35
ARTICLE VIII. INDEMNIFICATION................................................   35
Section 8.1      Indemnification Generally by Gilat Israel and Seller........   35
Section 8.2      Indemnification Generally by Purchaser......................   36
Section 8.3      Notice of Claims for Indemnification........................   37
Section 8.4      Survival of Representations and Warranties..................   37
ARTICLE IX. TAX INDEMNITIES..................................................   38
Section 9.1      Tax Indemnities.............................................   38

                                                                               PAGE
                                                                               ----
Section 9.2      Character of Indemnity Payments.............................   38
Section 9.3      Refunds.....................................................   38
Section 9.4      Miscellaneous...............................................   38
ARTICLE X. TERMINATION.......................................................   39
Section 10.1     Termination.................................................   39
Section 10.2     Effect of Termination.......................................   40
ARTICLE XI. MISCELLANEOUS....................................................   40
Section 11.1     Governing Law...............................................   40
Section 11.2     Remedies....................................................   40
Section 11.3     Successors and Assigns......................................   40
Section 11.4     Amendment...................................................   40
Section 11.5     Entire Agreement............................................   41
Section 11.6     No Reliance on Other Information............................   41
Section 11.7     Severability................................................   41
Section 11.8     No Third Party Beneficiaries................................   41
Section 11.9     Notices.....................................................   41
Section 11.10    Delays or Omissions.........................................   42
Section 11.11    Legal Fees..................................................   42
Section 11.12    Titles and Subtitles........................................   42
Section 11.13    Counterparts................................................   42

EXHIBITS
Exhibit 2.5       Fourth Amended and Restated Certificate of Incorporation
Exhibit 3.1       Option
Exhibit 3.2       Voting Agreement
Exhibit 4.1(h)    Master Agreement
Exhibit 2.5       Fourth Amended and Restated Certificate of Incorporation
Exhibit 3.1       Option
Exhibit 3.2       Voting Agreement
Exhibit 4.1(h)    Master Agreement

SCHEDULES
Gilat Parties' Disclosure Schedule
Purchaser's Schedules
     4.2(b)     Consents
     4.2(f)     Employee Agreements and Plans
     4.2(g)     Registration Rights

                          SECOND AMENDED AND RESTATED
                             ACQUISITION AGREEMENT

     This SECOND AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of December 31, 2001 (this "Agreement"), is among Gilat To Home Latin America (Holland) N.V., a Dutch corporation ("Seller"), rStar Corporation, a Delaware corporation ("Purchaser"), and Gilat Satellite Networks Ltd., an Israeli corporation, the indirect parent of Seller and an indirect majority stockholder of Purchaser ("Gilat Israel" and together with Seller, the "Gilat Parties" and each a "Gilat Party").

                                    RECITALS

     A. Seller, Purchaser and Gilat Israel entered into an Acquisition Agreement, dated April 23, 2001 (the "Original Acquisition Agreement"). On September 7, 2001, Seller, Purchaser and Gilat Israel entered into an Amended and Restated Acquisition Agreement (the "First Amended Agreement") in which they amended and restated the Original Acquisition Agreement in its entirety. The amendments to the Original Acquisition Agreement contained in the First Amended Agreement reflected, among other thing s, Purchaser's satisfaction of its accrued obligations under the Capital Lease (as defined below) to Spacenet Inc., a Delaware corporation and the direct wholly-owned subsidiary of Gilat Israel ("Spacenet"). Under the Original Acquisition Agreement, the satisfaction of Purchaser's accrued obligations to Spacenet under the Capital Lease (the "Capital Lease Obligation") was a condition precedent to the parties' obligations to consummate the Sale (as defined below). Purchaser satisfied the Capital Lease Ob ligation through the issuance and delivery of 19,396,552 shares of Purchaser Stock (as defined below) to an affiliate of Spacenet on May 21, 2001, as contemplated by the Original Acquisition Agreement and pursuant to the Agreement, dated April 23, 2001, between Spacenet and Purchaser.

     B. Seller, Purchaser and Gilat Israel wish to amend and restate in its entirety the First Amended Agreement and the related exhibits and schedules thereto as set forth in this Agreement and the related exhibits and schedules hereto.

     C. Gilat Israel, with its global subsidiaries, is a leading provider of telecommunications solutions based on VSAT (very small aperture terminal) satellite network technology. Since its inception, Gilat Israel has invested considerable resources, including hundreds of millions of dollars and thousands of man-years, in research and development, proprietary technologies, product design and manufacturing and marketing. Gilat Israel's technology is used to deliver advanced satellite-based, end-to-end ent erprise networking and rural telephony solutions to customers across six continents, as well as interactive broadband data services.

     D. Gilat Israel's joint venture, StarBand Communications Inc. ("StarBand"), is the first to market with an "always-on", two-way, broadband Internet access solution for the residential and small office and home office markets that is available virtually everywhere in North America today. StarBand offers a stand-alone Internet access service, as well as a bundled product with direct-to-home television service using a single dish at the subscriber's location. Gilat Israel and certain of its affiliates contributed to StarBand the exclusive rights for North America to its consumer two-way VSAT technology, as well as management, employees and technological expertise, including the operation of the satellite network. Through this venture, Gilat Israel and its affiliates have gained significant experience in implementing and marketing such services to consumers and small office and home office subscribers.

     E. Gilat Israel and its affiliates have also developed substantial experience in Latin America, particularly in providing satellite-based services to corporate clients operating large-scale networks. Such experience has included the obtaining of licenses to operate in the various Latin American countries, experience in the development of networks for voice and data, relationships with local partners and other relevant business experience.

     F. StarBand Latin America (Holland) B.V. has been formed as a direct wholly-owned subsidiary of Seller (the "Company"), for the purpose of leveraging such investment, experience and know-how into the

Latin American market. As further described in this Agreement, Gilat Israel, Seller and their affiliates shall contribute to the Company or to the Company's subsidiaries (such contributing entities collectively referred to herein as the "Gilat Business Entities") the business as currently conducted by the Company and the exclusive rights in Latin America (excluding Mexico, in which the contributed rights are described below, but including, among other countries Brazil, Argentina, Peru, and Colombia, and, subject to certain restrictions, Chile) to (i) implement, operate and market broadband Internet access services and voice services to consumers and small office and home office subscribers,
(ii) provide a bundled product with direct-to-home television service using a single satellite dish and (iii) provide such new technologies and products related to the foregoing as Gilat Israel may in the future develop or make available to StarBand, which shall be offered to the Company and/or the Company's subsidiaries upon commercially reasonable terms via a two-way satellite-based network, together with the related assets, licenses, rights, management, employees experience and know-how (such business, related assets, licenses, rights, management, employees' experience and know-how, shall be referred to he rein as the "Business"). In Mexico, the Company shall receive the non-exclusive right to operate the Business with respect to small office and home office subscribers, through a channel which is any large, well-established corporation that (x) will commit to sell at least 100 VSAT sites regardless of the number of VSAT's located at an individual home or office, and (y) will be centrally billed by the Company, but that is not (A) an Internet Service Provider, or (B) a provider of access to broa dband Internet services or voice services at a residence through an arrangement whereby it would be reasonably likely that payment or other commercial benefit will be paid to it for such access.

     G. Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller (the "Sale"), all of the issued and outstanding shares of capital stock of the Company in exchange for the Share Consideration (as defined below), on the terms and subject to the conditions set forth in this Agreement.

     H. To further induce the parties hereto to enter into this Agreement, certain principal stockholders of Purchaser, Gilat Israel and its direct wholly-owned subsidiary, Gilat Satellite Networks (Holland) B.V. ("Gilat Holland") shall enter into a voting agreement pursuant to which they each shall agree to vote, or cause to be voted, the shares of Purchaser Stock (as defined below) beneficially owned or controlled by such stockholders in favor of the Sale and the other transactions contemplated hereby and against any competing proposal.

     I. In contemplation of the Sale, Purchaser shall make a tender offer (the "Offer") in compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulation promulgated under the Exchange Act, to purchase from its stockholders (other than Gilat Israel and its Affiliates (as defined below)) up to 6,315,789 shares of Purchaser Stock. The Offer shall be subject to this Agreement and shall immediately following the consummation of the Sale.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I.
                              CERTAIN DEFINITIONS

     The following terms used in this Agreement shall have the meanings specified below.

     "Additional Share Consideration" has the meaning set forth in Section 2.4(c) hereof.

     "Adjusted Cash Consideration" means: (a) if the Trading Price of the Ordinary Share is less than $12.00, an amount equal to the lesser of (i) $10,000,000 and (ii) the sum of (x) $6,000,000 and (y) the product of (A) 466,105 and (B) the amount by which $12.00 exceeds the Trading Price of the Ordinary Share; (b) if the Trading Price of the Ordinary Share is greater than $12.00, an amount equal to the greater of (i) $2,000,000 and (ii) the difference between (x) $6,000,000 and (y) the product of (A) 466,105 and (B) the amount by which the Trading Price of the Ordinary Share exceeds $12.00; and (c) if the Trading Price of the Ordinary Share equals $12.00, $6,000,000.

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that unless expressly set forth otherwise herein, officers and directors of a Party or of any corporation or other entity deemed to be an Affiliate of such Party, shall not themselves be deemed an Affiliate of such Party solely by virtue of serving as an officer or director thereof. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities having voting power for the election of directors of such Person or to otherwise direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" has the meaning set forth in the preamble hereof.

     "Applicable Net Income" means, for any Calculation Period, Purchaser's consolidated net income (excluding extraordinary items of gain or loss and before the amortization of goodwill and other intangible assets) generated during the applicable Calculation Period by the Business, in each case: (i) as determined in accordance with GAAP; and (ii) as reflected on audited financial statements of the Business (the "Audited Statement"): (x) audited by independent certified public accountants of recognized national standing (which may be the regular auditors of Purchaser) selected Purchaser; and (y) filed by Purchaser with the SEC or otherwise publicly announced or delivered to holders of the Purchaser Stock. It is clarified that for the purposes of calculating the Applicable Net Income, the Business shall not include the Excluded Businesses.

     "Assets" has the meaning set forth in Section 4.1(h)(i)(2) hereof.

     "Audited Statement" has the meaning set forth in the definition of Applicable Net Income.

     "breaching party" has the meaning set forth in Section 11.2 hereof.

     "Business" has the meaning set forth in the recitals to this Agreement.

     "Business Contract" means any (i) Contract by which the Assets or the Business is bound or (ii) any Contract that is necessary to conduct the Business and to which any of the Gilat Business Entities or Subsidiaries is a party,.

     "Business Day" means a day on which both Seller and national banks doing business in New York City are open for business.

     "Business Documentation" has the meaning set forth in Section 6.5(b) hereof.

     "Calculation Period" has the meaning set forth in Section 2.4(b) hereof.

     "Capital Lease" means the Amended and Restated Service Agreement between ZapMe! Corporation and Spacenet, dated September 30, 1999, and such products and services otherwise provided by Spacenet to the Company.

     "Capital Lease Obligation" has the meaning set forth in the recitals hereto.

     "Cash Consideration" means the amount of cash equal to the quotient of (a) the Adjusted Cash Consideration, divided by (b) 6,315,789, rounded to the nearest whole cent.

     "Certificate of Waiver" has the meaning set forth in Section 2.5(c)(ii) hereof.

     "Closing" and "Closing Date" have the respective meanings given to those terms in Section 2.2 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended and as in effect from time to time, and any law that shall have been a predecessor or shall be a successor thereto.

     "Company" has the meaning set forth in the recitals to this Agreement.

     "Company Common Stock" has the meaning set forth in Section 4.1(f) hereof.

     "Company Material Adverse Effect" has the meaning set forth in Article IV hereof.

     "Company Shares" has the meaning set forth in Section 4.1(f)(i) hereof.

     "Contract" means any written or oral contract, agreement, lease, license, plan, instrument or other document, commitment, arrangement, undertaking, understanding, practice or authorization that is binding on any Person or its property under applicable Law.

     "Damages" means money damages determined on a dollar-for-dollar basis after giving effect to any related offset or reduction, including any tax or other benefits realized as a result of such damage. In determining any amount of Damages arising out of or by reason of any breach of warranty or covenant relating to taxes, such Damages shall be reduced by any resulting or related tax benefit for the same or a different tax period or periods.

     "Determination Date" means the date which is the fifth Business Day prior to the Closing Date.

     "DGCL" means Delaware General Corporation Law, as amended. "Disclosure Schedule" has the meaning set forth in Section 4.1 hereof. "D&O Resignations" has the meaning set forth in Section 6.1 hereof. "$" or "dollars" shall means and refers to United States dollars.

     "Employee Plans" has the meaning set forth in Section 4.1(k)(i) hereof.

     "Employees" means the employees of the Business as of the date hereto or as of the Closing Date as the context may required.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" has the meaning set forth in the recitals hereto.

     "Excluded Businesses" means any business conducted by any one or more of the Subsidiaries other than the Business, including, without limitation, the core enterprise and government contracts business (including, without limitation, all receivables related to such contracts) in Latin America for the sale of products and the installation and servicing of networks using Gilat Israel's products.

     "Excluded Business Liabilities" is defined in Section 6.9(c) hereof.

     "First Calculation Period" has the meaning set forth in Section 2.4(a) hereof.

     "First Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "First Payment Date" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "Fourth Amended and Restated Certificate of Incorporation" has the meaning set forth in Section 2.5(a) hereof.

     "Fully Diluted Basis" means at any time as applied to any calculation of the number of securities of Purchaser, after giving effect to (x) all shares of Purchaser Stock issued and outstanding at the time of determination, (y) all shares of Purchaser Stock issuable upon the exercise of any option, warrants or similar right outstanding at the time of determination and (z) all shares of Purchaser Stock issuable upon the exercise of any conversion or exchange right contained in any security conve rtible into or exchangeable for shares of Purchaser Stock.

     "GAAP" means the accounting principles generally accepted in the United States applied on a consistent basis.

     "Gilat Business Entities" has the meaning set forth in the recitals to this Agreement.

     "Gilat Holland" has the meaning set forth in the recitals hereto.

     "Gilat Israel" has the meaning set forth in the introductory paragraph to this Agreement.

     "Gilat Material Adverse Effect" has the meaning ascribed to it in Article IV hereof.

     "Gilat Parties" has the meaning set forth in the introductory paragraph to this Agreement.

     "Gilat Registration Statement" has the meaning set forth in Section 3.3(a) hereof.

     "Government" or "Governmental" means, or refers to, (a) the government of the United States, Israel, or the Netherlands or the government of any foreign country recognized by the governments of either the United States, Israel, or the Netherlands; (b) the government of any state, province, county, municipality, city, town or district of the United States, Israel, the Netherlands or any foreign country (whose national government is so recognized); and any multi-county district; and (c) any agency, department, authority, commission, administration, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).

     "Gross Proceeds" has the meaning set forth in Section 2.5(a)(ii) hereof.

     "Indemnifiable Claims" when used in, and for purposes of, Article 8 hereof means and includes any and all direct Damages and all expenses (including, without limitation, reasonable legal and expert fees and expenses).

     "Law" means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, any statute, law, act, ordinance, code, resolution, rule, regulation, order, guideline, decree, judgment, license, permit, certificate or certification, registration, concession, grant, franchise or restriction; and any published official interpretation, or ruling (whether designated as public or private, substantive or procedural).

     "Liabilities" has the meaning set forth in Section 4.1(h)(i)(3) hereof.

     "Licenses" has the meaning set forth in Section 4.1(q) hereof.

     "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

     "Master Agreement" has the meaning set forth in Section 4.1(h)(i)(1) hereof.

     "Maximum Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "NASD" has the meaning set forth in Section 4.1(c) hereof.

     "NASDAQ" has the meaning set forth in Section 4.1(c) hereof.

     "Non-Cash Consideration" has the meaning set forth in Section 2.5(a)(ii) hereof.

     "Offer" has the meaning set forth in the recitals hereto.

     "Offer Consideration" has the meaning set forth in Section 3.1(a) hereof.

     "Offer Documents" has the meaning set forth in Section 3.1(c) hereof.

     "Option" has the meaning set forth in Section 3.1(a) hereof.

     "Ordinary Shares" means the Ordinary Shares of Gilat Israel.

     "Party" means Purchaser, Seller or Gilat Israel, as the context requires, and "Parties" means Purchaser, Seller and Gilat Israel, collectively.

     "Penalty" means any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction or payment, or any payment in the nature thereof, of any kind required to be made to any Government under any Law.

     "Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

     "Person" means a corporation, association, partnership, limited liability company or partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a Government or any subdivision or agency thereof.

     "Principal Stockholders" has the meaning set forth in Section 3.2 hereof.

     "Proxy Statement" has the meaning set forth in Section 3.3(a) hereof.

     "Purchaser" has the meaning set forth in the introductory paragraph to this Agreement.

     "Purchaser Material Adverse Effect" has the meaning set forth in Article IV hereof.

     "Purchaser Stock" means the common stock, par value $.01, of Purchaser.

     "Purchaser's Indemnified Persons" means:

          (a) Purchaser and its current and former directors, officers, employees, agents and stockholders, and

          (b) subsequent to the Closing, the Company and its Subsidiaries, and the officers (or the persons performing the functions of officers), employees and agents of the Company and its Subsidiaries, serving as such subsequent to the Closing (but only in their capacity as such from and after the Closing).

     "Qualified Convertible Securities" has the meaning set forth in Section 2.5(d)(i)(B) hereof.

     "Qualified Sale" has the meaning set forth in Section 2.5(a)(ii) hereof.

     "Required Ordinary Shares" means that number of Ordinary Shares that Purchaser is required to deliver to its stockholders in order to consummate the Offer.

     "Sale" has the meaning set forth in the recitals to this Agreement.

     "SEC" has the meaning set forth in Section 3.1(c).

     "SEC Documents" has the meaning set forth in Section 3.1(c) hereof.

     "Second Calculation Period" has the meaning set forth in Section 2.4(b) hereof.

     "Second Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "Second Payment Date" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" has the meaning set forth in the introductory paragraph to this Agreement.

     "Seller's Indemnified Persons" has the meaning set forth in Section 8.2(a) hereof.

     "Share Consideration" has the meaning set forth in Section 2.1 hereof.

     "Spacenet" has the meaning set forth in the recitals hereto.

     "Special Distribution" has the meaning set forth in Section 2.5(a) hereof.

     "Special Distribution Expiration Date" has the meaning set forth in Section 2.5(c)(ii) hereof.

     "StarBand" has the meaning set forth in the recitals hereto.

     "Special Committee" has the meaning set forth in Section 4.2(k) hereof.

     "State Income Tax" means all Taxes (whether denominated as franchise taxes or otherwise) measured on or by income imposed by any State of the United States of America (or any subdivision thereof).

     "Stockholder Approval" has the meaning set forth in Section 3.3(b) hereof.

     "Stockholder Meeting" has the meaning set forth in Section 3.3(b) hereof.

     "Subsidiaries" has the meaning set forth in Section 4.1(g) hereof.

     "Tax Return" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

     "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, environmental, severance, occupation, property, sales, use, transfer, registration, value-added, license, payroll, franchise, Social Security and unemployment taxes imposed or required to be withheld by any Government or other tax of any kind whatsoever, including any interest, penalties and additions thereto, whether disputed or not.

     "Trading Price" means the per share price of the Ordinary Share determined as follows: (a) if Ordinary Shares are listed or admitted to trading on any United States national securities exchange, average of the closing prices of the Ordinary Shares on such exchange over the ten (10) consecutive trading days ending on the Determination Date; (b) if the Ordinary Shares are not then listed or admitted to trading on any United States national securities exchange but is a NASDAQ security, the average of the closing sale prices of the Ordinary Shares as shown by the NASDAQ over the ten (10) consecutive trading days ending on the Determination Date; or (c) if the Ordinary Shares are not then a NASDAQ security but are actively traded over-the-counter, the average of the closing prices (meaning for purposes of this clause (c) the average of the highest closing bid price and lowest closing asked price thereof) over the ten (10) consecutive trading days ending on the Determination Date.

     "Transaction Proposal" has the meaning set forth in Section 6.6(a) hereof.

     "Unsolicited Superior Proposal" has the meaning set forth in Section 6.6(b) hereof.

     "Voice Services" has the meaning set forth in Section 4.1(h)(iv) hereof.

     "Voting Agreement" has the meaning set forth in Section 3.2 hereof.

                                  ARTICLE II.
                        SALE AND PURCHASE OF THE SHARES

SECTION 2.1  SALE AND PURCHASE OF THE COMPANY SHARES.

     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Company Shares in exchange for 43,103,448 shares of Purchaser Stock, representing the value $100 million divided by $2.32 (the "Share
Consideration").

SECTION 2.2  CLOSING DATE.

     The closing of the Sale (the "Closing") shall take place at the New York offices of Piper Marbury Rudnick & Wolfe LLP, located at 1251 Avenue of the Americas, New York, New York 10020-1104, as soon as practicable after the last of the conditions set forth in Section 5 hereof is fulfilled or waived (subject to applicable Law) but in no event later than the fifth Business Day thereafter, or at such other time and place and on such other date as the Parties shall mutually agree; provided, however, that, without the mutual agreement of the Parties, in no event shall the Closing occur later than May 31, 2002 (the "Closing Date").

SECTION 2.3  DELIVERIES AND ASSIGNMENT OF RIGHT TO SHARE CONSIDERATION.

     (a) Deliveries of Gilat Israel and Seller. Gilat Israel and Seller, as the case may be, shall deliver to Purchaser the following:

          (i) certificates representing the Company Shares, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Purchaser may reasonably request to evidence the transfer to Purchaser of good title in and to the Company Shares, free and clear of any Liens (including, without limitation, confirmation of the recording of any registration required under the laws of the Company's jurisdiction of formation); and

          (ii) the other instruments or documents, as shall be required by Purchaser under Section 5.2 hereof.

     (b) Deliveries of Purchaser. Purchaser shall deliver to Seller the following:

          (i) certificates representing the Share Consideration, together with such other documents as Seller may reasonably request to evidence the transfer to Seller of good title in and to the Share Consideration, free and clear of any Liens; and

          (ii) the other instruments or documents, as shall be required by Gilat Israel and Seller, as the case may be, under Section 5.3 hereof.

     (c) Assignment of Right to Share Consideration. The Parties agree that Seller shall have the right to assign all or part of its right to the Share Consideration under Section 2.1 hereof and its rights to the delivery of the certificates representing such Share Consideration under Section 2.3(b)(i) hereof to Gilat Israel, any of its Affiliates, and/or StarBand; provided, however, that, in each such case, the assignee of all or part of the Share Consideration executes and delivers a Certificate o f Waiver to Purchaser.

SECTION 2.4  POST-CLOSING SHARE CONSIDERATION ADJUSTMENTS.

     (a) Company's Net Income for 2002-2003.

          (i) If the Company's Applicable Net Income for the period from July 1, 2002 through June 30, 2003 (inclusive) (the "First Calculation Period"), is greater than or equal to $4,100,000 but no more than $4,900,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 2,685,382 shares of Purchaser Stock to Gilat Israel.

          (ii) If the Company's Applicable Net Income for the First Calculation Period, is greater than or equal to $4,900,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 5,370,765 shares of Purchaser Stock to Gilat Israel.

          (iii) Anything contained in this Section 2.4(a) to the contrary notwithstanding, in the event that the Audited Statements with respect to the First Calculation Period are not filed with the SEC or otherwise publicly announced or delivered to the holders of shares of Purchaser Stock on or before December 31, 2003, no shares of Purchaser Stock shall be issued by Purchaser to Gilat Israel pursuant to this Section 2.4(a).

     (b) Company's Net Income for 2003-2004.

          (i) If the Company's Applicable Net Income for the period from July 1, 2003 through June 30, 2004 (inclusive) (the "Second Calculation Period" and, together with the First Calculation Period, each a "Calculation Period"), is greater than or equal to $27,500,000, but no more than $33,000,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 2,685,382 shares of Purchaser Stock to Gilat Israel.

          (ii) If the Company's Applicable Net Income for the Second Calculation Period, is greater than or equal to $33,000,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 5,370,765 shares of Purchaser Stock to Gilat Israel.

          (iii) Anything contained in this Section 2.4(b) to the contrary notwithstanding, in the event that the Audited Statements with respect to the Second Calculation Period are not filed with the SEC or otherwise publicly announced or delivered to the holders of shares of Purchaser Stock on or before December 31, 2004, no shares of Purchaser Stock shall be issued by Purchaser to Gilat Israel pursuant to this Section 2.4(b).

     (c) Delivery of Additional Share Consideration. If Purchaser issues shares of Purchaser Stock to Gilat Israel pursuant to this Section 2.4 (the "Additional Share Consideration"), on the date of such issuance, Purchaser shall deliver to Gilat Israel the certificates representing the Additional Share Consideration, together with such other documents as Gilat Israel may reasonably request to evidence the transfer to Gilat Israel of good title in and to the Additional Share Consideration, free and clear of any Liens.

     (d) Assignment of Right to Additional Share Consideration. The Parties agree that Gilat Israel shall have the right to assign all or part of its right to the Additional Share Consideration under Section 2.4(a) and (b) hereof, as well as the delivery of the certificates representing the Additional Share Consideration under Section 2.4(c) hereof, to any of its Affiliates and/or StarBand.

     (e) Termination of Obligation to Issue Additional Share
Consideration. Notwithstanding anything to the contrary set forth herein, the Parties agree that upon Purchaser's completion of a Qualified Sale, Purchaser shall have no further obligation to issue any Additional Share Consideration to Gilat Israel under this Section 2.4 after the date of such Qualified Sale.

SECTION 2.5  THE SPECIAL DISTRIBUTION.

     (a) The Special Distribution.

          (i) In connection with the Sale and the other transactions contemplated hereby, the Parties hereby agree to amend and restate Purchaser's Third Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit 2.5 (the "Fourth Amended and Restated Certificate of Incorporation"). The proposed amendments shall (i) repeal the prohibition on Purchaser stockholder action by written consent, (ii) grant Purchaser's stockholders holding at least majority of the outstanding shares of Purchaser Stock the right to call a special meeting of stockholders, and (iii) grant Purchaser's stockholders the right to receive a cash distribution from Purchaser pursuant to Section IV.B of the Fourth Amended and Restated Certificate of Incorporation (the "Special Distribution"). Subject to the approval of the proposed amendments by the holders of a majority of the shares of Purchaser Stock, the right to the Special Distribution will attach to all of the outstanding shares of Purchaser Stock, is represented by the same certificate that represents shares of Purchaser Stock, and will entitle each holder thereof to the Special Distribution, which shall be payable to Purchaser's stockholders in the manner described in Section IV.B of the Fourth Amended and Restated Certificate of Incorporation. Purchaser's obligation to pay the Special Distribution shall expire on the date on which the Second Distribution Amount (as defined in the Fourth Amended and Restated Certificate of Incorporation) is distributed to holders of shares of Purchaser Stock, or on such earlier date as prescribed in Section IV.B of the Fourth Amended and Restated Certificate of Incorporation and Section 2.5(a)(ii) hereof.

          (ii) Notwithstanding anything to the contrary set forth herein, the Parties agree that upon completion of a Qualified Sale, Purchaser's obligation to pay the Special Distribution shall terminate and holders of shares of Purchaser Stock shall have no rights whatsoever in, to or under the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount. A "Qualified Sale" is the closing by Purchaser of (x) a firmly underwritten public offering of Purchaser Stock raising gross proceeds to Purchaser of at least $25 million, with a price for Purchaser Stock of at least $2.32 per share; it being understood by the Parties that neither Gilat Israel nor its Affiliates shall participate in the offering; or (y) the closing by Purchaser of the sale in a single transaction of the Purchaser Stock to a third party purchaser (other than Gilat Israel or one or more of its Affiliates) raising gross proceeds to Purchaser of at least $100 million (the "Gross Proceeds"), with (A) a price for the Purchaser Stock of at least $1.00 per share and (B) at least 60% of the Gross Proceeds being in the form of cash; provided, however, that, if any portion of the Gross Proceeds received by Purchaser in such sale are not in the form of cash (the "Non-Cash Consideration"), prior to the consummation of any such sale, (1) Purchaser shall have obtained an appraisal from an independent third party appraiser of national standing and (2) the Board of Directors of Purchaser shall have made a good faith determination that the value of the assets, property or other consideration constituting the Non-Cash Consideration has a value in excess of $1.00 per share of Purchaser Stock issued in connection therefor.

     (b) Guaranty. For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), Gilat Israel hereby agrees that, in the event that Purchaser is unable to make the Special Distribution to its stockholders pursuant to Section IV.B of the Fourth Amended and Restated Certificate of Incorporation for any reason, including, without limitation, because it has insufficient funds, not later than three (3) Business Days prior to the First Payment Date or the Second Payment Date, as the case may be, Gilat Israel will make a cash capital contribution to Purchaser to the extent and in an amount necessary for Purchaser to satisfy its obligation to make the Special Distribution under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation.

     (c) Waiver of Special Distribution and Restrictions on Transfers. For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), Gilat Israel and Seller, on their own behalf, and on behalf of their Affiliates, hereby:

          (i) irrevocably waive any and all claims or rights it has in, to or under the Special Distribution and, without limiting the foregoing, agree that they shall not be entitled to receive any portion of the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount;

          (ii) agree that prior to the earlier of (x) June 30, 2004, (y) the date on which the Maximum Distribution Amount is actually paid to the holders of shares of Purchaser Stock under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation, and (z) the date on which Purchaser completes a Qualified Sale (such earlier date referred to herein as the "Special Distribution Expiration Date"), they shall not sell, assign or otherwise transfer any shares of Purchaser Stock h eld by either of them to any Person, unless, in each case such transfer constitutes a private transaction (i.e., a transaction exempt from registration under the Securities Act) and (A) the proposed-transferee agrees to hold the transferred shares of Purchaser Stock in its own name and not in "street name" and executes and delivers to Purchaser a certificate of waiver (a "Certificate of Waiver") pursuant to which the proposed-transferee agrees to be bound by the waiver and the restrictions on the transfer of shares of Purchaser Stock set forth in this Section 2.5(c) in the same manner and to the same extent as Gilat Israel, Seller and their Affiliates; (B) the certificates evidencing such shares of Purchaser Stock contain the legend required under Section 2.5(c)(iii) hereof; and (C) the transfer agent of the shares of Purchaser Stock shall be instructed (1) to maintain a register of all shares of Purchaser Stock held by Gilat Israel, Seller, their Affiliates and their permitted assignees and transferees; (2) not to pay any Special Distribution with respect to any shares of Purchaser Stock held by any of Gilat Israel, Seller, their Affiliates and their permitted assignees and transferees; and (3) not to register the transfer of any such shares of Purchaser Stock without first having obtained an opinion of counsel to the effect that the requirements of clause (A) above have been satisfied; and

          (iii) agree and acknowledge that the certificates representing the Purchaser Stock held by Gilat Israel, Seller and their Affiliates (as well as any certificates transferred to any transferee in accordance with clause
     (ii) above), shall bear a legend indicating the waiver and restrictions on transfer of the shares of Purchaser Stock set forth in this Section 2.5(c).

     (d) Restrictions on New Issuances.

          (i) For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), the Parties agree that (and Gilat Israel and Seller shall take all steps reasonably necessary to assure that) until the date immediately following the Special Distribution Expiration Date, Purchaser will not:

             (A) sell or issue any additional shares of Purchaser Stock (other than (1) shares of Purchaser Stock issued upon the exercise of stock options for shares of Purchaser Stock that are outstanding as of the Closing Date and (2) shares of Purchaser Stock issuable pursuant to employee stock option plans or other stock based compensation plans; provided, however, that the number of shares of Purchaser Stock that Purchaser may issue under the foregoing clause (2) shall not exceed in the aggre gate 1% of the issued and outstanding shares of Purchaser Stock as of the closing of the Offer on a Fully Diluted Basis.) The Parties agree that all shares of Purchaser Stock issued under clauses
        (1) and (2) of this paragraph (A) shall be entitled to the Special Distribution;

             (B) sell, issue or grant any securities convertible into or exercisable or exchangeable for shares of Purchaser Stock, in each case, except to the extent that any such securities are not convertible into or exercisable or exchangeable for shares of Purchaser Stock until the Special Distribution Expiration Date (the "Qualified Convertible Securities"); or

             (C) enter into any agreement that by its terms legally prohibits Purchaser from making the Special Distribution.

          (ii) Notwithstanding anything to the contrary contained herein, the Parties agree that Purchaser shall not be precluded or restricted in any way from selling, issuing or granting, as the case may be: (i) shares of Purchaser Stock or securities convertible into or exercisable or exchangeable for shares of Purchaser Stock (other than Qualified Convertible Securities) if: (A) such sale, issuance or grant constitutes a private transaction (i.e., a transaction exempt from registration under the Securities Act); (B) the proposed purchaser agrees to hold the shares of Purchaser Stock so sold, issued or granted in its own name and not in "street name;" (C) prior to such sale, issuance or grant, Purchaser receives a duly executed Certificate of Waiver from the Person who will receive such shares of Purchaser Stock or such convertible securities, as the case may be; (D) the certificates evidencing such shares contain the legend required under Section 2.5(c)(iii) hereof; and (E) the t ransfer agent of the shares of Purchaser Stock shall be instructed (1) to maintain a register of all shares issued by Purchaser in accordance with this
     Section 2.5(d)(ii) and the permitted assignees and transferees of such shares of Purchaser Stock; (2) not to pay any Special Distribution with respect to any shares of Purchaser Stock so issued; and (3) not to register the transfer of any such shares without first having obtained an opinion of counsel to the effect that the requirements of clause (C) of this Section 2.5(d)(ii) have been satisfied, or (ii) any class of capital stock of Purchaser other than Purchaser Stock or any securities convertible into or exercisable or exchangeable for shares of a class of capital stock of Purchaser other than Purchaser Stock.

                                  ARTICLE III.
                        THE OFFER AND OTHER TRANSACTIONS

SECTION 3.1  PURCHASER TENDER OFFER.

     (a) The Offer. As soon as practicable following the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14e-4(a)(4) promulgated under the Exchange Act) the Offer to purchase from its stockholders up to 6,315,789 shares of Purchaser Stock in exchange for such stockholder's pro rata share of the Offer Consideration; provided, however, that neither Gilat Israel nor any of its Affiliates shall tender its shares of Purchaser Stock in the Offer. For purposes of this Agreement, "Offer Consideration" shall mean the Cash Consideration and .0738 of an Ordinary Share for each share of Purchaser Stock validly tendered in, and not properly withdrawn from, the Offer; provided, however, that in no event shall such consideration exceed, in the aggregate, $10,000,000 (plus any amount of cash to be paid in lieu of fractional Ordinary Shares) and 466,105 Ordinary Shares. Gilat Israel shall deliver to Purchaser the Required Ordinary Shares upon Purchaser's exercise of the option granted to Purchaser pursuant to a second amended and restated option agreement between Purchaser and Gilat Israel, a form of which is attached hereto as Exhibit 3.1 (the "Option"). Purchaser and Gilat Israel shall enter into the Option prior to the Closing.

     Notwithstanding any other provisions of the Offer, if mutually agreed to by Gilat Israel and Purchaser, Purchaser: (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including, without limitation, Rule 14e-1(c) under the Exchange Act relating to Purchaser's obligation to pay for or return tendered shares of Purchaser Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares; and (ii) may (x) delay the acceptance for payment of any tendered shares and (y) terminate or, subject to the terms of this Agreement, amend the Offer as to any shares not then paid for, if Gilat Israel and Purchaser mutually agree that circumstances make it inadvisable to proceed with the Offer. Purchaser may not otherwise change, modify, amend or terminate the Offer without the prior express consent of Gilat Israel, which consent shall not be unreasonably withheld.

     (b) Expiration and Consummation of the Offer. The Offer shall expire on the close of business on the Closing Date. Payment by Purchaser for all of the shares of Purchaser Stock accepted by Purchaser pursuant to the Offer shall be made immediately following the Closing; provided, however, that the Offer shall be terminated and Purchaser shall not accept for payment or, subject to any applicable rules and regulations of the federal securities laws, pay for any shares of Purchaser Stock tendered in the Offer if this Agreement is terminated or the Sale is not consummated for any reason.

     (c) Offer Documents. As soon as practicable following the execution of this Agreement, Purchaser shall prepare all necessary forms, reports, schedules, statements, and other documents (collectively, "SEC Documents") with respect to the Offer in accordance with applicable federal and state securities laws, including, without limitation, a tender offer statement on Schedule TO (the "Offer Documents"). Purchaser shall use all of its reasonable commercial efforts to file the Offer Documents with the Securities & Exchange Commission (the "SEC") and other necessary regulatory authorities as promptly as practicable following the date hereof; provided, however, that such Offer Documents shall be in form and substance reasonably satisfactory to Gilat Israel and its counsel. The Parties agree that to the extent necessary to consummate the Offer and required under applicable Law, Gilat Israel and Purchaser shall be identified as joint offerors in the Offer Documents filed with the SEC. Purchaser will take all steps reasonably necessary to cause the Offer Documents to be disseminated to its stockholders to the extent and in the manner required by applicable federal and state securities laws. If at any time prior to the consummation of the Offer any information relating to the Business, Gilat Israel, Seller or Purchaser, or any of their respective officers, directors, or Affiliates (including the officers and directors of such Affiliates), should be discovered by Gilat Israel, Seller or Purchaser which should be set forth in an amendment or supplement to the Offer Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Purchaser.

SECTION 3.2  VOTING AGREEMENT.

     Prior to the execution hereof, each of The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust, CAVCO of North Florida, Inc., The Arnouse Charitable Trust, and Michael Arnouse (collectively, the "Principal Stockholders"), Gilat Israel and Gilat Holland has each executed a voting agreement substantially in the form attached hereto as Exhibit 3.2 (the "Voting Agreement"), pursuant to which the parties have agreed to vote or cause to be voted, at the Stockholder Meeting, all of the shares of

Purchaser Stock held by each such party in favor of the Sale and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale); provided, however, that the Voting Agreement shall terminate immediately upon the termination of this Agreement.

SECTION 3.3  PROXY STATEMENT; FORM F-4 AND STOCKHOLDER MEETING.

     (a) Preparation and Filing of Proxy Statement and Gilat Registration Statement. As soon as practicable following the execution of this Agreement, Purchaser shall prepare and file with the SEC a proxy statement describing the Sale and the other transactions contemplated hereby (the "Proxy Statement"); provided, however, that such Proxy Statement must be in form and substance reasonably satisfactory to Seller and its counsel. At the same time, Gilat Israel shall prepare and file its registration statement on Form F-4 (or such other appropriate form, the "Gilat Registration Statement") covering the Ordinary Shares to be issued in connection with the Offer upon exercise of the Option and shall use its commercially reasonable efforts to cause the Gilat Registration Statement to be declared effective by the SEC as promptly as practicable. Purchaser will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Purchaser's stockholders as promptly as practicable after the Gilat Registration Statement is declared effective under the Securities Act, subject to SEC review. No filing of, or amendment or supplement to, shall be made to either the Proxy Statement or the Gilat Registration Statement by either Purchaser or Gilat Israel, as the case may be, without providing the other a reasonable opportunity to review and comment thereon, each of Purchaser and Gilat Israel will advise the other, promptly after it receives notice thereof, of the time when the Gilat Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or the Gilat Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing Date any information relating to Gilat Israel, Seller or Purchaser, or any of their respective officers, directors, or Affiliates (including the officers and directors of such Affiliates) , should be discovered by Gilat Israel, Seller or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or the Gilat Registration Statement, as the case may be, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Purchaser.

     (b) Stockholder Approval. As soon as practicable following the execution of this Agreement, Purchaser shall (i) take all actions reasonably necessary in accordance with the DGCL and Purchaser's Third Amended and Restated Certificate of Incorporation and Bylaws to convene and hold a meeting of its stockholders ("Stockholder Meeting") for the purpose of obtaining the approval of a majority of its stockholders (the "Stockholder Approval") of this Agreement, the Sale, and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the
Sale); and (ii) through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, and subject to the satisfaction of the conditions set forth herein, the Sale and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale). Notwithstanding anything to the contrary set forth herein, if the Gilat Registration Statement has not been declared effective by the SEC prior to the date of the Stockholder Meeting, Purchaser agrees to take such action, in accordance with the DGCL and Purchaser's Third Amended and Restated Certificate of Incorporation and Bylaws, to properly adjourn such Stockholder Meeting until such time as the Gilat Registration Statement has been declared effective by the SEC.

SECTION 3.4  FINANCIAL INFORMATION OF THE BUSINESS.

     The Gilat Parties shall timely prepare, or shall cause to be timely prepared, as promptly as practicable, and cause to be delivered to Purchaser a balance sheet, income statement and such other financial statements for the Business to the extent and in the form and manner required by the applicable federal securities laws to be filed with the SEC or otherwise disclosed in the Proxy Statement, the Gilat Registration Statement or the Offer Documents, as the case may be, in order to consummate the Sale and the other transactions contemplated hereby.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

     In this Agreement, any reference to: (i) a "Company Material Adverse Effect" shall mean any event, change or effect that fundamentally and adversely affects the ability of the Company and its Subsidiaries, taken as a whole, to own the Assets and operate the Business or otherwise materially and adversely effects the financial condition of the Company or the Business as reflected on the pro forma consolidated statements included in the Proxy Statement that give effect to the Sale; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or de velopment attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole, or foreign economies in any locations where Company or any of its Subsidiaries has material operations or sales; (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation thereof; or (d) any adverse change, effect, event, occurrence, state of facts or dev elopment arising from or relating to actions required to be taken under applicable Laws (other than the adoption of Laws which prevent the Company from conducting the Business generally); (ii) "Purchaser Material Adverse Effect" shall mean any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Purchaser and its subsidiaries, taken as a whole; and (iii) "Gilat Material Adverse Effect" shall mean any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Gilat Israel and its subsidiaries, taken as a whole. Notwithstanding the foregoing, with respect to each of the Parties and after the date hereof, (i) changes or effects which are primarily and directly caused by t he execution and delivery of this Agreement or the announcement of the transactions contemplated hereby and (ii) changes in the market price or trading volume of a Parties' publicly traded securities, shall not constitute a Company Material Adverse Effect, Purchaser Material Adverse Effect or Gilat Material Adverse Effect, as the case may be (it being understood that in any controversy concerning the applicability of this proviso, the Party claiming the benefit of this proviso shall have the burden of proof with respect to the elements of such proviso).

     In this Agreement, the words "aware," "knowledge" or similar words, expressions or phrases with respect to a Party means such Party's actual knowledge after reasonable inquiry of officers and directors of such Party and its subsidiaries reasonably believed to have knowledge of the relevant matters.

SECTION 4.1  REPRESENTATIONS AND WARRANTIES OF THE GILAT PARTIES.

     Gilat Israel and Seller, jointly and severally, represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule delivered by Gilat Israel and Seller to Purchaser immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"), the statements contained in Section 4.1 are true and correct. Reference to any Section in the Disclosure Schedule shall be deemed to be a reference to all other Sections in the Disclosure Schedule.

     (a) Organization; Standing and Authorization of the Gilat Parties. Each of Gilat Parties is an entity duly organized and validly existing and in good standing under laws of the jurisdiction of its incorporation. Seller is a direct wholly-owned subsidiary of Gilat To Home Latin America (Netherlands Antilles) N.V., which is a 97.5% controlled subsidiary of Gilat Holland. Gilat Holland is the direct, wholly-owned subsidiary of Gilat Israel. Each of the Gilat Parties has the full power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Gilat Parties has the power and authority to enter into this Agreement and to perform its obligations hereunder and all such action has been duly and validly authorized by all necessary corporate action and proceedings. This Agreement has been duly and validly authorized, executed and delivered by each of the Gilat Parties, and constitutes a valid and binding agreement of such each Gilat Party, enforceable against such Gilat Party in accordance with its terms.

     (b) Organization; Standing and Certain Actions of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands and will be a direct wholly-owned subsidiary of Seller. Unless stated otherwise in Section 4.1(h)(i)(2) of the Disclosure Schedule, on or prior to the Closing, the Company and its Subsidiaries, taken as a whole, shall own all of the Assets free and clear of any Liens and shall have, or have the benefit of, the full and complete rights, authority and power to operate and conduct the Business. Except for the Excluded Businesses, as of the Closing, the Company will conduct no business other than the Business.

     (c) Consents; Filings. No filing or registration with, no notification to, and no permit, authorization, consent or approval of, any Governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required to be obtained or made by any of the Gilat Parties or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as will be obtained prior to the Closing Date and except (i) as required by (A) the Securities Act and the Exchange Act, (B) state securities or "blue sky" laws and (C) the National Association of Securities Dealers, Inc. ("NASD") or the Nasdaq National Market ("NASDAQ"), and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect, a Gilat Material Adverse Effect or an adverse affect upon the ability of the Gilat Parties to consummate the transactions contemplated hereby.

     (d) Effect of Agreements; Conflicts.

     The execution, delivery and performance by the Gilat Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws, or similar organizational instruments of, the Gilat Parties or the Company, (ii) except to the extent waived or consented to prior to the Closing Date, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Gilat Parties or the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or a material Contract or other material instrument or obligation to which (x) a Gilat Party is, or the Company as of the Closing will be, a party or (y) by which a Gilat Party is, or the Company as of the Closing will be, bound, or (z) to which a Gilat Party or the Company, or any of its properties or assets, may be subject, (iii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to a Gilat Party or the Company, or any of its properties or assets, or (iv) cause the suspension or revocation of any authorization, consent, approval or license obtained by or on behalf of a Gilat Party or the Company, which violations, conflicts, breaches, defaults, terminations, accelerations, liens, encumbrances, suspensions or revocations, or which consents, approvals or notices the failure to obtain or give, would, in the case of clauses (ii), (iii) and (iv), individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect.

     (e) Litigation and Compliance.

          (i) Except as disclosed in SEC Documents filed by Gilat Israel or in
     Section 4.1(e) of the Disclosure Schedule, there are no actions, suits or proceedings of any kind pending against, or to the knowledge of the Gilat Parties, threatened against any of the Gilat Parties before any court, Governmental or regulatory agency, body, commission or any arbitrator that
     (A) questions or calls into question the validity of this Agreement, (B) involves or arises out of the Business or the Assets (except for such actions, suits or proceedings that would not be reasonably expected to result in material liability to either one or both of the Company or the Business), (C) may reasonably be expected to have a Company Material Adverse Effect, a Gilat Material Adverse Effect or an adverse effect upon the ability of the Gilat Parties to effect the transactions contemplated hereby, or (D) would reasonably be expected to result in material liability to either one or both of the Company or the Business after the Closing Date.

          (ii) Each of the Gilat Business Entities is in substantial compliance with, and is not in default or violation in any respect under, any Law applicable to the Business or its respective business which noncompliance, default or violation would be reasonably expected to result in a Company Material Adverse Effect, and to the knowledge of the Gilat Parties, no such default or violation has been alleged.

     (f) Capitalization of the Company; Validity of Company Shares and Ordinary Shares.

          (i) As of the Closing, the authorized capital stock of the Company will consist of 100,000,000 shares of common stock, par value EUR .01 (the "Company Common Stock") of which 60,000,000 shares will be issued and outstanding (the "Company Shares"). As of the Closing, Seller will be the sole record and beneficial owner of all of the Company Shares free and clear of any Liens.

          (ii) As of the Closing, all of the Company Shares will be validly issued, fully paid, non-assessable and, with respect to this transaction, free of any preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws or similar organizational instruments of the Company or any agreement to which the Company will be a party or by which the Company will be bound. Upon the Closing, Purchaser shall acquire the Company Shares free and clear of all Liens.

          (iii) As of the Closing, except as set forth in Section 4.1(f)(iii) of the Disclosure Schedule, the Company will not have any commitments to issue or sell any shares of its capital stock or any options, warrants or other rights to purchase or subscribe for, or securities or obligations convertible into, exchangeable for or measured by the market price or value of, or giving any Person any right to acquire from the Company, any shares of its capital stock, and no such options, warrants or other rights or securities or obligations will be outstanding. As of the Closing, the Company Shares will not be subject to, and the Company Shares will not be issued in violation of, any preemptive rights (with respect to this transaction only), shareholders agreements or rights of first refusal by or with the Company or Seller.

          (iv) All of the Ordinary Shares to be issued upon exercise of the Option will be validly issued, fully paid, non-assessable and free of any preemptive rights or similar rights created by statute, the Articles of Association and Memorandum of Association or similar organizational instruments of Gilat Israel or any agreement to which Gilat Israel is a party or by which Gilat Israel is bound. Upon issuance of such Ordinary Shares to Purchaser's stockholders upon the consummation of the Offer, such stockholders will acquire the Ordinary Shares free and clear of all Liens.

     (g) Subsidiaries of the Company and the Gilat Business Entities.

          (i) On or prior to the Closing, the Gilat Parties shall transfer, or cause to be transferred, to the Company, all ownership interests, except to the extent that a nominal shareholder or shareholders is or are required by applicable Law, in any entities formed by a Gilat Party exclusively to conduct the Business, as well as in Gilat To Home Brasil Holdings Ltda. (which owns 99% of the shares of GTH

     Brazil LTDA), GTH Peru S.A. and Gilat Colombia S.A. E.S.P., Such entities shall be on or prior to the Closing subsidiaries of the Company (or, in the case of GTH Brazil LTDA, a subsidiary of a subsidiary of the Company). The Gilat Parties shall deliver to Purchaser on the C losing a true and correct list of the names of such subsidiaries, including GTH Brazil LTDA (the "Subsidiaries") and their respective jurisdictions of organization. Except for the Subsidiaries, as of the Closing, the Company will not own any interest, direct or indirect, and will not have any commitment to purchase any interest, direct or indirect, in any other corporation, partnership, limited liability company, joint venture or other enterprise. Each of the Subsidiaries will be duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate its properties and to carry on its businesses as then conducted.

          (ii) Section 4.1(g)(ii) of the Disclosure Schedule sets forth a true and complete list of all of the Gilat Business Entities (other than the Gilat Parties) and their respective jurisdictions of organization. Each such Gilat Business Entities is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate its properties and to carry on its businesses as now conducted.

     (h) Master Agreement; Assets and Liabilities of the Company; Entire
Business.

          (i) On or prior to the Closing Date, the Company shall:

             (1) have entered into a Master Agreement with Gilat Israel, substantially in the form attached hereto as Exhibit 4.1(h) (the "Master Agreement"), pursuant to which, among other things, the Company either directly or indirectly through the Subsidiaries, shall be granted the exclusive right to operate the Business in Latin America (subject to the limitations contained therein with respect to Chile) and the non-exclusive right to operate the Business in Mexico with respect to SOHO subscribers through a third-party channel under the terms contained therein;

             (2) except to the extent stated otherwise on Section 4.1(h)(i)(2) of the Disclosure Schedule, have all right, title and interest in, to and under the assets of the Business, including the Business Contracts described in Section 4.1(l) hereof (the "Assets") and the material Assets set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule (it is clarified, however, that not all Assets listed in Section 4.1(h)(i)(2) of the Disclosure Schedule are material Assets). For purposes of this Agreement and the Disclosure Schedule "material Assets" means those Assets and Business Contracts that individually have a value greater than $100,000; and

             (3) have assumed all of the liabilities of the Business (the "Liabilities") including the material Liabilities set forth on Section 4.1(h)(i)(3) of the Disclosure Schedule. For purposes of this Agreement and the Disclosure Schedules, material Liabilities shall mean Liabilities that exceed $100,000 individually or $1 million in the aggregate (it is clarified, however, that not all Liabilities listed in Section 4.1(h)(i)(3) of the Disclosure Schedule are material Liabilities).

          (ii) None of the Company, the Subsidiaries or the Business as of the Closing will be subject to or have any obligation with respect to any obligation or liability of any kind whatsoever, whether accrued, absolute, contingent, determined, determinable or otherwise, other than the material Liabilities listed on Section 4.1(h)(i)(3) of the Disclosure Schedule, except for (A) the Excluded Business Liabilities, for which the Company and/or the Subsidiary, as the case may be, will be reimbursed by Gilat Israel and/or one of its Affiliates (other than Purchaser, the Company or the Subsidiaries), pursuant to Section 6.9(c)(i) hereof, and (B) any other obligation or liability that has a value, individually of less than $100,000, but in any event not more than $1,000,000 in the aggregate.

          (iii) The Assets, together with the commitments of the Gilat Parties under the Master Agreement, as of the Closing, will constitute all of the assets of the Company and the Subsidiaries, except for those assets related to the Excluded Businesses, which assets are subject to Section 6.9(c) hereof. Except as set forth on Section 4.1(h)(iii) of the Disclosure Schedule, the Assets, together with the commitments of the Gilat Parties under the Master Agreement, constitute all of the assets, of any kind or nature whatsoever, of any of the Gilat Business Entities or Subsidiaries used, or intended to be used, in the conduct of the Business.

          (iv) Except as set forth on Section 4.1(h)(iv) of the Disclosure Schedule, (x) the Assets, together with the commitments of the Gilat Parties under the Master Agreement, constitute all of the assets reasonably necessary to, immediately following the Closing, operate the Business, including voice services related to the Business ("Voice Services"), as currently conducted, and (y) no portion of the Business is conducted by any Person other than the Gilat Business Entities, the Subsidiaries and Comunicacion y Telefonia Rural S.A., Servicios Rural S.A., Servicios Rurales de Telecomuncaciones S.A., CTR Holdings Ltd. and Rural Telecomunications Chile S.A., which conduct certain telephony services in Chile.

          (v) As of the Closing Date, revenues generated from Voice Services will have as of the Closing Date a positive contribution to the net income of the Business. Also, as of the Closing Date, the value of the Assets shall exceed the value of the Liabilities as they would be reflected on a balance sheet of the Company, dated the Closing Date, and prepared in accordance with GAAP.

     (i) Title and Condition of Assets; Leases.

          (i) The Gilat Business Entities and the Subsidiaries, taken as a whole, have, and the Company and the Subsidiaries, taken as a whole, as of the Closing Date, will have good title in all of the Assets and, with respect to the tangible Assets, marketable title, free and clear of material Liens, other than the material Liens set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule described above.

          (ii) The tangible Assets are in good working condition, order and repair, suitable for the purpose for which they are used, ordinary wear and tear excepted.

          (iii) Except as otherwise set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule, as of the Closing Date, all of the Assets will be owned by the Company or one of the Subsidiaries and none of the Gilat Business Entities will have any interest in such Assets after the Closing Date.

          (iv) All of the real properties and assets purported to be leased by the Company and its Subsidiaries as of the Closing are subject to valid leases that are in full force and effect, and there does not exist, and the transactions contemplated hereby will not result in any default or event that with notice or the lapse of time, or both or otherwise, would constitute a default under any such leases. All required consents to transfer such leases, or to sub-lease the real properties and assets subject to such lease, to the Company or a Subsidiary, as the case may be, on or prior to the Closing will have been obtained.

     (j) Taxes. Except as set forth on Section 4.1(j) of the Disclosure Schedule, and with respect to the Subsidiaries to the best knowledge of the Gilat Parties:

          (i) Seller and the Company and its Subsidiaries have filed or caused to be filed all material Tax Returns required to have been filed on or before the Closing Date, and all information set forth on such Tax Returns is true, accurate and complete in all material respects;

          (ii) Seller and the Company and its Subsidiaries have paid or made adequate provision for all material Taxes due and payable by the Company and its Subsidiaries on or before the Closing Date;

          (iii) There are no material unpaid Taxes payable by Seller or the Company, and its Subsidiaries or by any other Person that could result in any material liability to Purchaser;

          (iv) There is no current or pending audit, examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes of or Tax Returns filed by Seller or the Company or its Subsidiaries, nor has any taxing authority filed or asserted in writing any claim for the assessment of any unpaid Tax against or with respect to Seller or the Company or its Subsidiaries;

          (v) Seller and the Company or its Subsidiaries are in material compliance with all applicable Tax information reporting and Tax withholding requirements;

          (vi) Seller and the Company and its Subsidiaries have collected or withheld all amounts required to be collected or withheld by them with respect to any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; and

          (vii) Seller's, the Company's, and the Company's Subsidiaries' financial statements fully and properly reflect, as of their respective dates, the material liabilities of Seller, the Company, and its Subsidiaries, respectively, for all Taxes.

     For purposes of this Section 4.1(j), the term "material" shall mean an amount of $100,000 or more.

     (k) Employee Benefits; ERISA.

          (i) Seller has previously made available (or will make available to Purchaser prior to the Closing Date upon request by Purchaser) true and complete copies or accurate summaries of all Employee Plans. For purposes of this Agreement, "Employee Plans" means all tax-qualified pension, deferred compensation, stock option, stock purchase, and bonus or group insurance contracts and all other employee benefit plans, policies or programs maintained for the benefit of the Employees.

          (ii) The Employee Plans, to the extent subject to ERISA, are in compliance with ERISA and other relevant employment related Laws, except to the extent any such noncompliance would not result in a material liability to the Company or the Business after the Closing Date. There are no unfunded obligations relating to periods prior to the Closing with respect to any Employee Plan. Each Employee Plan which is an "employee pension benefit plan" within the meeting of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) and neither Gilat Israel nor Seller is aware of any circumstances likely to result in a revocation of any such favorable determination letter. There is no pending or threatened litigation relating to the Employee Plans that involves any Employee or that would result in a material liability to the Company after the Closing Date. None of the Gilat Parties or the Company or its Subsidiaries has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a Tax or Penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Employment Matters. Section 4.1(h)(ii)(3) of the Disclosure Schedule described above, sets forth a true and complete list of the number of employees that will be transferred to the Company on or prior to the Closing and their current positions with a Gilat Business Entity. There are currently no obligations to such employees other than salaries, customary benefits and the options described on Section 4.1(f)(iii) of the Disclosure Schedule. Each of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will be, in compliance in all material respects with all applicable Laws respecting employment, health and employment practices, terms and conditions of employment, wages, hours and occupational safety, and discrimination in employment and none of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will not be, engaged in any unfair labor practice, where the failure to be in compliance (individually or in the aggregate) could have a Company Material Adverse Effect or could reasonably be expected to result in the imposition upon the Company after the Closing Date of an y material Penalty, liability, payment or obligation. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of the Gilat Parties, any labor strike or stoppage threatened) against or affecting the Business after the Closing Date. To the knowledge of the Gilat Parties, no petition for certification has been filed and is pending before the National Labor Relations Board or any similar international regulatory entity with respect to any Employees. None of the Employees are, nor will they be as of the Closing Date, represented by any labor union or covered by any collective bargaining agreement.

     (l) Business Contracts.

          (i) Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule sets forth (x) all Business Contracts and (y) all of the Business Contracts which will be transferred to the Company or a Subsidiary on or prior to the Closing, in each case, except for those Business Contracts to which a Subsidiary is already bound or those Business Contracts having, individually, a total value of less than $100,000. Except as set forth on
     Section 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, neither the Business nor the Assets are subject to or bound by any Contract having a value greater than or equal to $100,000, which is a:

             (1) lease of real property or personal property;

             (2) license agreement;

             (3) employment or non-competition agreement;

             (4) agreement or other arrangement for the sale of goods or services to any Government or Governmental authority;

             (5) agreement with any distributor, dealer, sales agent or representative;

             (6) agreement with any manufacturer, supplier or customer with respect to discounts or allowances or extended payment terms;

             (7) joint venture or partnership agreement;

             (8) agreement guaranteeing, indemnifying or creating liability for the obligations or liabilities of another;

             (9) agreement for the borrowing or lending of money;

             (10) agreement with any bank, finance company or similar organization which acquires accounts receivable or contracts for the sale or merchandise on credit;

             (11) agreement granting to any Person a Lien on any property or asset;

             (12) agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditure in excess of $50,000; or

             (13) agreement which is material to the operation of the Business.

          (ii) Except as provided for in the Master Agreement and the master agreement between Gilat Israel and StarBand, neither the Business nor the Assets is subject to or bound by any contract which is an agreement which will restrict any one or more of Purchaser, the Company and the Subsidiaries from conducting the Business in any manner anywhere in the world after the Closing.

          (iii) All Business Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of the relevant Gilat Business Entity or Subsidiary, as the case may be, and, to the knowledge of the Gilat Parties, of the other parties thereto. There are no existing defaults by the Gilat Business Entities or Subsidiary, as the case may be, to any such Business Contracts and, to the knowledge of the relevant Gilat Parties, of the other parties thereto and no event, act or omission has occurred that would result in a default thereunder.

          (iv) On or prior to the Closing Date, the Gilat Parties shall, or shall cause the relevant the Gilat Business Entities to, assign and transfer all Business Contracts listed in Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, to the Company or a Subsidiary, to the extent that any Subsidiary is not already a party thereto, effective as of the Closing Date, at which time such Business Contracts shall constitute legal, valid and binding obligations of the Company or a Subsidiary, as the case may be, enforceable in accordance with their respective terms. Except as otherwise set forth in Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, any and all consents and novations necessary to transfer and assign the Business Contracts to the Company or a Subsidiary, as the case may be, shall have been obtained on or prior to the Closing.

     (m) Intellectual Property.

          (i) The Gilat Business Entities own or have the right to use all Intellectual Property necessary for the conduct of the Business. None of the Intellectual Property infringes or violates the intellectual property rights of any third parties. The Gilat Business Entities have not received any written or verbal communication alleging that they have been or may be engaged in, liable for or contributing to any infringement, nor do any of the Gilat Business Entities have knowledge that any such communication will be forthcoming. There is, to the knowledge of the Gilat Business Entities, no unauthorized use, exercise, exploitation, disclosure, infringement or misappropriation of any of the Intellectual Property by any third party, including, without limitation, any employee or former employee of any of the Gilat Business Entities. The Intellectual Property is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the ownership or licensing thereof by Purchaser. On or prior to the Closing Date, pursuant to the Master Agreement or otherwise, the Company or a Subsidiary, as the case may be, shall own or have the right to use all of the Intellectual Property necessary for the conduct of the Business.

          (ii) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements, enforceable in accordance with their terms.

          (iii) For purposes of this Section 4.1(n):

             (1) "Copyrights" shall mean, as used in the Business, all registered and unregistered copyrights and applications for copyright registration in every country of the world;

             (2) "Intellectual Property" shall mean Patents, Trademarks, Copyrights and Know-How, including Licensed Intellectual Property;

             (3) "Know-How" shall mean, as used in the Business, technical information, trade secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer lists, database rights, other tangible embodiments of information and proprietary rights other than Copyrights, Patents and Trademarks, in every country of the world;

             (4) "Licensed Intellectual Property" shall mean all intellectual property owned by third parties and licensed to any Gilat Business Entity and used in the Business;

             (5) "Patents" shall mean all utility and design patents and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models used in the Business and any similar rights and applications therefor, in every country of the world; and

             (6) "Trademarks" shall mean all registered and unregistered trademarks, service marks, trade dress, trade names, fictitious business names, internet domain names, or other similar names used in the Business and applications for registration of any of the foregoing, in every country of the world.

     (n) Environmental Matters. Except as set forth in Section 4.1(o) of the Disclosure Schedule and except as would not result in a Company Material Adverse
Effect:

          (i) Each of the Gilat Parties has, and the Company and its Subsidiaries as of the Closing will have, obtained all Environmental Permits and all licenses and other authorizations and made all registrations and given all notifications that are required to conduct the Business under any applicable Environmental Law.

          (ii) To the knowledge of the Gilat Parties, there is no Environmental Claim pending against the Gilat Parties or the Company and its Subsidiaries under an Environmental Law that would result in material liability to the Company after the Closing Date.

          (iii) Each of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will be, in compliance with (A) all terms and conditions of their Environmental Permits and (B) all applicable Environmental Laws.

          (iv) None of the Gilat Parties generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Gilat Parties or that will be owned, leased or used by the Company and its Subsidiaries after the Closing.

          (v) For purposes of Section 4.1(o):

             (1) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

             (2) "Environmental Claim" means any written notice or written claim by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, Governmental costs, or harm, injuries or damages to any Person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (A) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

             (3) "Environmental Laws" means any federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

             (4) "Environmental Permit" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law; and

             (5) "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

     (o) SEC Documents; Gilat Registration Statement; Filing Status.

          (i) Gilat Israel has filed all SEC Documents required to be filed by it since January 1, 2000 with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as otherwise publicly disclosed by Gilat by way of a press release or in a filing with the SEC, since the date of Gilat Israel's Annual Report on Form 20F for the year ended January 1, 2000, Gilat Israel has not had any Gilat Material Adverse Effect.

          (ii) None of the information supplied or to be supplied by or on behalf of Gilat Israel expressly for inclusion or incorporation by reference in the definitive form of the Gilat Registration Statement to be filed with the SEC or mailed to Purchaser's stockholders will at the dates mailed to Purchasers' stockholders and filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Gilat Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder except that no representation is made by Gilat Israel with respect to information relating to or supplied by Purchaser or its Affiliates (excluding Gilat Israel and its officers and directors, but including the officers and directors of Purchaser and its other Affiliates).

          (iii) Gilat Israel is a "foreign private issuer" as that term is defined in Rule 3b-4 under the Exchange Act.

     (p) No Broker. Except for Morgan Stanley Dean Witter & Co., whose fees will be paid solely by Seller, neither Gilat Israel nor Seller has employed or retained any broker, consultant or other intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

     (q) Licenses. On or prior to the Closing, the Company will have, or have the benefit of, all licenses, approvals, authorizations, consents, franchises, orders or other permits of all Governmental or regulatory agencies, whether federal, state, local or foreign, and of any third parties (where applicable), necessary for the operation of the Business as currently conducted (collectively, the "Licenses"); provided, however, that in the event that any License cannot be transferred or otherwise assigned to the Company or one of its Subsidiaries on or prior to Closing (either as a result of prohibitions under applicable Law or under existing terms and conditions of any Business Contracts), the Gilat Parties shall take all actions reasonably necessary to ensure that, without any cost or expense to the Company, the Company has the benefit of such non-transferable License on or prior to the Closing to the extent necessary to operate the Business as currently conducted. All Licenses will be in full force and effect as of the Closing.

SECTION 4.2  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to Seller and Gilat Israel as follows:

     (a) Organization and Authorization. Purchaser is a corporation duly incorporated, validly existing and in good standing under laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it is required to be so qualified by the conduct of its business or the nature of its assets. Purchaser has the full power and authority to own and operate its properties and to carry on its business as now conducted. Purchaser has the power and authority to enter into this Agreement and to perform the obligations hereunder and all such action has been duly and validly authorized by all necessary corporate proceedings, subject to Sections 5.1(a) and (d) hereof. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

     (b) Consents; Filings. No filing or registration with, notification to and no permit, authorization, consent or approval of any Governmental entity is required by Purchaser or any of Purchaser's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except as set forth in Schedule 4.2(b) hereto and except: (i) as required by (A) the Securities Act and the Exchange Act, (B) state securities or "blue sky" laws, and (C) the NASDAQ and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair Purchaser's ability to consummate the transactions contemplated hereby.

     (c) Litigation and Compliance.

          (i) As of the date hereof, except as disclosed in Purchaser's SEC Documents, there are no actions, suits or proceedings of any kind pending against, or to Purchaser's knowledge, threatened against Purchaser or any of its Affiliates (excluding the Gilat Business Entities and their respective officers and directors, but including the officers and directors of Purchaser and its other Affiliates) before any court, Governmental or regulatory agency, body, commission or any arbitrator that (A) questions or calls into question the validity of this Agreement or (B) that may reasonably be expected to have a Purchaser Material Adverse Effect or an adverse effect upon the ability of Purchaser to effect the transactions contemplated hereby.

          (ii) Each of Purchaser and its subsidiaries is in substantial compliance with, and is not in default or violation in any respect under, any Law applicable to its business which noncompliance, default or violation would be reasonably expected to have a Purchaser Material Adverse Effect, and to the knowledge of Purchaser, no such default or violation has been alleged.

     (d) Effect of Agreements; Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, (ii) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or a material Contract or other material instrument or obligation to which Purchaser is a party or by which Purchaser is bound or to which Purchaser, or any of its properties or assets, may be subject, (iii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Purchaser, or any of its respective properties or assets, or (iv) cause the suspension or revocation of any authorization, consent, approval or license obtained by or on behalf of Purchaser, which violations, conflicts, breaches, defaults, terminations, accelerations, liens, encumbrances, suspensions or revocations, or which consents, approvals or notices the failure to obtain or give, would, in the case of clauses (ii), (iii) and (iv), individually or in the aggregate, be reasonably expected to prevent, restrict or delay the consummation of the transactions contemplated hereby.

     (e) Purchaser Stock. All shares of Purchaser Stock that will be issued and delivered to Seller or Gilat Israel, as the case may be, pursuant to Sections
2.1 and 2.4 hereof will be duly authorized and, when delivered and paid for in accordance with the terms hereunder, will be validly issued, fully paid and non-assessable, and free of preemptive rights with no personal liability attaching to the ownership thereof and included for trading on the NASDAQ upon official notice of issuance.

     (f) Employee Agreements and Plans. Schedule 4.2(f) hereto sets forth a true and complete list of all of Purchaser's current bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement, golden parachute or other benefit plan, Contracts, or employment or consulting Contracts applicable to any of the directors and officers of Purchaser and any consultants retained by Purchaser, which Purchaser shall make available to Seller prior to the Closing upon request by Seller.

     (g) Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of Purchaser. As of November 30, 2001, 63,802,563 shares of Purchaser Stock were issued and outstanding. All of such issued and outstanding shares of Purchaser Stock are validly issued, fully paid and non-assessable and free of preemptive rights. As of the date hereof, 2,767,529 shares of Purchaser Stock were reserved for issuance upon exercise of outstanding options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments to purchase or otherwise acquire shares of Purchaser's capital stock. Except as set forth above and as otherwise contemplated by this Agreement, there are not now, and as of the Closing Date there will not be, any shares of capital stock of Purchaser issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Purchaser to issue, transfer or sell any of its securities. Except as disclosed in Schedule 4.2(g) hereto, none of Purchaser and its subsidiaries is party to any Contract or other obligation relating to or providing for registration rights with respect to its capital stock.

     (h) SEC Documents; Proxy Statement and Offer Documents; and Stockholder Meeting.

          (i) Purchaser has filed all SEC Documents required to be filed by it since January 1, 2000 with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) None of the information supplied or to be supplied by or on behalf of Purchaser expressly for inclusion or incorporation by reference in the definitive form of (A) the Proxy Statement, or in the related proxy and notice of meeting or other soliciting materials used in connection therewith, or (B) any of the Offer Documents to be filed with the SEC or mailed to Purchaser's stockholders will at the dates mailed to Purchasers' stockholders and filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Offer Documents will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder except that no representation is made by Purchaser with respect to information relating to or supplied by Gilat Israel or its Affiliates (excluding Purchaser and its officers and directors, but including the officers and directors of Gilat Israel and its other Affiliates).

          (iii) In accordance with applicable federal securities laws, the DGCL and Purchaser's Certificate of Incorporation and Bylaws, the Stockholder Meeting shall be duly called and held and proper notice thereof shall be provided to Purchaser's stockholders.

     (i) No Restrictions on Payment of Dividends. Except as contemplated by this Agreement, as of the date hereof, Purchaser is not, and as of the Closing Date Purchaser will not be, subject to any Contract or other obligation with any Person that in any way prevents, prohibits, or otherwise restricts or conditions Purchaser's ability to make or pay the First Distribution Amount, Second Distribution Amount or the Maximum Distribution Amount, as the case may be, under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation.

     (j) Disclosure. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Purchaser by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Purchaser Material Adverse Effect.

     (k) Opinion of Purchaser's Financial Advisor. The special committee of the Board of Directors of Purchaser (the "Special Committee"), comprised of independent directors and established to evaluate the fairness of the transactions contemplated by the First Amended Agreement to Purchaser's stockholders, has received an opinion from CIBC World Markets Corp., dated on or prior to the date of the First Amended Agreement, to the effect that, as of such date, (i) the consideration to be paid in the Sale is fair, from a financial point of view, to Purchaser and (ii) the "Offer Consideration," as such term is defined in the First Amended Agreement, to be received by the holders of Purchaser Stock in the Offer is fair, from a financial point of view, to such holders, other than Gilat Israel and its Affiliates.

     (l) No Broker. Except for CIBC World Markets Corp., whose fees will be paid solely by Purchaser, neither Purchaser nor any of its subsidiaries has employed or retained any broker, consultant or other intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

                                   ARTICLE V.
                             CONDITIONS TO CLOSING

SECTION 5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE SALE.

     The respective obligation of each Party to effect the Sale and the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

     (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereby.

     (c) Governmental Action. No action or proceeding shall be instituted by any Governmental authority seeking to prevent consummation of the transactions contemplated hereby or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

     (d) Board Approval. A majority of the Board of Directors of Purchaser, upon recommendation of the Special Committee, shall have approved the Sale and the other transactions contemplated hereby.

     (e) Gilat Registration Statement. The Gilat Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Sale or the other transactions contemplated hereby.

     (f) Third Party Consents. The Parties shall have received all necessary third party and Governmental consents and such consents shall be in full force and effect as of the Closing Date.

     (g) Amended and Restated Certificate. The Parties shall have received confirmation that the Fourth Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware (provided that such filing take place contemporaneously with the Closing).

SECTION 5.2  CONDITIONS TO OBLIGATIONS OF PURCHASER.

     The obligation of Purchaser to consummate the Sale is subject to the satisfaction of the following express conditions, each of which may be waived (in whole or in part) in writing by Purchaser.

     (a) Opinion of Gilat Parties' Counsel. As may be reasonably requested by Purchaser, special Netherlands counsel, Israeli counsel and/or a special U.S. counsel to the Gilat Parties, as the case may be, shall deliver to Purchaser an opinion dated as of the Closing Date in form and substance customary for the type of transactions contemplated hereby.

     (b) Representations and Warranties. The representations and warranties of Gilat Israel and Seller contained herein and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects (except that any specific representations or warranties that are qualified as to materiality must be true as written) on and as of the Closing Date as if made on and as of the Closing Date, except for changes contemplated by this Agreement (except that any such representations or warranties made as of a specific date shall have been true on and as of such date), and Purchaser shall have received certificates, dated as of the Closing Date, signed by an executive officer of each of Gilat Israel and Seller, to the foregoing effect. Those representations and warranties of the Gilat Parties contained herein that are to be true and correct as of the Closing Date, shall be true and correct in all material respects on and as of the Closing Date. The Company shall have been formed and the Assets to be transferred and assigned to the Company shall have been transferred by the relevant Gilat Business Entity on or prior to the Closing Date as contemplated hereby.

     (c) Compliance with This Agreement. Gilat Israel and Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained herein which are required to be performed or complied with by Gilat Israel or Seller, as the case may be, before or at the Closing (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written), and Purchaser shall have received certificates, dated as of the Closing Date, signed by an executive officer of Gilat Israel and Seller, to the foregoing effect.

     (d) Master Agreement. The Company shall have entered into the Master Agreement which shall be in full force and effect on the Closing Date.

     (e) Voting Agreement and Option. Gilat Israel shall, and shall have caused Gilat Holland to, have executed and delivered the Voting Agreement to Purchaser. In addition, Gilat Israel shall have executed and delivered the Option to Purchaser.

     (f) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Purchaser or their counsel may reasonably request.

SECTION 5.3  CONDITIONS TO OBLIGATIONS OF GILAT ISRAEL AND SELLER.

     The obligation of Gilat Israel and Seller to consummate the Sale is subject to the satisfaction of the following express conditions, each of which may be waived (in whole or in part) in writing by Gilat Israel and Seller.

     (a) Opinion of Purchaser's Counsel. As may be reasonably requested by the Gilat Parties, Piper Marbury Rudnick & Wolfe LLP, counsel for Purchaser, shall deliver to the Gilat Parties an opinion dated as of the Closing Date in form and substance customary for the type of transactions contemplated hereby.

     (b) Representations and Warranties. The representations and warranties of Purchaser contained herein and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects (except that any specific representations or warranties that are qualified as to materiality must be true as written) on and as of the Closing Date as if made on and as of the Closing Date, except for changes contemplated by this Agreement (except that any such representations or warranties made as of a specific date shall have been true on and as of such date), and Gilat Israel and Seller shall have received certificates, dated as of the Closing Date, signed by an executive officer of Purchaser, to the foregoing effect. Those representations and warranties of Purchaser contained herein that are to be true and correct as of the Closing Date, shall be true and correct in all material respects on and as of the Closing Date.

     (c) Compliance with This Agreement. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained herein which are required to be performed or complied with by Purchaser before or at the Closing (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written), and each of Gilat Israel and Seller shall have received a certificate, dated the Closing Date, signed by an executive officer of Purchaser, to the foregoing effect.

     (d) Voting Agreement and Option. Each of the Principal Stockholders shall have executed and delivered the Voting Agreement to Purchaser. Purchaser shall have executed and delivered the Option to Gilat Israel.

     (e) Directors and Officers Resignations. Purchaser shall have delivered to Seller all of the D&O Resignations, as contemplated in Section 6.1 hereof.

     (f) Gilat Israel's Nominees for Directors. At the Stockholder Meeting, Gilat Israel's nominees for members of Purchaser's Board of Directors shall have been elected to take office effective as of the Closing.

     (g) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Seller and its counsel, and Seller and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Seller or its counsel may reasonably request.

                                  ARTICLE VI.

                      ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 6.1  DIRECTORS AND OFFICERS.

     Prior to or simultaneously with the execution of this Agreement, Purchaser shall have delivered to Seller the written resignations of all of Purchaser's directors and the chief executive officer, to be effective as of the Closing Date, which resignations shall be irrevocable except in the event that this Agreement is terminated (collectively, the "D&O Resignations").

SECTION 6.2  ADDITIONAL AGREEMENTS; COOPERATION.

     (a) Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the Securities Act and Exchange Act and submissions of information requested by Governmental authorities, (vi) provide all necessary information for the Proxy Statement, the Offer Documents and the Gilat Registration Statement, and (vii) to fulfill all conditions to this Agreement. Without limiting the generality of the foregoing, the Gilat Parties shall use their respective best effort to take, or cause to be taken, all action reasonably necessary to cause the Company to be formed and to transfer and assign all of the Assets to the Company as contemplated hereby.

     (b) Each of the Parties agrees to furnish to the other Party hereto such necessary information and reasonable assistance as such other Party may request in connection with its preparation of necessary filings or submissions to any regulatory or Governmental agency or authority, including, without limitation, any filings necessary under the provisions of the Securities Act, the Exchange Act and any other applicable federal or state statute or required by NASDAQ.

SECTION 6.3  PUBLICITY.

     The Parties shall consult with each other in issuing any press release and other public statements with respect to any of the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and agreement of all Parties as to their content and timing, except as may be required by applicable Law.

SECTION 6.4  NOTIFICATION OF CERTAIN MATTERS.

     Each of the Parties shall promptly notify the other Parties of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the date the Sale is consummated, or (y) any material failure of the Gilat Parties or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

SECTION 6.5  ACCESS TO INFORMATION.

     (a) From the date of this Agreement until the consummation of the Sale, the Gilat Parties will, and will cause the Company and the other Gilat Business Entities to, give Purchaser and its authorized agents and representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books, records, documents, contracts, and financial statements relevant to the conduct of the Business, and will permit Purchaser to make such inspections as it may reasonably require and will cause the executive officers of each of the Gilat Business Entities to furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time reasonably request.

     (b) Purchaser agrees that information received by it concerning the operations of the Business shall be considered confidential and Purchaser will not, and will cause its agents and representatives not to, use any information obtained pursuant to Section 6.5(a) for any purpose unrelated to the consummation of the transactions contemplated hereby. Subject to the requirements of Law, Purchaser will keep confidential, and will cause its agents and representatives to keep confidential, all information and documents obtained pursuant to Section 6.5(a) unless such information (i) was already known to Purchaser, (ii) becomes available to Purchaser from other sources not known by Purchaser to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Seller or Gilat Israel, or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, Purchaser shall promptly cause all copies of documents or extracts thereof containing information and data as to the Company to be returned. In the event that this Agreement has been terminated or the transactions contemplated hereby shall have failed to be consummated and Purchaser or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to this Agreement (the "Business Documentation"), Purchaser shall provide Seller with prompt written notice of any such request or requirement so that the Gilat Parties or the other Gilat Business Entities, as the case may be, may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Purchaser or any of its agents or representatives are compelled to disclose any of such Business Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or its agents or representatives, as the case may be, may, without liability hereunder, disclose to such tribunal only that portion of the Business Documentation which counsel for the Gilat Parties advises is legally required to be disclosed; provided, that Purchaser shall exercise commercially reasonable efforts to preserve the confidentiality of the Business Documentation, including, without limitation, by cooperating with the Gilat Parties and the other Gilat Business Entities, as the case may be, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Business Documentation by such tribunal.

SECTION 6.6  NON-SOLICITATION.

     (a) Neither Purchaser nor any of its Affiliates (excluding Gilat Israel and its officers and directors, but including the officers and directors of Purchaser and its other Affiliates) will, directly or indirectly, through any directors, officers, employees, agents, representatives or otherwise, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Purchaser or its subsidiaries or the acquisition of all or any significant assets or capital stock of or by Purchaser and its subsidiaries (a "Transaction Proposal") or negotiate, explore or otherwise engage in discussions with any Person (other than Gilat Israel or Seller and its representatives) with respect to any Transaction Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

     (b) Notwithstanding the provisions of Section 6.6(a) hereof, in the event that prior to the consummation of the Sale, the Board of Directors of Purchaser determines in good faith, after consultation with outside counsel, that it is necessary to respond to an Unsolicited Superior Proposal (as defined below) in order to comply with its fiduciary duties to Purchaser's stockholders under applicable Law, the Board of Directors of Purchaser may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Sale, this Agreement and the other transactions contemplated hereby, or (y) approve or recommend an Unsolicited Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Purchaser to enter into any agreement with respect to any Unsolicited Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by Purchaser pursuant to clause (y) until a time that is after the fifth (5th) business day following Seller's receipt of written notice advising Seller that the Board of Directors of Purchaser has received an Unsolicited Superior Proposal, specifying the material terms and conditions of such Unsolicited Superior Proposal and identifying the Person making such Unsolicited Superior Proposal, to the extent such identification of the Person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel and; provided, that if the Board of Directors takes any action pursuant to the foregoing clauses (x) and (y), Purchaser shall within two (2) business days of such action, pay Seller an amount equal to 3% of the consideration payable by Purchaser under Section 2.1 hereof and reimburse Gilat Israel, Seller and the Company for any of their out of pocket expenses (including without limitation fees and expenses of outside professionals) by wire transfer of immediately available funds to an account specified by Seller. For purposes of this Agreement, an "Unsolicited Superior Proposal" means any bona fide, unsolicited, written proposal made by a third party to enter into an agreement with respect to a Transaction Proposal on terms that the Board of Directors of Purchaser determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to Purchaser's stockholders (including Gilat Israel, but solely in its capacity as a stockholder) than the Sale and the other transactions contemplated hereby.

     (c) In addition to the obligations of Purchaser set forth in paragraphs (a) and (b) of this Section 6.6, Purchaser shall immediately advise Seller orally and in writing of any request for information or of any Transaction Proposal, the material terms and conditions of such request or Transaction Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the Person making such request or Transaction Proposal.

     (d) Nothing contained in this Section 6.6 shall prohibit Purchaser from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to Purchaser's stockholders if, in the good faith judgment of the Board of Directors of Purchaser, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties to Purchaser's stockholders under applicable law; provided, however, that neither Purchaser nor its Board of Directors nor any committee thereof shall, except as permitted by
Section 6.6, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Sale and the other transactions contemplated hereby or approve or recommend, or propose publicly to approve or recommend, an Transaction Proposal.

SECTION 6.7  FEES AND EXPENSES.

     Whether or not the Sale is consummated, the Parties shall each bear their respective expenses incurred in connection with the Sale and other transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

SECTION 6.8  INSURANCE.

     Gilat Israel shall cause to be maintained in effect for not less than three years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by Purchaser (provided that Gilat Israel may substitute therefor policies of at least the same coverage that cover Purchaser's current directors and officers which contain terms and conditions that are no less advantageous) with respect to matters occurring on or prior to the Closing Date; provided, that in no event shall Gilat Israel be required to expend annually more than 200% of the amount Purchaser spent for these purposes in the last fiscal year to maintain or procure insurance coverage. Gilat Israel shall cause Purchaser to indemnify the directors of Purchaser to the fullest extent permitted under the DGCL, including without limitation reimbursement for reasonable and documented attorneys' fees.

SECTION 6.9  CONDUCT OF THE PARTIES AFTER THE CLOSING DATE.

     (a) Gilat Israel and Seller each agree to use their respective commercially reasonable efforts to ensure that following the Closing Date, (i) Purchaser remains a public company, with shares of its common stock listed for trading on the NASDAQ -National Market (or, if such listing becomes reasonably impracticable, listed or quoted on the American Stock Exchange, the NASDAQ -Small Cap or on the bulletin board (in that order or priority)) and (ii) Purchaser and its subsidiaries operates and conducts its business, and uses its current cash and cash equivalent holdings in a manner consistent with the operation of the Business, including the Voice Services, as currently conducted, for a period of one year following the Closing Date and thereafter as otherwise approved by Purchaser's Board of Directors including a majority of Purchaser's independent directors as being in the best interest of Purchaser's shareholders. Notwithstanding the foregoing, the Parties acknowledge that (x) Purchaser received a delisting notice from NASDAQ on June 27, 2001, (y) on June 29, 2001, 2001, Purchaser sent notice to NASDAQ requesting a hearing with a Nasdaq Listing Qualification Panel with respect to the delisting by NASDAQ of shares of Purchaser Stock, and (z) Purchaser's eligibility to remain listed for trading on the NASDAQ National Market is subject to the outcome of the qualification hearing that was held on August 9, 2001 between the Nasdaq Hearing Panel and Purchaser.

     (b) Gilat Israel and Seller shall:

          (i) for the longer of (x) a period of one year following the Closing Date or (y) the Special Distribution Expiration Date, not permit Purchaser to pay or declare any dividends or make any other distributions (other than the Special Distribution);

          (ii) for a period two years following the Closing Date (and without limiting any obligation under applicable Law), not permit Purchaser or any of its subsidiaries to enter into any material transaction with Gilat Israel or any of its Affiliates on terms which are materially less favorable to Purchaser and its subsidiaries as could be obtained by Purchaser and/or its subsidiaries from an unaffiliated third party in an arms-length transaction, except as may be reasonably necessary for the Parties to fulfil their obligations in Section 6.9(c) hereof (provided that in no event shall the Purchaser or any of its subsidiaries incur any cost or expense with respect thereto); and

          (iii) for the longer of (x) a period of three years following the Closing Date or (y) the Special Distribution Expiration Date, except as otherwise provided in the Master Agreement or, with no cost or expense to the Purchaser and/or its subsidiaries, as may be reasonably necessary for the Parties to fulfill their obligations in Section 6.9(c) hereof, not charge Purchaser or any of its subsidiaries for any administrative services (such as legal, financial and accounting services) other than at Gilat Israel's actual cost therefor.

          (iv) during the term of the Master Agreement (including, without limitation, any automatic renewals thereof), it shall not agree to any amendment, modification or other change to the Master Agreement which is detrimental to the business interests of any one or more of the Company, Purchaser or the Business in any material respect.

     (c) Subject to the terms and provisions hereof, to the extent that any Subsidiaries transferred to the Company hereunder conducts any Excluded
Businesses:

          (i) Following the Closing, Gilat Israel and/or its Affiliates and Purchaser will take such action, and cause the Company and the Subsidiaries to take such action, as shall be reasonably necessary in order to permit Gilat Israel to obtain and/or retain, as the case may be, directly or through any of its Affiliates as it shall designate, the full value and benefits of the Excluded Businesses, including, without limitation, by causing the assets related to such Excluded Businesses (to the extent they do not constitute Assets) to be transferred out of any such Subsidiary; provided, however, in no event shall (x) any such action be taken that will result in a Purchaser Material Adverse Effect or a Company Material Adverse Effect, it being understood by the Parties that for purposes of this clause 6.9(c)(i)(x), that a "Company Material Adverse Effect" shall not include any event, change or adverse effect to a Subsidiary to the extent such Subsidiary conducts or otherwise operates any part of the Excluded Businesses, or (y) any one or more of the Purchaser, the Company, any Subsidiary or the Business be required to incur or pay any costs or expense with respect to any such action except to the extent any costs or expenses associated therewith are paid or reimbursed by Gilat Israel or one of its Affiliates (other than the Company, the Purchaser or any of the Subsidiaries).

          (ii) None of the Purchaser, the Company, any Subsidiary or the Business will be required to assume, pay or discharge any liability or obligation related to or associated with the Excluded Businesses (an "Excluded Business Liability") except to the extent any costs or expenses associated therewith are paid or reimbursed by Gilat Israel or one of its Affiliates (other than the Company, the Purchaser or any of the Subsidiaries).

SECTION 6.10  MAINTENANCE OF TRANSFER AGENT.

     For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), until the Special Distribution Expiration Date, Purchaser shall maintain, and Gilat Israel and Seller shall cause Purchaser to maintain: (i) an independent transfer agent of shares of Purchaser Stock and (ii) cause such transfer agent to only register and record the transfer of shares of Purchaser Stock in accordance with the provisions of Section 2.5(c) hereof.

                                  ARTICLE VII.
           CONDUCT OF BUSINESS AND OF PURCHASER PRIOR TO THE CLOSING

SECTION 7.1  CONDUCT OF BUSINESS PENDING THE SALE.

     (a) Except as otherwise contemplated hereby, prior to Closing, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld), Gilat Israel and Seller shall, and shall cause each of the Gilat Business Entities to:

          (i) conduct their respective operations with respect to the Business in the ordinary course, including complying in all material respects with all applicable Laws relating to the Business, and maintaining the books and records of the Business in accordance with applicable Law and past practices;

          (ii) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it with respect to the operation of the Business and take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

          (iii) use commercially reasonable efforts to preserve the Business;
     and

          (iv) conduct their respective operations in a manner which will not result in a Gilat Material Adverse Effect.

     (b) Without limiting the generality of the foregoing, except as otherwise contemplated hereby, prior to Closing, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld), in connection with the operation of the Business, Gilat Israel and Seller shall not nor will it permit any of the Gilat Business Entities to:

          (i) create, incur, assume, maintain or permit to exist any debt for borrowed money that materially affects the operation of the Business or the Assets other than under lines of credit in the ordinary course of business consistent with past practices;

          (ii) (1) increase in any manner the compensation of any Employee except in the ordinary course of business consistent with past practice;
     (2) with respect to the Employees, pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such Employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) grant any severance or termination pay to, or enter into any employment or severance agreement with any Employee except consistent with commercially acceptable standards; or (4) except as may be required to comply with applicable Law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Employee or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (4) shall not prohibit the Gilat Parties or the Gilat Business Entities from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (iii) except as otherwise expressly contemplated hereby, enter into any other Business Contracts, except for (1) Business Contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Gilat Parties or the Gilat Business Entities not in excess of $100,000, or (ii) leases for rental space in an amount not to exceed $100,000 for any lease;

          (iv) except as otherwise expressly contemplated hereby, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of Assets, or any entry into a material Business Contract or any amendment or modification of any material Business Contract or any release or relinquishment of any material Business Contract rights; or

          (v) authorize or commit to make capital expenditures with respect to and in connection with the operation of the Business in excess of $100,000.

SECTION 7.2  CONDUCT OF BUSINESS OF PURCHASER PENDING THE SALE.

     (a) Except as otherwise contemplated hereby (including, without limitation, the acknowledgement set forth in Section 7.2(b) hereof), prior to Closing, except with the prior consent of Gilat Israel (which consent shall not be unreasonably withheld), each of Purchaser and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser will not nor will it permit any of its subsidiaries to, without the prior written consent of Gilat Israel (which consent shall not be unreasonably withheld):

          (i) amend its Certificate of Incorporation or Bylaws or other organizational instruments;

          (ii) except as otherwise expressly contemplated hereby, authorize for issuance, issue, sell, deliver, grant any options or warrants for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into, shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options or warrants;

          (iii) except as otherwise expressly contemplated hereby, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries;

          (iv) (1) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for its wholly owned subsidiaries, in the ordinary course of business and consistent with past practices; or (3) make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate amount exceeding $100,000;

          (v) (1) increase in any manner the compensation of any employee, director or officer except in the ordinary course of business consistent with past practice; (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or (4) except as may be required to comply with applicable Law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (4) shall not prohibit Purchaser from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (vi) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except for (i) agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by Purchaser or its subsidiaries not in excess of $100,000, or (ii) leases for rental space in an amount not to exceed $100,000 for any lease;

          (vii) except as otherwise expressly contemplated hereby, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material Contract or any amendment or modification of any material Contract or any release or relinquishment of any material Contract rights;

          (viii) authorize or commit to make capital expenditures in excess of $100,000;

          (ix) make any change in the accounting methods or accounting practices followed by Purchaser;

          (x) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $200,000 without the consent of Seller; or

          (xi) agree to do any of the foregoing.

     (b) Discontinuation of School Business. Notwithstanding the provisions of
Section 7.2(a), each of the Gilat Parties hereby acknowledge that Purchaser is and will continue to, without requiring the consent of Gilat Israel or Seller and without being subject to the restrictions contained in Section 7.2(a), take certain action that is not in the ordinary course of business nor consistent with past practices in connection with the discontinuation and winding down of Purchaser's school-related businesses.

SECTION 7.3  GILAT REVIEW OF EXPENDITURES.

     Upon the execution of this Agreement, the Parties agree that Gilat Israel shall have the right to review and approve all proposed cash expenditures of Purchaser equal to or greater than $25,000 prior to their disbursement. The Parties agree that from the date hereof until the Closing Date, other than in the ordinary course consistent with past practice, as not otherwise restricted by the provisions of Section 7.2(a) or as permitted by Section 7.2(b), Purchaser shall not take any action that may materially affect Purchaser's cash and cash equivalent holdings, which as of the date hereof equals at least $36 million, including, without limitation, writing checks or making cash disbursements of any kind, without the prior express consent of both Gilat Israel and Purchaser's Chief Executive Officer.

                                 ARTICLE VIII.

                                INDEMNIFICATION

SECTION 8.1  INDEMNIFICATION GENERALLY BY GILAT ISRAEL AND SELLER.

     (a) From and after the Closing Date, Gilat Israel and Seller shall jointly and severally indemnify Purchaser's Indemnified Persons against, hold Purchaser's Indemnified Persons harmless from, and promptly reimburse Purchaser's Indemnified Persons for, any and all Indemnifiable Claims incurred, suffered, sustained or required to be paid by any of Purchaser's Indemnified Persons, resulting from, arising out of, based upon or in respect of the following (including, without limitation, any of the following sought to be imposed, or that under any Law or legal or equitable principle or right of action could be imposed, upon Purchaser's Indemnified Persons):

          (i) any failure or breach of the representations or warranties made by Gilat Israel and Seller in Section 4.1 of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the closing of the transactions hereunder to be true as of the date on which they are made;

          (ii) any breach of any covenant made by Gilat Israel or Seller in this Agreement;

          (iii) any liability, payment or obligation concerning the Business or the Assets or required by this Agreement to be disclosed by Gilat Israel or Seller to Purchaser and not so disclosed; provided, however, that neither of the Gilat Parties shall have any liability under this Section 8.1 until the aggregate amount to which Purchaser's Indemnified Persons would otherwise be entitled exceeds $100,00; and provided, further, however, that the Gilat Parties aggregate liability under this Section 8.1 shall not exceed $50 million; or

          (iv) any Excluded Business Liability.

     (b) Each of the Gilat Parties shall be entitled, at its option, to assume and control the defense of any claims, actions, suits or proceedings by any third party alleged or asserted against Purchaser's Indemnified Persons in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.1 is sought by them at its expense and through counsel selected by Gilat Israel or Seller, as the case may be, and approved by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) if Gilat Israel or Seller, as the case may be, gives prompt notice of its intention to do so to Purchaser's Indemnified Persons and reimburses Purchaser's Indemnified Persons for their reasonable costs and expenses incurred prior to the assumption by Gilat Israel or Seller, as the case may be, of such defense; provided, however, that Purchaser's Indemnified Persons shall have the right to employ separate counsel (including local counsel), and the relevant Gilat Party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the relevant Gilat Party to represent Purchaser's Indemnified Persons would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both Purchaser's Indemnified Persons and the relevant Gilat Party and Purchaser's Indemnified Persons shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the relevant Gilat Party. In the event that Gilat Israel or Seller, as the case may be, shall assume the defense of any such claim, action, suit or proceeding as aforesaid, Purchaser's Indemnified Persons shall nevertheless be permitted to continue to participate in any such claim, action, suit or proceeding with counsel of their choice at the expense of Purchaser's Indemnified Persons.

SECTION 8.2  INDEMNIFICATION GENERALLY BY PURCHASER.

     (a) From and after the Closing Date, Purchaser shall indemnify Gilat Israel and Seller and their respective officers, directors, employers, agents and stockholders (collectively, the "Seller's Indemnified Persons") against, hold Seller's Indemnified Persons harmless from, and promptly reimburse Seller's Indemnified Persons for, any and all Indemnifiable Claims incurred, suffered, sustained or required to be paid by any of Seller's Indemnified Persons resulting from, arising out of, based upon or in respect of the following (including, without limitation, any of the following sought to be imposed, or which under any Law or legal or equitable principle or right of action could be imposed, upon Seller's Indemnified Persons):

          (i) any failure or breach of the representations or warranties made by Purchaser in Section 4.2 of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the closing of the transactions contemplated hereunder to be true on the date of this Agreement or on the Closing Date; or

          (ii) any breach of any covenant made by Purchaser in or pursuant to this Agreement; provided, however, that Purchaser shall not have any liability under this Section 8.2 until the aggregate amount to which Seller's Indemnified Persons would otherwise be entitled exceeds $100,000; and provided, further, however, that Purchaser's aggregate liability under this Section 8.2 shall not exceed $50 million.

     (b) Prior to the Closing, Purchaser shall be entitled, at its option, to assume and control the defense of any claims, actions, suits or proceedings by any third party alleged or asserted against Seller's Indemnified Parties in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.2 is sought by them at its expense and through counsel selected by Purchaser and approved by the Gilat Parties (which approval shall not be unreasonably withheld, conditioned or delayed) if Purchaser, gives prompt notice of its intention to do so to Seller's Indemnified Persons and reimburses Seller's Indemnified Persons for their reasonable costs and expenses incurred prior to the assumption by Purchaser of such defense; provided, however, that Seller's Indemnified Persons shall have the right to employ separate counsel (including local counsel), and Purchaser shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by Purchaser to represent Seller's Indemnified Persons would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both Seller's Indemnified Persons and Purchaser and Seller's Indemnified Persons shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Purchaser.

     (c) After the Closing or if Purchaser shall not have assumed the defense of any claim, action or proceeding pursuant to Section 8.1(a) hereof, Seller's Indemnified Persons shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Seller's Indemnified Persons in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.2 is sought by them and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder.

     (d) If Purchaser acknowledges in writing its obligation to indemnify Seller's Indemnified Persons in respect of such liabilities, payments and obligations to the full extent provided by this Section 8.2, and it provides reasonable evidence of its ability to satisfy any adverse judgment, Purchaser shall be entitled, at its option, to assume and control the defense of such claims, actions suits or proceedings at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to Seller's Indemnified Persons and reimburses Seller's Indemnified Persons for their costs and expenses incurred prior to the assumption by Purchaser of such defense.

     (e) In the event that Purchaser shall assume the defense of any such claim, action, suit or proceeding as aforesaid, Seller's Indemnified Persons shall nevertheless be permitted to continue to participate in any such claim, action, suit or proceeding with counsel of their choice at Seller's Indemnified Persons' expense.

     (f) Purchaser shall not be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, except that the consent of Seller shall not be required if such settlement would entail solely the payment of cash damages payable in full (and not by installment or on any deferred basis) for which Purchaser shall be responsible and shall effect payment simultaneously with the execution of any settlement agreement and releases (including releases of Seller's Indemnified Persons) and provided that such settlement does not entail any admission or stipulation that could adversely affect Seller's Indemnified Persons (or their successors and assigns).

SECTION 8.3  NOTICE OF CLAIMS FOR INDEMNIFICATION.

     Purchaser on the one hand, or Gilat Israel or Seller, on the other hand, as the case may be, shall notify each other promptly, and in any event within thirty (30) days, of the assertion by any third party of any claim against any of Purchaser's Indemnified Persons or Seller's Indemnified Persons, as the case may be, with respect to which any of them intend to make a claim for indemnification under Section 8.1 or Section 8.2 hereof. Any notice of any claim pursuant to Section 8.1 or Section 8.2 shall set forth the dollar amount thereof sought by the party seeking indemnification, unless the amount of such claim is not yet determinable (and such notice shall so state), and a statement of the facts underlying such claim in reasonably sufficient detail (to the extent such facts are readily available to the party claiming indemnification) so as to inform the Party against which indemnification is sought as to the basis of such claim and the manner in which the amount of such claim was computed. The failure by an indemnified party to notify an indemnifying party of an Indemnifiable Claim shall not relieve the indemnifying party of any indemnification responsibility under Section 8.1 or Section 8.2, provided that such failure does not materially prejudice the ability of the indemnifying party to defend such Indemnifiable Claim. Purchaser's Indemnified Persons and Seller's Indemnified Persons shall cooperate with each other in any investigation by the others of any such claim.

SECTION 8.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All of the representations and warranties of Gilat Israel and Seller contained in Section 4.1 hereof and of Purchaser contained in Section 4.2 hereof shall continue in effect until the second anniversary of the Closing Date.

                                  ARTICLE IX.
                                TAX INDEMNITIES

SECTION 9.1  TAX INDEMNITIES.

     From and after the Closing Date, Gilat Israel and Seller shall jointly and severally indemnify and hold Purchaser and the Company harmless from all federal, state, local, foreign and other Taxes imposed on Purchaser, the Company or any of its Subsidiaries (A) for any pre-Closing period or (B) resulting from the transfer prior to the Closing of assets, properties and businesses to the Company, or the consummation prior to the Closing of any other actions or transactions contemplated hereby. Notwithstanding any other provision to the contrary in this Agreement, Gilat Israel and Seller agree that after the Closing, no Tax Return (or amendments to any previously filed Tax Return) with respect to the Company shall be filed with or submitted to any Government without prior approval by Purchaser.

SECTION 9.2  CHARACTER OF INDEMNITY PAYMENTS.

     All amounts paid pursuant to Article 9 of this Agreement by one Party to another Party (other than interest payments) shall be treated by such Parties as an adjustment to the Share Consideration. In the event any taxing authority shall assert, or applicable Law shall require, that any amount referred to in the preceding sentence shall be treated as income to the recipient thereof, then the amount of such payment, if, and only if, such payment relates to Taxes, shall be adjusted to reflect the impact of all applicable Taxes so that the recipient, after the impact of all Taxes is taken into consideration, shall be in the same position as it would have been had the event creating the obligation on the part of the payor to make such payment never occurred.

SECTION 9.3  REFUNDS.

     (a) In the event that Purchaser or the Company receives a refund or credit of Tax for which Gilat Israel or Seller, made a payment pursuant to Section 9.1 of this Agreement or any other provision of this Agreement, then Purchaser or the Company, as the case may be, shall promptly pay to Gilat Israel or Seller, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit. In the event that any refund or credit of Taxes for which a payment has been made to Gilat Israel or Seller, as the case may be, pursuant to this Section 9.3(a) is subsequently reduced or disallowed, Gilat Israel and Seller shall, jointly and severally, indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

     (b) In the event that Gilat Israel or Seller receives a refund or credit of Tax for which Purchaser or the Company made a payment pursuant to Section 9.1 or any other provision of this Agreement, then Gilat Israel or Seller, as the case may be, shall promptly pay to Purchaser or the Company, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit. In the event that any refund or credit of Taxes for which a payment has been made to Purchaser or the Company pursuant to this
Section 9.3(b) is subsequently reduced or disallowed, Purchaser or the Company, as the case may be, shall indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

SECTION 9.4  MISCELLANEOUS.

     (a) Prior Tax Sharing Agreements. This Agreement terminates and supersedes as of the Closing Date any and all other tax sharing agreements, if any, in effect on the Closing Date as to which the Company or any of its Subsidiaries is or was a party, for all Taxes imposed by any federal, state, foreign or local Government or taxing authority, regardless of the period for which such Taxes are imposed.

     (b) Survival of Claims. Notwithstanding any other provision of this Agreement, no claim for indemnification under this Article 9 may be made in respect of any Tax that is asserted by any taxing authority after the applicable statute of limitations period with respect to such Tax has expired, except for a claim for indemnification for the cost of contesting such assertion.

                                   ARTICLE X.
                                  TERMINATION

SECTION 10.1 TERMINATION.

     This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Eastern Standard Time on May 31, 2002, unless such date shall have been extended by mutual written consent of Purchaser and Seller; provided, however, that a Party may not terminate this Agreement pursuant to this clause (b) if the transactions contemplated by this Agreement are not consummated by May 31, 2002 is a result of a breach by such Party of its representations, warranties or agreements hereunder.

          (c) by Purchaser, by written notice to Seller if any of the conditions set forth in Sections 5.1 or 5.2 hereof (including with respect to any representations and warranties) shall not have been, or it becomes apparent that any of such conditions will not have been fulfilled by the Closing Date, unless such failure shall be due to failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

          (d) by Seller, by written notice to Purchaser if any of the conditions set forth in Sections 5.1 or 5.3 hereof (including with respect to any representations and warranties) shall not have been, or it becomes apparent that any of such conditions will not have been fulfilled by the Closing Date (other than Section 6.6 of this Agreement), unless such failure shall be due to failure of either of the Gilat Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to Closing;

          (e) by Seller, if (i) Section 6.6 shall be breached by Purchaser or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of Purchaser, in any material respect and Purchaser shall have failed promptly to terminate the activity giving rise to such breach following such time as Purchaser first becomes aware thereof and used best efforts to cure such breach, or (ii) Purchaser shall breach Section 6.6 by failing to promptly notify the Gilat Parties as required thereunder; provided, in the case of
     (i), Purchaser shall comply with applicable requirements relating to the payment (including the timing of any payment) of each of the Gilat Parties' expenses and the fees required by Section 6.6 hereof;

          (f) by Seller, if (i) the Board of Directors of Purchaser or any committee thereof, under the circumstances contemplated in Section 6.6 hereof, shall have withdrawn or modified in a manner adverse to the Gilat Parties its approval or recommendation of this Agreement or the Sale and the other transactions contemplated hereby or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Transaction Proposal or (ii) the Board of Directors of Purchaser or any committee thereof shall have resolved to take any of the foregoing actions; provided, that in the case of clauses (i) or
     (ii), Purchaser shall comply with applicable requirements relating to the payment (including the timing of any payment) of each of the Gilat Parties' expenses and the fee required by Section 6.6(b); or

          (g) by Purchaser, if it elects to terminate this Agreement in accordance with Section 6.6(b); provided, that it has complied with all provisions thereof.

SECTION 10.2  EFFECT OF TERMINATION.

     In the event of the termination of this Agreement pursuant to this Article 10, this Agreement shall become void and have no effect, without any liability to any Person in respect thereof or of the transactions contemplated hereby on the part of any Party except as otherwise provided in Section 11.2 hereof.

                                  ARTICLE XI.
                                 MISCELLANEOUS

SECTION 11.1  GOVERNING LAW.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

          (b) Each of the Parties hereto irrevocably consents to the service of process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law.

          (c) Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in State of Delaware, and each Party irrevocably consents to personal jurisdiction in any and all tribunals in the State of Delaware.

SECTION 11.2  REMEDIES.

     The rights and remedies provided herein and all other rights and remedies available at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. In the event that a Party brings a claim, action or proceeding against any of the other Parties alleging breach of such Party's obligations hereunder (the "breaching party"), and the non-breaching party successfully obtains a final, non-appealable ruling from a court of competent jurisdiction that such breaching party has in fact breached its obligations hereunder, such non-breaching party shall be entitled to be reimbursed for all of its reasonable and documented out of pocket expenses for outside professionals (including, attorneys and financial advisors) incurred by it in connection with bringing the successful suit, claim or proceeding.

SECTION 11.3  SUCCESSORS AND ASSIGNS.

     Except as otherwise provided in Sections 2.3(c), 2.4(d) and 2.5 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that if the Parties mutually agree, Purchaser may assign its rights, but not its obligations, hereunder to any wholly-owned subsidiary of Purchaser formed by Purchaser specifically to consummate the Sale. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.

SECTION 11.4  AMENDMENT.

     This Agreement may be amended by the Parties at any time prior to the consummation of the Sale. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 11.5  ENTIRE AGREEMENT.

     This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the Parties with respect to the subject matter hereof.

SECTION 11.6  NO RELIANCE ON OTHER INFORMATION.

     Except for the representations and warranties contained in this Agreement, none of the Parties nor any representative, agent or affiliate or other Person acting for any of them makes any other representation or warranty, express or implied.

SECTION 11.7  SEVERABILITY.

     If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

SECTION 11.8  NO THIRD PARTY BENEFICIARIES.

     Except as provided for in Section 2.5 hereof, nothing in this Agreement shall confer any rights upon any Person or entity that is not a party or permitted assignee of a party to this Agreement.

SECTION 11.9  NOTICES.

     All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, transmitted via facsimile or mailed by first-class mail, postage prepaid, addressed

     (a) if to Gilat Israel or Seller:

          c/o Gilat Satellite Networks, Ltd.
          21/D Yegia Kapayim Street
          Daniv Park, Kiryat Arye
          Petah Tikva, Israel
          Facsimile: 972-3-921-3321
          Attn: Yoav Leibovitch
          with a copy to:
          Arnold & Porter
          399 Park Avenue
          New York, New York 10022
          Facsimile: (212) 715-1399
          Attn: Steven G. Tepper, Esq.

     (b) if to Purchaser:

          rStar Corporation
          3000 Executive Parkway, Suite 150
          San Ramon, CA 94583
          Facsimile No.: (925) 355-1299
          Attention: Lance Mortensen, Chairman
          with a copy to:

          Piper Marbury Rudnick & Wolfe LLP
          6225 Smith Avenue
          Baltimore, Maryland 21209
          Facsimile No.: (410) 580-3001
          Attention: Wilbert H. Sirota, Esq.
          and
          Piper Marbury Rudnick & Wolfe LLP
          1251 Avenue of the Americas
          New York, NY 10020
          Facsimile No.: (212) 835-6001
          Attention: Jonathan Klein, Esq.

SECTION 11.10  DELAYS OR OMISSIONS.

     No delay or omission to exercise any right, power or remedy accruing to the Parties upon any breach or default by the another Party under this Agreement, shall impair any such right, power or remedy of the non-breaching Parties, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of another Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing. All remedies, either under this Agreement, or by law or otherwise afforded to a Party, shall be cumulative and not alternative.

SECTION 11.11  LEGAL FEES.

     The provision of Section 7.2 to the contrary notwithstanding, simultaneously with the Closing, Purchaser shall be entitled to pay, and it shall pay, all reasonable legal fees and disbursements incurred by Purchaser in connection with the transactions contemplated by this Agreement.

SECTION 11.12  TITLES AND SUBTITLES.

     The titles of the sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 11.13  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                      [SIGNATURES BEGIN ON THE NEXT PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf either by itself or by one of its officers thereunto duly authorized, all as of the date and year first above written.

                                                        Purchaser:

                                                        rSTAR CORPORATION

                                                        By: /s/ LANCE MORTENSEN
                                                            --------------------------------------
                                                            NAME: LANCE MORTENSEN
                                                            TITLE: CEO

                                                        Seller:

                                                        GILAT TO HOME LATIN AMERICA
                                                        (HOLLAND) N.V.

                                                        By: /s/ GIORA ORON
                                                            --------------------------------------
                                                            NAME: GIORA ORON
                                                            TITLE: CEO

                                                        GILAT SATELLITE NETWORKS LTD.

                                                        By: /s/ YOAV LEIBOVITCH
                                                            --------------------------------------
                                                            NAME: YOAV LEIBOVITCH
                                                            TITLE: CHIEF FINANCIAL OFFICER AND
                                                            VICE PRESIDENT, FINANCE AND
                                                            ADMINISTRATION

                                                                         ANNEX B

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                                               September 7, 2001

The Special Committee of the Board of Directors rStar Corporation
3000 Executive Parkway, Suite 150
San Ramon, California 94583

Members of the Board:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to rStar Corporation ("rStar") of the Exchange Ratio (defined below) provided for in the Amended Acquisition Agreement, dated as of September 7, 2001 (the "Acquisition Agreement"), among rStar, Gilat Satellite Networks Ltd., an Israeli corporation and indirect majority shareholder of rStar ("Gilat"), and Gilat To Home Latin America (Holland) N.V., an indirect wholly owned subsidiary of Gilat ("GTH Latin America"). The Acquisition Agreement provides for, among other things, the acquisition by rStar (the "StarBand Acquisition") of all outstanding shares of the common stock, par value EUR 0.01 per share, of StarBand Latin America (Holland) B.V., a wholly owned subsidiary of GTH Latin America ("StarBand" and, such common stock, "StarBand Common Stock"), in exchange for an aggregate of 43,103,448 shares of the common stock, par value $0.01 per share, of rStar ("rStar Common Stock" and, such aggregate number of shares of rStar Common Stock for which all outstanding shares of StarBand Common Stock will be so exchanged, the "Exchange Ratio"), subject to certain adjustments as more fully described in the Acquisition Agreement. The Acquisition Agreement also provides that Gilat and StarBand will enter into a Master Agreement (the "Master Agreement") on or prior to the consummation of the StarBand Acquisition pursuant to which, among other things, Gilat will grant to StarBand exclusive and non-exclusive rights to operate in certain countries in Latin America certain of Gilat's businesses, as more fully described in the Master Agreement, relating to broadband Internet access services, voice services and satellite-based services.

     You also have asked CIBC World Markets to render an Opinion to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to the holders of rStar Common Stock, other than Gilat and its affiliates, of the Offer Consideration (defined below) to be received by such holders pursuant to the Acquisition Agreement. The Acquisition Agreement provides for, among other things, the commencement by rStar of an offer to purchase (the "rStar Offer" and, together with the StarBand Acquisition, the "Transaction") from holders of rStar Common Stock, other than Gilat and its affiliates, an aggregate of up to 6,315,789 of the shares of rStar Common Stock held by such holders in exchange for a per share consideration of $0.95 in cash (the "Cash Amount") and 0.0738 (the "Stock Amount") of an ordinary share, par value NIS 0.01 per share, of Gilat ("Gilat Ordinary Share" and, such Stock Amount, together with the Cash Amount, collectively, the "Offer Consideration"), subject to a maximum aggregate Offer Consideration of $6,000,000 in cash (plus amounts to be paid in lieu of fractional Gilat Ordinary Shares) and 466,105 Gilat Ordinary Shares. The Acquisition Agreement further provides that pursuant to an Amended Option Agreement to be entered into between Gilat and rStar (the "Option Agreement" and, together with the Acquisition Agreement and the Master Agreement, the "Agreements"), rStar will have the option to purchase from Gilat that number of Gilat Ordinary Shares, subject to a maximum of 466,105 Gilat Ordinary Shares, required to pay the Offer Consideration in the rStar Offer, in exchange for 60% of the shares, subject to a maximum of 3,789,473 shares, of rStar Common Stock tendered in the rStar Offer.

     In arriving at our Opinion, we:

     (a) reviewed the Acquisition Agreement and certain related documents, including forms of the Master Agreement and the Option Agreement attached as exhibits to the Acquisition Agreement;

The Special Committee of the Board of Directors
rStar Corporation
September 7, 2001
Page  2

     (b) reviewed audited financial statements of rStar and Gilat for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000;

     (c) reviewed unaudited financial statements of rStar and Gilat for the six months ended June 30, 2001;

     (d) reviewed financial forecasts and other information relating to rStar and StarBand provided to or discussed with us by the managements of rStar and Gilat and reviewed and discussed with the management of Gilat publicly available financial forecasts relating to Gilat;

     (e) reviewed historical market prices and trading volumes for rStar Common Stock and Gilat Ordinary Shares;

     (f) held discussions with the senior managements and other representatives of rStar and Gilat with respect to the businesses and prospects for future growth of rStar, Gilat and StarBand;

     (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to rStar, Gilat and StarBand;

     (h) performed discounted cash flow analyses of rStar, Gilat and StarBand using assumptions of future performance prepared or discussed with us by the managements of rStar and Gilat;

     (i)  reviewed public information concerning rStar, Gilat and StarBand; and

     (j) performed such other analyses and reviewed and considered such other information and factors, including the pro rata nature of the rStar Offer, as we deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by rStar and Gilat and their respective employees, representatives and affiliates. With respect to the financial forecasts and other information relating to rStar and StarBand provided to or discussed with us by the managements of rStar and Gilat, we assumed, at the direction of the managements of rStar and Gilat, without independent verification or investigation, that such forecasts and information were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of rStar and Gilat as to the future financial condition and operating results of rStar and StarBand, as the case may be. With respect to publicly available financial forecasts relating to Gilat which we reviewed and discussed with the management of Gilat, we assumed, at the direction of the management of Gilat, without independent verification or investigation, that such forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Gilat. We have relied, at the direction of the managements of rStar and Gilat, without independent verification or investigation, upon the assessments of the managements of rStar and Gilat as to the existing and future technology and products of StarBand and the risks associated with such technology and products. We have assumed, with the consent of rStar, that in the course of obtaining the necessary regulatory or third party approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on rStar or StarBand or the contemplated benefits to rStar of the Transaction. We also have assumed, with the consent of rStar, that the Transaction and the other transactions contemplated by the Agreements will be consummated, in all material respects in accordance with their terms, without waiver, modification or amendment of any material conditions or agreements. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of rStar, Gilat, StarBand or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of rStar, Gilat or StarBand, or the prices at which the rStar Common Stock or Gilat Ordinary Shares will trade upon or subsequent to announcement or consummation of the Transaction. We express no view as to, and our Opinion does not address, the underlying business decision of rStar to effect the Transaction nor were we

The Special Committee of the Board of Directors
rStar Corporation
September 7, 2001
Page  3

requested to consider the relative merits of the Transaction as compared to any alternative business strategies that might exist for rStar or the effect of any other transaction in which rStar might engage. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We have been engaged on behalf of the Special Committee of the Board of Directors solely to render an Opinion in connection with the Transaction, for which we have received and will receive compensation, a portion of which is payable upon delivery of this Opinion. CIBC World Markets and its affiliates in the past have provided services to Gilat unrelated to the proposed Transaction, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of rStar and Gilat for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, (i) the Exchange Ratio provided for in the StarBand Acquisition is fair, from a financial point of view, to rStar and (ii) the Offer Consideration to be received in the rStar Offer by the holders of rStar Common Stock, other than Gilat and its affiliates, is fair, from a financial point of view, to such holders. This Opinion is for the use of the Special Committee of the Board of Directors of rStar in its evaluation of the Transaction and does not constitute a recommendation as to whether any stockholder should tender shares in the rStar Offer or how such stockholder should vote with respect to any matters relating to the Transaction.

                                          Very truly yours,

                                          /s/ CIBC World Markets Corp.

                                          CIBC WORLD MARKETS CORP.

     Manually signed facsimile copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the exchange agent at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the exchange agent.

                 The exchange agent for the exchange offer is:
                                   EQUISERVE
                        (For Information (781) 575-3400)


          By Mail:                 By Overnight Delivery            By Hand Delivery:
 EquiServe Corporate Actions          EquiServe, N.A.             Securities Transfer &
       P. O. Box 43025              40 Campanelli Drive            Reporting Services
  Providence, RI 02940-3025         Braintree, MA 02184               c/o EquiServe
                                     Attn: Reorg Dept.        100 Williams Street, Galleria
                                                                   New York, NY 10038
                                                                    Attn: Reorg Dept.


                            Facsimile Transmission:
                                 (781) 575-4826
                                       or
                                 (781) 575-3400
                   Confirm Receipt of Facsimile by Telephone:
                                 1-800-575-4816

     Tendering stockholders may request additional copies of this offer, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to the information agent at its address and telephone numbers set forth below.

                The information agent for the exchange offer is:

                          [GEORGESON SHAREHOLDER LOGO]
                             THE INFORMATION AGENT

                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                 Banks and Brokers call collect (201) 896-1900
                    All others call Toll Free (866) 821-0667

                                    PART II
            INFORMATION NOT REQUIRED IN OFFER TO EXCHANGE/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF GILAT

     The Israeli Companies Law, 1999 (the "Israeli Companies Law") provides that an Israeli company cannot exculpate an Office Holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an Office Holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. An "Office Holder" is defined under the Israeli Companies Law as a director, managing director, chief business manager, executive vice president, vice president or other manager directly subordinate to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

     Under the Israeli Companies Law, a corporation may indemnify an Office Holder against a monetary liability imposed on him in a court decision, including in settlement or arbitration proceedings and against reasonable legal expenses in a civil proceeding or in a criminal proceeding in which the Office Holder was found to be innocent or in which he was convicted of an offense which does not require proof of a criminal intent. The indemnification of an Office Holder must be expressly allowed in the Articles of Association, under which the corporation may:

     - undertake in advance to indemnify its Office Holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or

     - provide indemnification retroactively at amounts deemed to be reasonable by the board of directors.

     A corporation may also procure insurance of an Officer Holder's liability in consequence of an act performed in the scope of his office, in the following cases: (a) a breach of the duty of care of such Office Holder, (b) a breach of the duty of loyalty, only if the Office Holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the corporation, or (c) a monetary obligation imposed on the Office Holder for the benefit of another person.

     A corporation may not indemnify an Office Holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     - a breach by the Office Holder of his duty of loyalty unless the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the corporation;

     - a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

     - any act or omission done with the intent to derive an illegal personal benefit; or

     - any fine levied against the Office Holder as a result of a criminal offense.

     In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, the corporation's Office Holders must be approved by the corporation's audit committee and board of directors and, in specified circumstances, by the corporation's stockholders.

     Gilat's Articles of Association provides that Gilat may indemnify an Office Holder for a breach of duty of care to the maximum extent permitted by law, before or after the occurrence giving rise to liability. In addition, Gilat may separately agree to indemnify an Office Holder, to the maximum extent permitted by law, against any liabilities that he may incur in such capacity. However, any agreement shall be limited with respect (i) to the categories of events that can be foreseen in advance by the board of directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by the board of directors to be reasonable in the particular circumstances. Gilat's Articles of Association, nevertheless, further provide that Gilat may indemnify any past or present Office Holder, to the maximum extent permitted by applicable law, with respect to any past occurrence, regardless of whether Gilat is obligated under any agreement to indemnify such Office Holder in respect of such occurrence.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Gilat pursuant to the foregoing provisions, Gilat has been informed that in the opinion of the U.S. Securities and Exchange Commission, this indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibit List


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Second Amended and Restated Acquisition Agreement, dated
          December 31, 2001, by and among rStar Corporation, Gilat
          Satellite Networks Ltd., Gilat-to-Home Latin America
          (Holland) N.V.(2)
   3.1    Memorandum of Association, as amended.(1)
   3.2    Articles of Association, as amended and restated.(1)
   4.1    Specimen of Gilat ordinary share certificate.(2)
   5.1    Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. regarding the validity of the securities being
          registered.(2)
  10.1    Form of master agreement, by and among StarBand Latin
          America (Holland) B.V., Gilat-to-Home Latin American
          (Holland) N.V., Gilat-to-Home Latin America, Inc., and Gilat
          Satellite Networks Ltd.*(2)
  21      Subsidiaries of Gilat.(1)
  23.1    Consent of Kost, Forer & Gabbay, a member of Ernst & Young
          International.
  23.2    Consent of Kesselman & Kesselman PricewaterhouseCoopers.
  23.3    Consent of Berman Hopkins Wright & LaHam, CPAs LLP.
  23.4    Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. (included in Exhibit 5.1).(2)
  23.5    Consent of Piper Marbury Rudnick & Wolfe LLP.(2)
  23.6    Consent of Arnold & Porter.(2)
  23.7(a) Consent of Grant Thornton LLP.
  23.7(b) Consent of Ernst & Young LLP, Independent Auditors.
  24.1    Powers of Attorney (contained in the signature pages of this registration statement).
  99.1    Form of Letter of Transmittal.
  99.2    Form of Notice of Guaranteed Delivery.
  99.3    Form of Letter to Brokers, Dealers, etc.
  99.4    Form of Letter to Clients.
  99.5    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
  99.6    Consent of CIBC World Markets Corp.(2)


---------------
(1) Incorporated by reference to Gilat's Annual Report on Form 20-F/A for the year ended December 31, 2000.

(2) Previously filed.

 * Information in this exhibit marked with [*] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     (b) Not applicable.

     (c) The opinion of CIBC World Markets Corp. is included as Annex B to the offer to exchange/prospectus filed with this registration statement.

ITEM 22.  UNDERTAKINGS

(A) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any offer to exchange/prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the offer to exchange/prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change on the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of offer to exchange/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)3 of the Act need not be furnished, provided that the registrant includes in the offer to exchange/prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the offer to exchange/prospectus is at least as current as the date of those financial statements.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a offer to exchange/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering offer to exchange/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every offer to exchange/prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the offer to exchange/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Gilat Satellite Networks Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah Tikva, Israel on the 28th day of March 2002.


                                         GILAT SATELLITE NETWORKS LTD.

                                          By       /s/ YOAV LEIBOVITCH
                                            ------------------------------------
                                              YOAV LEIBOVITCH, VICE PRESIDENT,
                                                 FINANCE AND ADMINISTRATION
                                                AND CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person in so signing also makes, constitutes and appoints Yoel Gat, Amiram Levinberg and Yoav Leibovitch, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


                 NAME                                      CAPACITY                           DATE
                 ----                                      --------                           ----

             /s/ YOEL GAT                Chairman and Chief Executive Officer            March 28, 2002
---------------------------------------    (Principal Executive Officer)
               YOEL GAT

         /s/ AMIRAM LEVINBERG            President, Chief Operating Officer and          March 28, 2002
---------------------------------------    Director
           AMIRAM LEVINBERG

          /s/ YOAV LEIBOVITCH            Vice President, Finance and Administration      March 28, 2002
---------------------------------------    and Chief Financial Officer (Principal
            YOAV LEIBOVITCH                Accounting Officer)

                                         Director
---------------------------------------
             SHLOMO TIROSH

            /s/ DOV TADMOR               Director                                        March 28, 2002
---------------------------------------
              DOV TADMOR

                                         Director
---------------------------------------
           JOHN F. CONNELLY

           /s/ LORI KAUFMANN             Director                                        March 28, 2002
---------------------------------------
             LORI KAUFMANN

Authorized Representative in the United States:

GILAT SATELLITE NETWORKS, INC.

       *By: /s/ AMIRAM LEVINBERG                                                         March 28, 2002
---------------------------------------
        NAME: AMIRAM LEVINBERG
            TITLE: DIRECTOR

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Second Amended and Restated Acquisition Agreement, dated
          December 31, 2001, by and among rStar Corporation, Gilat
          Satellite Networks Ltd., Gilat-to-Home Latin America
          (Holland) N.V.(2)
   3.1    Memorandum of Association, as amended.(1)
   3.2    Articles of Association, as amended and restated.(1)
   4.1    Specimen of Gilat ordinary share certificate.(2)
   5.1    Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. regarding the validity of the securities being
          registered.(2)
  10.1    Form of master agreement, by and among StarBand Latin
          America (Holland) B.V., Gilat-to-Home Latin American
          (Holland) N.V., Gilat-to-Home Latin America, Inc., and Gilat
          Satellite Networks Ltd.*(2)
  21      Subsidiaries of Gilat.(1)
  23.1    Consent of Kost, Forer & Gabbay, a member of Ernst & Young
          International.
  23.2    Consent of Kesselman & Kesselman PricewaterhouseCoopers.
  23.3    Consent of Berman Hopkins Wright & LaHam, CPAs LLP.
  23.4    Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. (included in Exhibit 5.1).(2)
  23.5    Consent of Piper Marbury Rudnick & Wolfe LLP.(2)
  23.6    Consent of Arnold & Porter.(2)
  23.7(a) Consent of Grant Thornton LLP.
  23.7(b) Consent of Ernst & Young LLP, Independent Auditors.
  24.1    Powers of Attorney (contained in the signature pages of this registration statement).
  99.1    Form of Letter of Transmittal.
  99.2    Form of Notice of Guaranteed Delivery.
  99.3    Form of Letter to Brokers, Dealers, etc.
  99.4    Form of Letter to Clients.
  99.5    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.
  99.6    Consent of CIBC World Markets Corp.(2)


---------------
(1) Incorporated by reference to Gilat's Annual Report on Form 20-F/A for the year ended December 31, 2000.

(2) Previously filed.

 * Information in this exhibit marked with [*] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.